    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             CSC PARENT CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            4841                           11-2776686
(State or other jurisdiction of     (Primary Standard Industrial             (IRS employer
 incorporation or organization)     Classification Code number)          identification number)

                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 364-8450
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                                ROBERT S. LEMLE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 364-8450
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:

       JOSEPH B. FRUMKIN                  STEPHEN M. BRETT                 CHARLES Y. TANABE
      Sullivan & Cromwell            Tele-Communications, Inc.          Sherman & Howard L.L.C.
        125 Broad Street                  5619 DTC Parkway                     Suite 3000
    New York, New York 10004         Englewood, Colorado 80111           633 Seventeenth Street
                                                                         Denver, Colorado 80202

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and after all other conditions to the transactions contemplated by the Amended and Restated Contribution and Merger Agreement described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO BE       OFFERING PRICE PER       AGGREGATE OFFERING         AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED               SHARE                    PRICE            REGISTRATION FEE
Class A Common Stock, par value $0.01 per
  share..................................    32,773,115(1)               (2)                      (2)                   (4)
Class B Common Stock, par value $0.01 per
  share..................................    11,096,709(1)               (2)                      (2)                   (4)
Class A Common Stock, par value $0.01 per
  share, issuable upon exchange of the
  Cablevision 8 1/2% Series I Cumulative
  Convertible Exchangeable Preferred
  Stock or upon conversion of outstanding
  Class B Common Stock, par value $0.01
  per share..............................         (3)                  (2)(3)                   (2)(3)                 (3)(4)

(1) Based upon the assumed number of shares that may be issued in the merger, the issuance and the partnership contribution pursuant to the Contribution and Merger Agreement described herein. Such assumed number is based upon (i) in the merger, each outstanding share of Class A Common Stock, par value $0.01 per share, of Cablevision Systems Corporation, a Delaware Corporation ("Cablevision"), and share of Class B Common Stock, par value $0.01 per share, of Cablevision will be converted into the right to receive one share of Class A Common Stock and one share of Class B Common Stock of the Registrant, respectively, (ii) in the issuance, the Registrant will issue in consideration of receiving the contributed businesses from Tele-Communications, Inc. or its designated transferors an aggregate amount of 12,235,543 shares of Class A Common Stock of the Registrant and (iii) in the partnership contribution, the Registrant will issue in consideration for certain equity interests in a subsidiary of Cablevision an aggregate amount of up to 54,000 shares of Class A Common Stock of the Registrant. In the event of any conversions of Class B Common Stock of Cablevision into Class A Common Stock of Cablevision on a one-for-one basis prior to the effective time of the merger, the number of shares of Class A Common Stock and Class B Common Stock of the Registrant that are issuable hereunder shall be correspondingly adjusted to give effect to such conversions.

(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, to be $3,538,657,295 based on (x)(i) the sum of the number of shares of Cablevision's Common Stock outstanding as of January 6, 1998 and issuable upon exercise of outstanding Cablevision options and upon conversion of outstanding Cablevision Series I Preferred Stock as of January 6, 1998, the number of shares of Class A Common Stock of the Registrant to be issued in the issuance and the approximate number of shares of Class A Common Stock of the Registrant that may be issued in the partnership contribution multiplied by (ii) the average of the high and low reported prices of the Class A Common Stock of Cablevision on January 12, 1998 minus (y) the sum of (i) $15,757,041, which is the number of shares of Cablevision Common Stock issuable upon exercise of outstanding vested Cablevision options multiplied by the respective exercise prices for such options, and (ii) $345,000,000, which is the number of shares of Cablevision Common Stock issuable upon conversion of outstanding Cablevision Series I Preferred Stock multiplied by the conversion price per share.

(3) There are being registered hereunder such presently indeterminable number of shares of Class A Common Stock of the Registrant into which shares of the Cablevision Series I Preferred Stock may be exchanged and up to 11,096,709 shares of Class A Common Stock into which shares of Class B Common Stock of the Registrant may be converted and for which no separate consideration will be received.

(4) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, to be $1,043,904, which is .000295 multiplied by the proposed maximum aggregate offering price $3,538,657,295. In accordance with Rule 457 under the Securities Act of 1933, as amended, the fee of $805,011.27 paid by Cablevision pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, upon the filing of their preliminary proxy materials relating to the merger and the issuance has been credited against the registration fee payable in connection with this filing. The remaining amount of the fee has been paid by Cablevision under the reference "CSC Parent Corporation S-4."
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                        CABLEVISION SYSTEMS CORPORATION
                              One Media Crossways
                            Woodbury, New York 11797

                                                                January 20, 1998

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of the Stockholders of Cablevision Systems Corporation, a Delaware corporation, ("Cablevision") to be held at 10:00 a.m. local time, on February 18, 1998 at the principal executive offices of Cablevision, One Media Crossways, Woodbury, New York 11797. I hope that you will be present or represented by proxy at this important meeting.

    Cablevision has entered into a Contribution and Merger Agreement dated as of June 6, 1997 (the "Original Contribution and Merger Agreement"), as amended and restated by the Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997 (the "Contribution and Merger Agreement"), with TCI Communications, Inc. ("TCI"), a Delaware corporation and a subsidiary of Tele-Communications, Inc., CSC Parent Corporation, a Delaware corporation and a wholly owned subsidiary of Cablevision ("Parent"), and CSC Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Cablevision, resulting in Cablevision becoming a wholly owned subsidiary of Parent (the "Merger"). Thereafter, Parent will change its name to Cablevision Systems Corporation and will be a new publicly traded holding company. In addition, pursuant to the Contribution and Merger Agreement, TCI will transfer or cause to be transferred (the "Contribution") to Parent all of the partnership interests and capital stock in certain entities owned by TCI (the "Contributed Subsidiaries") and all of the assets (the "Asset Contributed Systems") related to the business of certain cable television systems owned and operated by TCI. The cable television systems of TCI contained within the Contributed Subsidiaries and included within the Asset Contributed Systems are located in New Jersey, on Long Island and in New York's Rockland and Westchester counties and served approximately 822,000 subscribers as of September 30, 1997. (In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed Businesses.) In the Contribution, Parent will issue (the "Issuance") to TCI or its designees an aggregate of 12,235,543 shares of Class A Common Stock, par value $0.01 per share, of Parent ("Parent Class A Common Stock"), subject to certain adjustments specified in the Contribution and Merger Agreement, and will assume certain liabilities (including an aggregate amount of indebtedness not to exceed $669 million) relating to the cable television systems being contributed by TCI.

    The purpose of the Special Meeting is to approve and adopt the Contribution and Merger Agreement and to approve the Merger and the Issuance. Your Board of Directors has determined that the Contribution and Merger Agreement, the Merger and the Issuance are fair and in the best interests of Cablevision and its stockholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTRIBUTION AND MERGER AGREEMENT, THE MERGER AND THE ISSUANCE AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE CONTRIBUTION AND MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE ISSUANCE.

    At the Special Meeting you will also be asked to consider and approve the adoption of the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan (together, the "Plans"). These Plans being adopted by Parent are substantially identical to Cablevision's First Amended and Restated 1996 Employee Stock Plan (which was approved by Cablevision's stockholders at their 1996 Annual Meeting and Cablevision's 1997 Long-Term Incentive Plan (which was approved by Cablevision's stockholders at their 1997 Annual Meeting), respectively). Consummation of the transactions contemplated by the Contribution and Merger Agreement is not conditioned on approval of the adoption of the Plans, but the adoption of the Plans is contingent on the consummation of the Merger. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE PLANS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADOPTION OF THE PLANS.

    The Contribution and Merger Agreement, the Merger, the Contribution, the Issuance and the Plans and related matters are described in greater detail in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully and in its entirety.

    Approval and adoption of the Contribution and Merger Agreement and approval of the Merger to be voted on at the Special Meeting, which will be deemed to constitute approval of the issuance of shares of Parent Class A Common Stock in the Issuance and approval of the stock options, conjunctive rights, bonus award shares and incentive awards to be issued by Parent in replacement of outstanding Cablevision stock options, conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement, requires the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Class A Common Stock, par value $0.01 per share, of Cablevision ("Cablevision Class A Common Stock") and Class B Common Stock, par value $0.01 per share, of Cablevision ("Cablevision Class B Common Stock"), voting together as a single class. Stockholders are entitled to vote all shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock held of record by them on January 6, 1998, which is the record date for the Special Meeting. Approval of the adoption of the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan requires the affirmative vote of a majority of the shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock present at the Special Meeting in person or by proxy and entitled to vote, voting together as a single class. CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE FOR ADOPTION AND APPROVAL OF THE CONTRIBUTION AND MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE. ACCORDINGLY, APPROVAL OF THOSE MATTERS IS ASSURED.

    I URGE YOU TO CONSIDER THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ENCLOSED PROXY STATEMENT/ PROSPECTUS. In order to ensure that your vote is represented at the Special Meeting, whether or not you plan to attend the Special Meeting, PLEASE INDICATE YOUR CHOICE ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENCLOSED ENVELOPE. Your prompt response will be greatly appreciated. If you are able to attend the Special Meeting, you may revoke your proxy at any time before its exercise and may, of course, vote your shares in person.

                                        Sincerely,

                                                    [LOGO]

                                By:               Charles F. Dolan
                                         CHAIRMAN OF THE BOARD OF DIRECTORS

                            ------------------------

    THE BOARD OF DIRECTORS OF CABLEVISION RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING.

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

                             YOUR VOTE IS IMPORTANT
                 PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY

                                     [LOGO]

                        CABLEVISION SYSTEMS CORPORATION
                              One Media Crossways
                            Woodbury, New York 11797

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 18, 1998

                            ------------------------

    NOTICE HEREBY IS GIVEN that a special meeting of the Stockholders (the "Special Meeting") of Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), has been called by the Board of Directors of Cablevision and will be held at the principal executive offices of Cablevision, One Media Crossways, Woodbury, New York 11797 at 10:00 a.m. local time on February 18, 1998 to consider and vote upon the following matters (collectively, the "Proposals") described in the accompanying Proxy Statement/ Prospectus:

        1. To consider and vote upon a proposal to adopt and approve a Contribution and Merger Agreement, dated as of June 6, 1997 (the "Original Contribution and Merger Agreement"), as amended by an Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997 (the "Contribution and Merger Agreement"), by and among TCI Communications, Inc. ("TCI"), a Delaware corporation and a subsidiary of Tele-Communications, Inc., Cablevision, CSC Parent Corporation, a Delaware corporation and a wholly owned subsidiary of Cablevision ("Parent"), and CSC Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which (i) Merger Sub will be merged with and into Cablevision, with Cablevision being the surviving corporation (the "Merger"), and each share of Class A Common Stock, par value $0.01 per share, of Cablevision ("Cablevision Class A Common Stock") and Class B Common Stock, par value $0.01 per share, of Cablevision ("Cablevision Class B Common Stock") (other than shares, beneficially owned by Cablevision or any direct or indirect subsidiary of Cablevision) will be converted into one share of Class A Common Stock, par value $0.01 per share, of Parent ("Parent Class A Common Stock") and one share of Class B Common Stock, par value $0.01 per share, of Parent ("Parent Class B Common Stock"), respectively;
    (ii) TCI will transfer or cause to be transferred (the "Contribution") to Parent all of the partnership interests and capital stock of certain entities owned by TCI (the "Contributed Subsidiaries") and all of the assets (the "Asset Contributed Systems") related to the business of certain cable television systems owned and operated by TCI (the cable television systems of TCI contained within the Contributed Subsidiaries and included within the Asset Contributed Systems are located in New Jersey, on Long Island and in New York's Rockland and Westchester counties and served approximately 822,000 subscribers as of September 30, 1997) .(In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed Businesses.) ; and (iii) in connection with the Contribution, Parent will issue (the "Issuance") to TCI or its designees an aggregate of 12,235,543 shares of Parent Class A Common Stock, subject to certain adjustments specified in the Contribution and Merger Agreement, and will assume certain liabilities (including an aggregate amount of indebtedness not to exceed $669 million) relating to the cable television systems being contributed by TCI;

        2. To consider and vote upon a proposal to adopt and approve the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan (together, the "Plans") described herein; and

        3. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Notwithstanding stockholder approval of the Proposals, Cablevision reserves the right to abandon the Merger and the Contribution at any time prior to their consummation, subject to the terms and conditions of the Contribution and Merger Agreement and applicable law.

        Only holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock of record at the close of business on January 6, 1998 are entitled to notice of and to vote at such meeting or any adjournments or postponements thereof.

    Approval and adoption of the Contribution and Merger Agreement and approval of the Merger, which will be deemed to constitute approval of the issuance of shares of Parent Class A Common Stock in the Issuance and approval of the stock options, conjunctive rights, bonus award shares and incentive awards to be issued by Parent in replacement of outstanding Cablevision options, conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement, requires the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock, voting together as a single class.

    Approval of the adoption of the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan requires the affirmative vote of a majority of the shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock present at the Special Meeting in person or by proxy and entitled to vote, voting together as a single class.

    CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE FOR ADOPTION AND APPROVAL OF THE CONTRIBUTION AND MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE. ACCORDINGLY, APPROVAL OF THOSE MATTERS IS ASSURED.

    In accordance with Section 262 of the General Corporation Law of the State of Delaware, holders of Cablevision Common Stock will not be entitled to appraisal rights in connection with the Merger.

    A proxy card and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting (including the Contribution and Merger Agreement attached as Appendix A thereto, the Parent Employee Stock Plan attached as Appendix E thereto and the Parent Long-Term Incentive Plan attached as Appendix F thereto) accompany and form a part of this notice.

                                          By Order of the Board of Directors,

                                                          [LOGO]

                                          ROBERT S. LEMLE
                                          SECRETARY

Woodbury, New York
January 20, 1998

                            ------------------------

    THE BOARD OF DIRECTORS OF CABLEVISION RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING.

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

                             YOUR VOTE IS IMPORTANT
                 PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY

            PROSPECTUS FOR UP TO 32,773,115 SHARES OF CLASS A COMMON
          STOCK OF CSC PARENT CORPORATION, PAR VALUE $0.01 PER SHARE,
              AND UP TO 11,096,709 SHARES OF CLASS B COMMON STOCK
                           OF CSC PARENT CORPORATION,
                           PAR VALUE $0.01 PER SHARE,

                                      AND

                    PROXY STATEMENT FOR STOCKHOLDERS MEETING
                       OF CABLEVISION SYSTEMS CORPORATION
                        TO BE HELD ON FEBRUARY 18, 1998

    This Proxy Statement/Prospectus is being furnished to holders of Class A Common Stock, par value $0.01 per share ("Cablevision Class A Common Stock"), and holders of Class B Common Stock, par value $0.01 per share ("Cablevision Class B Common Stock" and, together with Cablevision Class A Common Stock, "Cablevision Common Stock"), of Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), in connection with the solicitation of proxies by its Board of Directors for use at Cablevision's special meeting of stockholders, and any adjournments or postponements thereof (the "Special Meeting"). The Special Meeting is being called to consider and vote upon, among other things, the following proposals: (i) proposals to approve and adopt the Contribution and Merger Agreement, dated as of June 6, 1997 (the "Original Contribution and Merger Agreement"), as amended and restated by the Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997 (the "Contribution and Merger Agreement"), among TCI Communications, Inc. ("TCI"), a Delaware corporation and a subsidiary of Tele-Communications, Inc. ("Tele-Communications"), Cablevision, CSC Parent Corporation, a Delaware corporation and a wholly owned subsidiary of Cablevision ("Parent"), and CSC Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Sub"), in the form attached hereto as Appendix A, and the transactions contemplated thereby and (ii) proposal to approve and adopt the Parent Employee Stock Plan in the form attached hereto as Appendix E and the Parent Long-Term Incentive Plan in the form attached hereto as Appendix F.

    The Contribution and Merger Agreement provides for, among other things, the merger of Merger Sub with and into Cablevision, with Cablevision as the surviving corporation (the "Merger"). Upon consummation of the Merger, the separate existence of Merger Sub will automatically cease and each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub will be converted into one share of Cablevision Common Stock. Each outstanding share of Cablevision Class A Common Stock will be exchanged for one share of Class A Common Stock, par value $0.01 per share, of Parent ("Parent Class A Common Stock") and each outstanding share of Cablevision Class B Common Stock will be exchanged for one share of Class B Common Stock, par value $0.01 per share of Parent ("Parent Class B Common Stock" and, together with Parent Class A Common Stock, "Parent Common Stock"). Subsequent to the Merger, Parent will change its name to Cablevision Systems Corporation and Cablevision will change its name to CSC Holdings, Inc. As a result, Cablevision will become a wholly owned subsidiary of Parent. Substantially simultaneously with and immediately after the consummation of the Merger, TCI will transfer or cause to be transferred (the "Contribution") to Parent all of the partnership interests and capital stock of certain entities owned by TCI (the "Contributed Subsidiaries") and all of the assets (the "Asset Contributed Systems") related to the business of certain cable television systems owned and operated by TCI. The cable television systems of TCI contained within the Contributed Subsidiaries and included within the Asset Contributed Systems (all such systems being collectively referred to herein as the "Contributed Businesses") are located in New Jersey, on Long Island and in New York's Rockland and Westchester counties and served approximately 822,000 subscribers as of September 30, 1997. (In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed

Businesses.) In connection with the Contribution, Parent will issue (the "Issuance") an aggregate of 12,235,543 shares of Parent Class A Common Stock to TCI or its designees and will directly or indirectly assume certain liabilities (including an aggregate amount of indebtedness not to exceed $669 million) relating to the business of the cable television systems of TCI to be contributed in the Contribution.

    In accordance with the Contribution and Merger Agreement, the certificate of incorporation of Cablevision will be amended, effective as of the consummation of the Merger, to reflect the change in name to CSC Holdings, Inc. and to provide that CSC Holdings, Inc. shall be authorized to issue the following shares of stock: (a) 1,000 shares of Common Stock, par value $1.00 per share;
(b) 10,000,000 shares of Preferred Stock, par value $0.01 per share, 200,000 shares of which shall be designated as Series A Cumulative Convertible Preferred Stock and 200,000 shares of which shall be designated as Series B Cumulative Convertible Preferred Stock.

    Cablevision has issued options to acquire Cablevision Class A Common Stock, conjunctive rights and bonus award shares with respect to Cablevision Class A Common Stock and incentive awards with respect to Cablevision to certain employees and non-employee directors under its existing plans. After the consummation of the Merger, (i) persons who exercise such options will receive the same number of shares of Parent Class A Common Stock as the Cablevision Class A Common Stock they would have received under the existing plans if they had exercised such options immediately prior to the consummation of the Merger and (ii) each of such Cablevision conjunctive rights, bonus award shares and incentive awards will be deemed to constitute a conjunctive right, bonus award share and incentive award with respect to Parent on the same terms and conditions as in effect immediately prior to the Merger.

    Cablevision will not redeem any stock or receive any property from its stockholders in connection with the Merger, Contribution or Issuance (collectively, the "Transactions"). Cablevision will not distribute any property to its stockholders in connection with the Transactions. The consummation of the Transactions will take place on the third business day following the satisfaction of certain customary conditions (set forth in Article VII of the Contribution and Merger Agreement), including, among others, approval by the stockholders of Cablevision and the receipt of required third-party and regulatory approvals.

    CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE FOR ADOPTION AND APPROVAL OF THE CONTRIBUTION AND MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE. ACCORDINGLY, APPROVAL OF THOSE MATTERS IS ASSURED.

    Parent has filed a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of which this Proxy Statement/Prospectus is a part, relating to the shares of Parent Class A Common Stock and Parent Class B Common Stock that are proposed to be issued in the Merger and in the Issuance. This Proxy Statement/Prospectus also constitutes the prospectus of Parent with respect to up to 32,773,115 shares of Parent Class A Common Stock and up to 11,096,709 shares of Parent Class B Common Stock to be issued in the Merger (with the Parent Class A Common Stock being increased and the Parent Class B Common Stock being decreased on a one-for-one basis to reflect any conversions of Cablevision Class B Common Stock into Cablevision Class A Common Stock between the date of this Proxy Statement/ Prospectus and the effective time of the Merger) in the Issuance and up to 54,000 shares of Parent Class A Common Stock (of which Parent currently anticipates issuing approximately 52,000 shares) that may be issued in the Partnership Contribution (as hereinafter defined). For a description of the Parent Class A Common Stock and Parent Class B Common Stock, see "Description of Parent Capital Stock."

    All information contained or incorporated by reference herein concerning Parent and Cablevision and their affiliates has been furnished by Cablevision, and all information contained herein concerning the Contributed Businesses and Tele-Communications and their affiliates has been furnished by Tele-Communications.

    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DESCRIPTION OF CERTAIN FACTORS RELATING TO PARENT, CABLEVISION AND THE CONTRIBUTED BUSINESSES AND TO THE SHARES OF PARENT COMMON STOCK TO BE ISSUED HEREUNDER.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Cablevision on or about January 20, 1998.

                            ------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
    SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The date of this Proxy Statement/Prospectus is January 20, 1998.

                             AVAILABLE INFORMATION

    Cablevision is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048, and are also available on the Commission's World Wide Web site at http://www.sec.gov. Copies of such reports, proxy statements and other information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange (the "AMEX"), 86 Trinity Place, New York, New York 10006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Cablevision hereby incorporates by reference into this Proxy
Statement/Prospectus the following documents or information filed with the
Commission:

        1. Cablevision's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (which incorporates by reference certain information from Cablevision's Proxy Statement relating to the 1997 Annual Meeting of Stockholders (the "1997 Proxy Statement")), as amended by Cablevision's Form 10-K/A for the fiscal year ended December 31, 1996 (collectively, the "Form 10-K") (Commission File Number 1-9046);

        2. Cablevision's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (the "Form 10-Qs") (Commission File Number 1-9046);

        3. Cablevision's Current Reports on Form 8-K filed February 18, 1997, March 12, 1997, April 18, 1997, June 10, 1997, July 10, 1997, August 30,
    1997, September 9, 1997 and December 8, 1997 (the "Form 8-Ks") (Commission File Number 1-9046); and

        4. All documents filed by Cablevision or Parent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement/Prospectus and prior to the termination of the offering made hereby.

    Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Proxy Statement/ Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement filed by Parent, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Parent, Cablevision, the Transactions, the securities offered hereby and related matters. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT REPRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE CORPORATE SECRETARY OF CABLEVISION AT

CABLEVISION'S PRINCIPAL EXECUTIVE OFFICES AT ONE MEDIA CROSSWAYS, WOODBURY, NEW YORK 11797, TELEPHONE NUMBER (516) 364-8450. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 13, 1998.
                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CABLEVISION. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OR A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CABLEVISION SINCE THE DATE HEREOF.
                            ------------------------

    The term "Cablevision Consolidated Financial Statements" refers to Cablevision's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K and the term "Cablevision Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Conditions and Results of Operations of Cablevision incorporated by reference from the Form 10-K or the Form 10-Qs, as applicable.
                            ------------------------

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE STATEMENTS THAT CONSTITUTE FORWARD LOOKING INFORMATION WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). INVESTORS ARE CAUTIONED THAT SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE OR RESULTS AND INVOLVE RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT MAY HAVE CAUSED SUCH DIFFERENCES TO OCCUR INCLUDE BUT ARE NOT LIMITED TO (I) THE LEVEL OF GROWTH IN CABLEVISION'S AND THE CONTRIBUTED BUSINESSES' REVENUES, (II) SUBSCRIBER DEMAND, COMPETITION, THE COST OF PROGRAMMING AND INDUSTRY CONDITIONS, (III) WHETHER EXPENSES OF CABLEVISION AND THE CONTRIBUTED BUSINESSES CONTINUE TO INCREASE AT A RATE FASTER THAN EXPECTED, (IV) WHETHER ANY UNCONSUMMATED TRANSACTIONS ARE CONSUMMATED ON THE TERMS AND AT THE TIME SET FORTH (IF AT ALL), (V) NEW COMPETITORS ENTERING CABLEVISION'S AND THE CONTRIBUTED BUSINESSES' FRANCHISE AREAS AND (VI) OTHER RISKS AND UNCERTAINTIES INHERENT IN THE CABLE TELEVISION BUSINESS. SEE "FORWARD LOOKING STATEMENTS" AND "RISK FACTORS."

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
AVAILABLE INFORMATION.....................................................................................           i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................           i
SUMMARY...................................................................................................           1
  General.................................................................................................           1
  The Companies...........................................................................................           1
  The Special Meeting.....................................................................................           2
  The Transactions........................................................................................           3
  Risk Factors............................................................................................           6
  Certain Related Agreements..............................................................................           6
  Potential Related Transactions..........................................................................           7
  The Plan Proposals......................................................................................           8
SELECTED HISTORICAL FINANCIAL DATA........................................................................           9
  Cablevision Systems Corporation.........................................................................           9
  Contributed Businesses..................................................................................          12
UNAUDITED SUMMARY CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF PARENT........................          14
UNAUDITED COMPARATIVE PER SHARE DATA......................................................................          15
MARKET PRICES.............................................................................................          16
FORWARD-LOOKING STATEMENTS................................................................................          17
RISK FACTORS..............................................................................................          18
  Substantial Indebtedness and High Degree of Leverage....................................................          18
  Net Losses and Stockholders' Deficiency.................................................................          18
  Possible Noncompletion of Certain Transactions..........................................................          18
  Need for Additional Financing...........................................................................          19
  Future Capital Expenditures and Commitments.............................................................          20
  Intangible Assets.......................................................................................          20
  Voting Control by Majority Stockholders; Disparate Voting Rights........................................          20
  Restrictive Covenants...................................................................................          21
  Risks Related to Regulation.............................................................................          21
  Risk of Competition.....................................................................................          21
  Competition from Telephone Companies....................................................................          22
  Risk of Non-exclusive Franchises and Franchise Renewals.................................................          22
THE SPECIAL MEETING.......................................................................................          23
  General.................................................................................................          23
  Time, Date and Place of the Special Meeting.............................................................          23
  Matters to be Considered at the Special Meeting.........................................................          23
  Record Date; Shares Entitled to Vote....................................................................          23
  Votes Required..........................................................................................          23
  Voting and Revocation of Proxies........................................................................          24
  Solicitation of Proxies.................................................................................          24
THE COMPANIES.............................................................................................          25
  Parent..................................................................................................          25
  Cablevision.............................................................................................          25
  The Contributed Businesses..............................................................................          29
THE TRANSACTIONS..........................................................................................          30
  Background of the Transactions..........................................................................          30
  Reasons for the Transactions; Recommendations of the Boards of Directors................................          30
  Description of the Transactions.........................................................................          32
  Conversion of Cablevision Common Stock..................................................................          36

                                                                                                               PAGE
                                                                                                            -----------
  Interests of Certain Persons in the Transactions........................................................          37
  Effect on Stock and Benefit Plans.......................................................................          38
  Capital Stock and Debt; Dividends.......................................................................          38
  Accounting Treatment....................................................................................          39
  Certain Federal Income Tax Consequences of the Transactions.............................................          39
  Certain Regulatory Matters..............................................................................          40
  Resales of Parent Common Stock..........................................................................          40
  AMEX Listing............................................................................................          41
  Appraisal Rights........................................................................................          41
POTENTIAL RELATED TRANSACTIONS............................................................................          42
  The Restructuring.......................................................................................          42
  The Dolan Partnership Transaction.......................................................................          42
  The Partnership Contribution............................................................................          43
THE CONTRIBUTION AND MERGER AGREEMENT.....................................................................          44
  Consideration to be Received in the Transactions........................................................          44
  Corporate Matters.......................................................................................          44
  Representations and Warranties..........................................................................          44
  Conduct of Business Pending the Transactions............................................................          45
  Certain Covenants.......................................................................................          47
  Certain Conditions......................................................................................          48
  Modification or Amendment; Waiver of Conditions; Extension..............................................          51
  Termination.............................................................................................          51
  Expenses................................................................................................          52
  Stock Options; Conjunctive Rights.......................................................................          52
CERTAIN RELATED AGREEMENTS................................................................................          53
  The Stockholders Agreement..............................................................................          53
  The Voting Agreement....................................................................................          58
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF PARENT.................................          60
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TCI NEW
  JERSEY AND NEW YORK SYSTEMS.............................................................................          69
  General.................................................................................................          69
  Results of Operations...................................................................................          69
  Liquidity and Capital Resources.........................................................................          71
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TKR NEW
  JERSEY / NEW YORK SYSTEMS...............................................................................          72
  General.................................................................................................          72
  Results of Operations...................................................................................          72
  Liquidity and Capital Resources.........................................................................          73
DESCRIPTION OF PARENT CAPITAL STOCK.......................................................................          75
  Parent Class A Common Stock and Parent Class B Common Stock.............................................          75
  Parent Preferred Stock..................................................................................          76
OWNERSHIP OF CABLEVISION AND PARENT.......................................................................          77
  Cablevision.............................................................................................          77
  Parent..................................................................................................          81
COMPARISON OF CERTAIN RIGHTS OF HOLDERS...................................................................          82
  Rights of Holders of Parent Common Stock Compared to Cablevision Common Stock...........................          82
MANAGEMENT................................................................................................          82
  Board of Directors......................................................................................          82
  Executive Officers......................................................................................          85
THE PLAN PROPOSALS........................................................................................          87
  The Parent Employee Stock Plan..........................................................................          87

                                                                                                               PAGE
                                                                                                            -----------
  The Parent Long-Term Incentive Plan.....................................................................          89
CERTAIN LEGAL MATTERS.....................................................................................          92
EXPERTS...................................................................................................          92
STOCKHOLDER PROPOSALS.....................................................................................          92

CERTAIN FINANCIAL INFORMATION
  CSC Parent Corporation and CSC Merger Corporation:
    Independent Auditors' Report..........................................................................         F-1
    Consolidated Balance Sheet as of November 21, 1997....................................................         F-2
    Note to Consolidated Balance Sheet....................................................................         F-3
  TCI New Jersey and New York Systems:
    Independent Auditors' Report..........................................................................         F-4
    Combined Balance Sheets as of December 31, 1996 and 1995..............................................         F-5
    Combined Statements of Operations and Parent's Investment for the years ended December 31, 1996, 1995
     and 1994.............................................................................................         F-6
    Combined Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994................         F-7
    Notes to Combined Financial Statements................................................................         F-8
    Condensed Combined Balance Sheets as of September 30, 1997 and December 31, 1996 (unaudited)..........        F-15
    Condensed Combined Statements of Operations and Parent's Investment for the nine months ended
     September 30, 1997 and 1996 (unaudited)..............................................................        F-16
    Condensed Combined Statements of Cash Flows for the nine months ended September 30 1997 and 1996
     (unaudited)..........................................................................................        F-17
    Notes to Condensed Combined Financial Statements (unaudited)..........................................        F-18
  TKR New Jersey/New York Systems:
    Independent Auditors' Report..........................................................................        F-21
    Combined Balance Sheets as of December 31, 1996 and 1995..............................................        F-22
    Combined Statements of Earnings for the years ended December 31, 1996, 1995 and 1994..................        F-23
    Statements of Changes in Combined Deficit for the years ended December 31, 1996, 1995 and 1994........        F-24
    Combined Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994................        F-25
    Notes to Combined Financial Statements................................................................        F-26
    Condensed Combined Balance Sheets as of September 30, 1997 and December 31, 1996 (unaudited)..........        F-36
    Condensed Combined Statements of Operations and Combined Equity (Deficit) for the nine months ended
     September 30, 1997 and 1996 (unaudited)..............................................................        F-37
    Condensed Combined Statements of Cash Flows for the nine months ended September 30, 1997 and 1996
     (unaudited)..........................................................................................        F-38
    Notes to Condensed Combined Financial Statements (unaudited)..........................................        F-39

APPENDIX A: Contribution and Merger Agreement
APPENDIX B: Form of Stockholders Agreement
APPENDIX C: The Voting Agreement
APPENDIX D: The Parent Employee Stock Plan
APPENDIX E: The Parent Long-Term Incentive Plan
APPENDIX F: The Terms of the Restructuring Agreement
APPENDIX G: The Certificate of Incorporation of Parent
APPENDIX H: The Bylaws of Parent
APPENDIX I: The Delaware Statute Governing Appraisal Rights

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. REFERENCES IN THIS PROXY STATEMENT/PROSPECTUS TO PARENT AFTER THE MERGER REFER TO AND INCLUDE THE COMBINED OPERATIONS OF PARENT AND CABLEVISION; AND REFERENCES IN THIS PROXY STATEMENT/PROSPECTUS TO PARENT AFTER THE CONTRIBUTION REFER TO AND INCLUDE THE COMBINED OPERATIONS OF PARENT, CABLEVISION AND THE CONTRIBUTED BUSINESSES. CAPITALIZED TERMS USED IN THIS CAPTION "SUMMARY" AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ATTRIBUTED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE "FORWARD-LOOKING" STATEMENTS UNDER THE REFORM ACT. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" AND "FORWARD-LOOKING STATEMENTS." STOCKHOLDERS OF CABLEVISION ARE URGED TO REVIEW THIS ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING SUCH APPENDICES AND SUCH DOCUMENTS.

GENERAL

    This Proxy Statement/Prospectus is being provided to stockholders of Cablevision in connection with the Contribution and Merger Agreement, pursuant to which, in the Merger, Merger Sub will merge with and into Cablevision and Cablevision will become a wholly owned subsidiary of Parent. In the Merger, each outstanding share of Cablevision Class A Common Stock and Cablevision Class B Common Stock will be converted into one share of Parent Class A Common Stock and Parent Class B Common Stock, respectively. The Merger will be effected pursuant to the Contribution and Merger Agreement, a copy of which is attached hereto as Appendix A. See "The Transactions."

    Substantially simultaneously with and immediately after the consummation of the Merger, Parent will issue in the Issuance an aggregate of 12,235,543 shares of Parent Class A Common Stock, subject to certain adjustments pursuant to the Contribution and Merger Agreement, in exchange for the receipt by Parent in the Contribution of all of the Contributed Businesses, which are located in New Jersey, on Long Island and in New York's Rockland and Westchester counties and served approximately 822,000 subscribers as of September 30, 1997. (In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed Businesses.) As a result of the Transactions, Cablevision will become a wholly owned subsidiary of Parent and Parent will become a new holding company owning the Contributed Businesses and Cablevision. See "The Transactions."

    Contemporaneously with the Merger, Parent may issue an anticipated approximately 52,000 shares of Parent Class A Common Stock and may pay approximately $2.8 million in cash to Network Capital Company, Communications Resources Company and Programming Capital Company (collectively, the "RPE Minority Partners") as consideration for the approximately 2% of the outstanding limited partnership interests in Rainbow Program Enterprises, L.P., an indirect subsidiary of Cablevision ("RPE"), that are held by the RPE Minority Partners. See "Potential Related Transactions--The Partnership Contribution."

THE COMPANIES

    PARENT. Parent is a Delaware corporation formed on November 21, 1997. Parent has not, to date, conducted any activities other than those incident to its formation, its execution of the Contribution and Merger Agreement and related agreements and its participation in the preparation of this Proxy Statement/Prospectus. Parent has its principal place of business at One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 364-8450.

    Parent has not conducted any business activities to date. Following the Merger and the Contribution, the current business of Cablevision and its subsidiaries and the current business of the Contributed Businesses will become the business of Parent as the holding company of Cablevision and its subsidiaries and of the entities owning and operating the Contributed Businesses. See "The Companies -- Parent."

    CABLEVISION. Cablevision is a Delaware corporation formed on December 3, 1985. Cablevision has its principal place of business at One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 364-8450.

    Cablevision is one of the largest operators of cable television systems in the United States, with approximately 2,899,000 subscribers in 19 states as of September 30, 1997, based on the number of basic subscribers in systems which are currently majority owned and managed by Cablevision. Cablevision also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in Madison Square Garden, L.P. ("MSG"), a sports entertainment company. See "The Companies--Cablevision."

    CABLEVISION RECENT DEVELOPMENTS. For a description of recent developments concerning Cablevision, see "The Companies--Cablevision--Recent Developments."

    THE CONTRIBUTED BUSINESSES. The Contributed Businesses are those cable television systems currently owned and operated by TCI that are located in New Jersey, on Long Island and in New York's Rockland and Westchester counties. Those systems served approximately 822,000 subscribers as of September 30, 1997. (In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed Businesses.) See "The Companies--The Contributed Businesses."

THE SPECIAL MEETING

    TIME, PLACE AND DATE. The Special Meeting will be held on February 18, 1998, at the principal executive offices of Cablevision, One Media Crossways, Woodbury, New York, 11797, commencing at 10:00 a.m., local time.

    RECORD DATE; SHARES ENTITLED TO VOTE. Cablevision has established January 6, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Cablevision Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting.

    On the Record Date, Cablevision had outstanding and entitled to vote 13,983,496 shares of Cablevision Class A Common Stock, each of which is entitled to one vote per share on matters properly submitted at the Special Meeting, and 11,096,709 shares of Cablevision Class B Common Stock, each of which is entitled to ten votes per share on matters properly submitted at the Special Meeting. On such date, there were approximately 735 holders of record of Cablevision Common Stock.

    VOTES REQUIRED. Approval and adoption of the Contribution and Merger Agreement and approval of the Merger to be voted on at the Special Meeting, which will be deemed to constitute approval of the issuance of shares of Parent Class A Common Stock in the Issuance and approval of the stock options, conjunctive rights, bonus award shares and incentive awards to be issued by Parent in replacement of outstanding Cablevision stock options, conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement, requires the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock, voting together as a single class. Approval and adoption of the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan requires the affirmative vote of a majority of the total voting power of the shares of Cablevision Class A Common Stock and Class B Common Stock present at the Special Meeting in person or by proxy and entitled to vote, voting together as a single class. As of September 30, 1997, directors and officers of Cablevision beneficially owned approximately 35.3% of the outstanding Cablevision Common Stock and 66.8% of the total voting power of the outstanding Cablevision Common Stock. CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE FOR ADOPTION AND APPROVAL OF THE CONTRIBUTION AND MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE. ACCORDINGLY, APPROVAL OF THOSE MATTERS IS ASSURED. See "The Special Meeting."

THE TRANSACTIONS

    RECOMMENDATIONS OF THE CABLEVISION AND THE PARENT BOARD OF DIRECTORS. The Cablevision Board of Directors, by unanimous vote of directors present, approved and has subsequently ratified and approved, among other things, the Contribution and Merger Agreement and the Merger and Issuance as contemplated thereby and determined that the Merger and Issuance is in the best interests of the Cablevision stockholders. The Cablevision Board of Directors did not obtain an independent fairness opinion in connection with its approval of the Transactions, because the management of Cablevision had conducted a review of the Contributed Businesses and, based on, among other factors, the market value of Cablevision Class A Common Stock as of June 6, 1997, the values for Cablevision implied by the Contribution and Issuance and the experience of Cablevision's management in evaluating cable properties, determined that the Transactions were in the best interests of the Cablevision stockholders. Each of the Cablevision Board of Directors and the Parent Board of Directors has also unanimously approved the Plans. THE CABLEVISION BOARD RECOMMENDS THAT HOLDERS OF CABLEVISION COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE CABLEVISION AND MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE AND FOR APPROVAL OF EACH OF THE PLANS. See "The Transactions--Reasons for the Transactions; Recommendations of the Boards of Directors."

    THE MERGER. At the Effective Time (as defined below), Cablevision will be merged with and into Merger Sub with Cablevision as the surviving corporation. As a result, Cablevision will become a wholly owned subsidiary of Parent. See "The Transactions--Description of the Transactions."

    THE CONTRIBUTION AND ISSUANCE. Substantially simultaneously with and immediately after the Merger, in the Contribution, the Contributed Businesses will be transferred by TCI to Parent and Parent will assume up to $669 million in outstanding indebtedness (the "Assumed Debt") for borrowed money (including in such $669 million of indebtedness, all principal, interest, fees and other amounts payable thereon) of the Contributed Businesses and will also assume certain other liabilities relating to the business of the Asset Contributed Systems and, in the Issuance, Parent will issue to TCI in exchange for the transfer of the Contributed Businesses an aggregate of 12,235,543 shares of Parent Class A Common Stock, subject to certain adjustments. At the consummation of the Contribution, the Assumed Debt will, in accordance with the Contribution and Merger Agreement, be payable in full and will have to be refinanced within Parent or its designees in the Refinancing. See "The Transactions--Description of the Transactions."

    EFFECT ON CABLEVISION COMMON STOCKHOLDERS. At the Effective Time, each share of Cablevision Common Stock will be converted into one share of a like class of Parent Common Stock. See "The Transactions--Conversion of Cablevision Common Stock."

    CONVERSION OF CABLEVISION COMMON STOCK CERTIFICATES. At the Effective Time, each certificate formerly representing outstanding shares of Cablevision Common Stock will be deemed for all purposes to represent the number of shares of Parent Common Stock into which such shares of Cablevision Common Stock are converted as a result of the Merger. CABLEVISION STOCKHOLDERS ARE NOT REQUIRED TO SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE. See "The Transactions--Conversion of Cablevision Common Stock."

    EFFECT ON CABLEVISION PLANS. At the Effective Time, Parent will assume each stock option, conjunctive right, bonus award share and incentive award outstanding under the existing Cablevision Stock Plans and Cablevision Incentive Plans and each outstanding option to purchase Cablevision Common Stock will be deemed to constitute an option to acquire the same number of shares of Parent Common Stock and each outstanding conjunctive right, bonus award share and incentive award of Cablevision will be deemed to constitute a conjunctive right, bonus award share and incentive award of Parent, in each case on the same terms and conditions as applied immediately prior to the Effective Time. See "The Transactions--Effect on Stock and Benefit Plans."

    EFFECT ON CABLEVISION PREFERRED STOCKHOLDERS AND CABLEVISION DEBT. As a result of the Merger, each share of Cablevision Preferred Stock will remain unchanged and outstanding as Preferred Stock of Cablevision (as the surviving company in the Merger); provided, however, that in accordance with the terms of their respective certificates of designation in effect as of the Effective Time, after the Merger, the outstanding 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share, of Cablevision (the "Cablevision Series I Preferred Stock") will become exchangeable for Parent Common Stock instead of being convertible into Cablevision Common Stock. On December 3, 1997, in accordance with the certificate of designation for the Series C Cumulative Convertible Preferred Stock, par value $0.01 per share, of Cablevision (the "Cablevision Series C Preferred Stock"), Cablevision issued a notice of redemption for all of the outstanding Cablevision Series C Preferred Stock at a price calculated to be approximately $85.06 per share in cash (or approximately $9 million in the aggregate for all shares of Cablevision Series C Preferred Stock). Such redemption was consummated on January 2, 1998. Accordingly, as of the Effective Time, Cablevision will not have outstanding any shares of Cablevision Series C Preferred Stock. As a result of the Merger, all of the Cablevision Debt will remain unchanged and outstanding as debt of Cablevision (as the surviving company in the Merger). See "The Transactions-- Capital Stock and Debt; Dividends."

    COMPARATIVE RIGHTS OF STOCKHOLDERS OF CABLEVISION AND STOCKHOLDERS OF PARENT. The rights of holders of Cablevision Common Stock are currently governed by Delaware law and the Restated and Amended Certificate of Incorporation (the "Cablevision Certificate") and Bylaws of Cablevision (the "Cablevision Bylaws"). Upon consummation of the Merger, holders of Cablevision Common Stock will become holders of Parent Common Stock, and their rights as holders of Parent Common Stock will continue to be governed by Delaware law and will be governed by the Certificate of Incorporation of Parent (as may be amended from time to time, the "Parent Certificate") and the Bylaws of Parent (as may be amended from time to time, the "Parent Bylaws") as in effect at the Effective Time, current copies of which have been filed as Appendices G and H hereto, respectively. There are not any material differences between the rights of Cablevision stockholders and the rights of Parent stockholders, except that, after the Effective Time, Parent will have authorized for issuance 280,000,000 shares of Parent Common Stock under the Parent Certificate as compared to the 70,000,000 shares of Cablevision Common Stock that are authorized for issuance under the Cablevision Certificate. The purpose of the additional authorized capital stock of Parent is to provide adequate authorized shares for, among other things, the Issuance and a stock split that Parent may complete following the Transactions. See "Description of Parent Capital Stock" and "Comparison of Certain Rights of Holders."

    EFFECTIVE TIME OF THE MERGER. Assuming approval of Cablevision stockholders, the Merger will be consummated promptly after receipt of the required regulatory approvals and the satisfaction or waiver of the other conditions to the Merger and will become effective at the time and date that a certificate of merger is filed with the Delaware Secretary of State or at such later time as specified in the certificate of merger (the "Effective Time"). It is presently anticipated that the Effective Time will occur promptly after the requisite stockholder approvals have been obtained and all other conditions to the Merger specified in the Contribution and Merger Agreement have been satisfied or waived. See "The Contribution and Merger Agreement--Certain Conditions."

    CERTAIN REGULATORY MATTERS. The consummation of the Merger and the Contribution is conditioned on the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), as well as the receipt of various approvals from cable regulatory and other regulatory entities. Applications for such approvals and the approvals of the National Basketball Association and the National Hockey League have been filed. There can be no assurance that any such approvals will be obtained. On January 16, 1998, Cablevision and the Federal Trade Commission (the "FTC") announced that Cablevision has entered into a consent degree providing for the divestiture of certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997. Until the time of such divestiture, Cablevision has agreed to certain hold separate and related arrangements with regard to the assets to be divested. By approving on January 15, 1998 the consent decree for public comment, the Federal Trade Commission has terminated the waiting period under the HSR Act with respect to the Transactions. Cablevision does not believe that the assets to be divested, or the hold separate and other arrangements relating thereto, are material to Cablevision or to the Contributed Businesses. See "The Transactions--Certain Regulatory Matters."

    CONDITIONS TO THE MERGER AND THE CONTRIBUTION. The obligation of Cablevision to effect the Merger and the obligation of Parent and TCI to effect the Contribution are subject to various conditions, including obtaining the requisite stockholder and regulatory approvals, the absence of any order or any other legal restraint or prohibition preventing the consummation of the Merger or the Contribution, receipt of the opinions of counsel in respect of certain federal income tax consequences of the Merger and the Contribution and the listing of Parent Class A Common Stock on the AMEX. In addition, the satisfaction or waiver of the conditions to the Contribution is a condition precedent to the Merger. See "The Contribution and Merger Agreement--Certain Conditions."

    TERMINATION OF THE MERGER AND CONTRIBUTION AGREEMENT. The Contribution and Merger Agreement may be terminated, and the Merger and Contribution abandoned, at any time prior to the Closing Date, whether or not stockholder approvals have been obtained, (i) by the mutual written consent of Parent, Cablevision and TCI or (ii) by the Board of Directors of either Cablevision or TCI if the Transactions are not completed by December 31, 1998 or under certain other circumstances. See "The Contribution and Merger Agreement--Termination."

    FEES AND EXPENSES OF THE TRANSACTIONS. Cablevision or Parent, on the one hand, and TCI, on the other hand, will share equally all expenses related to the preparation of financial statements for the Contributed Businesses and all fees and expenses associated with New York State and New York City real property transfer taxes, or other transfer taxes relating to the Contribution and the HSR Act filing. All other expenses will be borne by the party incurring such expenses. In addition, Parent will reimburse Cablevision for all charges and expenses paid by Cablevision in connection with the Merger. See "The Contribution and Merger Agreement--Expenses."

    APPRAISAL RIGHTS. Pursuant to the provisions of Section 262 of the Delaware General Corporate Law (the "DGCL"), Cablevision stockholders will not be entitled to appraisal rights with respect to the Transactions. See "The Transactions--Appraisal Rights."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. In general, the Merger, the Contribution and the Issuance have been structured to qualify as tax-free transactions under the Code. The respective obligations of Merger Sub, Parent and Cablevision to consummate the Merger and of TCI and Parent to effect the Contribution (and, therefore the Issuance) are conditioned upon the receipt by Parent of an opinion by Sullivan & Cromwell, counsel to Parent, and by TCI of an opinion by Sherman & Howard L.L.C., counsel to TCI, to the effect that the Merger and the Contribution (together with the Issuance), respectively, qualify as a tax-free exchange. See "The Transactions--Certain Federal Income Tax Consequences of the Transactions."

    RESALE RESTRICTIONS. All shares of Parent Common Stock received by Cablevision stockholders in the Merger will be freely transferable, except that, based on share ownership as of September 30, 1997, approximately 420,557 shares of Parent Class A Common Stock and all of the shares of Parent Class B Common Stock received in the Merger by persons that may be deemed to be "affiliates" (as defined under the Securities Act of 1933, as amended (the "1933 Act")), of Cablevision at the Effective Time may be resold by them only in permitted circumstances. In addition, the shares of Parent Class A Common Stock to be received by TCI and its subsidiaries in the Issuance may be resold only in permitted circumstances. See "The Transactions--Resales of Parent Common Stock."

    INTERESTS OF CERTAIN PERSONS. Certain directors and executive officers of Cablevision may have interests in the Transactions in addition to the interests of other Cablevision stockholders. See "The Transactions-- Interests of Certain Persons in the Transactions."

    ACCOUNTING TREATMENT. Parent will account for the Merger and the Contribution under the purchase method of accounting. Parent will record at its cost the acquired assets less liabilities assumed, with the excess of such cost over the estimated fair value of net assets reflected as goodwill; provided, that the conversion of Cablevision Common Stock into Parent Common Stock in the Merger will be treated as a reorganization with no change in the recorded amount of Cablevision's assets and liabilities. See "The Transactions--Accounting Treatment."

    BOARD OF DIRECTORS AND MANAGEMENT. Upon consummation of the Merger, the Board of Directors of Parent will consist of the Board of Directors of Cablevision immediately prior to the Effective Time, with certain changes to the Class B Directors of Parent prior to the Effective Time pursuant to the provisions of the Contribution and Merger Agreement and the Stockholders Agreement in order to reflect the appointment of two Investor Directors. See "Certain Related Agreements--The Stockholders Agreement." Upon consummation of the Merger, the management of Cablevision will remain as the management of Parent. See "Management."

    TRADING MARKET. The Cablevision Class A Common Stock is currently traded on the AMEX under the symbol "CVC" and the Cablevision Series I Preferred Stock is currently traded on the AMEX under the symbol "CVC+". Cablevision and Parent will use their best efforts to delist the Cablevision Class A Common Stock from the AMEX and their reasonable best efforts to have the Parent Class A Common Stock approved for listing on AMEX upon official notice of issuance. It is anticipated that prior to the Special Meeting the Cablevision Class A Common Stock will be delisted from the AMEX and the Parent Class A Common Stock will be traded on the AMEX under the symbol "CVC." The Cablevision Series I Preferred Stock will continue to trade as securities of Cablevision (as the surviving company in the Merger) on the AMEX after the consummation of the Transactions. Prior to the consummation of the Merger, there has been no public market for the Parent Common Stock, which is currently owned by Cablevision, or the equity securities of the Contributed Subsidiaries or of the entities directly owning the Asset Contributed Systems, which securities are directly or indirectly owned by TCI. See "The Transactions-- AMEX Listing" and "The Transaction--Capital Stock and Debt; Dividends."

RISK FACTORS

    The information set forth under "Risk Factors" should be reviewed and carefully considered in evaluating the Transactions and the ownership of Parent Common Stock to be issued in the Merger and the Issuance.

CERTAIN RELATED AGREEMENTS

    STOCKHOLDERS AGREEMENT. It is a condition to the Contribution that Parent, Tele-Communications, the designated transferors of the Contributed Businesses receiving Parent Class A Shares in the Issuance (Tele-Communications and such transferors being collectively referred to herein as the "Investor") and the

Class B Stockholders enter into a Stockholders Agreement (the "Stockholders Agreement") providing, among other things, for: (i) limits on the Investor's ability to acquire Parent Class A Common Stock other than pursuant to the Issuance or in other limited circumstances, if, following such acquisition, the Investor would beneficially own 10% or more of the Parent Class A Common Stock in excess of that Parent Class A Common Stock issued in the Issuance; (ii) limitations on the Investor's ability to transfer Parent Class A Common Stock to any person who after such transfer would beneficially own 10% or more of the outstanding Parent Class A Common Stock or 5% or more of all the outstanding Parent Common Stock, except for transfers of all of the Investor's Parent Class A Common Stock to a single purchaser who agrees to become a party to the Stockholders Agreement, transfers to certain Tele-Communications' subsidiaries and transfers in connection with a bona fide pledge to secure a borrowing; (iii) consultation rights among Parent, Tele-Communications and the Class B Stockholders regarding sales of Parent as a whole or significant Parent assets, certain sales of Parent Class A Common Stock owned by the Investor and certain sales of Parent Class B Common Stock owned by the Class B Stockholders; (iv) certain tag-along rights of Tele-Communications and drag-along rights of the Class B Stockholders upon certain sales of Parent Common Stock by the Class B Stockholders; (v) preemptive rights for the Investor on new issuances of Parent Common Stock so that Tele-Communications may maintain beneficial ownership of 33% of the outstanding Parent Common Stock, with certain limited exceptions;
(vi) the Investor's right to designate two Class B Directors as Investor Directors for so long as certain ownership of Parent Class A Common Stock is maintained; (vii) the right of the Investor Directors to membership on a committee of the Parent Board of Directors to approve certain transactions with Class B Stockholders and their family members that will give such Investor Director a veto over such transactions; (viii) the Investor's agreement to vote in proportion with the public holders of Parent Class A Common Stock for the election of the 25% of the Parent directors which the Parent Class A Common Stock is entitled to elect under the Parent Certificate and any increase in authorized shares; (ix) Parent's agreement not to effect acquisition transactions that would cause the debt to cash flow ratio of Parent (calculated as described in the Stockholders Agreement) to exceed a specified ratio (initially 8.0 : 1.0, and declining to 7.5 : 1.0 after December 31, 1999); and
(x) certain registration rights under the 1933 Act for shares of Parent Class A Common Stock owned by the Investor. See "Certain Related Agreements--The Stockholders Agreement."

    VOTING AGREEMENT. Cablevision, Parent, Tele-Communications and the Class B Stockholders have entered into the Voting Agreement dated as of November 21, 1997 (the "Voting Agreement") pursuant to which, among other things, the Class B Stockholders, which collectively own Cablevision Common Stock having a majority of Cablevision's total voting power, have agreed to vote to approve and adopt the Contribution and Merger Agreement and to approve the Merger and the Issuance and have agreed to vote against any matter that would compete or interfere with such adoption and issuance. See "Certain Related Agreements--The Voting Agreement."

POTENTIAL RELATED TRANSACTIONS

    THE RESTRUCTURING. After the Transactions, Parent may effect the Restructuring (i) to combine the cable systems of the Contributed Businesses with the cable systems currently held by Cablevision in a sub-group in and under Cablevision and (ii) to separate under Parent the cable systems operations sub-group and the telecommunications businesses currently conducted by Cablevision from the cable programming businesses conducted by Cablevision and its subsidiaries. See "Potential Related Transactions--The Restructuring."

    THE DOLAN PARTNERSHIP TRANSACTION. Pursuant to a letter agreement dated as of November 25, 1997 (the "CNYC Letter"), Charles F. Dolan ("Dolan") and Cablevision agreed (i) to defer the commencement of the period during which Dolan could elect, pursuant to Cablevision's pre-existing obligations under the Purchase and Reorganization Agreement, dated as of December 20, 1991, as amended, between Dolan and Cablevision (the "CNYC Agreement"), to require Cablevision to purchase his remaining partnership interests in Cablevision of New York City, L.P. ("Cablevision of NYC"), from December 1, 1997 to the date of the consummation of the Merger and the Contribution and (ii) to provide for cash payment for such partnership interests of approximately $190 million (the "Dolan Partnership Transaction"). If the Merger and Contribution are not consummated on or prior to July 1, 1998, the CNYC Letter will terminate and the CNYC Agreement will remain in full force and effect in accordance with its terms, except that the initial period during which Dolan is permitted to elect to have Cablevision purchase his partnership interests (the "First Put Period") will commence on July 1, 1998 and end on October 31, 1998. See "Potential Related Transactions--The Dolan Partnership Transaction."

    THE PARTNERSHIP CONTRIBUTION. Contemporaneously with the Merger, in the Partnership Contribution Parent may issue an anticipated approximately 52,000 shares of Parent Class A Common Stock and may pay approximately $2.8 million in cash to the RPE Minority Partners as consideration for the approximately 2% of the outstanding limited partnership interest in RPE that is held by the RPE Minority Partners. See "Potential Related Transactions--The Partnership Contribution."

THE PLAN PROPOSALS

    At the Special Meeting, the stockholders of Cablevision will also be asked to consider and vote upon the Plan Proposals. The Parent Employee Stock Plan and the Parent Long-Term Incentive Plan, both of which have been adopted by Parent in connection with the Transactions, are substantially identical to the Restated 1996 Stock Plan and the Cablevision Long-Term Incentive Plan, respectively, which have previously been approved by Cablevision's stockholders. The Plans are being submitted to stockholders in connection with the Transactions to ensure their continued compliance with Section 162 (m) and 422 of the Internal Revenue Code of 1986. See "The Plan Proposals."

    Approval of the Merger Proposal will be deemed to constitute approval of the Issuance and of the stock options, conjunctive rights, bonus award shares and incentive awards to be issued by Parent in replacement of outstanding Cablevision options, conjunctive rights, bonus award shares and incentive awards as of the Effective Time pursuant to the Contribution and Merger Agreement. The Cablevision and Parent Board of Directors has approved the Plan Proposals and recommended that the Cablevision stockholders vote for the approval of the Plan Proposals. See "The Special Meeting--Votes Required," "The Transactions--Reasons for the Transactions; Recommendations of the Boards of Directors" and "The Plan Proposals."

                       SELECTED HISTORICAL FINANCIAL DATA

CABLEVISION SYSTEMS CORPORATION

    The historical consolidated statement of operations data (except for book value per common share and deficiency of earnings available to cover fixed charges) and consolidated balance sheet data for each year ended and as of December 31 in each year in the five-year period ended December 31, 1996, included in the following selected financial data, have been derived from the Cablevision Consolidated Financial Statements audited by KPMG Peat Marwick LLP, independent certified public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended as of September 30, 1997 and 1996 included in the following selected financial data have been derived from financial statements of Cablevision that have not been audited, but that, in the opinion of the management of Cablevision, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations for the full year, although Cablevision expects to incur a substantial loss for the year ending December 31, 1997 excluding the gain associated with the redemption of A-R Cable's Series A Preferred Stock and any gain associated with the consummation of the transactions contemplated in the Formation Agreement. Such data are qualified by reference to the Cablevision Consolidated Financial Statements and the Forms 10-Q and Form 10-K, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference."

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                     --------------------  -----------------------------------------------------
                                       1997       1996       1996       1995       1994       1993       1992
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA(1):
Revenues...........................  $1,314,995 $ 955,618  $1,315,142 $1,078,060 $ 837,169  $ 666,724  $ 572,487
Operating expenses:
  Technical........................    568,259    392,076    538,272    412,479    302,885    241,877    204,449
  Selling, general and
    administrative.................    347,405    226,940    313,476    266,209    195,942    172,687    120,356
  Restructuring charge.............     --         --         --         --          4,306(2)    --       --
  Depreciation and amortization....    363,023    262,741    388,982    319,929    271,343    194,904    168,538
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating profit.................     36,308     73,861     74,412     79,443     62,693     57,256     79,144
  Other income (expense):
  Interest expense, net............   (258,898)  (194,072)  (265,015)  (311,887)  (261,781)  (230,327)  (193,379)
  Provision for preferential
    payment to related party.......     (4,200)    (4,200)    (5,600)    (5,600)    (5,600)    (5,600)    (2,662)
  Provision for loss on Olympics
    venture........................     --         --         --         --         --         --        (50,000)(3)
  Loss on sale of preferred
    stock..........................     --         --         --         --         --         --        (20,000)(4)
  Write-off of deferred interest
    and financing costs(5).........    (13,710)   (34,341)   (37,784)    (5,517)    (9,884)    (1,044)   (12,284)
  Gain on redemption of subsidiary
    preferred stock................    181,738(6)    --       --         --         --         --         --
  Loss on redemption of
    debentures.....................     --         --         --         --         (7,088 (5)    --      --
  Share of affiliates' net
    losses.........................    (32,243)   (59,403)   (82,028)   (93,024)   (82,864)   (61,017)   (47,278)
  Gain (loss) on sale of
    programming and affiliate
    interests, net.................     --         --         --         35,989     --           (330)     7,053
  Minority interest................     14,145     (7,385)    (9,417)    (8,637)    (3,429)     3,000     --
  Gain on sale of marketable
    securities, net................     --         --         --         --         --         --            733
  Settlement of litigation and
    related matters................     --         --         --         --         --         --         (5,655)
  Miscellaneous, net...............     (7,059)    (7,444)    (6,647)    (8,225)    (7,198)    (8,720)    (6,175)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Loss...........................    (83,919)  (232,984)  (332,079)  (317,458)  (315,151)  (246,782)  (250,503)
Dividend requirements applicable to
  preferred stock..................   (110,324)   (92,596)  (127,780)   (20,249)    (6,385)      (885)      (885)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss applicable to common
  stockholders.....................  $(194,243) $(325,580) $(459,859) $(337,707) $(321,536) $(247,667) $(251,388)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per common share..........  $   (7.81) $  (13.12) $  (18.52) $  (14.17) $  (13.72) $  (10.83) $  (11.17)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Average number of common shares
  outstanding (in thousands).......     24,858     24,823     24,827     23,826     23,444     22,859     22,512
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Book value per common share........  $ (102.92) $  (90.19) $  (95.59) $  (76.61) $  (76.93) $  (64.61) $  (55.28)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Deficiency of earnings available to
  cover fixed charges..............  $ (83,919) $(232,984) $(332,079) $(317,458) $(315,151) $(246,782) $(250,503)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                             AS OF                       AS OF DECEMBER 31,
                                         SEPTEMBER 30,  -----------------------------------------------------
                                             1997         1996       1995       1994       1993       1992
                                         -------------  ---------  ---------  ---------  ---------  ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT AVERAGE MONTHLY REVENUE DATA)
CONSOLIDATED BALANCE SHEET DATA(1):

  Total assets.........................   $ 4,872,763   $3,034,725 $2,502,305 $2,176,413 $1,327,418 $1,251,157

  Total debt...........................     5,111,512   3,334,701  3,157,107  3,169,236  2,235,499  2,004,452

  Redeemable preferred stock...........     1,092,921   1,005,265    257,751     --         --         --

  Stockholders' deficiency.............    (2,566,036)  (2,374,285) (1,891,676) (1,818,535) (1,503,244) (1,250,248)

STATISTICAL DATA(1):

  Homes passed(7)......................     4,484,000   3,858,000  3,328,000  2,899,000  2,240,000  2,019,000

  Basic service subscribers............     2,899,000   2,445,000  2,061,000  1,768,000  1,379,000  1,262,000

  Basic penetration(8).................          64.6%       63.4%      61.9%      61.0%      61.6%      62.5%

  Number of premium television units...     4,204,000   3,862,000  3,990,000  3,208,000  3,003,000  2,802,000

  Average number of premium units per
    basic subscriber...................           1.5         1.6        1.9        1.8        2.2        2.2

  Average monthly revenue per basic
    subscriber(9)......................   $     38.36   $   36.71  $   37.07  $   36.33  $   36.59  $   37.64

------------------------

(1) The consolidated statement of operations, balance sheet and statistical data reflect (i) the acquisition of Cablevision of NYC, effective as of July 10, 1992, and (ii) various acquisitions of cable television systems and other businesses during the periods presented. See "Business--Cable Television Operations" in the Form 10-K and "Unaudited Condensed Pro Forma Consolidated Financial Statements of Parent" herein. Acquisitions made by Cablevision during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for the acquisition of partnership interests in Cablevision of NYC from Dolan and entities affiliated with him, which were recorded at Dolan's and such entities' historical costs. Acquisitions are reflected in the consolidated statement of operations, balance sheet and statistical data from the time of acquisition.

(2) Cablevision recorded a one-time charge in the first quarter of 1994 to provide for employee severance and related costs resulting from a restructuring of its operations.

(3) In 1992, Cablevision recognized a $50 million loss in connection with Rainbow Media's commitment in respect of its venture with NBC relating to the 1992 Summer Olympics, which Cablevision paid in January 1993.

(4) In connection with the 1992 reorganization of V Cable, Inc. ("V Cable"), Cablevision redeemed the redeemable preferred stock of A-R Cable Services, Inc. ("A-R Cable"), incurring a loss of $20 million.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(5) In connection with the 1992 reorganization of V Cable, Cablevision wrote off approximately $7.5 million of deferred financing costs related to the debt of V Cable, and a portion of Cablevision's deferred financing costs of approximately $4.8 million in 1992 and $1.0 million in 1993, related to the replacement of bank debt with subordinated debt, were written off. In October 1994, Cablevision entered into a new bank credit agreement and redeemed $200 million of its reset debentures. The related deferred financing costs and unamortized discount relating to each were written off (the portions relating to Cablevision of NYC and Cablevision of New Jersey amounting to $3.2 million were written off in 1995) and charges of approximately $2.0 million in redemption fees, $4.5 million in deferred financing costs and $0.6 million in unamortized discount were recorded in connection with the redemption of the reset debentures. In January 1995, Rainbow Media amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of the third-party interest in SportsChannel New York and Rainbow News 12, resulting in an approximately $2.3 million write-off of deferred financing costs. In April 1996, Cablevision wrote off approximately $24.0 million of deferred interest and financing costs in connection with the refinancing of all indebtedness of V Cable and VC Holding, Inc. and formation of Cablevision of Ohio. In September 1996, Cablevision wrote off approximately $10.3 million of deferred financing costs in connection with the refinancing of the Credit Agreement, and in the fourth quarter of 1996, an additional $3.1 million of deferred financing costs relating to Cablevision's MFR subsidiary were written off in connection with a reorganization and refinancing of Cablevision MFR, Inc. In July 1997, Cablevision paid a premium of approximately $8.4 million to redeem its 10 3/4% Senior Subordinated Debentures due 2004 and wrote off deferred financing costs of approximately $5.3 million in connection therewith.

(6) In July 1997, Cablevision redeemed the Series A Preferred Stock of A-R Cable and recognized a gain principally representing the reversal of accrued preferred dividends in excess of amounts paid.

(7) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(8) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(9) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the month of September or December, as the case may be, divided by the average number of basic subscribers for that month.

CONTRIBUTED BUSINESSES

    TCI NEW JERSEY AND NEW YORK SYSTEMS. The following table sets forth selected historical financial data for the TCI New Jersey and New York Systems (as defined in note 1 to the September 30, 1997 Condensed Combined Financial Statements of the TCI New Jersey and New York Systems, included elsewhere in this document) (i) as of September 30, 1997 and as of December 31 for each of the years in the five-year period ended December 31, 1996 and (ii) for the nine month periods ended September 30, 1997 and 1996 and for each of the years in the five-year period ended December 31, 1996. The following data as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, is derived from the audited combined financial statements of the TCI New Jersey and New York Systems for the corresponding periods. The data for the other periods presented has been derived from unaudited information. The data for the nine months ended September 30, 1997 and 1996 has been derived from the TCI New Jersey and New York Systems' unaudited financial statements also appearing herein and, which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the TCI New Jersey and New York Systems", is qualified in its entirety, and should be read in conjunction with the accompanying combined financial statements, including the notes thereto, of the TCI New Jersey and New York Systems, included elsewhere in this document.

                                                                                DECEMBER 31,
                                             SEPTEMBER 30,  -----------------------------------------------------
                                                 1997         1996       1995       1994       1993       1992
                                             -------------  ---------  ---------  ---------  ---------  ---------
                                                                    (AMOUNTS IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:

Property and equipment, net................   $   154,670     166,827    175,302    185,484    191,233    158,241
Franchise costs, net.......................   $   451,973     443,745    456,270    468,731    481,882    494,714
Total assets...............................   $   613,209     622,802    641,133    662,122    682,407    661,956
Debt.......................................   $   --           17,815     18,590     21,036     24,625     25,954
Parent's investment........................   $   422,412     403,515    415,612    429,279    446,815    424,227

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                     ---------------------  -----------------------------------------------------
                                        1997       1996       1996       1995       1994       1993       1992
                                     ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS)
SUMMARY OPERATING DATA:

Revenue............................  $  158,294    146,096    199,798    180,601    162,688    169,151    164,590
Operating income...................  $   43,305     34,640     45,883     45,605     37,885     47,371     52,944
Net earnings.......................  $   28,590     21,213     28,166     28,316     21,346     28,224     31,797

    TKR NEW JERSEY/NEW YORK SYSTEMS. The following table sets forth selected historical financial data for the TKR New Jersey/New York Systems (as defined in note 1 to the September 30, 1997 Condensed Combined Financial Statements of the TKR New Jersey/New York Systems, included elsewhere in this document) (i) as of September 30, 1997 and as of December 31 for each of the years in the five-year period ended December 31, 1996 and (ii) for the nine month periods ended September 30, 1997 and 1996 and for each of the years in the five-year period ended December 31, 1996. The following data as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, is derived from the audited combined financial statements of the TKR New Jersey/New York Systems for the corresponding periods. The data for the other periods presented has been derived from unaudited information. The data for the nine months ended September 30, 1997 and 1996 has been derived from the TKR New Jersey/New York Systems' unaudited financial statements also appearing herein and, which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the TKR New Jersey/New York Systems", is qualified in its entirety, and should be read in conjunction with the accompanying combined financial statements, including the notes thereto, of the TKR New Jersey/New York Systems, included elsewhere in this document.

                                                                                DECEMBER 31,
                                           SEPTEMBER 30,  --------------------------------------------------------
                                             1997 (1)       1996       1995        1994        1993        1992
                                           -------------  ---------  ---------  ----------  ----------  ----------
                                                                    AMOUNTS IN THOUSANDS
SUMMARY BALANCE SHEET DATA:

Property and equipment, net..............   $   298,032     310,490    187,816     118,579      98,892     100,414
Franchise costs, net.....................   $   429,687     222,099     66,787      68,992      71,192      73,272
Total assets.............................   $   751,629     552,718    267,018     197,160     180,444     179,221
Debt.....................................   $   573,988     583,988    324,488     284,000     298,000     328,000
Combined equity (deficit)................   $   154,918     (68,060)   (91,348)   (197,160)   (131,320)   (171,393)

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                     ---------------------  -----------------------------------------------------
                                      1997(1)      1996       1996       1995       1994       1993       1992
                                     ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 AMOUNTS IN THOUSANDS
SUMMARY OPERATING DATA:

Revenue............................  $  158,334    136,718    185,974    135,719    126,373    123,653    117,159
Operating income...................  $   47,806     42,013     53,590     41,688     40,306     43,008     38,869
Net earnings.......................  $   18,151     17,686     19,050     20,734     21,246     31,236     15,969

------------------------

(1) The summary balance sheet data at September 30, 1997 and the summary operating data for the nine months ended September 30, 1997 reflect the effects of the acquisition by Tele-Communications of the TKR New Jersey/New York Systems (as described in note 1 to the September 30, 1997 Unaudited Condensed Combined Financial Statements of the TKR New Jersey/New York Systems, included elsewhere in this document).

                     UNAUDITED SUMMARY CONDENSED PRO FORMA
                  CONSOLIDATED FINANCIAL INFORMATION OF PARENT

    The following unaudited condensed pro forma consolidated balance sheet information as of September 30, 1997 presents Parent's financial position as adjusted to give effect to the Merger and the Contribution, in each case as if they had occurred as of September 30, 1997. The following condensed pro forma consolidated statement of operations information for the year ended December 31, 1996 gives effect to (i) the NBC Transaction, (ii) the MSG Redemption, (iii) the 1997 Warburg Transactions, (iv) the 1996 acquisitions of U.S. Cable and Cablevision of Newark (the "U.S. Cable/Newark Acquisitions") and (v) the Merger and the Contribution, in each case as if they had occurred at the beginning of the period presented. The following condensed pro forma consolidated statement of operations information for the nine months ended September 30, 1997 gives effect to (i) the NBC Transaction, (ii) the MSG Redemption, (iii) the 1997 Warburg Transactions and (iv) the Merger and the Contribution, in each case as if they had occurred at the beginning of the period presented. The Contribution will be accounted for under the purchase method of accounting. The Merger will be treated as a reorganization with no change in the recorded amount of Cablevision assets and liabilities. See "The Transactions--Accounting Treatment" and "The Transactions--Certain Federal Income Tax Consequences of the Transactions." The unaudited condensed pro forma consolidated financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the dates indicated, or of future results of operations or financial position of the stand-alone or combined entities. The unaudited condensed pro forma consolidated financial statements are based on the historical consolidated financial statements of Cablevision and Parent and on the financial statements of the Contributed Businesses and the unaudited condensed pro forma consolidated financial information should be read in conjunction with such financial statements. See "Unaudited Condensed Pro Forma Consolidated Financial Statements of Parent."

                                                                  AT OR FOR NINE MONTHS       FOR TWELVE MONTHS
                                                                 ENDED SEPTEMBER 30, 1997  ENDED DECEMBER 31, 1996
                                                                 ------------------------  -----------------------
                                                                  (AMOUNTS IN THOUSANDS)   (AMOUNTS IN THOUSANDS)
Unaudited Pro Forma Consolidated Statement of Operations
  Information:
  Revenues.....................................................       $    1,912,765            $   2,406,344
  Net loss.....................................................       $      (65,712)           $    (390,643)
  Net loss applicable to common shareholders...................       $     (176,036)           $    (518,423)
  Net loss per common share....................................       $        (4.75)           $      (13.99)

Unaudited Pro Forma Consolidated Balance Sheet Information:
  Total assets.................................................       $    6,057,917
  Total liabilities............................................       $    7,014,820
  Redeemable preferred stock...................................       $    1,092,921
  Total shareholders' deficiency...............................       $   (2,068,049)

                      UNAUDITED COMPARATIVE PER SHARE DATA

    The following table sets forth the historical net losses per share, cash dividends per share and book value per share data for Cablevision and historical and combined pro forma per share data for Parent for the nine months ended September 30, 1997 and for the twelve months ended December 31, 1996. The information presented herein should be read in conjunction with the "Selected Historical Financial Data" and the "Unaudited Condensed Pro Forma Consolidated Financial Statements of Parent" appearing elsewhere in this Joint Proxy Statement/Prospectus.

    For purposes of calculating equivalent per share data, it has been assumed that each share of Cablevision Class A Common Stock and each share of Cablevision Class B Common Stock is converted in the Merger into one share of Parent Class A Common Stock and one share of Parent Class B Common Stock, respectively, and that Parent will issue 12,235,543 shares of Parent Class A Common Stock in the Issuance.

                                                                                                      AT OR FOR
                                                                                    AT OR FOR       TWELVE MONTHS
                                                                                   NINE MONTHS          ENDED
                                                                                      ENDED          DECEMBER 31,
                                                                                SEPTEMBER 30, 1997       1996
                                                                                ------------------  --------------
CABLEVISION PER SHARE EQUIVALENT--HISTORICAL
  Net loss per common share(1)................................................      $    (7.81)       $   (18.52)
  Cash dividends per common share.............................................          --                --
  Book value per common share(2)..............................................      $  (102.92)       $   (95.59)
PARENT--ADJUSTED PRO FORMA (3)
  Net loss per common share (4)...............................................      $    (4.75)       $   (13.99)
  Cash dividends per common share.............................................          --                --
  Book value per common share(5)..............................................      $   (55.64)       $   (50.61)

------------------------

(1) Calculated based on the weighted average common shares of Cablevision outstanding during the periods presented. Common stock equivalents were not included in the calculation as their effect would be antidilutive.

(2) Calculated by dividing the historical stockholders' equity by the number of outstanding shares of Cablevision Common Stock. The outstanding shares of Cablevision Common Stock do not include shares issuable upon exercise of Cablevision options or conversion of outstanding Cablevision Series I Preferred Stock or Cablevision Series C Preferred Stock.

(3) Adjusted to give effect to the Merger and the Issuance.

(4) Calculated based on 37,094,000 and 37,063,000 pro forma weighted average common shares outstanding of Parent at September 30, 1997 and December 31, 1996, respectively.

(5) Book value per share at September 30, 1997 and December 31, 1996 gives effect to the Merger, the Contribution and the Issuance (see the "Unaudited Condensed Pro Forma Consolidated Financial Statements of Parent" included in this document).

                                 MARKET PRICES

    Cablevision Class A Common Stock is listed on AMEX under the symbol "CVC". It is anticipated that, prior to the Special Meeting, the Cablevision Class A Common Stock will be delisted from AMEX and the Parent Class A Common Stock will be approved for listing on the AMEX under the symbol "CVC" upon official notice of issuance. The Contributed Subsidiaries' equity securities and the capital stock of the entities that directly own the Asset Contributed Systems are not listed on any securities exchange or otherwise publicly traded and are owned directly or indirectly by TCI. The Cablevision Class B Common Stock is not listed on any securities exchange or otherwise publicly traded. The following table sets forth the high and low closing prices per share of Cablevision Class A Common Stock as reported by the AMEX Composite Tape for the periods indicated.

                                                                                  CABLEVISION CLASS A
                                                                                      COMMON STOCK
                                                                                 ----------------------
                                                                                    HIGH        LOW
                                                                                 ----------  ----------
1995
  First Quarter................................................................  $   58 3/4  $   48 7/8
  Second Quarter...............................................................      63 3/4      52 1/4
  Third Quarter................................................................      69 3/4          58
  Fourth Quarter...............................................................          61      49 3/4
1996
  First Quarter................................................................      60 3/8      52 3/4
  Second Quarter...............................................................          58          44
  Third Quarter................................................................      46 1/4      38 7/8
  Fourth Quarter...............................................................      43 3/4          25
1997
  First Quarter................................................................          35      29 3/4
  Second Quarter...............................................................          55          28
  Third Quarter................................................................      62 3/4      49 3/4
  Fourth Quarter...............................................................      95 3/4    63 15/16
1998
  First Quarter (through January 16, 1998).....................................      94 3/8      88 5/8

    On June 6, 1997, the last trading day before public announcement of the execution of the Original Contribution and Merger Agreement, the closing price of Cablevision Class A Common Stock as reported by the AMEX Composite Tape was $34 5/8 per share. On January 16, 1998, the last trading day before the date of this Proxy Statement/Prospectus, the closing price of Cablevision Class A Common Stock as reported by the AMEX Composite Tape was $91 13/16 per share.

    CABLEVISION STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CABLEVISION CLASS A COMMON STOCK.

    No equity securities of Parent were publicly traded prior to the Effective Time. It is anticipated that the Parent Class A Common Stock will be approved for listing on the AMEX upon consummation of the Merger under the symbol "CVC" upon official notice of issuance.

    Cablevision has never paid any dividends on the Cablevision Common Stock and does not intend to declare any dividends prior to the Effective Time. The payment of future dividends on the Parent Common Stock will be a business decision made by the Parent Board of Directors from time to time based upon the results of operations and financial condition of Parent and such other factors as the Parent Board of Directors considers relevant.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Proxy Statement/Prospectus, including any forecasts, projections and descriptions of anticipated synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by Cablevision, including any statements contained herein or therein regarding the development or possible assumed future results of operations of Cablevision businesses and the Contributed Businesses, the markets for Cablevision's and the Contributed Businesses' services and products, anticipated capital expenditures, regulatory developments and the effects of the Contribution or the Merger, any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Reform Act). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to Cablevision or Parent (or persons acting on either of their behalf) are expressly qualified in their entirety by the cautionary statements set forth or referred to above in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither Parent nor Cablevision undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. See "Incorporation of Certain Information by Reference."

                                  RISK FACTORS

    THE FOLLOWING ARE CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE HOLDERS OF CABLEVISION COMMON STOCK IN EVALUATING THE MERGER AND THE INVESTMENT IN PARENT COMMON STOCK. REFERENCES IN THIS CAPTION "RISK FACTORS" TO THE BUSINESS OF CABLEVISION ARE DEEMED TO BE REFERENCES TO THE BUSINESS OF PARENT AND CABLEVISION AFTER THE MERGER AND TO BE REFERENCES TO THE BUSINESS OF PARENT, CABLEVISION AND THE CONTRIBUTED BUSINESSES AFTER THE CONTRIBUTION. CERTAIN STATEMENTS UNDER THIS CAPTION "RISK FACTORS" CONSTITUTE FORWARD-LOOKING STATEMENTS UNDER THE REFORM ACT. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" AND "FORWARD-LOOKING STATEMENTS."

SUBSTANTIAL INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE

    Cablevision has incurred substantial indebtedness and issued substantial amounts of mandatorily redeemable preferred stock, primarily to finance acquisitions and expansion of its operations, to refinance outstanding indebtedness and, to a lesser extent, for investments in and advances to affiliates. Cablevision's consolidated debt plus Cablevision's 11 3/4% Series H Redeemable Exchangeable Preferred Stock (the "Cablevision Series H Preferred Stock") and 11 1/8% Series M Redeemable Exchangeable Preferred Stock (the "Cablevision Series M Preferred Stock") aggregated approximately $6.2 billion at September 30, 1997. As a result of Cablevision's high level of indebtedness and the significant amount of redeemable preferred stock, Cablevision has significant cash requirements to service indebtedness and to pay dividends and redemption amounts on redeemable preferred stock, increasing Cablevision's vulnerability to adverse developments in its business and adverse economic and industry conditions. Based on currently outstanding obligations, Cablevision's quarterly cash obligations for the first, second, third and fourth quarters of 1998 are currently expected to be (i) for debt service, approximately $64.9 million, $107 million, $68 million and $116.1 million, respectively, and (ii) for dividends on the Cablevision Series I Preferred Stock, approximately $7.3 million per quarter. Cablevision also has outstanding cash redemption obligations for 1998 (i) if Cablevision elects to pay in cash, of approximately $151 million in respect of the repayment of the Senior Subordinated Notes due 1998/2003 of Cablevision MFR, Inc. when due in the third quarter of 1998 and
(ii) if the Transactions are consummated, of approximately $190 million in respect of the Dolan Partnership Transaction.

NET LOSSES AND STOCKHOLDERS' DEFICIENCY

    Cablevision reported net losses applicable to common stockholders for the nine months ended September 30, 1997 and 1996 of $194.2 million and $325.6 million, respectively, and for the years ended December 31, 1996, 1995 and 1994 of $459.9 million, $337.7 million and $321.5 million, respectively. At September 30, 1997, Cablevision had a stockholders' deficiency of $2.6 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1994, 1995 and 1996 and will continue at high levels throughout 1997 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in Cablevision's programming operations. Cablevision expects to continue incurring substantial losses for at least the next several years.

POSSIBLE NONCOMPLETION OF CERTAIN TRANSACTIONS

    There can be no assurances that Cablevision's pending transactions referred to in "The Companies-- Cablevision--Recent Developments" will be consummated in a timely manner or at all. See "The Companies--Cablevision--Recent Developments." Cablevision does not believe that the failure to consummate such pending transactions would be reasonably likely to have a material adverse effect on Cablevision as a whole. Furthermore, there can be no assurances that the refinancing of the Assumed Debt in the Refinancing, the Restructuring, the Dolan Partnership Transaction or the Partnership Contribution will be consummated in a timely manner or at all or on what terms such transactions may be consummated.

Cablevision does not believe that the failure to consummate the Restructuring, the Dolan Partnership Transaction or the Partnership Contribution would be reasonably likely to have a material adverse effect on Cablevision as a whole. With respect to the refinancing of the Assumed Debt in the Refinancing, the aggregate amount of Assumed Debt that will be assumed by Parent in the Contribution is expected to be approximately $669 million. All of the Assumed Debt will, in accordance with the Contribution and Merger Agreement, be payable upon consummation of the Transactions. The refinancing of the Assumed Debt is included as part of the Refinancing. Cablevision is in discussions with commercial lenders with respect to a separate credit facility (the "New Credit Facility") in the aggregate amount of $800 million to provide funds for the refinancing of the Assumed Debt in the Refinancing, for additional working capital needs for the Contributed Businesses and for other corporate purposes. Cablevision currently expects that the New Credit Facility will be in place at or prior to the consummation of the Transactions. However, there can be no assurances that the New Credit Facility will be obtained or upon what terms the New Credit Facility will be obtained. If the New Credit Facility is not obtained, Cablevision would need additional capital in order to refinance the $669 million in Assumed Debt upon consummation of the Transactions and for any additional working capital needs for the Contributed Businesses. That additional funding could be obtained by amending Cablevision's existing facility to increase borrowings available to refinance the Assumed Debt and by issuing debt in the public markets (including issuing up to $500 million currently available under Cablevision's existing shelf registration facility). However, there can be no assurances that any such amendments would be obtained or any such issuance could be effected or upon what terms such amendment could be obtained or such issuance could be effected. If the New Credit Facility is not obtained and additional capital was not available for Cablevision to assume and pay the Assumed Debt, Cablevision would not be able to comply with the terms of the Contribution and Merger Agreement and could be held to be in breach thereof. If such breach were to give rise to a judgment that Cablevision was unable to satisfy, then such breach could cause a material adverse effect on Cablevision and a default under the Cablevision Debt and in such circumstances could cause defaults under other outstanding obligations of Cablevision. See "The Transactions--Description of the Transactions--The Contribution and Issuance" and "Potential Related Transactions."

NEED FOR ADDITIONAL FINANCING

    Cablevision's businesses require substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of cable plant, offering of new services and the further participation in existing services, the funding of costs of cable programming services prior to their becoming cash-flow positive, and the servicing, repayment or refinancing of its indebtedness and mandatorily redeemable preferred stock. Cablevision will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay the principal of and interest on its debt and to pay dividends and make redemption payments on its preferred stock. Cablevision also intends to incur additional costs to facilitate the startup of such adjunct businesses as high speed data service, digital video service and residential telephony. Depending upon the timing and scope of the rollout of these businesses, as to which Cablevision has not made any definitive decision, Cablevision may require significant additional capital. Depending on the scope of Cablevision's participation in personal communications services and direct broadcast satellite ("DBS") ventures, as to which Cablevision has not made any definitive decision, significant additional capital may also be required for these businesses. Cablevision is not currently able to estimate the amounts of such capital expenditures, which would depend highly upon, among other factors, the timing and scope thereof. In addition, Cablevision may require additional capital (i) if it elects to pay cash to acquire ITT Corporation's remaining interest in MSG following an exercise by ITT Corporation of its put rights at approximately $188 million in cash or by Cablevision of its call rights with respect to such interests, (ii) in order to make the payment of approximately $190 million in cash to Dolan due pursuant to the Dolan Partnership Transaction, (iii) if it elects to pay cash of up to $151 million in order to repay the Senior Subordinated Notes due 1998/2003 of Cablevision MFR, Inc. when due in August 1998 or (iv) if the New Credit Facility is not obtained in order to pay the approximately $669 million in Assumed Debt that will be payable upon consummation of the Transactions. There can be no assurance that Cablevision will be able to raise additional capital on satisfactory terms, or at all, to meet its future financing needs.

FUTURE CAPITAL EXPENDITURES AND COMMITMENTS

    Cablevision intends to make substantial capital expenditures, including major system upgrades, with respect to its cable television systems over the next several years. In addition, Cablevision, through Rainbow Media Holdings, Inc. and its subsidiaries ("Rainbow Media"), has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. For further commitments, see "--Need for Additional Financing."

INTANGIBLE ASSETS

    Cablevision had total assets at September 30, 1997 of $4.9 billion, of which $2.3 billion were intangible assets, consisting of franchises, affiliation agreements, excess cost over fair value of net assets acquired and deferred financing, acquisition and other costs. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

VOTING CONTROL BY MAJORITY STOCKHOLDERS; DISPARATE VOTING RIGHTS

    As of September 30, 1997, Dolan beneficially owned and possessed sole voting power with respect to 7,805 shares or approximately 0.1% of the Cablevision Class A Common Stock and 4,859,281 shares or 43.7% of the Cablevision Class B Common Stock. In addition, as of September 30, 1997, an aggregate of 1,240,000 shares or 11.2% of the outstanding Cablevision Class B Common Stock were held by a Grantor Retained Annuity Trust (the "GRA Trust") established by Dolan for estate planning purposes. Dolan may be deemed to have beneficial ownership of the shares of Cablevision Class B Common Stock held by the GRA Trust due to his right to reacquire the Cablevision Class B Common Stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Dolan and his spouse) has the power to vote and dispose of the shares of Cablevision Class B Common Stock held by it. As a result of his beneficial ownership of the shares held by the GRA Trust, as of September 30, 1997, Dolan beneficially owned 7,805 shares or approximately 0.1% of the outstanding Cablevision Class A Common Stock and 6,099,281 shares or 54.9% of the outstanding Cablevision Class B Common Stock. On a combined basis, these shares represented 24.5% of the total number of shares of both classes of Cablevision Common Stock and 48.8% of the total voting power of the Cablevision Common Stock. Other trusts established by Dolan for the benefit of certain Dolan family members, and as to which Dolan disclaims beneficial ownership, owned, as of September 30, 1997, an additional 39,000 shares of Cablevision Class A Common Stock or 0.3% of the Cablevision Class A Common Stock and 5,006,928 shares of the Cablevision Class B Common Stock or 45.1% of the Cablevision Class B Common Stock and 40.1% of the total voting power of all classes of the Cablevision Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors subject to election by holders of the Cablevision Class B Common Stock (the "Class B Directors"), which directors constitute 75% of the entire Cablevision Board of Directors. Moreover, because holders of Cablevision Class B Common Stock are entitled to ten votes per share while holders of Cablevision Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Cablevision Class A and Cablevision Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Cablevision Certificate and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Cablevision Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Cablevision Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Cablevision Certificate which adversely affects the powers, preferences or rights of the Cablevision Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. If the Transactions are consummated, the Cablevision Common Stock of the Dolan family members will be converted into the same number of shares of a like class of Parent Common Stock and the Dolan family members will continue to maintain the voting rights set forth above (including the voting rights resulting from the ownership of a majority of the total voting power of the outstanding Parent Common Stock), subject to reduction for the 12,235,543 shares of Parent Class A Common Stock to be issued by Parent to TCI in the Issuance and to TCI's right to designate two of the Class B Directors under the Stockholders Agreement. Subsequent to the Issuance, the Class B Stockholders, which include the Dolan family members, will be party to the Stockholders Agreement with Tele-Communications, which agreement provides for certain rights of and limitations on the Class B Stockholders, Tele-Communications and Parent with the respect to the Parent Common Stock and Parent. See "Certain Related Agreements--The Stockholders Agreement."

RESTRICTIVE COVENANTS

    Cablevision's principal bank credit facility (the "Credit Agreement") and certain of the indentures governing the Public Debt (as hereinafter defined) contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict Cablevision's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Cablevision currently expects that the New Credit Facility, if obtained, would have covenants of the same type contained in the Credit Agreement. If the New Credit Facility is not obtained, Cablevision may be required to agree to additional and/or more restrictive covenants under the Credit Agreement if Cablevision were to seek an amendment of the Credit Agreement in order to obtain additional funds to refinance the Assumed Debt upon consummation of the Transactions. Violation of the covenants in the Credit Agreement or in the indentures governing the Public Debt could result in a default under the Credit Agreement which would permit the bank lenders thereunder (i) to restrict Cablevision's ability to borrow undrawn funds under the Credit Agreement and (ii) to accelerate the maturity of borrowings thereunder. Consummation of the Transactions would not result in a violation of any provisions of the Public Debt or the Credit Agreement.

RISKS RELATED TO REGULATION

    Cablevision's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the Federal Communications Commission ("FCC") ordered reductions in cable television rates. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted legislation (the "Telecommunications Act of 1996") that relaxes the regulation of cable television rates; however, the most significant rate regulation relaxation affecting Cablevision will not occur until after March 31, 1999.

RISK OF COMPETITION

    Cable operators compete with a variety of distribution systems, including broadcast television stations, DBS, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. For example, four DBS systems are now operational in the United States, some with investment by companies with substantial resources such as Hughes Electronics Corp., AT&T Corp. and News Corporation. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Media) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems" ("OVS"), a wired video delivery system similar to a cable television system that would not require a local cable franchise. Several OVS operators have sought to enter New York City, Boston and Westchester County, New York. Additional video competition to cable systems is possible from new wireless local multipoint distribution services ("LMDS") authorized by the FCC, for which spectrum will be auctioned by the FCC in late 1997.

COMPETITION FROM TELEPHONE COMPANIES

    The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which Cablevision currently holds cable franchises, and in certain locations have commenced offering service. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area. Several Regional Bell operating companies have purchased or made investments in such cable systems.

RISK OF NON-EXCLUSIVE FRANCHISES AND FRANCHISE RENEWALS

    Cablevision's cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable authorities. Cablevision's business is dependent on its ability to obtain and renew its franchises. Although Cablevision has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstance. In certain cases, franchises have not been renewed at expiration and Cablevision operates under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of Cablevision Common Stock in connection with the solicitation of proxies by the Cablevision Board of Directors for use at the Special Meeting, and at any adjournments or postponements thereof, to consider and vote upon the Proposals. Each copy of this Proxy Statement/Prospectus mailed to holders of Cablevision Common Stock is accompanied by a proxy card for use at the Special Meeting.

TIME, DATE AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held on February 18, 1998, at the principal executive offices of Cablevision Systems Corporation, One Media Crossways, Woodbury, New York, 11797, commencing at 10 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of Cablevision Common Stock will consider and vote upon the following proposals (the "Proposals"): (i) the approval and adoption of the Contribution and Merger Agreement and the approval of the Merger (the "Merger Proposal"); (ii) the approval of the Issuance (the "Issuance Proposal" and, together with the Merger Proposal, the "Transaction Proposals");
(iii) the approval and adoption of the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan (the "Plan Proposals"); and (iv) such other matters as may properly be brought before the Special Meeting and any adjournments or postponements thereof.

    Approval of the Merger Proposal will be deemed to constitute approval of the Issuance Proposal and approval of the stock options, conjunctive rights, bonus award shares and incentive awards to be issued by Parent in replacement of outstanding Cablevision stock options, conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement. The Issuance Proposal and the Plan Proposals are conditioned on the approval of the Merger Proposal, but the Merger Proposal is not conditioned on the approval of the Plan Proposals.

RECORD DATE; SHARES ENTITLED TO VOTE

    Cablevision has established January 6, 1998 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Cablevision Common Stock at the close of business on the record date are entitled to vote at the Special Meeting.

VOTES REQUIRED

    On the Record Date, Cablevision had outstanding and entitled to vote 13,983,496 shares of Cablevision Class A Common Stock, each of which is entitled to one vote per share, and 11,096,709 shares of Cablevision Class B Common Stock, each of which is entitled to ten votes per share on matters properly submitted at the Special Meeting. On such date, there were approximately 735 holders of record of Cablevision Common Stock.

    As of September 30, 1997, the executive officers and directors of Cablevision as a group beneficially owned approximately 8,804,725 shares of Cablevision Common Stock (representing approximately 35.3% of the outstanding Cablevision Common Stock and 67% of the total voting power of the outstanding Cablevision Common Stock).

    The presence in person or by proxy of the outstanding shares of Cablevision Common Stock representing a majority of the vote which could be cast by the holders of all Cablevision Common Stock, voting together as a single class, is necessary to constitute a quorum for the transaction of business. For the purposes of the Merger Proposal, abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present but will be counted as a vote against the Merger Proposal and, therefore, the Issuance Proposal and the Plan Proposals. For the purposes of the Issuance Proposal and the Plan Proposals, abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present. HOLDERS OF SHARES OF CABLEVISION STOCK ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED FOR THIS PURPOSE IN ORDER TO ENSURE THAT THEIR SHARES ARE VOTED.

    Approval and adoption of the Contribution and Merger Agreement and approval of the Merger to be voted on at the Special Meeting, which will be deemed to constitute approval of the Issuance and approval of the stock options and conjunctive rights to be issued by Parent under the Parent Stock Plans in replacement of outstanding Cablevision stock options and conjunctive rights pursuant to the Contribution and Merger Agreement, requires the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock, voting together as a single class. Approval and adoption of the Parent Employee Stock Plan and the Parent Long-Term Incentive Plan requires the affirmative vote of a majority of the total voting power of the shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock present at the Special Meeting in person or by proxy and entitled to vote, voting together as a single class. CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE FOR ADOPTION AND APPROVAL OF THE CONTRIBUTION AND MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE. ACCORDINGLY, APPROVAL OF THOSE MATTERS IS ASSURED.

    BOARDS OF DIRECTORS' RECOMMENDATIONS. EACH OF THE CABLEVISION BOARD OF DIRECTORS AND THE PARENT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS. THE CABLEVISION BOARD RECOMMENDS THAT CABLEVISION'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE PROPOSALS.

VOTING AND REVOCATION OF PROXIES

    A proxy card for the Special Meeting accompanies this Proxy Statement/Prospectus. A stockholder may use the proxy card if he or she is unable to attend the Special Meeting or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of Cablevision, by submitting a proxy having a later date or by appearing at the Special Meeting and electing to vote in person. Presence at the Special Meeting of a stockholder who signed a proxy does not in itself revoke the proxy. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF NO SPECIFICATION IS MADE, SHARES OF CABLEVISION COMMON STOCK REPRESENTED BY PROXIES RECEIVED BY CABLEVISION PRIOR TO OR AT THE SPECIAL MEETING WILL BE VOTED FOR THE APPROVAL OF EACH OF THE PROPOSALS.

    The Cablevision Board is not aware of any matters to be presented at the Special Meeting other than those described in this Proxy Statement/Prospectus. If other matters are properly brought before the Special Meeting, it is the intention of the persons named in the proxies, or their substitutes, to vote the shares to which such proxies relate in accordance with their judgment.

    Stockholders of Cablevision will not be entitled to present any matter for consideration at the Special Meeting.

SOLICITATION OF PROXIES

    Cablevision will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, the directors, officers and regular employees of Cablevision and its subsidiaries, who will receive no compensation in excess of their regular salaries for their services but may be reimbursed for their out-of-pocket expenses in connection with the solicitation, may solicit proxies by telephone, telegram, in person or otherwise. Cablevision will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable expenses in communicating with the persons for whom they hold Cablevision Common Stock.

                                 THE COMPANIES

PARENT

    Parent was incorporated in the state of Delaware on November 21, 1997. Parent has not conducted any business activities to date, other than those incident to its formation, its execution of the Contribution and Merger Agreement and related agreements and its participation in the preparation of this Proxy Statement/Prospectus. Immediately following the consummation of the Merger and the Contribution, Parent will become a holding company for Cablevision and its subsidiaries and for the Contributed Businesses. Accordingly, after the Transactions, the business of Parent through its subsidiaries will be the same as the business currently conducted by Cablevision and its subsidiaries and by the Contributed Businesses.

    Parent is authorized to issue 200,000,000 shares of Parent Class A Common Stock, 80,000,000 shares of Parent Class B Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share ("Parent Preferred Stock").

    There is currently outstanding one share of Parent Class A Common Stock, which is owned by Cablevision. No other shares of Parent Common Stock or Parent Preferred Stock are issued or outstanding. Upon consummation of the Merger, all the Parent Class A Common Stock currently owned by Cablevision will be canceled and will no longer be outstanding.

    The directors and executive officers of Parent will be substantially the same as the directors and executive officers of Cablevision with certain changes in the Class B Directors to reflect the Contribution and Issuance pursuant to the Contribution and Merger Agreement and the Stockholders Agreement. See "Management" and "Certain Related Agreements--The Stockholders Agreement." The directors and executive officers of Parent after the Effective Time as a group, based on ownership as of September 30, 1997, are expected to beneficially own approximately 34.1% of the outstanding shares of Parent Common Stock and 66.8% of the total voting power of outstanding Parent Common Stock after the Merger and, excluding the effects of any deemed beneficial ownership together with Tele-Communications by virtue of being a party to (or affiliated with a person who is a party to) the Stockholders Agreement, approximately 23.9% of the outstanding shares of Parent Common Stock and 61.1% of the total voting power of outstanding Parent Common Stock after the Transactions. Tele-Communications will beneficially own, excluding the effects of any deemed beneficial ownership by virtue of being a party to the Stockholders Agreement, approximately 46.7% of the outstanding shares of Parent Class A Common Stock, 32.8% of the outstanding shares of Parent Common Stock and 8.9% of the total voting power of outstanding Parent Common Stock after the Issuance. See "Ownership of Cablevision and Parent" for the number of shares of Cablevision Common Stock beneficially owned by each director and the executive officers of Cablevision.

    The principal executive offices of Parent are located at One Media Crossways, Woodbury, New York 11797. Parent's telephone number is (516) 364-8450.

CABLEVISION

    For a description of Cablevision's businesses and recent developments concerning Cablevision and its businesses, see the Form 10-K, the Forms 10-Q and the Forms 8-K, each of which is incorporated by reference herein. The following description is qualified in its entirety by reference to such incorporated documents. See "Incorporation of Certain Information by Reference."

    DESCRIPTION OF CABLEVISION; CABLE OPERATIONS. Cablevision is one of the largest operators of cable television systems in the United States, with approximately 2,899,000 subscribers in 19 states as of September 30, 1997, based on the number of basic subscribers in systems that are currently majority owned and managed by Cablevision (after giving effect to the closing of certain pending transactions as described under "--Recent Developments"). Cablevision also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in MSG, a sports entertainment company.

    Cablevision's strategy has been to concentrate its cable television systems in and around three major metropolitan areas: New York City, Boston and Cleveland, with a view to being a significant cable provider in each of these markets; to maximize its revenue per subscriber by marketing premium services; to develop and promote niche programming and entertainment services; and to remain an industry leader in upgrading the technological capabilities of its systems.

    Cablevision believes that its cable television systems on Long Island, New York comprise the largest contiguous group of cable television systems under common ownership in the United States (measured by number of subscribers). By developing systems in and around major metropolitan areas, including expansion through acquisitions in areas in which Cablevision has existing systems, Cablevision has been able to realize economies of scale in the operation and management of its systems and to capitalize on opportunities to create and market programming of regional interest.

    Through the current and planned upgrade of its cable plant, including the utilization of fiber optic cable and associated electronics, Cablevision is seeking to increase significantly its channel capacity so to accommodate more analog and add new digital channel capacity, which will facilitate the startup of such adjunct businesses as information services, interactive services (including Internet access), near video on demand, video on demand, residential telephony and commercial telephony. To successfully roll out these adjunct new businesses significantly beyond the initial development phases, Cablevision will require additional capital. See "Risk Factors--Need for Additional Financing."

    PROGRAMMING AND ENTERTAINMENT. Cablevision conducts its programming and entertainment activities through Rainbow Media, its 75% owned subsidiary, and through subsidiaries of Rainbow Media in partnership with certain unaffiliated entities, including Liberty Media Corporation. The remaining 25% interest in Rainbow Media is owned by a subsidiary of National Broadcasting Company, Inc. Rainbow Media's businesses include MSG, seven regional SportsChannel networks, five national entertainment networks (American Movie Classics Company ("AMC"), Bravo Company ("Bravo"), MuchMusic, Romance Classics and the Independent Film Channel ("IFC"), Rainbow News 12 (regional news networks serving suburban areas surrounding New York City)) and the sports network of Prime Sports-Channel Network. MSG is a sports entertainment company that owns and operates the Madison Square Garden arena and the adjoining Theater at MSG, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the Madison Square Garden Network and SportsChannel Associates. MSG and Rainbow Media's SportsChannel networks provide regional sports programming to the New York, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMC is a national entertainment network featuring classic, unedited and non-colorized films from the 1930s through the 1970's. Bravo is a national entertainment network offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. Romance Classics is a national entertainment network featuring classic, unedited and non-colorized films with romantic themes from the 1930s through the 1970's. MuchMusic is a music network featuring a diverse mix of new and established musical artists. IFC is a national entertainment network that airs independent films made outside the traditional Hollywood system.

    ADVERTISING SERVICES. Rainbow Advertising Sales Corporation ("Rainbow Advertising") sells advertising time to national, regional and local advertisers on behalf of Cablevision's cable television systems and the SportsChannel and Rainbow News 12 programming networks, as well as on behalf of unaffiliated cable television systems. Under the agreement with Fox Sports Net, LLC ("Fox Sports") described under "-- Recent Developments," Rainbow Media would contribute the national advertising assets of Rainbow Advertising relating to its SportsChannel programming networks to National Advertising Partners.

    RECENT DEVELOPMENTS. On February 19, 1997, Cablevision announced that it was pursuing a plan to dispose of certain nonstrategic cable television systems representing an aggregate of up to 478,000 basic subscribers. As described below, Cablevision has completed the sale of cable television systems in Maine and in Allen and Gibsonberg Township, Ohio and has entered into definitive agreements covering the sale of regional cable television systems in Alabama, Florida, Kentucky, Missouri, North Carolina and neighboring states, as well as individual cable television systems in Windsor, New York; New Milford, Pennsylvania; and Rockford, Illinois. Cablevision is actively pursuing the sale of other nonstrategic systems. There can be no assurance that Cablevision will enter into agreements covering other asset sales or that any asset sale transactions will be consummated.

    On October 31, 1997, A-R Cable Services-ME, Inc., an indirect Cablevision subsidiary, completed the sale of cable television systems in Maine (which served approximately 53,000 subscribers as of September 30, 1997) to Frontiervision Operating Partners, L.P. for approximately $78 million in cash.

    In November 1997, A-R Cable entered into an agreement with Adams CATV, Inc. ("Adams") to sell to Adams the cable television systems in Windsor, New York and New Milford, Pennsylvania owned by
A-R Cable (which served approximately 4,100 subscribers as of September 30,
1997) for approximately $4.8 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated in the first quarter of 1998. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

    On August 13, 1997, A-R Cable, entered into an agreement with Insight Communications Company, L.P. ("Insight") to sell to Insight the cable television systems in Rockford, Illinois owned by A-R Cable (which served approximately 66,000 subscribers as of September 30, 1997) for approximately $97 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated by January 31, 1998. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

    On December 23, 1997, Cablevision of the Midwest, Inc. ("Cablevision of the Midwest"), which is a Cablevision subsidiary, completed the sale to TWFanch-one Co. ("'TWFanch") of the cable television system in Allen and Gibsonberg Township, Ohio owned by Cablevision of the Midwest (which served approximately 6,900 subscribers as of September 30, 1997) for approximately $10.7 million in cash.

    On August 29, 1997, Cablevision and its wholly owned subsidiaries U.S. Cable Television Group, L.P. ("U.S. Cable"), ECC Holdings Corporation ("ECC Holdings") and Missouri Cable Partners, L.P. ("Missouri Cable") entered into an agreement with Mediacom LLC ("Mediacom") to sell to Mediacom a number of cable television systems owned by U.S. Cable, ECC Holdings and Missouri Cable (which served 256,000 subscribers as of September 30, 1997) for approximately $315 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated in the first quarter of 1998. There can be no assurance that the transactions will be consummated in a timely fashion, or at all.

    On May 10, 1996, Cablevision entered into an agreement with Warburg Pincus Investors, L.P. ("Warburg") to acquire from Warburg the interests that Cablevision did not already own in A-R Cable, A-R Cable Partners, Cablevision of Newark and Cablevision of Framingham Holdings, Inc. ("CFHI"). See the Form 10-K for a description of these affiliates. On June 11, 1997, Cablevision acquired from Warburg the equity interests that Warburg owned in A-R Cable Partners and CFHI for $41 million in cash and on July 2, 1997, the Company acquired from Warburg the equity interests the Warburg owned in A-R Cable for $112 million in cash (collectively, the "1997 Warburg Transactions"). A-R Cable, A-R Cable Partners and CFHI collectively served approximately 387,000 subscribers as of September 30, 1997.

    In August, 1996, Cablevision acquired the remaining approximate 80% partnership interest in U.S. Cable that it did not already own for approximately $4 million and repaid the debt owed by U.S. Cable to General Electric Capital Corporation of approximately $154 million with proceeds from a new $175 million credit facility. On September 27, 1996, Cablevision acquired from Warburg the equity interests that Warburg owned in Cablevision of Newark (which served approximately 48,000 subscribers as of September 30, 1997) for $37 million in cash.

    On June 17, 1997, Cablevision and ITT Corporation ("ITT") and certain of their affiliates completed the redemption by MSG of a portion of ITT's 50% interest in MSG (the "MSG Redemption"). As a result of the MSG Redemption and the contemporaneous contribution by Rainbow Media of SportsChannel New York to MSG (described below), Rainbow Media's interest in MSG increased from 50% to 89.8%. ITT received $500 million from MSG and maintains a 10.2% equity interest in MSG. MSG financed the redemption with borrowings under an $850 million senior secured credit facility. ITT has the right to require Cablevision to repurchase one-half of its remaining equity interest in MSG on June 17, 1998 for $75 million (or $94 million if ITT contributes to MSG ownership of an aircraft used to transport professional sports teams) and its remaining equity interest in MSG on June 17, 1999 for $75 million (or

$94 million if the aircraft is contributed to MSG) and its remaining equity interest in MSG on June 17, 1999 for $75 million (or $94 million if the aircraft is contributed). If ITT does not exercise its put right, the purchase price for its entire remaining equity interest in MSG on June 17, 1999 will be $150 million (or $188 million if the aircraft is contributed). Cablevision has the right to satisfy any or all of its put obligations by having MSG redeem the equity interests being put by ITT in cash. Cablevision also can satisfy its put obligation in cash or, subject to certain conditions, shares of the Cablevision Class A Common Stock.

    On April 1, 1997, Rainbow Media consummated a transaction (the "NBC Transaction") in which Rainbow Programming Holdings, Inc. merged with and into Rainbow Media, a newly formed subsidiary of Cablevision. In addition, NBC Cable, Inc. (a subsidiary of National Broadcasting Company, Inc. ("NBC")) received a 25% equity interest (which interest may be increased up to 27% under certain circumstances) in non-voting Class C common stock of Rainbow Media in exchange for NBC's contribution of its partnership interests in certain of Rainbow Media's programming networks. Cablevision owns the remaining 75% equity interest in Rainbow Media.

    On June 22, 1997, Rainbow Media Sports Holdings, Inc. ("Rainbow Sports"), a wholly owned subsidiary of Rainbow Media, entered into an agreement (the "Formation Agreement") with Fox Sports, a subsidiary of Fox/Liberty Networks, LLC, to organize three partnerships: Regional Programming Partners (a partnership that will own the interest in regional sports programming businesses currently owned by Rainbow Media), National Sports Partners (a partnership that will own and operate a national sports programming network) and National Advertising Partners (a partnership that will manage and sell national advertising for certain of the regional sports networks to be owned by Regional Programming Partners and certain regional sports networks owned by Fox/Liberty Sports). In connection with the formation of Regional Programming Partners, upon the closing of the transactions contemplated thereby, Rainbow Media will contribute or cause to be contributed to Regional Programming Partners in consideration for the issuance of a 60% general partnership interest in Regional Programming Partners certain equity interests in Cablevision's sports programming properties (including MSG). A subsidiary of Rainbow Media will be the managing general partner of Regional Programming Partners. In consideration of an issuance of a 40% general partnership interest in Regional Programming Partners, at the closing, Fox Sports will contribute $850 million in cash to Regional Programming Partners. Regional Programming Partners intends to use the majority of such proceeds to repay a portion of the MSG bank credit facility. The remaining portion of the Fox Sports' contribution may possibly be loaned by Regional Programming Partners to Rainbow Media and used by Rainbow Media to repay an equal amount of borrowings under Rainbow Media's revolving credit facility. There can be no assurances that Regional Programming Partners will use the $850 million cash contribution to repay a portion of the MSG credit facility or to make the loan to Rainbow Media described above. In connection with the formation of National Sports Partners, (i) Rainbow Media will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Sports Partners certain equity interests in certain of Cablevision's sports channels and (ii) Fox Sports will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Sports Partners certain assets pertaining to or used in the business of Fox Sports and a 50% general partnership interest in Prime SportsChannel Networks Associates. A subsidiary of Fox Sports will be the managing general partner of National Sports Partners. In connection with the formation of National Advertising Partners, (i) Rainbow Media will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Advertising Partners certain assets relating to the national advertising of the regional sports programming services in which Rainbow Media has an interest and (ii) Fox Sports will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Advertising Partners certain assets relating to the national advertising of the regional sports programming services in which Fox Sports has an interest. A subsidiary of Fox Sports will be the managing general partner of National Advertising Partners. This transaction was consummated on December 18, 1997.

    On October 2, 1997, Cablevision entered into an agreement with At Home Corporation ("@Home") and certain of its shareholders, pursuant to which Cablevision agreed to enter into agreements for the distribution of the @Home service over Cablevision's cable television systems on the same terms and conditions as @Home's founding partners, Tele-Communications, Comcast Corporation and Cox Communications. Cablevision received a warrant to purchase 7,875,784 shares of @Home's Series A common stock at an exercise price of $.50 per share, and, in addition, a warrant to purchase up to 3,071,152 shares of @Home's Series A common stock at $0.50 per share under certain conditions (the "Contingent Warrant"). The Contingent Warrant is not immediately exercisable and will become exercisable as and to the extent certain cable systems, including the Contributed Businesses, are transferred from TCI to Parent or its designees. @Home Network distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options, including the cable industry's hybrid-fiber coaxial infrastructure.

    On December 4, 1997, MSG acquired from Radio City Productions, Inc. and Rockefeller Group, Inc. for approximately $70 million in cash all of the membership interests in Radio City Products LLC, the production company that presently operates Radio City Music Hall in New York City and produces The Radio City Christmas Spectacular and shows featuring the Radio City Rockettes. Simultaneously, MSG agreed to enter into a 25-year lease for Radio City Music Hall. Radio City Productions LLC has announced plans to invest in excess of $25 million for the refurbishment and technological modernization of Radio City Music Hall.

THE CONTRIBUTED BUSINESSES

    The following discussion should be read in conjunction with the TCI New Jersey and New York Systems' and the TKR New Jersey/New York Systems' historical financial statements, including the notes thereto, included elsewhere in this document. The Contributed Businesses to be contributed to Parent in the Contribution include the cable television systems contained in the Contributed Subsidiaries. No equity securities of the Contributed Subsidiaries or of any entity which directly owns the Asset Contributed Systems are publicly traded on a national securities exchange or otherwise.

    THE TKR NEW JERSEY/NEW YORK SYSTEMS. The TKR New Jersey/New York Systems own and operate cable television systems in New Jersey and New York, with approximately 416,000 subscribers as of September 30, 1997. The TKR New Jersey/New York Systems are located in Union, Mercer, Monmouth, Somerset, Middlesex, Morris, Sussex, Bergen and Passaic counties in New Jersey and in Rockland County in New York. Substantially all of the TKR New Jersey/New York Systems' revenue is earned from subscriber fees for primary and premium subscription services, the rental of converters and remote control devices, and installation fees. Additional revenue is derived from the sale of advertising, pay-per-view programming fees and payments received from revenue-sharing arrangements for products sold through home shopping services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the TKR New Jersey/New York Systems."

    THE TCI NEW JERSEY AND NEW YORK SYSTEMS. The TCI New Jersey and New York Systems own and operate cable television systems in New Jersey and New York, with approximately 406,000 subscribers as of September 30, 1997. In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of such systems that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed Businesses. The TCI New Jersey and New York Systems are located in Suffolk and Westchester counties in New York and in Bergen, Passaic and Morris counties in New Jersey. Substantially all of the TCI New Jersey and New York Systems' revenue is earned from subscriber fees for primary and premium subscription services, the rental of converters and remote control devices, and installation fees. Additional revenue is derived from the sale of advertising, pay-per-view programming fees and payments received from revenue-sharing arrangements for products sold through home shopping services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the TCI New Jersey and New York Systems."

                                THE TRANSACTIONS

BACKGROUND OF THE TRANSACTIONS

    During March, 1997 representatives of Tele-Communications contacted representatives of Cablevision to determine whether Cablevision would have any interest in a transaction whereby Cablevision would acquire an ownership interest in, and management of, certain cable television systems owned indirectly by Tele-Communications and located in New Jersey, Long Island and New York's Rockland and Westchester counties. Cablevision and Tele-Communications entered into a confidentiality agreement dated March 26, 1997. Executives from Cablevision and Tele-Communications met on several occasions during March and April 1997 to discuss the possible structure for such a transaction. The parties discussed, among other things, transaction structures that would permit completion of a transaction on a tax-free basis for Tele-Communications, the consideration to be received by Tele-Communications in exchange for the contributed systems and corporate governance issues that would arise as a result of Tele-Communications' ownership of Cablevision equity securities.

    Cablevision management had been considering the creation of a new holding company even prior to Tele-Communications' contact concerning a possible transaction. As discussions with Tele-Communications developed, the creation of a new holding company appeared attractive as a way to permit Tele-Communications to contribute the Contributed Businesses in the transaction to the new holding company in exchange for equity securities of the new holding company on a tax-free basis to Tele-Communications.

    In early May, 1997, representatives of Tele-Communications and Cablevision agreed to seek to negotiate the terms of a transaction and began negotiation of the proposed Contribution and Merger Agreement and related agreements. Negotiations were completed on June 6, 1997, and the Original Contribution and Merger Agreement was signed by the parties thereto, subject to Cablevision's receipt of Board approval prior to 9:00 a.m. on Monday, June 9, 1997. The Cablevision Board of Directors met and approved the Original Contribution and Merger Agreement on Sunday, June 8, and the transaction was announced on Monday, June 9, 1997.

    After the execution of the Original Contribution and Merger Agreement, Tele-Communications representatives contacted Cablevision to request that certain changes be made to the structure of the transactions contemplated by the Original Contribution and Merger Agreement. After representatives of Cablevision and Tele-Communications discussed these changes, on November 21, 1997 the Contribution and Merger Agreement was signed by the parties thereto.

REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    At a meeting held on June 8, 1997, the Cablevision Board of Directors, by unanimous vote of those directors present, among other things, (i) determined that the terms of the Original Contribution and Merger Agreement and the transactions contemplated thereby are in the best interest of Cablevision and its stockholders and (ii) approved the Original Contribution and Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of Parent Class A Common Stock contemplated thereby. At such meeting, the Cablevision Board of Directors also recommended that Cablevision stockholders approve and adopt the Original Contribution and Merger Agreement and approve the merger and the issuance contemplated thereby. Subsequent to such June 8, 1997 meeting, the Cablevision Board of Directors, by unanimous vote of those directors present, among other things, ratified and approved the Contribution and Merger Agreement and recommended that Cablevision stockholders approve and adopt the Contribution and Merger Agreement and approve the Merger and the Issuance as contemplated thereby.

    The Cablevision Board of Directors did not obtain an independent fairness opinion in connection with its approval of the Transactions, because the management of Cablevision had conducted a review of the Contributed Businesses and, based on, among other factors, the market value of Cablevision Class A

Common Stock as of June 6, 1997, the values for Cablevision implied by the Contribution and Issuance and the experience of Cablevision's management in evaluating cable properties, determined that the Transactions were in the best interests of the Cablevision stockholders.

    By unanimous written consent dated as of November 21, 1997, the Parent Board of Directors, among other things, (i) determined that the terms of the Contribution and Merger Agreement and the transactions contemplated thereby are in the best interest of Parent and its stockholders and (ii) approved the Contribution and Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of Parent Class A Common Stock contemplated thereby. By written consent of the sole shareholder of Parent dated as of November 21, 1997, Cablevision, as the sole holder of all of the outstanding Parent Common Stock, approved and adopted the Contribution and Merger Agreement and approved the Merger and the Issuance as contemplated thereby.

    In determining to approve the Original Contribution and Merger Agreement and approve and ratify the Contribution and Merger Agreement and recommend it to Cablevision stockholders, the Cablevision Board of Directors and the Parent Board of Directors considered a number of factors, including those discussed above and the following:

        (a) Consummation of the Transactions will advance Cablevision's and, after the Merger, Parent's objective of focusing Cablevision's cable system business in its core business areas, including New York City metropolitan area, and facilitate the more rapid introduction of enhanced cable technologies not only in the Contributed Businesses' systems but in the existing Cablevision cable systems as well;

        (b) Consummation of the Transactions will reduce the cash flow leverage of Cablevision's and, after the Merger, Parent's cable system business by adding the Contributed Businesses and the Assumed Debt, which debt is at lower levels in relation to the cash flow of the Contributed Businesses than is the case for Cablevision and its cable systems subsidiaries. Cablevision has calculated that Cablevision's total cable and telephony debt to cash flow ratio (including all outstanding indebtedness for borrowed money and redeemable preferred stock) as of September 30, 1997 was approximately 8:1 and, after giving effect to the Transactions, is expected to be, on a pro forma basis, approximately 6.8:1;

        (c) Consummation of the Transactions will increase the amount of dividends and other restricted payments Cablevision is entitled to make under the terms of the indentures governing the Public Debt, giving Parent greater flexibility to separate Cablevision's cable systems and Rainbow Media's cable programming businesses should it choose to do so. Cablevision has calculated that, as a result of the consummation of the Transactions, the amount of restricted payments that Cablevision would be entitled to make under the terms of the indentures governing the Public Debt is expected to increase by at least approximately $1.4 billion;

        (d) The terms and conditions of the Contribution and Merger Agreement and related agreements (including the Stockholders Agreement), including the fact that Tele-Communications would have only limited board representation and veto rights and that such rights were not anticipated to limit materially Cablevision's or Parent's ability to conduct its business as it planned;

        (e) The reports of management of Cablevision on the results of their due diligence investigation of the Contributed Businesses; and

        (f) The regulatory approvals necessary to complete the Transactions.

    In connection with approving the Transactions and with entering into each of the transactions referenced in "The Companies--Cablevision--Recent Developments," the Cablevision Board of Directors and, in the case of the approval of the Transactions, the Parent Board of Directors also each considered the effects of the Transactions and such other transactions on the operations and financial condition of

Cablevision and, after the Merger, Parent. In such regard, Cablevision has calculated that (after taking into account the net inflows of cash resulting therefrom, the reduction of debt with the proceeds of such cash and any anticipated elimination of duplicate operations) total consolidated debt (i.e., cable and telephony plus programming) to cash flow (including all outstanding indebtedness for borrowed money and redeemable preferred stock) as of September 30, 1997 was approximately 9.1:1 and, after giving effect to the Transactions and such other transactions, is expected to be, on a pro forma basis, approximately 6.5:1.

    The foregoing discussion of the information and factors that were given weight by the Cablevision Board of Directors and the Parent Board of Directors is not intended to be exhaustive, but is believed to include all the material factors considered by the Cablevision Board of Directors and the Parent Board of Directors. Neither the Cablevision Board of Directors nor the Parent Board of Directors assigned specific weights to different factors.

    FOR THE REASONS DESCRIBED ABOVE, THE CABLEVISION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CABLEVISION STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTRIBUTION AND MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE APPROVAL OF THE MERGER AND THE ISSUANCE. THE CABLEVISION BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT CABLEVISION STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN PROPOSALS.

DESCRIPTION OF THE TRANSACTIONS

    GENERAL. The purpose of the Transactions is to combine the geographically complementary cable television operating systems of Cablevision and TCI in the New York City greater metropolitan area under one corporation. This is expected to benefit Parent, Cablevision, TCI and the stockholders of all three corporations, because the resulting combined operations will be of a sufficiently large scale to permit investment in new technology and development of advanced telecommunications and entertainment systems. The new technology will in turn enhance the Parent's channel capacity services and provide a platform for delivering new products, services and businesses, including a wide range of news, sports and editorial programming and video on demand, cable modem, residential telephone and other services. The combined operations are also expected to achieve certain operating efficiencies, primarily in the area of general and administrative costs.

    The Contribution and Merger Agreement contemplates several transactions, including (i) the Merger, in which Merger Sub will merge with and into Cablevision, with Cablevision (as the surviving corporation) becoming a wholly owned subsidiary of Parent; and (ii) the Contribution, in which the Contributed Businesses will be transferred by TCI or certain designated entities of TCI to Parent or its designees in exchange for the issuance by Parent of 12,235,543 shares of Parent Class A Common Stock in the Issuance, subject to adjustment in certain events, and in which Parent or its designees will assume the Assumed Debt and certain other liabilities and obligations arising out of the business of the Asset Contributed Systems after the Closing. In the Merger, as of immediately prior to the Contribution and the Issuance, each share of Cablevision Class A Common Stock will be exchanged for one share of Parent Class A Common Stock and each share of Cablevision Class B Common Stock will be exchanged for one share of Parent Class B Common Stock. As a result, Cablevision will become a wholly owned subsidiary of Parent in the Merger. Immediately following the Merger, the Contributed Businesses will be transferred in the Contribution to Parent or to certain wholly owned direct or indirect subsidiaries of Parent. After the Merger and the Contribution, Parent will be a new publicly traded holding company that is the parent corporation of an affiliated group in which Cablevision and the Contributed Businesses are included. The closing (the "Closing") of the Transactions will take place on the third business day (the "Closing Date") following the satisfaction of certain customary conditions (which are set forth in Article VII of the Contribution and Merger Agreement), including that all required stockholder, regulatory and third-party approvals and consents have been obtained. A copy of the Contribution and Merger Agreement is attached as Appendix A hereto and any description of the Contribution and Merger Agreement, the Merger, the Contribution or the Issuance in this Proxy Statement/Prospectus is qualified in its entirety by reference to the text of the Contribution and Merger Agreement. For a more detailed description, see "The Contribution and Merger Agreement."

    Each of Cablevision, Parent, TCI and Tele-Communications has agreed in the Contribution and Merger Agreement to vote in favor of the Transactions. The Class B Stockholders, which collectively own a majority of the total voting power of Cablevision, have also agreed in the Voting Agreement, among other things, to vote their Cablevision Common Stock in favor of the Transactions. In addition, the Class B Stockholders, Cablevision and Tele-Communications have agreed in the Voting Agreement, among other things, to execute and deliver the Stockholders Agreement at the closing of the Contribution. The Stockholders Agreement provides for certain rights and limitations with respect to Tele-Communications, the Class B Stockholders and Parent. Copies of the Stockholders Agreement and the Voting Agreement are attached hereto as Appendix B and Appendix C, respectively, and any description of the Stockholders Agreement or the Voting Agreement in this Proxy Statement/Prospectus is qualified in its entirety by reference to the text of the Stockholders Agreement or the Voting Agreement, as the case may be. For a more detailed description, see "Certain Related Agreements--The Stockholders Agreement" and "Certain Related Agreements--The Voting Agreement."

    Cablevision is preparing to submit a request for a ruling from the IRS to permit it to combine the cable operations of Cablevision and the Contributed Businesses in and under Cablevision in the Restructuring immediately after the Closing and to establish Rainbow Media as a programming subsidiary of Parent that is separate from the other operations of Cablevision. None of the Transactions is conditioned on the Restructuring. If such ruling is not obtained, the Contribution and Merger Agreement would permit Cablevision to effect the Restructuring more than one year after Closing. Any combination of Cablevision's cable systems and the Contributed Businesses in and under Cablevision and any separation of Rainbow Media as a programming subsidiary of Parent that is separate from the other operations of Cablevision is also dependent upon compliance with Cablevision's debt covenants and upon receipt of any required regulatory approvals. There can be no assurance that any or all of such transactions will be effected. A copy of certain of the terms of the Restructuring is attached hereto as Appendix F, and any description of the Restructuring in this Proxy Statement/Prospectus is qualified in its entirety by reference to the text of the terms of the Restructuring. See "Risk Factors--Possible Noncompletion of Certain Transactions" and "Potential Related Transactions--The Restructuring."

    THE MERGER. Pursuant to the Contribution and Merger Agreement, Merger Sub will be merged with and into Cablevision, with Cablevision as the surviving corporation. The separate existence of Merger Sub will automatically cease and the name of Cablevision will be changed to CSC Holdings, Inc. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (all of which will be owned by Parent) will be converted into one share of common stock of Cablevision, all of which will thereupon be held by Parent.

    Each share of Cablevision Class A Common Stock and Cablevision Class B Common Stock (other than shares, in either case, beneficially owned by Cablevision or any direct or indirect subsidiary of Cablevision) will be converted into one share of Parent Class A Common Stock and one share of Parent Class B Common Stock, respectively. All of the shares of Cablevision Class A Common Stock and Class B Common Stock so exchanged, as well as any such shares owned by Cablevision or its subsidiaries, will thereupon be canceled and retired and each certificate formerly representing Cablevision Class A Common Stock or Cablevision Class B Common Stock shall thereafter be deemed to represent an equal number of shares of Parent Class A Common Stock or Parent Class B Common Stock, as the case may be.

    As a result of the Merger, each of the classes of Cablevision Preferred Stock will remain unchanged and outstanding Preferred Stock of Cablevision (as the surviving company in the Merger), without any change in their terms, except that the Cablevision Series C Preferred Stock and the Cablevision Series I Preferred Stock will, by their terms, become exchangeable into Parent Common Stock instead of being convertible for Cablevision Common Stock. As a result of the Merger, the Cablevision Debt will remain unchanged and outstanding debt of Cablevision (as the surviving company in the Merger).

    In accordance with the Contribution and Merger Agreement, the certificate of incorporation of Cablevision will be amended, effective as of the consummation of the Merger, to reflect the change in the company's name and to provide that the company shall be authorized to issue the following shares of stock: (a) 1,000 shares of Common Stock, par value $1.00 per share; (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share, 200,000 shares of which shall be designated as Series A Cumulative Convertible Preferred Stock and 200,000 shares of which shall be designated as Series B Cumulative Convertible Preferred Stock.

    After the Merger, Parent, which will then own all of the outstanding common stock of Cablevision, will change its name to Cablevision Systems Corporation; Cablevision, which will then be a wholly owned subsidiary of Parent, will change its name to CSC Holdings, Inc.

    Cablevision has issued options to acquire Cablevision Class A Common Stock, conjunctive rights and bonus award shares with respect to Cablevision Common Stock and incentive awards to certain employees and directors. Persons who exercise such options immediately after the Merger will receive the same number of shares of Parent Class A Common Stock as shares of Cablevision Class A Common Stock that they would have received if they had exercised the options immediately prior to the record date for the Merger. Such conjunctive rights, bonus award shares and incentive awards from and after the Merger will constitute Parent conjunctive rights, bonus award shares and incentive awards on the same terms and conditions as applied immediately prior to the Merger.

    Cablevision will not redeem any stock or receive any property from its stockholders in connection with the Transactions. Cablevision will not distribute any property to its stockholders in connection with the Transactions.

    THE CONTRIBUTION AND ISSUANCE. Substantially simultaneously with and immediately following the Merger, TCI will in the Contribution contribute or cause its subsidiaries to transfer to Parent all of the Contributed Businesses in exchange for 12,235,543 shares of Parent Class A Common Stock to be issued by Parent in the Issuance. In contemplation of the Contribution, Parent will form five wholly owned subsidiaries (the "Transferee Subsidiaries"), and, at the effective time of the Contribution, TCI will contribute the Asset Contributed Systems and the Contributed Subsidiaries to Parent and immediately thereafter Parent will contribute the Asset Contributed Systems and the Contributed Subsidiaries (other than UA-Columbia Cablevision of Westchester, Inc. ("UA-Columbia")) to the Transferee Subsidiaries. The Assumed Debt and certain other liabilities and obligations of the Contributed Businesses will also be transferred to Parent by TCI in the Contribution and by Parent to the Transferee Subsidiaries immediately thereafter. The number of shares of Parent Class A Common Stock to be issued in the Issuance is subject to certain anti-dilution adjustments as provided for in the Contribution and Merger Agreement.

    The Contribution and Issuance will take place substantially simultaneously with and immediately after the Merger, on the third business day following the satisfaction or waiver of certain customary conditions (set forth in Article VII of the Contribution and Merger Agreement), including that all requisite shareholder, regulatory and third-party approvals and consents have been obtained.

    The Contributed Businesses:

    The Contributed Businesses are comprised of the TKR New Jersey/New York Systems and the TCI New Jersey and New York Systems. In connection with securing certain regulatory approvals to the Merger and the Contribution, Cablevision has agreed to divest certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30, 1997 and are not believed by Cablevision to be material to Cablevision or the Contributed Businesses. The TKR New Jersey/New York Systems, which are owned and operated within TKR Cable Company, a partnership that is indirectly wholly owned by TCI

("TKR"), and its subsidiaries, include systems in Elizabeth, Hamilton, Metuchen, Morris, New Brunswick, Ramapo and Rockland, New Jersey and in Warwick, New York. The TCI New Jersey and New York Systems include systems in Oakland and Paterson, New Jersey and in Brookhaven and Mamaroneck, New York. The advertising sales business relating to the TKR New Jersey/New York Systems is owned and operated within KRC/CCC Investment Partnership, a Colorado partnership that is indirectly wholly owned by TCI ("KRC/CCC"), and its subsidiaries. The Westchester New York system is owned and operated within UA-Columbia. UA-Columbia, TKR and KRC/CCC collectively constitute the Contributed Subsidiaries (as defined in the Contribution and Merger Agreement). The TCI New Jersey and New York Systems in Oakland and Patterson, New Jersey and in Brookhaven, New York are owned and operated within certain subsidiaries of TCI and collectively constitute the Asset Contributed Systems. See "The Companies--The Contributed Businesses."

    In the Contribution, TCI will contribute or cause to be contributed to Parent all the capital stock of UA-Columbia and will cause (i) the other Contributed Subsidiaries to be transferred to Parent and (ii) the assets of the Asset Contributed Systems to be transferred to Parent. In addition, in the Contribution, Parent will assume (i) no more than $669 million in aggregate debt for borrowed money (i.e., the Assumed Debt) owned by and relating to the Contributed Businesses (approximately $574 million of which is currently outstanding under existing credit facilities of the Contributed Businesses and the remainder of which is currently owed to subsidiaries of TCI) and (ii) certain other liabilities and obligations arising out of the businesses of the Asset Contributed Systems after the Closing. Immediately after the Closing, Parent will contribute the Asset Contributed Systems and the Contributed Subsidiaries (other than UA-Columbia) and the Assumed Debt and such other liabilities and obligations to the Transferee Subsidiaries. Accordingly, after the Contribution, all of the Contributed Subsidiaries and their subsidiaries will become direct or indirect subsidiaries of Parent and all of the Asset Contributed Systems will be owned by and operated within wholly owned subsidiaries of Parent.

    Consideration Adjustment:

    Pursuant to the Contribution and Merger Agreement, the consideration to be paid by Parent in the Issuance is subject to adjustment in two circumstances:
(i) the number of Parent Class A Shares to be issued in the Issuance would be adjusted (up or down) according to a customary anti-dilution formula as a result of certain issuances of Cablevision Common Stock or Parent Common Stock above or below a designated price (set initially at $116 per share of Cablevision Common Stock) prior to the Closing; and (ii) a balancing payment will be made in cash, by either of TCI or Parent to the other, if the Net Adjusted Working Capital (as defined in the Contribution and Merger Agreement) of the Contributed Businesses at the time of the TCI Contribution does not equal zero. If shares of Cablevision Common Stock or Parent Common Stock are issued prior to closing of the Contribution at a price below the designated price (initially $116 per share), other than in certain excepted issuances pursuant to Cablevision Stock Plans and other identified obligations, the amount of shares issuable to TCI in the Issuance would be increased to reflect that "dilutive" issuance and the designated price would be reduced to reflect such issuance. If shares of Cablevision Common Stock or Parent Common Stock are issued at a price above the designated price (initially $116 per share), other than in certain exempted issuances pursuant to Cablevision Stock Plans and other identified obligations, the amount of shares issuable to TCI in the Issuance would be decreased to reflect that "accretive" issuance and the designated price would be increased to reflect such issuance. There is no maximum or minimum to such anti-dilution adjustment. Neither Cablevision nor Parent currently anticipates any issuances for which an adjustment would be made. If the Net Adjusted Working Capital is above zero, Parent will pay such amount to TCI; if the Net Adjusted Working Capital is less than zero, TCI will pay to Parent the amount by which the Net Adjusted Working Capital is less than zero. Any such payment will be made within five business days following the final determination, in accordance with procedures outlined in the Contribution and Merger Agreement, of the Net Adjusted Working Capital, and will include interest from the date of the Contribution to the date of payment. See "The Contribution and Merger Agreement--Consideration to be Received in the Transactions."

    The Refinancing:

    Pursuant to the Contribution and Merger Agreement, after the Contribution the Assumed Debt will be payable in full by Parent and such Assumed Debt will have to be refinanced (the "Refinancing") within Parent or its subsidiaries. Cablevision is in discussions with commercial lenders with respect to the New Credit Facility in the aggregate amount of $800 million to provide funds for the refinancing of the Assumed Debt in the Refinancing, for additional working capital needs for the Contributed Businesses and for other corporate purposes. Cablevision currently expects that the New Credit Facility will be in place at or prior to the consummation of the Transactions. However, there can be no assurances that the New Credit Facility will be obtained or upon what terms the New Credit Facility will be obtained. If the New Credit Facility is not obtained, Cablevision would need additional capital in order to refinance the $669 million in Assumed Debt upon consummation of the Transactions and for any additional working capital needs for the Contributed Businesses. That additional funding could be obtained by amending Cablevision's existing facility to increase borrowings available to refinance the Assumed Debt and by issuing additional debt in the public markets (including issuing up to $500 million currently available under Cablevision's existing shelf registration facility). However, there can be no assurances that any such amendments would be obtained or any such issuance could be effected or upon what terms such amendment could be obtained or such issuance could be effected. If the New Credit Facility is not obtained and additional capital was not available for Cablevision to assume and pay the Assumed Debt, Cablevision would not be able to comply with the terms of the Contribution and Merger Agreement and could be held to be in breach thereof. If such breach were to give rise to a judgment that Cablevision was unable to satisfy, then such breach could cause a material adverse effect on Cablevision and a default under the Cablevision Debt and in such circumstances could cause defaults under other outstanding obligations of Cablevision. Neither the Contribution nor the Merger is conditioned on closing the Refinancing.

    To the extent that such borrowings would involve commitments for future loans, such commitments may be conditioned on continued compliance by the borrower with the terms of the loan agreement and the absence of any material adverse changes in the borrower's businesses. Cablevision expects that any new borrowings under the New Credit Facility or otherwise in the Refinancing would contain covenants that limit, among other things, sales of assets, the making of acquisitions and other investments, the incurrence of additional debt and liens and the payment of dividends, and that require, among other things, the borrowers to comply with certain requirements with respect to financial ratios, in each case with respect to the cable operations of the borrowers. If the New Credit Facility is not obtained, Cablevision may be required to agree to additional and/or more restrictive covenants under the Credit Agreement if Cablevision were to seek an amendment of the Credit Agreement in order to obtain additional funds to refinance the Assumed Debt upon consummation of the Transactions. See "Risk Factors--Restrictive Covenants."

CONVERSION OF CABLEVISION COMMON STOCK

    In the Merger, all outstanding shares of Cablevision Common Stock will be canceled and each certificate theretofore representing any such shares, without any action on the part of the holder thereof, shall be deemed to represent an equivalent number of shares of the same class of Parent Common Stock. From and after the Merger, all shares of Cablevision Common Stock converted into shares of Parent Common Stock will no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except for the right to receive Parent Common Stock in accordance with the terms of the Contribution and Merger Agreement. See "--Description of the Transactions--The Merger."

    CABLEVISION STOCKHOLDERS ARE NOT REQUIRED TO SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

    In considering the recommendations of the Cablevision Board of Directors, stockholders should be aware that certain members of management and the Cablevision Board may be deemed to have interests in the Transactions that are in addition to their interests as stockholders generally.

    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the Board of Directors of Parent will consist of the Board of Directors of Cablevision immediately prior to the Merger with certain changes in the Class B Directors to add two Investor Directors as nominees of TCI in accordance with and pursuant to the Contribution and Merger Agreement and the Stockholders Agreement. See "Certain Related Agreements--The Stockholders Agreement" and "Management--Directors and Officers."

    ASSUMPTION OF OPTIONS, CONJUNCTIVE RIGHTS, BONUS AWARD SHARES AND INCENTIVE AWARDS. The Contribution and Merger Agreement provides that, at the Effective Time, all outstanding options to acquire Cablevision Common Stock and conjunctive rights, bonus award shares and incentive awards of Cablevision will be assumed by Parent and will be converted into options to acquire Parent Common Stock and conjunctive rights and bonus share awards with respect to Parent Common Stock and incentive awards of Parent. As of September 30, 1997, the directors and executive officers of Cablevision hold outstanding options to purchase approximately 677,325 shares of Cablevision Common Stock. See "--Effect on Stock and Benefits Plans" and "The Contribution and Merger Agreement--Stock Options; Conjunctive Rights" and "Ownership of Cablevision and Parent--Cablevision."

    THE STOCKHOLDERS AGREEMENT. The Class B Stockholders, some of whom are (or are affiliates of) directors and officers of Cablevision, have entered into the Stockholders Agreement, which provides, among other things, certain rights and limitations with respect to Tele-Communications, Parent and the Class B Stockholders and with respect to the Parent Common Stock, including certain rights of consultation regarding transfers of Parent Common Stock by the Class B Stockholders and Tele-Communications. See "Certain Related Agreements--The Stockholders Agreement."

    THE VOTING AGREEMENT. Under the Voting Agreement, the Class B Stockholders, some of whom are directors and officers of Cablevision (or their affiliates), have agreed with Tele-Communications, Cablevision and Parent, among other things, to vote in favor of the Transactions. See "Certain Related Agreements--The Voting Agreement."

    REGISTRATION RIGHTS. Certain stockholders of Cablevision, some of whom are directors and officers of Cablevision (or their affiliates), have registration rights with respect to Cablevision Common Stock that will be applicable to the Parent Common Stock issued in exchange therefor in the Merger. See "Ownership of Cablevision and Parent--Cablevision--Registration Rights."

    THE DOLAN PARTNERSHIP TRANSACTION. The Dolan Partnership Transaction is conditioned on the consummation of the Transactions. Dolan, who is Chairman of Cablevision, a Class B Director and an affiliate of certain other directors and officers of Cablevision, is a party to the Dolan Partnership Transaction. See "Potential Related Transactions--The Dolan Partnership Transaction."

    INDEMNIFICATION AND INSURANCE OF CABLEVISION DIRECTORS AND
OFFICERS. Pursuant to the Contribution and Merger Agreement, from and after the Effective Time, Parent will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of Cablevision and its subsidiaries against any and all costs or expenses (including the advancement thereof), judgments, fines, losses, claims, damages or liabilities incurred in connection with any matters existing or occurring at or prior the Effective Time to the fullest extent that Cablevision or any such subsidiary would have been permitted as of the date of the Contribution and Merger Agreement to indemnify such person. Cablevision

(as the surviving corporation) or Parent also will maintain for six years after the Effective Time Cablevision's officers' and directors' liability insurance on substantially the same terms as in existence on the date of the Contribution and Merger Agreement so long as such insurance can be obtained on commercially reasonable terms. See "The Contribution and Merger Agreement--Certain Covenants--Indemnification of Directors and Officers."

EFFECT ON STOCK AND BENEFIT PLANS

    Pursuant to the Contribution and Merger Agreement, each outstanding option to purchase shares of Cablevision Common Stock and each Cablevision conjunctive stock appreciation right, bonus award share and incentive award, whether vested or unvested, will be deemed to constitute, as the case may be, an option to acquire, on the same terms and conditions, the same number of shares of Parent Common Stock and at the same exercise price as in effect immediately prior to the Effective Time and a conjunctive right, bonus award share and incentive award of Parent on the same terms and conditions as in effect immediately prior to the Effective Time. At the Effective Time, Parent will assume each Cablevision option, conjunctive stock appreciation right, bonus award share and incentive award in accordance with the terms of the Cablevision First Amended and Restated 1996 Employee Stock Plan and the Cablevision 1996 Non-Employee Direct Stock Option Plan (collectively, the "Cablevision Stock Plans") and the Cablevision 1997 Long Term Incentive Plan as in effect immediately prior to the Effective Time.

    In connection with the Merger, Parent will assume the Cablevision 1997 Long Term Incentive Plan and the Cablevision Management Performance Incentive Plan (together, the "Cablevision Incentive Plans"), the Cablevision Stock Plans and the other health, welfare and other benefit plans of Cablevision (collectively, the "Cablevision Plans").

    Approval of the Contribution and Merger Agreement will constitute approval of the stock options, conjunctive rights, bonus award shares and incentive awards of Parent to be issued in replacement of outstanding Cablevision options and conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement.

CAPITAL STOCK AND DEBT; DIVIDENDS

    CAPITAL STOCK AND DEBT. In the Merger, all outstanding shares of Cablevision Common Stock will be exchanged for an equivalent number and a like class of Parent Common Stock. See "--Conversion of Cablevision Common Stock." As a result of the Merger, each share of outstanding Cablevision Series I Preferred Stock, Cablevision Series M Preferred Stock and Cablevision Series H Preferred Stock (collectively, the "Cablevision Preferred Stock") will remain unchanged and outstanding as Preferred Stock of Cablevision (as the surviving company in the Merger), except that the outstanding Cablevision Series I Preferred Stock will, in accordance with the terms of its certificate of designation in effect as of the Effective Time, become exchangeable for Parent Common Stock instead of being convertible into Cablevision Common Stock. On December 3, 1997, in accordance with the certificate of designation for the Cablevision Series C Preferred Stock, Cablevision issued a notice of redemption for all of the outstanding Cablevision Series C Preferred Stock at a price calculated to be approximately $85.06 per share in cash (or approximately $9 million in the aggregate for all shares of Cablevision Series C Preferred Stock). Such redemption was consummated on January 2, 1998. Accordingly, as of the Effective Time, Cablevision will not have outstanding any shares of Cablevision Series C Preferred Stock. As a result of the Merger, in accordance with the terms of their respective indentures, Cablevision's 8 1/8% Senior Debentures due 2009,
9 7/8% Senior Subordinated Notes due 2006, 9 1/4% Senior Subordinated Notes due 2005, 9 7/8% Senior Subordinated Debentures due 2013, 9 7/8% Senior Subordinated Debentures due 2023, 10 1/2% Senior Subordinated Debentures due 2016 and 7 7/8 Senior Notes due 2007 (collectively, the "Public Debt") will remain unchanged and outstanding as debt of Cablevision (as the surviving company in the Merger). As a result of the Merger, Cablevision's senior bank debt (such debt, together with the Public Debt, the

"Cablevision Debt") will remain unchanged and outstanding as debt of Cablevision (as the surviving company in the Merger).

    DIVIDENDS. Cablevision has never paid any dividends on the Cablevision Common Stock in the past. The payment of future dividends on the Parent Common Stock will be a business decision made by the Board of Directors of Parent from time to time based upon the results of operations and financial condition of Parent and such other factors as the Board determines are appropriate.

ACCOUNTING TREATMENT

    Parent will account for the acquisition of the Contributed Businesses under the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, Cablevision will record at its cost the acquired assets less liabilities assumed, with the excess of such cost over the estimated fair value of such net assets reflected as goodwill. Additionally, certain costs directly related to the acquisition will be reflected as additional purchase price in excess of the net assets acquired. The actual allocation of amounts may differ from that reflected in the pro forma consolidated financial statements after an appropriate review of the fair values of the assets and liabilities of the Contributed Businesses has been completed. Amounts allocated will be based upon the estimated fair values at the time of the Transactions, which could vary significantly from the amounts assumed in the Unaudited Pro Forma Combined Condensed Financial Statements of Parent included elsewhere herein. Until independent appraisals are obtained and the audit contemplated by the Contribution and Merger Agreement is performed on the Contributed Businesses following the consummation of the Transactions, Cablevision cannot determine with certainty any adjustments to the purchase price paid in the Contribution or the allocation to identifiable tangible and intangible assets. Upon completion of such appraisals and audit, the purchase price and allocation will be determined and reflected in future filings with the Commission made by Parent to the extent applicable. The conversion of Cablevision Common Stock into Parent Common Stock in the Merger will be treated as a reorganization with no change in the recorded amount of Cablevision's assets and liabilities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

    The following discussion is a summary of the material U.S. federal income tax consequences of the Merger, the Contribution and the Issuance to Cablevision stockholders who are U.S. citizens or residents or domestic corporations and hold the Cablevision stock as a capital asset. It does not apply to Cablevision stockholders (such as dealers in securities, insurance companies, financial institutions, and tax-exempt organizations and trusts) that are subject to special tax regimes, or to Cablevision stockholders who acquired Cablevision shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. Cablevision stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Transactions, including the effect of any state, local or foreign tax laws.

    The Merger, the Contribution and the Issuance are expected to constitute a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, for federal income tax purposes,
(a) no gain or loss will be recognized by Cablevision or Parent in the Merger, the Contribution and the Issuance and (b) Cablevision stockholders who exchange their shares of Cablevision Common Stock solely for Parent Common Stock will not recognize any gain or loss. The tax basis of the Parent Common Stock received by such Cablevision stockholder will be the same as the Cablevision stockholder's tax basis in the shares of Cablevision Common Stock surrendered therefor, and the holding period of the Parent Common Stock received by a Cablevision stockholder will include the holding period of the Cablevision Common Stock surrendered therefor.

    From and after the Merger, the outstanding Cablevision Series I Preferred Stock and any outstanding Cablevision Series C Preferred Stock will each become exchangeable for Parent Common Stock instead of being convertible into Cablevision Common Stock. The exchange of Cablevision Series I Preferred Stock or any Cablevision Series C Preferred Stock for Parent Common Stock would be a taxable event to a holder of such Preferred Stock, and such holder would recognize gain or loss equal to the difference, if any, between such holder's adjusted tax basis in the Cablevision Series I Preferred Stock or Cablevision Series C Preferred Stock exchanged and the fair market value of the Parent Common Stock received in the exchange. Any such gain or loss would be capital gain or loss. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

    Consummation of the Merger and the Contribution is dependent upon, among other conditions, receipt by Parent and TCI of opinions of their respective counsel to the effect that the Merger and the Contribution (together with the Issuance), respectively, will be treated as a tax-free exchange within the meaning of Section 351 of the Code. Opinions of counsel are not binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the Internal Revenue Service with respect to the Merger and the Contribution. However, Cablevision and TCI are preparing to submit a request for a ruling from the Internal Revenue Service to the effect that, based upon the parties' representations that the Merger, the Contribution and the Issuance qualify as a tax-free exchange under Section 351 of the Code, the consummation of the Restructuring at Closing or shortly thereafter will not affect such tax-free treatment. If such a ruling is not obtained, the Contribution and Merger Agreement would permit Cablevision to undertake the Restructuring more than one year after the Closing. The Merger, the Contribution and the Issuance are not conditioned on the Restructuring, and neither Cablevision nor Parent is obligated to undertake the Restructuring.

    REPORTING REQUIREMENT. Each Cablevision stockholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Transactions.

CERTAIN REGULATORY MATTERS

    The closing of the Transactions is conditioned, among other things, upon expiration or termination of the waiting period under the HSR Act, the approval of the Company's stockholders and the receipt of various approvals. On January 16, 1998, Cablevision and the FTC announced that Cablevision has entered into a consent degree providing for the divestiture of certain cable television system assets of the Contributed Businesses that are located in Paramus and Hillsdale, New Jersey. The assets to be divested served approximately 5,200 subscribers as of September 30 1997. Until the time of such divestiture, Cablevision has agreed to certain hold separate and related arrangements with regard to the assets to be divested. By approving on January 15, 1998 the consent decree for public comment, the Federal Trade Commission has terminated the waiting period under the HSR Act with respect to the Transactions. Cablevision does not believe that the assets to be divested, or the hold separate and other arrangements relating thereto, are material to Cablevision or to the Contributed Businesses. Applications for approval with respect to the Transactions from the National Basketball Association and the National Hockey League have also been made. Before the Transactions can be effected, approvals must be obtained from certain local franchise authorities having rights of approval over changes of control with respect to certain of the Contributed Businesses and over deemed changes of control with respect to the cable television systems of Cablevision in such authorities' jurisdictions. In addition, the FCC must approve under the Communications Act the transfer of control of the FCC licenses used in the operation of the Contributed Businesses. Under the FCC's rules, third parties may have an opportunity to file objections to the transfer or the FCC may examine regulatory issues raised by the transfer on its own motion. Parent will be filing with the FCC transfer of control applications with respect to the Contributed Businesses. There can be no assurance that the requisite FCC approvals will be obtained, or that they will be obtained in a timely manner or without conditions adverse to Parent. There can be no assurance that the other necessary approvals will be obtained in a timely manner or at all or that governmental agencies or others may not take legal action to prevent the consummation of the Transactions.

RESALES OF PARENT COMMON STOCK

    The shares of Parent Common Stock to be issued in the Transactions have been registered under the Securities Act by the Registration Statement and therefore may be resold without restriction by all persons who are not deemed to be "affiliates" of Cablevision. An affiliate of a specified person is defined in the rules and regulations of the Commission as a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. Based on share ownership as of September 30, 1997, approximately 11,526,266 shares of Parent Common Stock will be received in the Merger by persons that may be deemed to be affiliates of Cablevision at the Effective Time. In addition, the shares of Parent Class A Common Stock to be received by TCI and its subsidiaries may be resold only in permitted circumstances. Certain of such affiliates, including Dolan and TCI, will have registration rights with respect to the shares they will receive in the Transactions. See "-- Interests of Certain Persons in the Transactions," "Certain Related Agreements--The Stockholders Agreement" and "Ownership of Cablevision and Parent--Cablevision--Registration Rights."

AMEX LISTING

    Prior to the Effective Time of the Merger, the Parent Class A Common Stock will be approved for listing on AMEX upon official notice of issuance. Parent and Cablevision will use their best efforts to de-list subsequent to the Merger the Cablevision Class A Common Stock from AMEX.

APPRAISAL RIGHTS

    Holders of Cablevision Common Stock or Cablevision Preferred Stock will not be entitled to any dissenters' or appraisal rights under Section 262 of the Delaware General Corporate Law (the "DGCL") in connection with the consummation of the Transactions. The DGCL provides appraisal rights in the case of certain mergers and consolidations. Section 262 of the DGCL provides that appraisal rights are not available to holders of shares listed on a national securities exchange or held of record by more than 2,000 holders unless the holders of such shares are required to accept, pursuant to the terms of a merger or consolidation, anything other than (1) shares of stock of the surviving corporation or (2) shares of stock of another corporation which shares are at the effective time of the merger, listed on a national securities exchange or held of record by more than 2,000 persons. The foregoing description and any other description of Section 262 of the DGCL in this Proxy Statement/Prospectus is qualified in its entirety by reference to Section 262 of the DGCL, which is attached hereto as Appendix I and incorporated by reference herein.

                         POTENTIAL RELATED TRANSACTIONS

    THIS CAPTION DESCRIBES CERTAIN ASPECTS OF THE RESTRUCTURING, THE DOLAN PARTNERSHIP TRANSACTION AND THE PARTNERSHIP CONTRIBUTION. THIS CAPTION IS NOT A COMPLETE DESCRIPTION OF THE RESTRUCTURING, THE DOLAN PARTNERSHIP TRANSACTION OR THE PARTNERSHIP CONTRIBUTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TERMS OF THE RESTRUCTURING AGREEMENT ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT PROSPECTUS IN THE CASE OF THE RESTRUCTURING AND TO THE CNYC LETTER AND THE CNYC AGREEMENT FILED AS EXHIBITS TO THE REGISTRATION STATEMENT IN THE CASE OF THE DOLAN PARTNERSHIP TRANSACTION, EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE. NONE OF THE MERGER, THE CONTRIBUTION OR THE ISSUANCE IS CONDITIONED ON CONSUMMATION OF THE RESTRUCTURING, THE DOLAN PARTNERSHIP TRANSACTION OR THE PARTNERSHIP CONTRIBUTION. ALL STOCKHOLDERS OF CABLEVISION ARE URGED TO READ THE TERMS OF THE RESTRUCTURING AGREEMENT AND THE CNYC LETTER AND THE CNYC AGREEMENT IN THEIR ENTIRETY.

THE RESTRUCTURING

    If completed, Cablevision currently anticipates that the Restructuring would
(i) combine the cable systems of the Contributed Businesses with the cable systems currently held by Cablevision by forming a sub-group in and under Cablevision and (ii) separate under Parent the programming businesses of Cablevision and its subsidiaries from the other businesses conducted by Cablevision and its subsidiaries. It is currently anticipated that the Restructuring would consist of the following steps and would occur after the
Contribution:

    (1) Parent would contribute or transfer to Cablevision the Contributed Businesses by contributing or transferring the capital stock of the Transferee Subsidiaries, which will have received certain of the Contributed Businesses in the Contribution, and all of the capital stock of UA-Columbia.

    (2) Cablevision would distribute the stock of Rainbow Media to Parent.

    (3) Cablevision anticipates that it will arrange for a senior credit facility for its cable operations, which facility would refinance the existing Cablevision credit facility under the Credit Agreement as well as the New Credit Facility expected to be obtained in the Refinancing.

    As a result of these transactions, the stock of Rainbow Media and Cablevision would be held directly by Parent and all of the programming assets of the Parent group would be held directly or indirectly by Rainbow Media and all of the other assets of the Parent group would be held directly or indirectly by Cablevision. Accordingly, the separate lines of business would have been separated into sub-groups under Parent.

    Under the terms of an agreement with respect to the Restructuring pursuant to which the Restructuring would be undertaken (the general terms of which are set forth in Exhibit A to the Contribution and Merger Agreement and Appendix F hereto), the Restructuring may be effected one year after the Contribution, or earlier if the required tax regulatory rulings are received. There can be no assurances when, or whether, the Restructuring will be effected.

    There can be no assurance that the Restructuring will occur or that it will necessarily occur as described above. Cablevision and Parent reserve the right to abandon or change the terms of the Restructuring.

THE DOLAN PARTNERSHIP TRANSACTION

    In the Dolan Partnership Transaction, pursuant to the CNYC Letter, among other things, Cablevision and Dolan agreed that (i) Dolan will defer the commencement of the period during which Dolan could elect, pursuant to Cablevision's pre-existing obligations under the CNYC Agreement, to require Cablevision to purchase his remaining partnership interests in Cablevision of NYC, from December 1, 1997 to the date of the consummation of the Merger and the Contribution and (ii) Cablevision will make a cash payment to Dolan for such partnership interests of approximately $190 million. If the Merger and Contribution is not consummated on or prior to July 1, 1998, the CNYC Letter will terminate and the CNYC Agreement will remain in full force and effect in accordance with its terms, except that the First Put Period will commence on July 1, 1998 rather than December 1, 1997 and will end on October 31, 1998.

THE PARTNERSHIP CONTRIBUTION

    The Contribution and Merger Agreement contemplates, among other things, that, after the execution and delivery of the Contribution and Merger Agreement and in connection with the Merger, Parent and certain equity holders in subsidiaries of Cablevision may enter into a partnership contribution agreement (the "Partnership Contribution Agreement") relating to the acquisition by Parent of such equity interests in subsidiaries of Cablevision and pursuant to which Parent would issue shares of Parent Class A Common Stock to such holders in exchange for the contribution to Parent or its designees of such equity interests in subsidiaries of Cablevision. Cablevision has reached an understanding with certain of the RPE Minority Partners that, contemporaneously with the Merger, the approximately 2% of the outstanding limited partnership interests held by the RPE Minority Partners in RPE (the "RPE Acquired Interests") will be contributed (the "Partnership Contribution") to Parent or a direct or indirect wholly owned subsidiary of Parent in exchange for an anticipated approximately 52,000 shares of Parent Class A Common Stock and approximately $2.8 million in cash. The Partnership Contribution Agreement has not been finalized and executed as of the date of this Proxy Statement/Prospectus. This understanding, and the amount of Parent Class A Common Stock to be issued, assumes a per share valuation of Cablevision of $119.50 per share and an aggregate valuation of the RPE Acquired Interest of approximately $9 million. Although Parent and Cablevision expect the Partnership Contribution to be consummated contemporaneously with the Merger and Parent is registering on the Registration Statement the shares of Parent Class A Common Stock that would be issued in the Partnership Contribution, there can be no assurances as to when, or whether, the Partnership Contribution Agreement will be finalized and executed or when, or whether, the Partnership Contribution will be effected.

                     THE CONTRIBUTION AND MERGER AGREEMENT

    THIS CAPTION DESCRIBES CERTAIN ASPECTS OF THE CONTRIBUTION AND MERGER AGREEMENT. THIS CAPTION IS NOT A COMPLETE DESCRIPTION OF THE CONTRIBUTION AND MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONTRIBUTION AND MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL CAPITALIZED TERMS USED IN THIS CAPTION "THE CONTRIBUTION AND MERGER AGREEMENT" AND NOT OTHERWISE DEFINED IN THIS PROXY STATEMENT/PROSPECTUS HAVE THE MEANINGS ATTRIBUTED TO THEM IN THE CONTRIBUTION AND MERGER AGREEMENT. ALL STOCKHOLDERS OF CABLEVISION ARE URGED TO READ THE CONTRIBUTION AND MERGER AGREEMENT IN ITS ENTIRETY.

CONSIDERATION TO BE RECEIVED IN THE TRANSACTIONS

    Pursuant to the Contribution and Merger Agreement, upon consummation of the Merger each share of Cablevision Class A Common Stock and Cablevision Class B Common Stock then issued and outstanding will be converted and will become exchangeable for one share of Parent Class A Common Stock or one share of Parent Class B Common Stock, respectively. At the Effective Time, all previously outstanding Cablevision Common Stock will be canceled and retired, and each certificate formerly representing Cablevision Common Stock will be deemed to represent an identical number of shares of a like class of Parent Common Stock. At the Effective Time, each share of common stock of Merger Sub then issued and outstanding will be converted into one share of common stock of the Surviving Corporation. Each share of Cablevision Preferred Stock will remain issued and outstanding and with the same rights, preferences, limitations and restrictions as provided for by the Cablevision Certificate.

    In addition, the Contribution and Merger Agreement provides that at the Contribution Closing TCI will transfer to Parent or its designated wholly owned subsidiaries all of the Acquired Assets and the Contributed Subsidiary Capital Stock in exchange for an aggregate consideration of 12,235,543 shares of Parent Class A Common Stock, subject to certain adjustments to prevent dilution. Within 90 days of the Contribution Closing, Parent will prepare a Closing Balance Sheet which will set forth the Net Adjusted Working Capital. In the event the Net Adjusted Working Capital is not equal to zero, either Parent is obligated to make an offsetting payment to TCI to the extent of the amount greater than zero or TCI is obligated to make an offsetting payment to Parent to the extent of the amount less than zero.

CORPORATE MATTERS

    Pursuant to the Contribution and Merger Agreement, at the Effective Time of the Merger, the Cablevision Certificate as in effect prior to the Effective Time will remain the certificate of incorporation of the Surviving Corporation except that such certificate will be amended so that the name of the Surviving Corporation will be changed to CSC Holdings, Inc. and the Surviving Corporation will be authorized to issue 1,000 shares of Common Stock, par value $1.00 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share, 200,000 shares of which will be designated as Series A Cumulative Convertible Preferred Stock and 200,000 shares will be designated as Series B Cumulative Convertible Preferred Stock. In addition, the Bylaws, officers and directors of Merger Sub will remain unchanged as the Bylaws, officers and directors of the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

    The Contribution and Merger Agreement contains various customary representations and warranties of TCI, Cablevision, Parent and Merger Sub, certain of which are qualified by a Contributed Systems Material Adverse Effect standard (as defined below) with respect to TCI and a Parent Material Adverse Effect standard (as defined below) with respect to Cablevision, Parent and Merger Sub. Pursuant to the Contribution and Merger Agreement, TCI represents and warrants to Cablevision, Parent and Merger Sub and Cablevision, Parent and Merger Sub represent and warrant to TCI regarding, among others, the following matters: (i) corporate existence and capitalization; (ii) corporate power and authority; (iii) the execution, delivery and performance of the Contribution and Merger Agreement and the Stockholders

Agreement, and the consummation of the Merger, the Contribution and the other transactions contemplated by the Contribution and Merger Agreement and the Stockholders Agreement, not violating any law, permit, license or the organizational document; (iv) financial statements; (v) conduct of businesses;
(vi) pending or threatened actions, investigations or proceedings; (vii) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement ("Compensation and Benefit Plans");
(vii) compliance with all Laws and all necessary Permits; (viii) the absence of any action that would prevent the Merger, the Contribution or the Partnership Contribution from qualifying as an "exchange" within the meaning of Section 351 of the Code; (ix) tax matters; (x) labor matters; (xi) adequacy and maintenance of insurance coverage; (xii) exemption of the Parent acquisition of the Contributed Subsidiary Capital Stock from registration under the Securities Act;
(xiii) environmental matters; (xiv) intellectual property rights; (xv) absence of any brokers' or finders' fees; (xvi) existence and reasonable likelihood of renewal of cable franchise agreements and compliance in all material respects with the Communications Act and rules and regulations of the FCC; (xvii) conduct of all system and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests and compliance in all material respects with all applicable CLI rules and regulations; (xviii) filing of all statements of account with the United States Copyright Office and the payment of all required copyright royalty payments; and (xix) compliance in all material respects with the FCC's rules and regulations pertaining to maximum permitted rates.

    "Contributed Systems Material Adverse Effect" is defined in the Contribution and Merger Agreement to mean a material adverse effect on the financial condition, properties, business or results of operations of all of the Contributed Systems taken as a whole, excluding any such effects proximately caused by Cablevision or Parent or any of their respective Subsidiaries.

    "Parent Material Adverse Effect" is defined in the Contribution and Merger Agreement to mean a material adverse effect on the financial condition, properties, business or results of operations of Cablevision and Parent and their Subsidiaries taken as a whole, excluding such effects proximately caused by any of the Contributed Entities, TCI or any of its Subsidiaries.

CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

    CABLEVISION INTERIM OPERATIONS. The Contribution and Merger Agreement provides that during the period of time from the date of the Original Contribution and Merger Agreement until the Contribution Closing, each of Cablevision and Parent covenants and agrees that it will not: (a) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Significant Subsidiaries to an Affiliate of Cablevision or of Parent, except in certain limited circumstances; (b) amend its certificate of incorporation or Bylaws, except for the Charter Amendments and for amendments to the Parent Certificate that conform to the Cablevision Certificate and amendments to the Parent Bylaws that conform to the Cablevision Bylaws and to the Stockholders Agreement; (c) split, combine or reclassify its outstanding shares of capital stock or declare, set aside or pay any dividend or make any distribution payable in cash, stock or property in respect of any capital stock, except for dividends payable by any Subsidiary of Cablevision to its direct or indirect Subsidiaries or on the Cablevision Preferred Stock; (d) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except in connection with any mandatory sinking funds or certain previously disclosed possible issuances of shares; (e) sell any of its property or assets to an Affiliate; (f) engage in an Acquisition Transaction (as defined in the Stockholders Agreement) that would cause the conditions to the Contribution not to be satisfied; and (g) authorize or enter into any binding agreement or make any binding commitment (whether oral or written) to take any of the types of action described in the foregoing paragraphs.

    CONTRIBUTED SYSTEMS INTERIM OPERATIONS. The Contribution and Merger Agreement provides that during the period of time from the date of the Original Contribution and Merger Agreement until the Contribution Closing, TCI covenants and agrees that, from and after the execution and delivery of the

Contribution and Merger Agreement until the consummation of the Contribution
Closing: (a) the business of each of the Company and its Subsidiaries with respect to the Contributed Systems will be conducted in the ordinary and usual course of business, and TCI will use all reasonable best efforts to preserve each of the Contributed Entities' and each of the Contributed System Entities' business organization intact and maintain the Contributed Systems' existing relations and goodwill with customers, suppliers, distributors, subscribers, creditors, lessors, employees and business associates; and (b) TCI will, and will cause each of its Subsidiaries to, operate in all material respects in accordance with the 1997 operating and capital budget plan relating to the Contributed Systems (the "1997 Budget") and, in calendar year 1998, the 1998 operating and capital budget plan relating to the Contributed Systems (which will be the same in all material respects as the 1997 Budget, unless Parent will otherwise approve in writing).

    TCI has further covenanted and agreed that it will cause each of its Subsidiaries not to, with respect to the Contributed Systems or the Contributed Entities, except as otherwise expressly contemplated in the Contribution and Merger Agreement: (a) sell, lease, transfer or otherwise dispose of any material assets or property of any of any of the Contributed Entities or of any of the Company or its Subsidiaries relating to the Asset Contributed Systems, waive or release any rights of material value related to the business of any of the Contributed Entities or of any of the Company or its Subsidiaries relating to the Asset Contributed Systems, or cancel, compromise, release or assign any material debt or claim relating to the business of any of the Contributed Entities, or related to the business of the Asset Contributed Systems, in each case except in the ordinary and usual course of business; (b) subject to or suffer to exist any Lien on any of the assets of any of the Contributed Entities or on any of the assets of any of the Company or its Subsidiaries related to the Asset Contributed Systems outside of the ordinary and usual course of business, except for certain Contributed Systems Permitted Liens; (c) institute, settle or agree to settle any litigation, action or proceeding before any court or Governmental Entity that could impose any material obligations or restrictions on any of the Contributed Entities or on any of the Acquired Assets or Assumed Liabilities following the Contribution Closing or prevent or materially burden or materially impair the ability of TCI to consummate the Contribution and the other transactions contemplated by the Contribution and Merger Agreement; (d) make any material change in the overall selling, pricing, advertising, distribution, marketing, programming, affiliation, warranty or personnel practices relating to any Contributed System; (e) except for bonuses that will not be the responsibility of or require any payment by Parent or any of its Subsidiaries, grant any increase in compensation or fringe benefits, or pay or agree to pay any pension or retirement allowance, life insurance premium or other benefit payment not required by any existing employment agreement or Compensation and Benefit Plan to any such Employees or other person, commit itself to make variations in or waivers with respect to, or amend in any respect, any employment agreement or Compensation and Benefit Plan with or for the benefit of any Employee or other person, or institute or adopt any compensation or benefit program, plan or arrangement for Employees or other persons; (f) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of the Contributed Entities, or amend its or any of the Contributed System Entities' certificate of incorporation, Bylaws or similar organizational documents, or engage in a recapitalization or repurchase of its outstanding shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of any Contributed Entities' capital stock; (g) issue, sell, dispose of or otherwise subject to a Lien any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, conversion rights, calls, commitments or rights of any kind to acquire, any shares of any of the Contributed Entities' capital stock of any class or any other property or assets of any of the Contributed Entities or the Asset Contributed Systems or give any person a right to subscribe for or acquire any shares of capital stock or other equity interest of any of the Contributed Entities; (h) by any means, make any acquisition of, or investment in, stock or equity of any other person or, other than in the ordinary course of business, acquire or invest in any assets of any person other than a Contributed Entity or a Contributed System Entity; (i) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation, replacement policies providing substantially the same coverage are in full force and effect; (j) in any material respect, amend or modify the 1997 Budget or the operating and capital budget plan for

1998; (k) enter into any Contracts that would be binding upon or otherwise restrict the business or operations of any of the Contributed Entities or any of the Asset Contributed Systems after the Contribution Closing other than Contracts that are fair to and on commercially reasonable terms for such Contributed Subsidiary; (l) declare or distribute any cash dividend or other distribution of the Fibertech Cash other than to a Contributed Entity; or (m) authorize or enter into any binding agreement or make any binding commitment (whether oral or written) to take any of the types of actions described in the foregoing paragraphs.

CERTAIN COVENANTS

    INDEBTEDNESS; TCI RESTRUCTURING. Prior to the Contribution Closing, TCI will take any and all actions necessary or appropriate so that the Contributed Entities will have no, and the Asset Contributed Systems will not be subject to any, outstanding Indebtedness as of the Contribution Closing, other than (a) an aggregate amount of debt for borrowed money not to exceed $669,000,000 (i.e., the Assumed Debt) at the consummation of the Contribution Closing, (b) any debt obligations or other liabilities solely among the Contributed Entities and (c) other not material liabilities. The Assumed Debt will be due and payable in full as of the Contribution Closing.

    Prior to the Contribution Closing, TCI will take certain actions so that, immediately prior to the Contribution Closing, all of the Asset Contributed Systems will be owned by the Contributed System Entities, all of the Included Contributed Systems will be owned by the Contributed Subsidiaries and all of the outstanding capital stock or other equity interests of the Contributed Subsidiaries will be owned by TCI or one or more of its Subsidiaries.

    BENEFITS; EMPLOYEES. Parent or Cablevision may, but will have no obligation to, employ or offer employment to any employee engaged in the business of a Contributed System, including employees engaged in advertising sales for a Contributed System. Pursuant to the Contribution and Merger Agreement, TCI will pay or cause to be paid to all employees employed in the Contributed Systems all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Contribution Closing.

    TCI will remain solely responsible for, and will indemnify and hold harmless Parent and Cablevision from and against all losses arising from or with respect to, all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by Cablevision, as a result of their employment by it prior to the Contribution Closing, the termination of their employment prior to the Contribution Closing, the obligation, if any, to notify and/or bargain with any labor organization, the consummation of the transactions contemplated hereby or pursuant to any applicable legal requirement (including without limitation WARN) or otherwise relating to their employment prior to the Closing Time.

    The Contribution and Merger Agreement provides further that Parent will, after the Contribution Closing, provide employee benefit plans, programs and policies to Hired Employees that, in the aggregate, will provide benefits to such employees that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. TCI will retain all obligations for payment of long- or short-term disability claims arising from disabilities that occurred prior to the Contribution Closing and up until such time as the employee returns to work with one of the Contributed Entities.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Pursuant to the Contribution and Merger Agreement, Parent will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law), each present and former director and officer of Cablevision and its Subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Cablevision or such Subsidiary would have been permitted as of the date hereof to indemnify such person.

    The Surviving Corporation or Parent will maintain Cablevision's officers' and directors' liability insurance on substantially the same terms as in existence on the date hereof for a period of six years after the Effective Time so long as such insurance can be obtained on commercially reasonable terms.

    BOARD RECOMMENDATION, STOCKHOLDERS MEETING AND VOTING. Pursuant to the Contribution and Merger Agreement Cablevision will take all applicable actions in accordance with Delaware law and its certificate of incorporation and Bylaws to convene and hold a stockholders meeting promptly after the Registration Statement has been declared effective. Subject to their fiduciary obligations and applicable law, each of Cablevision's and Parent's Board of Directors has agreed to recommend the approval of the Merger and the Issuance.

    Cablevision, Parent and Tele-Communications have also agreed to vote or cause to be voted any shares of capital stock of Merger Sub, the Surviving Corporation and Parent, respectively, in favor of the adoption and approval of the Contribution and Merger Agreement and the related transactions.

    AMEX LISTING; DE-LISTING OF CABLEVISION CLASS A COMMON STOCK. Pursuant to the Contribution and Merger Agreement, Cablevision and Parent will use their respective best reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and pursuant to the Stock Contribution (including any shares of Parent Common Stock issuable upon conversion, exercise or exchange of securities of Parent) to be approved for listing on AMEX subject to official notice of issuance, prior to the closing date. Parent will use its best efforts to cause the Cablevision Class A Shares to be de-listed from AMEX and de-registered under the Exchange Act as soon as practicable after the effective time.

CERTAIN CONDITIONS

    MERGER CONDITIONS. The respective obligations of Cablevision, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Cablevision at or prior to the Effective Time of each of the following conditions: (i) the Contribution and Merger Agreement having been duly approved and adopted by holders of Cablevision Common Stock constituting the relevant one of the Parent Requisite Votes and having been duly approved by the sole shareholder of Merger Sub in accordance with applicable law and the certificate of incorporation and Bylaws of each such corporation; (ii) the shares of Parent Common Stock issuable to the Cablevision stockholders pursuant to the Merger having been authorized for listing on the AMEX upon official notice of issuance;
(iii) all notices, reports and filings required to be made prior to the Effective Time by Cablevision or any of its Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Cablevision or any of its Subsidiaries from, any Governmental Entity having been made or obtained, as the case may be; (iv) no court or Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Merger; (v) the Registration Statement having become effective under the Securities Act and no stop order suspending such effectiveness having been issued, and no proceedings for that purpose having been initiated or be threatened, by the Commission; (vi) Parent having received all state securities and "blue sky" permits and approvals necessary to consummate the Merger; (vii) Cablevision having obtained the consent or approval of each person whose consent or approval will be required in order to consummate the Merger under certain Contracts; (viii) Cablevision having obtained the consent or approval of each person whose consent or approval will be required under any Contract to which Cablevision or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Cablevision, Parent or Merger Sub to consummate the Merger; (ix) Parent having received the opinion of Sullivan & Cromwell, counsel to Parent, dated the date of the Merger Closing, to the effect that the Merger will be treated for federal income tax purposes as an exchange governed by Section 351 of the Code; and (x) all of the conditions precedent to the obligations of Parent and TCI to effect the Contribution having been fulfilled or irrevocably waived or will be capable of being fulfilled promptly following the Effective Time or at the Contribution Closing.

    PARENTS AND TCI'S CONDITIONS TO THE CONTRIBUTION. The respective obligations of Parent and TCI to effect the Contribution are subject to the satisfaction or waiver at or prior to the Contribution Closing of each of the following conditions: (i) the issuance of the Parent Common Stock in connection with the Contribution having been approved by the relevant one of the Parent Requisite Votes; (ii) all required filings under the HSR Act having been made and any applicable waiting period under the HSR Act having expired or having been terminated; (iii) all notices, reports and other filings required to be made prior to the Contribution Closing by Cablevision, Parent or TCI or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Contribution Closing by Cablevision, Parent or TCI or any of their respective Subsidiaries from, (a) the franchise authorities with respect to 100% of the total subscribers in the Contributed Systems and the Parent Systems in connection with the execution and delivery of the Contribution and Merger Agreement and the consummation of the Contribution having been made or obtained, as the case may be, and (b) any Governmental Entity, which non-franchise authority reports, filings, consents, registrations, approvals, permits and authorizations are required, having been made or obtained, as the case may be. Notwithstanding the condition precedent in the foregoing clause (iii)(a), in the event that consents, approvals and authorizations are obtained with respect to at least 90% of the total subscribers in the Contributed Systems and the Parent Systems, Parent may, in its sole discretion, waive such condition, which will then be deemed satisfied and fulfilled, and Cablevision, Parent and TCI will cooperate with each other and use all reasonable best efforts to minimize any adverse effects that may result from consummating the Contribution Closing without having obtained all consents, approvals and authorizations from franchise authorities and in furtherance thereof will negotiate in good faith to implement, if necessary, a transaction structure so that after the Contribution Closing the aggregate net economic benefit of all of the Contributed Systems inure to the benefit of and accrue to Parent with requisite control of Contributed Systems remaining with TCI or its Subsidiaries. The following conditions are also conditions to the obligations of TCI to effect Contribution:
(a) all notices, reports and filings required to be made prior to the Contribution Closing by Cablevision, Parent or TCI or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Contribution Closing by Cablevision, Parent or TCI or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of the Contribution and Merger Agreement and the consummation of the Contribution having been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or a Contributed Systems Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability; (b) no court or Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order that restrains, enjoins or otherwise prohibits consummation of the Contribution, and no Governmental Entity having instituted any proceeding seeking any such Order; (c) the Merger Closing having been consummated contemporaneously with the Contribution Closing; (d) the Parent Class A Common Stock issuable to TCI or the relevant transferor(s) in the Issuance having been authorized for listing on the AMEX upon official notice of issuance; and (e) the Stockholders Agreement having been executed and delivered by the parties thereto.

    PARENT'S CONDITIONS TO THE CONTRIBUTION. The obligations of Parent to effect the Contribution are subject to the satisfaction or waiver by Parent at or prior to the Contribution Closing of the following conditions: (a) the representations and warranties of TCI set forth in the Contribution and Merger Agreement being true and correct and Parent having received a certificate signed on behalf of TCI by the President or any Vice President of TCI to such effect; PROVIDED, HOWEVER, that such conditions will be deemed satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Contributed Systems Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of TCI to consummate the Contribution;
(b) TCI having performed in all material respects all obligations required to be performed by it under the Contribution and Merger Agreement at or prior to the date of the Contribution Closing, and Parent having received a certificate signed on behalf of TCI by the President or any Vice President of TCI to such effect; (c) TCI having obtained the consent or approval of each person whose consent or approval is required in order to consummate the Contribution under certain identified Contracts; (d) TCI having obtained the consent or approval of each person whose consent or approval is required in order to consummate the Contribution under any other Contract to which the Contributed Entities, TCI or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Contributed Systems Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of TCI to consummate the Contribution; (e) Parent having received an opinion of Sherman & Howard L.L.C., counsel to TCI, dated the date of the Contribution Closing, in a form reasonably satisfactory to Parent; (f) Parent having received: certificates representing all of the Contributed Subsidiary Capital Stock, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, with signatures properly guaranteed and with any requisite stock transfer and other documentary stamps attached, and any other documents that are necessary to transfer to Parent good title to all of the Contributed Subsidiary Capital Stock; certificates representing all of shares of capital stock for any Subsidiaries of the Contributed Subsidiaries; all of the minute books and any corporate seals of the Contributed Entities, true and complete up to the date of the Contribution Closing; a "long form good standing" or similar certificate or telegram for each of the Contributed Entities, certified by the Secretary of State or similar authority of the jurisdiction of organization for each such person, each dated as of a date that is not more than 10 business days prior to the date of the Contribution Closing; a certificate signed on behalf of TCI by the President or any Vice Present of TCI certifying to certain matters; all necessary deeds, bills of sale, assumption agreements and other instruments required for the effective transfer and assignment of the Acquired Assets; and the resignations of each director and officer of the Contributed Entities designated in writing by Parent within one business day of the date of the Contribution Closing; and (g) all of the transactions contemplated by the TCI Restructuring having been consummated in all material respects.

    TCI'S CONDITIONS TO THE CONTRIBUTION. The obligation of TCI to effect the Contribution is subject to the satisfaction or waiver by TCI at or prior to the Contribution Closing of the following conditions: (a) the representations and warranties of Cablevision, Parent and Merger Sub set forth in the Contribution and Merger Agreement being true and correct and TCI having received a certificate signed on behalf of Cablevision, Parent and Merger Sub by the President or any Vice President of Parent to such effect; PROVIDED, HOWEVER,that such condition will be deemed satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the Contribution; (b) each of Cablevision, Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the date of the Contribution Closing, and TCI having received a certificate signed on behalf of Cablevision, Parent and Merger Sub by the President or any Vice President of Parent to such effect; (c) Parent and Cablevision having obtained the consent or approval of each person whose consent or approval is required in order to consummate the Contribution under certain identified Contracts; (d) Parent and Cablevision having obtained the consent or approval of each person whose consent or approval is required in order to consummate the Contribution under any other Contract to which Cablevision or Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Cablevision or Parent to consummate the Contribution; (e) TCI having received an opinion of Sullivan & Cromwell, counsel to

Parent, dated the date of the Contribution Closing, in a form reasonably satisfactory to TCI; (f) TCI having received the opinion of Sherman & Howard L.L.C., counsel to TCI, dated the date of the Contribution Closing, to the effect that the Contribution will be treated for federal income tax purposes as an exchange governed by Section 351 of the Code; (g) the Cash Flow Ratio (as defined in the Stockholders Agreement) of Parent, on a pro forma basis after giving effect to the Contribution, not being in excess of the Cash Flow Ratio Threshold (as defined in the Stockholders Agreement); and (h) the receipt by TCI of an Assumption Agreement executed by Parent giving effect to Parent's assumption of the Assumed Liabilities.

MODIFICATION OR AMENDMENT; WAIVER OF CONDITIONS; EXTENSION

    The Contribution and Merger Agreement provides that, subject to the provisions of applicable Law, at any time prior to the Effective Time with respect to the Merger or the consummation of the Contribution Closing with respect to the Contribution, the parties to the Contribution and Merger Agreement may modify or amend the Contribution and Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. The Contribution and Merger Agreement also provides that the conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and such party may waive such conditions in whole or in part to the extent permitted by applicable Law.

TERMINATION

    The Contribution and Merger Agreement may be terminated and any and all of the transactions contemplated therein may be abandoned at any time prior to their respective Closings by mutual written consent of TCI and Cablevision through an action of their respective Boards of Directors. Further, Cablevision may by action of the Cablevision Board of Directors terminate the Contribution and Merger Agreement, and TCI may by action of the TCI Board of Directors terminate its and Tele-Communications', obligations and rights under the Contribution and Merger Agreement, and the Transactions (in the case of a termination by Cablevision) and the Contribution (in the case of a termination by TCI, may be abandoned at any time prior to their respective Closings if: (a) the Transactions (in the case of Cablevision) or the Contribution (in the case of TCI) have not been consummated by December 31, 1998 (the "Termination Date");
(b) the necessary stockholder approvals have not been obtained; (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Contribution (in the case of TCI) or any of the Transactions (in the case of Cablevision) is final and non-appealable whether before or after the approval by Cablevision's stockholders; PROVIDED that the right to terminate any or all of the Contribution and Merger Agreement is not available to any party that has breached in any material respect its obligations under the Contribution and Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of the Transactions to be consummated.

    In addition, TCI may by action of its Board of Directors terminate its and Tele-Communications' obligations and rights under the Contribution and Merger Agreement and the Contribution may be abandoned at any time prior to the Contribution Closing, whether before or after the approval by Cablevision's stockholders, if there has been a material breach by Cablevision, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in the Contribution and Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by TCI or Tele-Communications to the party committing such breach. Similarly, the Contribution and Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to their respective Closings, whether before or after the approval by Cablevision's stockholders, by action of the Board of Directors of Cablevision if there has been a material breach by TCI or Tele-Communications of any representation, warranty, covenant or agreement or by TCI or Tele-Communications of any covenant or agreement contained in the Contribution and Merger Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach.

    In the event of termination of the Contribution and Merger Agreement and the abandonment of the Contribution pursuant to the Contribution and Merger Agreement as described above, the Contribution and Merger Agreement will become void and of no effect with no liability on the part of any party thereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination will relieve any party thereto of any liability or damages resulting from any breach of the Contribution and Merger Agreement.

EXPENSES

    The Contribution and Merger Agreement provides that the Surviving Corporation will pay all charges and expenses in connection with the transfer of Cablevision Common Stock, and Parent will reimburse the Surviving Corporation for such charges and expenses. Cablevision and TCI will each be responsible for one-half of the costs and reasonable expenses associated with the audit and preparation of audited and unaudited financial statements in form and substance as is required in connection with this Proxy/ Prospectus Statement; PROVIDED that if the Contribution Closing is not consummated other than as a result of a breach or default by Cablevision, Parent or Merger Sub, TCI will be responsible and pay or reimburse all of such costs and expenses. In addition, any liability arising out of the New York State or City Real Property Transfer Tax, in connection with the filing fees under the HSR Act relating to the Contribution and in respect of any transfer taxes relating to the transfer of the Contributed Subsidiary Capital Stock, if applicable and due, will be borne by TCI, on the one hand, and Cablevision or Parent, on the other hand, in equal one-half shares. All other costs and expenses incurred in connection with the Contribution and Merger Agreement and the Transactions and the other transactions contemplated by the Contribution and Merger Agreement, whether or not any of the Transactions are consummated, will be paid by the party incurring such expense.

STOCK OPTIONS; CONJUNCTIVE RIGHTS

    Pursuant to the Contribution and Merger Agreement, at the Effective Time, each outstanding Cablevision Option, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Cablevision Option, the same number of shares of Parent Common Stock subject to the Cablevision Option and at the same exercise price in effect immediately prior to the Effective Time. In addition, each of the outstanding "conjunctive stock appreciation rights" and "bonus award shares" of Cablevision, whether vested or unvested, will at the Effective Time be deemed to constitute a conjunctive stock appreciation right or bonus award share of Parent, as the case may be, on the same terms and conditions as were applicable under such conjunctive stock appreciation right or bonus award share of Cablevision, as the case may be, as in effect immediately prior to the Effective Time.

    At the Effective Time, Parent will assume each Cablevision Option and conjunctive stock appreciation right or bonus award share of Cablevision in accordance with the terms of the Cablevision Stock Plans and other arrangements, as the case may be, under which it was issued and the stock option agreement or other agreement, as the case may be, by which it is evidenced. At or prior to the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Cablevision Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent will file a registration statement on Form S-3 or Form S-8, as the case may be, or another appropriate form with respect to the Parent Common Stock subject to such Cablevision Options, and will use its best efforts to maintain the effectiveness of such registration statements for so long as such Cablevision Options remain outstanding.

                           CERTAIN RELATED AGREEMENTS

THE STOCKHOLDERS AGREEMENT

    THIS CAPTION DESCRIBES CERTAIN ASPECTS OF THE STOCKHOLDERS AGREEMENT. THIS CAPTION IS NOT A COMPLETE DESCRIPTION OF THE STOCKHOLDERS AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE STOCKHOLDERS AGREEMENT, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL CAPITALIZED TERMS USED IN THIS CAPTION "--THE STOCKHOLDERS AGREEMENT" BUT NOT OTHERWISE DEFINED IN THIS PROXY STATEMENT/PROSPECTUS HAVE THE MEANINGS ATTRIBUTED TO THEM IN THE STOCKHOLDERS AGREEMENT. ALL STOCKHOLDERS OF CABLEVISION ARE URGED TO READ THE STOCKHOLDERS AGREEMENT IN ITS ENTIRETY.

    The consummation of the Merger is conditioned on Parent, Tele-Communications and the Class B Stockholders (as defined below) entering into the Stockholders Agreement. The "Class B Stockholders" means Dolan, Charles F. Dolan 1997 Grantor Retained Annuity Trust, Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC Kathleen Trust, DC Deborah Trust, DC Marianne Trust, DC Patrick Trust, DC Thomas Trust, DC James Trust, CFD Trusts No. 1 through 6 and CFD Trust No. 10. The Stockholders Agreement has not been executed or delivered as of this date. However, Parent, Tele-Communications and the Class B Stockholders have agreed to execute and deliver the Stockholders Agreement prior to the Contribution Closing. As noted earlier in this Proxy Statement/ Prospectus, the transferors of the Contributed Businesses, each of which will be receiving Parent Class A Common Stock in the Issuance, are collectively referred to as the Investor for all purposes under, and will be parties to, the Stockholders Agreement.

    STANDSTILL PROVISIONS. The Investor will not, and will not permit any of its Subsidiaries or any of its Affiliates or Associates to: (a) form, join or participate in, or encourage the formation of, a Group with respect to any Shares, other than a Group consisting solely of the Investor, or Affiliates or Associates of the Investor, of Class B Stockholders or of Qualified Parties of Class B Stockholders or the Investor; (b) subject to certain exceptions, deposit any Shares into a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting or Transfer thereof; (c)(i) except for Shares acquired in the Issuance or upon exercise of Tele-Communications' consultation or the Investor's preemptive rights, purchase or otherwise acquire Beneficial Ownership of or otherwise Beneficially Own any Voting Securities of Parent such that the Investor, together with its Affiliates, will Beneficially Own 10% or more of the Parent Class A Common Stock or (ii) at any time purchase or otherwise acquire any Shares in violation of Regulation M under the Exchange Act and the policies of the Commission promulgated thereunder; (d) effect or agree to effect any reduction in its equity interest in Parent for up to 180 days following delivery by Parent of a written notice that Parent is proposing to consummate a business combination to be accounted for as a pooling of interests; or (e) advise, assist or knowingly encourage, induce or attempt to encourage or induce any other person to take any actions referred to in the foregoing clauses (a) through (d).

    SHARE TRANSFER RESTRICTIONS. The Investor will not Transfer, in any single transaction or group of related transactions, any Shares that are Beneficially Owned by the Investor, except for a Transfer in connection with a Holding Company Merger or in exercise of its tag-along rights or for a Transfer that complies with any of the following: (a) a Transfer (i) of all (but not less than all) of such Shares to any Controlled Subsidiary of Tele-Communications or (ii) of all or any of such Shares to a Subsidiary all of the Voting Securities and all of the equity securities (other than preferred stock held by institutional or public investors) of which are Beneficially Owned, directly or indirectly, by Tele-Communications, PROVIDED that contemporaneously with any such Transfer such Controlled Subsidiary becomes a party to a counterpart of the Stockholder Agreement and the Investor and Tele-Communications guarantee the performance of all obligations of such Controlled Subsidiary under the Stockholders Agreement;
(b) a Transfer of all or any of such Shares to any person if such person, together with the Affiliates and Associates of such person, will not Beneficially Own, after giving effect to such Transfer, Voting Securities of Parent constituting 10% or more of the outstanding Parent Class A Common Stock or Shares constituting 5% or more of the

Outstanding Share Capital; PROVIDED, THAT, that the Investor will not, and will not suffer or permit any Subsidiaries of the Investor to or, to the extent the Investor has the power to prevent, permit any Affiliates or Associates of the Investor to, in any case, form, join or participate in or encourage the formation of a Group with such person or any Affiliates or Associates of such person; (c) a sale of all or any of such Shares to any person that is conducted publicly through one or more registered broker-dealers over the AMEX or such other stock exchange or inter-dealer quotation service where Parent Class A Common Stock may be listed or quoted pursuant to which the sale of such Shares will be in a manner to effect a broad distribution, with such distribution certified to Parent by the lead broker-dealer in any such sale; (d) a Transfer of all or any of such Shares to underwriters in connection with an underwritten public offering of such Shares on a firm commitment basis registered under the Securities Act pursuant to which the sale of such Shares will be in a manner to effect a broad distribution, with such distribution certified to Parent by the lead or managing underwriter or underwriters in any such offering; (e) a Transfer of all or any of such Shares to Parent or any Controlled Subsidiary of Parent; (f) for so long as the Parent Class B Common Stock is entitled in accordance with its terms to elect 75% of the Board, a Transfer of all or any of such Shares to any Class B Stockholder; (g) a Transfer of all or any of such Shares in a pledge of such Shares to a financial institution to secure borrowings, PROVIDED that contemporaneously with such pledge, such financial institution agrees with Parent that upon any foreclosure on such pledge it will be bound by the obligations of Tele-Communications and the Investor under the Stockholders Agreement; or (h) a Transfer of all (but not less than all) of such Shares to any person after complying with all of the provisions set forth in
Section 9 of the Stockholders Agreement relating to Parent's consultation rights; PROVIDED, that contemporaneously with such Transfer (i) such person becomes a party to a counterpart of this Agreement as "the Investor," (ii) if such person is a Subsidiary of any other person that is not a natural person, the Ultimate Parent Entity of such person will also become a party to a counterpart of the Stockholders Agreement and assume all obligations of Tele-Communications thereunder and (iii) such person causes to be delivered to Parent a legal opinion of counsel of national standing, in form and substance reasonably acceptable to Parent, as to specified matters.

    THE INVESTOR'S CONSULTATION RIGHTS. Until the earlier of either the date when the Investor ceases to be entitled to nominate two Investor Directors or the date that is ten years from the date of the Stockholders Agreement, the Investor, Parent and the Class B Stockholders will have the following rights and obligations: (a) prior to any of (i) the Class B Stockholders effecting a Transfer (other than in a BONA FIDE pledge or grant of security interest to a financial institution to secure borrowings) of Shares to any person (other than any Class B Stockholder or any Qualified Parties or Controlled Subsidiaries of any Class B Stockholders) in any transaction or series of transactions pursuant to which there is a Transfer of Shares that would constitute at least 10% of the Total Voting Power, (ii) Parent or its Subsidiaries effecting a Transfer (other than in a BONA FIDE pledge or grant of security interest to a financial institution to secure borrowings) of Beneficial Ownership of capital stock or other equity interests in any Restricted Subsidiary other than to Parent or to a Controlled Subsidiary or the stockholders of Parent or (iii) Parent or its Subsidiaries effecting a Transfer (other than in a bona fide pledge or grant of security interest to a financial institution to secure borrowings) of a substantial portion of the assets of Parent or any Restricted Subsidiary other than to Parent or to a Controlled Subsidiary of Parent (collectively, a "Transfer Transaction"), Parent or the Class B Stockholder desiring to make such a Transfer will first notify the Investor in writing (a "Proposal Notice") of the possibility of such a transaction and the number of and a description of the interests contemplated to be Transferred; (b) following the Investor's receipt of the Proposal Notice, Parent or the Class B Stockholder sending the notice will discuss with the Investor the possibility of effecting a Transfer Transaction with the Investor. If the Investor wishes to pursue such a transaction and is capable of completing a Transfer Transaction, then, for a period of 30 days after the Investor's receipt of the Proposal Notice (or such shorter period if the Investor responds in writing that it is not interested in pursuing such a transaction), Parent or the Class B Stockholder will negotiate in good faith and exclusively with the Investor to determine whether it is possible to agree to a Transfer Transaction with the Investor but will not be obligated to enter into any agreement with the Investor to do so. Parent or the Class B Stockholder will be free to negotiate and to initiate and hold discussions with other potential purchasers at any time before the Proposal Notice or after the expiration of such 30-day or shorter period and may agree to enter into a Transfer Transaction at any time after the expiration of such 30-day or shorter period even if such Transfer Transaction has a lower value to Parent or the Class B Stockholder than any transaction proposed by the Investor. The Investor agrees to keep confidential the fact that Parent or a Class B Stockholder is considering effecting a Transfer Transaction, the possible terms thereof and any confidential information obtained by the Investor in pursuing negotiations contemplated by the "consultation rights" or otherwise obtained from Parent or any of the Class B Stockholders or their respective representatives.

    THE INVESTOR'S TAG-ALONG RIGHTS. For so long as the Parent Class B Common Stock is entitled in accordance with its terms to elect 75% of the Board, the Investor will be entitled to participate in a Tag-Along Transaction (as defined below).

    If any Class B Stockholder proposes to Transfer any Shares Beneficially Owned by it to any person (other than any Class B Stockholder or any Qualified Parties or Controlled Subsidiaries of any Class B Stockholders) in a transaction or series of transactions pursuant to which such person, together with Affiliates and Associates of such person (a "Tag-Along Transaction"), would become the Beneficial Owner of Voting Securities of Parent that have the power to cast at least 50% of the votes entitled to be cast in elections of directors of Parent, the Investor will be given the opportunity and will have the right to Transfer such number (but no less or more than such number) of the Shares then Beneficially Owned by the Investor that is the same in proportion to (x) the total number of Shares that are Beneficially Owned by the Investor as the proportion of the number of Shares proposed to be Transferred by the Class B Stockholders concurrently to such person in the transaction or series of transactions constituting the Tag-Along Transaction as compared to (y) the total number of Shares that are Beneficially Owned by all of the Class B Stockholders on terms and conditions identical in all material respects to those applicable to such Class B Stockholder in connection with such Transfer. Any such Class B Stockholder will give written notice to the Investor setting forth in detail the material terms and conditions of the applicable proposed Transfer, and the Investor will have at least ten business days after such notice is given within which to exercise its rights contained in the "tag-along rights" by written notice thereof given to such Class B Stockholder (it being understood and agreed that, if no such notice is received by such Class B Stockholder within such period, the Investor will be deemed to have elected not to have exercised its rights under the "tag-along rights"). Any such notice will constitute an irrevocable offer by the Investor to sell to such person such Shares on the terms and conditions received by any such Class B Stockholder in connection with such Transfer.

    CLASS B STOCKHOLDERS DRAG-ALONG RIGHTS. If the Investor does not exercise the rights set forth in the Investor's "tag-along rights," then any Class B Stockholder that is Transferring its Shares to any person in a transaction or series of transactions pursuant to which such person, together with Affiliates and Associates of such person (a "Drag-Along Transaction"), would become the Beneficial Owner of Voting Securities of Parent that have the power to cast at least 50% of the votes entitled to be cast in elections of directors of Parent may give written notice to the Investor during the period expiring on the close of business on the tenth business day following the expiration of the five-business-day period set forth in the Investor's tag-along rights requiring the Investor to Transfer such number (but no less or more than such number) of the Shares then Beneficially Owned by the Investor that is the same in proportion to (x) the total number of Shares that are Beneficially Owned by the Investor as compared to (y) the proportion of the number of Shares being or to be Transferred by the Class B Stockholders concurrently to such person in the transaction or series of transactions constituting the Drag-Along Transaction to the number of Shares that are Beneficially Owned by the Class B Stockholders, on terms (including the form and amount of, and the time of receipt of, consideration therefor) and conditions no less favorable in all material respects to those applicable to such Class B Stockholder (and its Affiliates and Associates) in connection with such Transfer.

    PARENT'S RIGHT OF CONSULTATION. Parent will be entitled to a notice if at any time the Investor desires to make certain Transfers of all (but not less than all) of its Shares to any other person (the "Investor Proposal Notice"). Following Parent's receipt of an Investor Proposal Notice, the Investor will discuss with Parent the possibility of effecting such a transaction with Parent. If Parent wishes to pursue such a transaction and is capable of completing such a transaction, then, for a period of 30 days after Parent's receipt of the Investor Proposal Notice (or such shorter period if Parent responds in writing that it is not interested in pursuing such a transaction), the Investor will negotiate in good faith and exclusively with Parent to determine whether it is possible to agree to such a transaction with Parent but will not be obligated to enter into any agreement with Parent to do so. The Investor will be free to negotiate and to initiate and hold discussions with other potential purchasers at any time before the Investor Proposal Notice or after the expiration of such 30-day or shorter period and may agree to enter into such a transaction at any time after the expiration of such 30-day or shorter period even if such transaction has a lower value to the Investor than any transaction proposed by Parent. Parent agrees to keep confidential the fact that the Investor is considering effecting such a transaction, the possible terms thereof and any confidential information obtained by Parent in pursuing negotiations contemplated by the "consultation rights."

    THE INVESTOR'S PREEMPTIVE RIGHTS. The Investor will be entitled to certain preemptive rights. If Parent proposes certain issuances, grants or sales of Shares, Parent will give to the Investor a written notice setting forth in reasonable detail the per Share consideration and other terms on which such Shares are proposed to be issued, granted or sold and the amount thereof proposed to be issued, granted or sold. The Investor will thereafter have the preemptive right, exercisable by notice to Parent no later than 15 days after Parent's notice is given, to purchase up to such number of Shares of Parent Class A Common Stock so that, after giving effect to such issuance, grant or sale and the preemptive subscription by the Investor, the Investor, together with its Affiliates and Associates, will Beneficially Own in the aggregate the same proportion of the Outstanding Share Capital as Beneficially Owned as of the date of Parent's notice, for the consideration in cash and on the other terms set forth in Parent's notice. Any written notice by the Investor exercising the right to purchase such Shares pursuant to the "preemptive right" will constitute an irrevocable commitment to purchase from Parent the Shares specified in such notice, subject to the maximum set forth in the preceding sentence. The closing of the purchase of such Shares by the Investor will, to the extent legally practicable, take place at the same time and place as the closing of such issuance, grant or sale to the persons giving rise to the preemptive rights set forth in the "preemptive rights" provision and, if not at the same time, will take place as soon thereafter as is practicable; PROVIDED, that such closing will, to the extent applicable, be conditioned upon the expiration or termination of any waiting period under the HSR Act and the making of any necessary filings with and the obtaining of any approvals from any Governmental Entities except those that the failure to make or obtain are not reasonably likely to have a Parent Material Adverse Effect or a material adverse effect on the financial condition, properties, business or results of operations of Tele-Communications and its Subsidiaries taken as a whole. At such closing, (i) Parent will deliver to the Investor certificates representing the Shares of Parent Class A Common Stock being subscribed, and such Shares will be validly issued, fully paid and nonassessable, (ii) the Investor will deliver to Parent the consideration to be paid for such Shares and (iii) the Investor and Parent will execute such other documents and take such other action as will be reasonably necessary to consummate the subscription of such Shares. If the Investor does not exercise its "preemptive rights" with respect to Shares offered by Parent, from the expiration of the 15-day notice period and for a period of 90 days thereafter, Parent may offer, issue, grant and sell to any person up to the amount of Shares set forth in Parent's notice relating to such Shares for a price and other terms no less favorable to Parent, and including no less cash, than those set forth in such notice; PROVIDED, HOWEVER, that Parent may not issue, grant or sell Shares in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by the Investor upon exercise of its "preemptive rights" without granting the Investor its "preemptive rights." The Investor's "preemptive rights" will not apply to (i) any Shares, issued and sold by Parent in a Demand Registration or in a Piggy-back Registration in which the

Investor is participating, (ii) any Shares issued under employee compensation arrangements within the Parent Share Issuance Commitments or otherwise for employee, manager or director stock options consistent with Cablevision's and Parent's past practices, (iii) sales, grants or issuances that, together with such similar sales, grants or issuances, aggregate less than 1% of the Outstanding Share Capital or (iv) any other sale, grant or issuances approved in writing by the Investor.

    INVESTOR DIRECTORS. For so long as the Investor Beneficially Owns Parent Class A Common Stock that in the aggregate comprises at least 20% of the Outstanding Share Capital, the Investor will be entitled to nominate two Investor Directors to the Board, each of whom will be a person that is reasonably acceptable to Parent; provided, that in the event that the Investor at any time ceases to Beneficially Own Parent Class A Common Stock that in the aggregate comprises at least 20% of the Outstanding Share Capital but continues to Beneficially Own Parent Class A Common Stock that in the aggregate comprises at least 10% of the Outstanding Share Capital, (i) the Investor will be entitled to nominate one Investor Director and (ii) Parent or any of the Class B Stockholders may request that one of the Investor Directors then on the Board resign as a director of Parent (upon any such resignation request, one of the Investor Directors will resign immediately and relinquish all rights and privileges as a member of the Board); PROVIDED, FURTHER, that each of the Investor Directors will in all cases be a director elected to the Board by the Parent Class B Common Stock and will, accordingly, be a Class B Director. In the event that the Investor at any time ceases to Beneficially Own Parent Class A Common Stock that in the aggregate comprises at least 10% of the Outstanding Share Capital, the Investor will not be entitled to nominate any Investor Directors and Parent or any of the Class B Stockholders may request that any Investor Directors then on the Board resign as directors of Parent.

    Prior to the election of directors to the Board, the Investor may give reasonable advance written notice to Parent prior to the mailing of the proxy statement relating to such matters requesting that Parent include, and Parent and the Class B Stockholders (in their capacity as stockholders of Parent) agree that Parent will include, the Investor Directors as nominees for the slate of directors to be elected to the Board.

    Notwithstanding the foregoing, in the event that the holders of the Parent Class B Common Stock cease at any time to be entitled to elect 75% of the Board in accordance with the terms of the Parent Class B Common Stock, the Investor will no longer be entitled to any Board representation rights and following such event and Parent may request that all or any of the Investor Directors then on the Board resign as Investor Directors. Upon any such resignation request by Parent, the Investor Directors will cause such Investor Directors to resign as Investor Directors and relinquish all rights and privileges as a member of the Board at the next meeting of stockholders of Parent called for the purpose of electing directors to the Board.

    Under the Stockholders Agreement, the Investor has agreed that no more than 25% of the directors on the Board (rounded up to the nearest whole director) will be nominees of the Investor or any Affiliate or Associate of the Investor.

    SPECIAL COMMITTEE. In addition, for so long as the Investor is entitled to nominate two Investor Directors, (i) two of the Special Directors will be the Investor Directors and (ii) Section 9 of Article II of the Parent Bylaws (which relates to the approval by the Special Directors of certain affiliated transactions with Parent) may not be amended without the prior written consent of the Investor. If only one of the Special Directors is an Investor Director, then any matter requiring the approval of the Special Directors may not be approved without the approval of the Investor Director.

    INVESTOR VOTING GENERALLY. For so long as the Parent Class B Common Stock is entitled in accordance with its terms to elect 75% of the Board, with respect to the election of directors to or removal of directors from the Board and any increase of authorized Shares, the Investor will vote or grant consent with respect to, and will cause to be voted or to be granted any consents with respect to, all Voting Securities that are Beneficially Owned by the Investor on all matters submitted to the holders of Voting Securities in direct proportion to the votes or consents of the Minority Shares on any such matter. The Investor and the Class B Stockholders will cause all Shares owned by the Investor and the Class B Stockholders, as the case may be, and will use reasonable best efforts to cause all of their respective Affiliates and Associates to be represented, in person or by proxy, at all meetings of holders of Shares of which the Investor or the Class B Stockholders, as the case may be, have actual notice, so that all of such Shares may be counted for the purpose of determining the presence of a quorum at such meetings.

    ACQUISITION TRANSACTIONS. For so long as the Investor is entitled to nominate two Investor Directors, Parent will not, without the prior written consent of Tele-Communications, consummate an Acquisition Transaction if, after giving effect to such transaction, the Cash Flow Ratio (i.e., the ratio of debt to certain consolidated operating cash flow of Parent) will exceed the Cash Flow Ratio Threshold (initially 8.0:1.0, and decreasing to 7.5:1.0 on December 31,
1999). Before consummation of an Acquisition Transaction that is reasonably likely to result in the Cash Flow Ratio Threshold being exceeded, Parent will provide written notice and a reasonable description of such transaction, including pro forma calculations of the Cash Flow Ratio giving effect to such transaction as of the beginning of the most recent three-month period for which Annualized Operating Cash Flow can be calculated, together with reasonable documentary supporting information for such calculation. To the extent reasonably practicable under the circumstances of such transaction, such notice will be given 30 days prior to such consummation, but in no event will such notice be given less than 10 days prior to such consummation.

    INVESTOR'S REGISTRATION RIGHTS. At any time six months following the Closing, the Investor has the right to demand registration under the 1933 Act (the "Demand Registration Rights") of at least 2,000,000 Shares of Registrable Securities upon presenting Parent with proper notice for the exercise of such Demand Registration Rights. In addition, subject to certain cut-back provisions, the Investor has the right to have its Registrable Securities registered for offering and sale under the 1933 Act in the event Parent registers for offering at least $100 million of Shares (the "Piggy-back Registration Rights"). In the case of the Investor exercising its Demand Registration Rights, Parent is obligated to pay all expenses associated with such registration. In the event the Investor exercises its Piggy-back Registration Rights, the Investor is obligated to pay its proportion of certain expenses of such registration.

    In connection with the Investor's Demand Registration Rights, Parent has the right to impose certain restrictions on the Investor's ability to sell its Registrable Securities during a registered public offering of securities by Parent. In addition, the Investor's registration rights automatically terminate if the Investor is able to sell all of its Registrable Securities pursuant to Rule 144 under the 1933 Act in a single 90-day period.

    The Investor's registration rights are subject in all respects to the rights granted to Cablevision Systems Company and CSC Holding Company pursuant to certain registration rights agreements, dated as of January 27, 1986.

THE VOTING AGREEMENT

    THIS CAPTION DESCRIBES CERTAIN ASPECTS OF THE VOTING AGREEMENT. THIS CAPTION IS NOT A COMPLETE DESCRIPTION OF THE VOTING AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE VOTING AGREEMENT, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL CAPITALIZED TERMS USED IN THIS CAPTION "--THE VOTING AGREEMENT" BUT NOT OTHERWISE DEFINED IN THIS PROXY STATEMENT/PROSPECTUS HAVE THE MEANINGS ATTRIBUTED TO THEM IN THE VOTING AGREEMENT. ALL STOCKHOLDERS OF CABLEVISION ARE URGED TO READ THE VOTING AGREEMENT IN ITS ENTIRETY.

    Simultaneously with the execution of the Contribution and Merger Agreement, Parent, Tele-Communications, Cablevision and the Class B Stockholders entered into the Voting Agreement, pursuant to which each of the Class B Stockholders has severally agreed with Tele-Communications, Cablevision and Parent, among other things, to (a) vote all Shares that are Beneficially Owned by such Class B Stockholders in favor of the adoption and approval of the Contribution and Merger Agreement and approval of the

Merger and the Issuance and (b) vote all such Beneficially Owned Shares against any proposal that would compete with or serve to interfere, delay or otherwise inhibit the timely consummation of such transactions.

    In addition, each of the Class B Stockholders has severally agreed with Tele-Communications, Cablevision and Parent that such Class B Stockholder will not (a) deposit any Shares Beneficially Owned by such Class B Stockholder in a voting trust or subject any such Shares to any arrangement with respect to the voting of such Shares other than arrangements in furtherance of the transactions or arrangements that would not materially impair the consummation of the transactions or (b) Transfer (as defined in the Stockholders Agreement) any of its interests in the Shares to any person unless such person agrees to be bound by the terms of this Voting Agreement to the same extent as the Class B Stockholders.

    Each of the Class B Stockholders, Tele-Communications and Parent have also severally agreed in the Voting Agreement that, at the Closing, it will execute and deliver the Stockholders Agreement.

                   UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                         FINANCIAL STATEMENTS OF PARENT

    The following unaudited condensed pro forma consolidated balance sheet as of September 30, 1997 presents Parent's financial position as adjusted to give effect to the Transactions as if they had occurred as of September 30, 1997. The following unaudited condensed pro forma consolidated statement of operations for the year ended December 31, 1996 presents Parent's consolidated results of operations as adjusted to give effect to (i) the NBC Transaction, (ii) the MSG Redemption, (iii) the 1997 Warburg Transactions, (iv) the U.S. Cable/Newark Acquisitions and (v) the Transactions, in each case as if they had occurred at the beginning of the period presented. The following unaudited condensed pro forma consolidated statement of operations for the nine months ended September 30, 1997 presents Parent's consolidated results of operations as adjusted to give effect to (i) the NBC Transaction, (ii) the MSG Redemption, (iii) the 1997 Warburg Transactions and (iv) the Transactions, in each case as if they had occurred at the beginning of the period presented. Parent has conducted no meaningful operations prior to the Transactions. Accordingly, historical information is given with respect to Cablevision. See "The Companies."

    The condensed pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements and notes thereto contained elsewhere herein or incorporated herein by reference. See "Incorporation of Certain Information by Reference." The pro forma financial information has been prepared for comparative purposes only and is not necessarily indicative of what the actual financial position or results of operations of Parent would have been had the transactions occurred on the dates indicated nor does it purport to indicate the future results of operations or the future financial condition of Cablevision.

    The condensed pro forma consolidated financial statements do not give effect to the transactions contemplated by the Formation Agreement or the pending cable television systems sales (each of which is described under "The
Companies--Cablevision--Recent Developments,"), nor to the redemption of the Cablevision Series C Preferred Stock, the Partnership Contribution or the acquisition of Radio City Productions LLC as they are not material to the financial position or operating results of Cablevision.

                    CSC PARENT CORPORATION AND SUBSIDIARIES

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                           CABLEVISION      TKR          TCI       PRO FORMA
                                                           HISTORICAL    NJ/NY(1)*    NJ/NY(1)*   ADJUSTMENTS*   PRO FORMA
                                                           -----------  -----------  -----------  ------------  -----------
                         ASSETS
Cash and cash equivalents................................   $  32,135    $   3,726                               $  35,861
Accounts receivable--trade, net..........................     181,994       15,256    $   4,461                    201,711
Notes and other receivables..............................      85,080                                               85,080
Prepaid expenses and other assets........................      64,424        4,928        2,105                     71,457
Property, plant and equipment, net.......................   1,720,053      298,032      154,670                  2,172,755
Investments in affiliates................................      60,424                                               60,424

Advances to affiliates...................................       4,923                                                4,923

Feature film inventory...................................     149,630                                              149,630
Net assets held for sale.................................     264,344                                              264,344
Intangible assets, net...................................   2,216,033      429,687      451,973    $ (179,684)(2)  2,918,009
Deferred financing, acquisition and other costs, net.....      93,723                                               93,723
                                                           -----------  -----------  -----------  ------------  -----------
                                                            $4,872,763   $ 751,629    $ 613,209    $ (179,684)   $6,057,917
                                                           -----------  -----------  -----------  ------------  -----------
                                                           -----------  -----------  -----------  ------------  -----------

         LIABILITIES & STOCKHOLDERS' DEFICIENCY
Accounts payable and accrued liabilities.................     692,401        9,557        8,610                    710,568
Accounts payable to affiliates...........................         915                                                  915

Deferred income taxes....................................                   13,166      182,187      (195,353)(3)
Deferred revenue.........................................     114,770                                              114,770
Feature film and contract rights payable.................     283,318                                              283,318
Bank debt................................................   2,875,891      573,988                     95,012(4)  3,544,891
Senior debt..............................................     397,617                                              397,617
Senior debentures........................................     398,518                                              398,518
Subordinated debentures..................................   1,048,207                                            1,048,207
Subordinated notes payable...............................     151,000                                              151,000
Obligation to related party..............................     191,328                                              191,328
Capital lease obligations and other debt.................      48,951                                               48,951
Minority interest........................................     124,737                                              124,737
                                                           -----------  -----------  -----------  ------------  -----------
                                                            6,327,653      596,711      190,797      (100,341)   7,014,820
                                                           -----------  -----------  -----------  ------------  -----------
Deficit investment in affiliates.........................      18,225                                               18,225
                                                           -----------                                          -----------
Redeemable preferred stock...............................   1,092,921                                            1,092,921
                                                           -----------                                          -----------

Stockholders' deficiency:
    Preferred stock......................................          15                                                   15
    Common stock.........................................         249                                     122(5)        371
    Paid-in capital......................................     167,251      154,918      422,412       (79,465)(5)    665,116
    Accumulated deficit..................................  (2,733,551)                                          (2,733,551)
                                                           -----------  -----------  -----------  ------------  -----------
                                                           (2,566,036)     154,918      422,412       (79,343)  (2,068,049)
                                                           -----------  -----------  -----------  ------------  -----------
                                                            $4,872,763   $ 751,629    $ 613,209    $ (179,684)   $6,057,917
                                                           -----------  -----------  -----------  ------------  -----------
                                                           -----------  -----------  -----------  ------------  -----------

------------------------

* See Note A of Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

                    CSC PARENT CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                PRO FORMA ADJUSTMENTS*
                                            --------------------------------------------------------------
                                                                               1997           U.S. CABLE/
                              CABLEVISION       NBC          MSG             WARBURG             NEWARK
                              HISTORICAL    TRANSACTION   REDEMPTION       TRANSACTIONS       ACQUISITIONS
                              -----------   -----------   ----------       ------------       ------------
Revenues....................  $ 1,315,142    $121,591(6)   $399,214(10)      $142,575(15)       $ 67,429(21)
                              -----------   -----------   ----------       ------------       ------------
Operating expenses:
  Operating, selling,
    general and
    administrative..........      851,748     122,530(6)    308,907(10)        86,900(15)         46,365(21)
                                                                               (5,067)(16)          (621)(22)
  Depreciation and
    amortization............      388,982       3,870(6)     60,860(10)        46,686(15)         23,981(21)
                                                5,391(7)     10,520(11)         3,456(17)         13,781(23)
                              -----------   -----------   ----------       ------------       ------------
                                1,240,730     131,791       380,287           131,975             83,506
                              -----------   -----------   ----------       ------------       ------------
  Operating profit (loss)...       74,412     (10,200)       18,927            10,600            (16,077)
Other Income (expense):
  Interest expense..........     (268,177)       (424)(6)   (17,850)(10)      (45,884)(15)       (14,137)(21)
                                                            (66,185)(12)      (13,018)(18)        (2,214)(24)
                                                                                1,786(16)            249(22)
  Interest income...........        3,162         477(6)                           53(15)             53(21)
  Share of affiliates' net
    income (loss)...........      (82,028)      3,266(8)     (2,041)(13)       73,166(19)            844(25)
  Write-off of deferred
    interest and financing
    costs...................      (37,784)                                     (3,495)(15)
  Provision for preferential
    payment to related
    party...................       (5,600)
  Minority interest.........       (9,417)     14,393(9)     18,547(14)
  Miscellaneous, net........       (6,647)       (498)(6)     1,766(10)        (2,798)(15)          (157)(21)
                              -----------   -----------   ----------       ------------       ------------
  Net income (loss) before
    income taxes............     (332,079)      7,014       (46,836)           20,410(20)        (31,439)
  Income tax expense........
                              -----------   -----------   ----------       ------------       ------------
  Net income (loss).........     (332,079)      7,014       (46,836)           20,410            (31,439)
Dividend requirements
  applicable to preferred
  stock.....................     (127,780)                                     49,977(15)
                                                                              (49,977)(16)
                              -----------   -----------   ----------       ------------       ------------
Net income (loss) applicable
  to common shareholders....  $  (459,859)   $  7,014      $(46,836)         $ 20,410           $(31,439)
                              -----------   -----------   ----------       ------------       ------------
                              -----------   -----------   ----------       ------------       ------------
Net loss per common share...  $    (18.52)
                              -----------
                              -----------
Average number of common
  shares outstanding (in
  thousands)................       24,827
                              -----------
                              -----------


                                                                           TCI/TKR
                                                 TKR           TCI        PRO FORMA
                                   SUBTOTAL   NJ/NY(26)*   NJ/NY(26)*    ADJUSTMENTS*       PRO FORMA
                                  ----------  ----------   -----------   ------------       ----------
Revenues....................      $2,045,951   $185,974     $199,798       $(25,379)(27)    $2,406,344
                                  ----------  ----------   -----------   ------------       ----------
Operating expenses:
  Operating, selling,
    general and
    administrative..........       1,410,762     97,292      113,870        (25,379)(27)     1,596,545

  Depreciation and
    amortization............         557,527     35,092       40,045         50,491(28)        683,155

                                  ----------  ----------   -----------   ------------       ----------
                                   1,968,289    132,384      153,915         25,112          2,279,700
                                  ----------  ----------   -----------   ------------       ----------
  Operating profit (loss)...          77,662     53,590       45,883        (50,491)           126,644
Other Income (expense):
  Interest expense..........        (425,854)   (34,437)      (1,406)       (20,888)(29)      (482,585)

  Interest income...........           3,745        297           66                             4,108
  Share of affiliates' net
    income (loss)...........          (6,793)                                                   (6,793)
  Write-off of deferred
    interest and financing
    costs...................         (41,279)                                                  (41,279)
  Provision for preferential
    payment to related
    party...................          (5,600)                                                   (5,600)
  Minority interest.........          23,523                    (964)           964(30)         23,523
  Miscellaneous, net........          (8,334)                   (327)                           (8,661)
                                  ----------  ----------   -----------   ------------       ----------
  Net income (loss) before
    income taxes............        (382,930)    19,450       43,252        (70,415)          (390,643)
  Income tax expense........                       (400)     (15,086)        15,486(31)         --
                                  ----------  ----------   -----------   ------------       ----------
  Net income (loss).........        (382,930)    19,050       28,166        (54,929)          (390,643)
Dividend requirements
  applicable to preferred
  stock.....................        (127,780)                                                 (127,780)

                                  ----------  ----------   -----------   ------------       ----------
Net income (loss) applicable
  to common shareholders....      $ (510,710)  $ 19,050     $ 28,166       $(54,929)        $ (518,423)
                                  ----------  ----------   -----------   ------------       ----------
                                  ----------  ----------   -----------   ------------       ----------
Net loss per common share...                                                                $   (13.99)
                                                                                            ----------
                                                                                            ----------
Average number of common
  shares outstanding (in
  thousands)................                                                 12,236(32)         37,063
                                                                         ------------       ----------
                                                                         ------------       ----------

------------------------
* See Note B of Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

                    CSC PARENT CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA ADJUSTMENTS*
                                                        -----------------------------------------------
                                                                                               1997
                                          CABLEVISION       NBC              MSG             WARBURG
                                          HISTORICAL    TRANSACTION       REDEMPTION       TRANSACTIONS
                                          -----------   -----------       ----------       ------------
Revenues................................  $ 1,314,995     $33,905(33)      $194,337(37)      $ 71,506(42)
                                          -----------   -----------       ----------       ------------
Operating expenses:
  Operating, selling, general and
    administrative......................      915,664      32,639(33)       146,104(37)        44,727(42)
                                                                                               (2,519)(43)
  Depreciation and amortization.........      363,023       1,508(33)        28,289(37)        21,676(42)
                                                            1,348(34)         5,330(38)         1,584(44)
                                          -----------   -----------       ----------       ------------
                                            1,278,687      35,495           179,723            65,468
                                          -----------   -----------       ----------       ------------
  Operating profit (loss)...............       36,308      (1,590)           14,614             6,038
Other income (expense):
  Interest expense......................     (261,533)       (642)(33)       (8,371)(37)      (22,074)(42)
                                                                            (20,638)(39)       (4,912)(45)
                                                                                                1,195(43)
  Interest income.......................        2,635         142(33)                              22(42)
  Share of affiliates' net income
    (loss)..............................      (32,243)      1,922(35)        (8,277)(40)       37,837(46)
  Write-off of deferred interest and
    financing costs.....................      (13,710)
  Gain on redemption of subsidiary
    preferred stock.....................      181,738
  Provision for preferential payment to
    related party.......................       (4,200)
  Minority interest.....................       14,145       1,269(36)         3,981(41)
  Miscellaneous, net....................       (7,059)                                         (2,382)(42)
                                          -----------   -----------       ----------       ------------
  Net income (loss) before taxes........      (83,919)      1,101           (18,691)           15,724
  Income tax expense....................
                                          -----------   -----------       ----------       ------------
  Net income (loss).....................      (83,919)      1,101           (18,691)           15,724
Dividend requirements applicable to
  preferred stock.......................     (110,324)                                         28,297(42)
                                                                                              (28,297)(43)
                                          -----------   -----------       ----------       ------------
Net income (loss) applicable to common
  shareholders..........................  $  (194,243)    $ 1,101          $(18,691)         $ 15,724
                                          -----------   -----------       ----------       ------------
                                          -----------   -----------       ----------       ------------
Net loss per common share...............  $     (7.81)
                                          -----------
                                          -----------
Average number of common shares
  outstanding (in thousands)............       24,858
                                          -----------
                                          -----------


                                                                                      TCI/TKR
                                                             TKR          TCI        PRO FORMA
                                               SUBTOTAL   NJ/NY(47)*   NJ/NY(47)*   ADJUSTMENTS*       PRO FORMA
                                              ----------  ----------   ----------   ------------       ----------
Revenues................................      $1,614,743   $158,334     $158,294      $(18,606)(48)    $1,912,765
                                              ----------  ----------   ----------   ------------       ----------
Operating expenses:
  Operating, selling, general and
    administrative......................       1,136,615     83,353       84,519       (18,606)(48)     1,285,881

  Depreciation and amortization.........         422,758     27,175       30,470        33,529(49)        513,932

                                              ----------  ----------   ----------   ------------       ----------
                                               1,559,373    110,528      114,989        14,923          1,799,813
                                              ----------  ----------   ----------   ------------       ----------
  Operating profit (loss)...............          55,370     47,806       43,305       (33,529)           112,952
Other income (expense):
  Interest expense......................        (316,975)   (28,934)        (105)       (8,743)(50)      (354,757)

  Interest income.......................           2,799        137                                         2,936
  Share of affiliates' net income
    (loss)..............................            (761)                                                    (761)
  Write-off of deferred interest and
    financing costs.....................         (13,710)                                                 (13,710)
  Gain on redemption of subsidiary
    preferred stock.....................         181,738                                                  181,738
  Provision for preferential payment to
    related party.......................          (4,200)                                                  (4,200)
  Minority interest.....................          19,395                    (125)          125(51)         19,395
  Miscellaneous, net....................          (9,441)                    136                           (9,305)
                                              ----------  ----------   ----------   ------------       ----------
  Net income (loss) before taxes........         (85,785)    19,009       43,211       (42,147)           (65,712)
  Income tax expense....................                       (858)     (14,621)       15,479(52)
                                              ----------  ----------   ----------   ------------       ----------
  Net income (loss).....................         (85,785)    18,151       28,590       (26,668)           (65,712)
Dividend requirements applicable to
  preferred stock.......................        (110,324)                                                (110,324)

                                              ----------  ----------   ----------   ------------       ----------
Net income (loss) applicable to common
  shareholders..........................      $ (196,109)  $ 18,151     $ 28,590      $(26,668)        $ (176,036)
                                              ----------  ----------   ----------   ------------       ----------
                                              ----------  ----------   ----------   ------------       ----------
Net loss per common share...............                                                                    (4.75)
                                                                                                       ----------
                                                                                                       ----------
Average number of common shares
  outstanding (in thousands)............                                                12,236(53)         37,094
                                                                                    ------------       ----------
                                                                                    ------------       ----------

------------------------
*   See Note C of Unaudited Condensed Pro Forma Consolidated Financial
    Statements.

NOTE A--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997

TCI/TKR TRANSACTIONS

(1) Represents the combined balance sheet of the TKR New Jersey/New York systems and that of the TCI New Jersey and New York systems, respectively, at September 30, 1997.

(2) Represents the excess of the purchase price over the estimated fair value of net liabilities assumed at September 30, 1997 of approximately $701,976,000 and the elimination of the predecessors' net intangible assets of approximately $881,660,000. This adjustment does not give effect to the Net Adjusted Working Capital adjustment, if any, to be calculated within 90 days of the closing of the Contribution. Historically, in similar transactions, such adjustments have been immaterial and, relative to the size of this transaction, any such adjustment is also anticipated to be immaterial. Since allocations to identifiable intangible assets cannot be estimated with any degree of certainty prior to obtaining independent appraisals, the excess of the purchase price over the book value of net assets acquired will be allocated to specific assets or liabilities acquired when independent appraisals are completed. In recent acquisitions of cable television systems, excess costs have principally been allocated to franchises and goodwill.

(3) Represents the elimination of assets and liabilities not acquired pursuant to the Contribution and Merger Agreement.

(4) Represents the net additional debt assumed pursuant to the Contribution and the Merger Agreement.

(5) Represents the issuance of 12,235,543 shares of common stock valued at approximately $497,987,000 (based on the average stock price of Cablevision's Class A Common Stock of $40.70) and the elimination of the predecessors' equity.

NOTE B--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

NBC TRANSACTION

(6) As a result of the NBC Transaction, the results of operations of certain companies previously accounted for under the equity method are now consolidated with Cablevision's consolidated results of operations. The adjustments referenced by this Note (6) reflect the consolidation of such amounts for the year ended December 31, 1996.

(7) Represents the amortization, based on an average 10-year life, of the excess costs resulting from the exchange of 25% of Cablevision's interests in Rainbow Media for NBC's interests in certain individual entities.

(8) Represents the elimination of Cablevision's share of affiliates' net income or loss previously recorded for entities that are now consolidated and records the additional share of affiliates' net income or loss of interests contributed by NBC in certain entities that continue to be recorded on an equity basis.

(9) Represents NBC's minority interest in the net loss of Rainbow Media and a minority interest in one of the companies previously accounted for under the equity method.

NOTE B--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
MSG REDEMPTION

(10) As a result of the MSG Redemption, the results of operations of MSG will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (10) reflect the consolidation of such amounts for the year ended December 31, 1996.

(11) Represents the amortization, based on an average 30-year life, of the excess costs resulting from the acquisition of 39.8% of MSG and the contribution of SportsChannel New York to MSG.

(12) Represents interest expense on additional debt incurred to purchase additional interests in MSG and the amortization of deferred financing costs incurred in connection with obtaining the additional bank debt.

(13) Represents the elimination of Cablevision's share of net income of MSG previously recorded using the equity method of accounting.

(14) Represents the minority interest in the pro forma net loss of MSG and SportsChannel New York owned by ITT and by NBC through its interest in Rainbow Media.

1997 WARBURG TRANSACTIONS

(15) As a result of the 1997 Warburg Transactions, the results of operations of the Warburg Companies will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (15) reflect the consolidation of such amounts for the year ended December 31, 1996.

(16) Represents the elimination of preferred stock dividends recorded by A-R Cable and management fees and accrued interest thereon earned by Cablevision and recorded on the books of the Warburg Companies. These management fees and related interest had not been paid and Cablevision had not reflected any accrual for such amounts in its financial statements.

(17) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired of $34,558,000.

(18) Represents interest expense on the additional bank debt incurred to complete the 1997 Warburg Transactions.

(19) Represents the elimination of the net losses of the Warburg Companies previously recorded by Cablevision using the equity method of accounting.

(20) The Condensed Pro Forma Statement of Operations for the Year Ended December 31, 1996 does not give effect to the gain recorded on the redemption of A-R Cable's series A preferred stock.

U.S. CABLE/NEWARK ACQUISITIONS

(21) As a result of the acquisition of the 80% of partnership interest in U.S. Cable and the acquisition of 75% of partnership interests in Cablevision of Newark not already owned by Cablevision, the results of operations of U.S. Cable and Cablevision of Newark were combined with Cablevision's consolidated results of operations as of the acquisition date. The adjustments referenced by this Note (21) reflect the consolidation of such amounts for the period prior to the acquisition date.

(22) Represents the elimination of management fees and interest thereon earned by Cablevision and recorded on the books of U.S. Cable and Cablevision of Newark. These management fees and

NOTE B--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
     related interest had not been paid and Cablevision had not reflected any accrual for such amounts in its financial statements.

(23) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired, offset by the elimination of pre-acquisition amortization of intangibles.

(24) Represents the interest expense on the additional bank debt incurred to complete the acquisition of Cablevision of Newark.

(25) Represents the elimination of the net losses of Cablevision of Newark previously recorded by Cablevision using the equity method of accounting.

TCI/TKR TRANSACTIONS

(26) Represents the combined statement of operations of the TKR New Jersey/New York Systems and that of the TCI New Jersey and New York Systems, respectively for the year ended December 31, 1996.

(27) Represents the elimination of intercompany revenues and expenses.

(28) Represents the amortization, based on an assumed average 10-year life, of the excess costs over the net liabilities assumed of approximately $69,358,000 and elimination of amortization of intangibles of approximately $18,867,000 relating to the predecessors' intangible assets. If, after completion of the appraisal, the weighted average life of the intangible assets were determined to be 5 years, amortization expense would increase by $69,358,000, or, if it were determined to average 15 years, such expense would decrease by $23,119,000.

(29) Represents interest expense on $669,000,000 of the Assumed Debt assumed pursuant to the Contribution and Merger Agreement and the elimination of the predecessors' interest expense.

(30) Represents the elimination of the minority interest in the net income of the systems.

(31) Represents the elimination of income tax expense assuming Cablevision had filed consolidated tax returns and the net income of the Contributed Businesses would be offset by net losses of Cablevision.

(32) Represents the issuance of 12,235,543 shares of Parent Class A Common
     Stock.

NOTE C--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

NBC TRANSACTION

(33) As a result of the NBC Transaction, the results of operations of certain companies previously accounted for on an equity basis are now consolidated with Cablevision's consolidated results of operations. The adjustments referenced by this Note (33) reflect the consolidation of such amounts for the period prior to the date of the transaction.

(34) Represents the amortization, based on an average 10-year life of the excess costs resulting from the exchange of 25% of Cablevision's interests in Rainbow Media for NBC's interests in certain entities.

NOTE C--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
(35) Represents the elimination of Cablevision's share of affiliates' net income or loss previously recorded for entities that are now consolidated and records the additional share of affiliates' net income or loss of interests contributed by NBC in certain entities that continue to be recorded on an equity basis.

(36) Represents NBC's minority interest in the net loss of Rainbow Media and a minority interest in one of the companies previously accounted for under the equity method.

MSG REDEMPTION

(37) As a result of the MSG Redemption, the results of operations of MSG will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (37) reflect the consolidation of such amounts for the period prior to the date of transaction.

(38) Represents the amortization, based on an average 30-year life, of the excess costs resulting from the acquisition of 39.8% of MSG and the contribution of SportsChannel New York to MSG.

(39) Represents interest expense on additional debt incurred to purchase additional interests in MSG and the amortization of deferred financing costs incurred in connection with obtaining the additional bank debt.

(40) Represents the elimination of Cablevision's share of net income of MSG previously recorded using the equity method of accounting.

(41) Represents the minority interest in the pro forma net loss of MSG and SportsChannel New York owned by ITT and by NBC through its interest in Rainbow Media.

1997 WARBURG TRANSACTIONS

(42) As a result of the 1997 Warburg Transactions, the results of operations of the Warburg Companies will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (42) reflect the consolidation of such amounts for the nine months ended September 30, 1997.

(43) Represents the elimination of preferred stock dividends recorded by A-R Cable and management fees and accrued interest thereon earned by Cablevision and recorded on the books of the Warburg Companies. These management fees and related interest had not been paid and Cablevision had not reflected any accrual for such amounts in its financial statements.

(44) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired of $34,558,000.

(45) Represents interest expense on the additional bank debt incurred to complete the 1997 Warburg Transactions.

(46) Represents the elimination of the net losses of the Warburg Companies previously recorded by Cablevision using the equity method of accounting.

NOTE C--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED) TCI/TKR TRANSACTIONS

(47) Represents the combined statement of operations of the TKR New Jersey/New York Systems and that of the TCI New Jersey and New York Systems, respectively, for the nine months ended September 30, 1997.

(48) Represents the elimination of intercompany revenues and expenses.

(49) Represents the amortization, based on an assumed average 10-year life, of the excess costs over the net liabilities assumed of approximately $52,648,000 and elimination of amortization of intangibles of approximately $19,119,000 relating to the predecessors' intangible assets. If, after completion of the appraisal, the weighted average life of the intangible assets were determined to be 5 years, amortization expense would increase by $52,648,000, or, if it were determined to average 15 years, such expense would decrease by $17,549,000.

(50) Represents interest expense on $669,000,000 of Assumed Debt assumed pursuant to the Contribution and Merger Agreement and the elimination of the predecessors' interest expense.

(51) Represents the elimination of the minority interest in the net income of the systems.

(52) Represents the elimination of income tax expense assuming Cablevision had filed consolidated tax returns and the net income of the Contributed Businesses would be offset by net losses of Cablevision.

(53) Represents the issuance of 12,235,543 shares of Parent Class A Common
     Stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS OF THE TCI NEW JERSEY AND NEW YORK SYSTEMS

GENERAL

    The TCI New Jersey and New York Systems own and operate cable television systems in New Jersey and New York. Substantially all of the TCI New Jersey and New York Systems' revenue is earned from customer fees for primary and premium subscription services, the rental of converters and remote control devices, and installation fees. Additional revenue is derived from the sale of advertising, pay-per-view programming fees and payments received from revenue-sharing arrangements in respect of products sold through home shopping services.

    The operation of the TCI New Jersey and New York Systems' cable television systems is regulated at the federal, state and local levels. The Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 (collectively, the "Cable Acts") established rules under which the TCI New Jersey and New York Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are regulated if a complaint is filed or if the appropriate franchise authority is certified. Such federal laws and regulations have limited the TCI New Jersey and New York Systems' ability to increase rates for certain customer services or restructure its rates for certain services.

    At September 30, 1997, 98% of the TCI New Jersey and New York Systems' basic customers were served by cable television systems that were subject to such rate regulation. During the nine months ended September 30, 1997, 69% of the TCI New Jersey and New York Systems' revenue was derived from Regulated Services. As noted above, any increases in rates charged for Regulated Services are regulated by the Cable Acts. Moreover, competitive factors may limit the TCI New Jersey and New York Systems' ability to increase its service rates.

    The following discussion should be read in conjunction with the TCI New Jersey and New York Systems' historical financial statements, including the notes thereto, included elsewhere in this document.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    Revenue increased 8% for the nine months ended September 30, 1997, as compared to the corresponding period of 1996. Such increase was primarily the result of an increase in basic service revenue (8%), an increase in advertising revenue (1%) and a decrease in premium service revenue (1%). The increase in basic service revenue reflects a 2% increase in average basic customers and a 10% increase in average basic rates. The decrease in premium service revenue reflects a 1% decrease in the number of average premium customers and a 3% decrease in the average premium rate.

    Operating, selling, general and administrative expenses increased 4% for the nine months ended September 30, 1997, as compared to the corresponding period of 1996. Programming expenses increased 12% from $38,906,000 for the nine months ended September 30, 1996 to $43,656,000 for the corresponding period of 1997. The TCI New Jersey and New York Systems cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. Increases in programming expense and administrative fees were partially offset by (i) a reduction in selling, general and administrative salaries and related payroll expenses due to work force reductions in the fourth quarter in 1996 and (ii) reduced marketing and general overhead expenses.

    The increase in administrative fees is due to the aforementioned increase in average basic customers, partially offset by a decrease in the per-customer allocation rate. The TCI New Jersey and New York Systems have a management agreement with certain subsidiaries of TCI whereby such subsidiaries' managements are providing administrative services and have assumed managerial responsibility for certain of the TCI New Jersey and New York System's cable television system operations and construction. As compensation for these services, the TCI New Jersey and New York Systems pay a monthly fee calculated on a per-customer basis.

    The TCI New Jersey and New York Systems' interest expense decreased $700,000 or 87% for the nine months ended September 30, 1997, as compared to the corresponding period of 1996. The decrease is due to the January 31, 1997 repayment and termination of the bank loan agreements. See "--Liquidity and Capital Resources."

    Inflation has not had a significant impact on the TCI New Jersey and New York Systems' results of operations during the nine months ended September 30, 1997.

    YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

    Revenue increased 11% for each of the years ended December 31, 1996 and 1995, as compared to the corresponding prior year. The 1996 increase in revenue was the result of an increase in basic service revenue (7%), an increase in advertising revenue (3%), an increase in rental income (2%) and a decrease in premium service revenue (1%). The increase in basic service revenue reflects a 3% increase in average basic customers and a 9% increase in average basic rates. The decrease in premium service revenue reflects a 2% decrease in the number of average premium customers and a decrease of less than 1% in the average premium rate.

    The 1995 increase in revenue was the result of an increase in basic service revenue (6%), a nonrecurring revision of a prior year estimate for customer refunds (3%), an increase in premium service revenue (1%) and an increase in rental income (1%). The increase in basic service revenue reflects a 3% increase in average basic customers and a 7% increase in average basic rates. The increase in premium service revenue reflects a 5% increase in the average premium rate, partially offset by a 3% decrease in the number of average premium customers.

    Operating expenses increased 20% and 11% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Programming expenses accounted for the majority of such increases in 1996 and 1995 (16% and 7%, respectively). In this regard, programming expenses represented $52,058,000 (71%), $42,611,000 (70%) and $38,724,000 (71%) of operating expenses during
1996, 1995 and 1994, respectively. See related discussion above.

    Selling, general and administrative expenses increased 13% and 8% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Such increases are due primarily to increases in salaries and related payroll expenses.

    Administrative fees increased 42% and 1% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Such increases are primarily due to the aforementioned increases in average basic customers for each year as well as an increase in the per-customer allocation rate for the year ended December 31, 1996 and a decrease in the per-customer allocation rate for the year ended December 31, 1995. The TCI New Jersey and New York Systems have a management agreement with certain subsidiaries of TCI whereby such subsidiaries' managements are providing administrative services and have assumed managerial responsibility for certain of the TCI New Jersey and New York Systems' cable television system operations and construction. As compensation for these services, the TCI New Jersey and New York Systems pay a monthly fee calculated on a per-customer basis.

    The TCI New Jersey and New York Systems' interest expense decreased $60,000 or 4% during 1996 as compared to 1995 and increased $166,000 or 13% during 1995 as compared to 1994. The decrease in 1996 is the result of lower interest rates and debt balances. The 1995 increase is the net result of increased weighted average interest rates partially offset by decreased debt balances. The weighted average interest rate on borrowings was 6.7%, 7.4% and 5.7% during 1996, 1995 and 1994, respectively.

    Inflation has not had a significant impact on the TCI New Jersey and New York Systems' results of operations during the three-year period ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 6, 1997, TCI and Cablevision entered into a definitive agreement, pursuant to which TCI's ten New York metropolitan area cable television systems (the "Systems"), including the TCI New Jersey and New York Systems, will be contributed to Parent. In exchange, TCI will receive approximately 12.2 million newly issued shares of Parent Class A common stock, which are expected to represent 33% of Parent's total shares outstanding. In addition, Parent will assume $669 million of the Systems' debt, comprised of all amounts outstanding under a bank credit facility of certain of the Systems other than the TCI New Jersey and New York Systems and a portion of the intercompany amounts owed by the Systems to TCI and its affiliates. Consummation of the transaction is subject to, among other matters, Parent shareholder and regulatory approvals. There is no assurance that such transaction will be consummated.

    Historically, the TCI New Jersey and New York Systems have used cash provided by operating activities to fund their investing and financing activities. During the nine months ended September 30, 1997, the TCI New Jersey and New York Systems used cash provided by operating activities and a decrease in cash of $55,801,000 and $1,604,000, respectively, to fund investing and financing activities of $30,726,000 and $26,679,000, respectively. The amount of cash used for investing activities during the nine months ended September 30, 1997, includes capital expenditures for property and equipment and cash paid to purchase a minority interest of $7,679,000 and $20,909,000, respectively. Additionally, the amount of cash used for financing activities during the nine months ended September 30, 1997, includes cash used to repay debt and a portion of the amount due to TCI of $17,815,000 and $9,693,000, respectively. For additional information concerning the cash flows of the TCI New Jersey and New York Systems, see the TCI New Jersey and New York Systems' condensed combined statements of cash flows included in the accompanying condensed combined financial statements.

    During the year ended December 31, 1996, the TCI New Jersey and New York Systems used cash provided by operating activities of $62,329,000 to fund investing and financing activities of $19,045,000 and $41,680,000, respectively. The amount of cash used for investing activities during the year ended December 31, 1996 includes capital expenditures for property and equipment of $19,472,000. Additionally, the amount of cash used for financing activities during the year ended December 31, 1996 includes cash used to repay a portion of the amount due to TCI of $40,263,000.

    As of December 31, 1996, the TCI New Jersey and New York Systems had outstanding borrowings pursuant to certain term loan agreements with interest rates ranging from 6.67% to 7.67%. The term loans were secured and collateralized by certain assets of the TCI New Jersey and New York Systems, including franchise rights, and the assignment of various leases and contracts of the TCI New Jersey and New York Systems. On January 31, 1997, the outstanding balances of the aforementioned loans ($17,657,000 at December 31, 1996) were repaid in full.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS OF THE TKR NEW JERSEY / NEW YORK SYSTEMS

GENERAL

    The TKR New Jersey / New York Systems own and operate cable television systems in New Jersey and New York. Substantially all of the TKR New Jersey / New York Systems' revenue is earned from customer fees for primary and premium subscription services, the rental of converters and remote control devices, and installation fees. Additional revenue is derived from the sale of advertising, pay-per-view programming fees and payments received from revenue-sharing arrangements in respect of products sold through home shopping services.

    The operation of the TKR New Jersey / New York Systems' cable television systems is regulated at the federal, state and local levels. The Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 established rules under which the TKR New Jersey / New York Systems' basic and tier service rates and its equipment and installation charges are regulated if a complaint is filed or if the appropriate franchise authority is certified. Such federal laws and regulations have limited the TKR New Jersey / New York Systems' ability to increase rates for certain customer services or restructure its rates for certain services. Competitive factors may also limit the TKR New Jersey / New York Systems' ability to increase its service rates.

    The following discussion should be read in conjunction with the TKR New Jersey / New York Systems' historical financial statements, including the notes thereto, included elsewhere in this document. For financial reporting purposes, the Acquisition (as defined in note 1 to the September 30, 1997 condensed combined financial statements) has been reported as if the effective date of such Acquisition was January 1, 1997.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    Revenue increased 16% for the nine months ended September 30, 1997, as compared to the corresponding period of 1996. Exclusive of an increase in revenue due to a February 1996 acquisition (7%), revenue increased 9%. Such increase was primarily the result of an increase in basic service revenue (9%), a decrease in premium service revenue (2%) and an increase in other revenue (2%). The increase in basic service revenue reflects a 2% increase in average basic customers and a 14% increase in average basic rates. The decrease in premium service revenue reflects a 9% decrease in the number of average premium customers, partially offset by a 2% increase in the average premium rate.

    Operating, selling, general and administrative expenses increased 20% for the nine months ended September 30, 1997, as compared to the corresponding period of 1996. Exclusive of an increase attributable to a February 1996 acquisition (9%), operating, selling, general and administrative expenses increased 11%. Total programming expenses increased 28% from $31,420,000 for the nine months ended September 30, 1996 to $40,328,000 for the corresponding period of 1997. The TKR New Jersey / New York Systems cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. The increase in operating, selling, general and administrative expenses is also attributable to increases in salaries and related payroll expenses, as well as an increase in administrative fees.

    The TKR New Jersey / New York Systems' interest expense increased $4,728,000 or 20% for the nine months ended September 30, 1997, as compared to the corresponding period of 1996. The increase is due to increases in the weighted average debt balance, weighted average interest rates and net payments pursuant to interest rate protection agreements.

    Inflation has not had a significant impact on the TKR New Jersey / New York Systems' results of operations during the nine months ended September 30, 1997.

    YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

    Revenue increased 37% and 7% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Exclusive of an increase in 1996 revenue due to an acquisition (28%), 1996 revenue increased 9%. The 1996 increase in revenue was the result of an increase in basic service revenue (6%), an increase in premium service revenue (2%) and an increase in advertising revenue (1%). The increase in basic service revenue reflects a 3% increase in average basic customers and an 8% increase in average basic rates. The increase in premium service revenue reflects a 2% increase in the number of average premium customers and a 3% increase in average premium rates.

    The 1995 increase in revenue was the result of an increase in basic service revenue (5%) and an increase in advertising revenue (2%). The increase in basic service revenue reflects a 3% increase in average basic customers and a 6% increase in average basic rates.

    Operating expenses increased 41% and 9% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Exclusive of the effects of a 1996 acquisition (26%), such 1996 expenses increased 15%. Programming expenses accounted for the majority of such increase. In this regard, programming expenses represented $43,841,000 (63%), $31,111,000 (63%) and $28,137,000 (62%) of operating expenses during 1996, 1995 and 1994, respectively. See related discussion above.

    Selling, general and administrative expenses increased 33% and 2% for the years ended December 31, 1996 and 1995, respectively, as compared to the prior year. Exclusive of the effects of a 1996 acquisition (19%), such 1996 expenses increased 14%. Such 1996 increase is due primarily to increases in salaries and related payroll expenses as well as marketing expenses. Such 1995 increase is due primarily to increases in salaries and related payroll expenses.

    The TKR New Jersey / New York Systems' interest expense increased 56% during 1996 as compared to 1995 and increased 15% during 1995 as compared to 1994. The increase in 1996 is the result of increased debt balances, primarily as a result of a 1996 acquisition, partially offset by lower interest rates. The 1995 increase is the result of increased debt balances as well as higher interest rates.

    Inflation has not had a significant impact on the TKR New Jersey / New York Systems' results of operations during the three-year period ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 6, 1997, TCI and Cablevision entered into a definitive agreement, pursuant to which the Systems, including the TKR New Jersey / New York Systems, will be contributed to Parent. In exchange, TCI will receive approximately 12.2 million newly issued shares of Parent Class A Common Stock, which are expected to represent 33% of Parent's total shares outstanding. In addition, Parent will assume $669 million of the Systems' debt, comprised of all amounts outstanding under the bank credit facility of the TKR New Jersey / New York Systems and a portion of the intercompany amounts owed by the Systems to TCI and its affiliates. Consummation of the transaction is subject to, among other matters, Parent shareholder and regulatory approvals. There is no assurance that such transaction will be consummated.

    During the nine months ended September 30, 1997, the TKR New Jersey / New York Systems used cash provided by operating activities of $21,314,000 to fund investing and financing activities of $7,213,000 and $11,286,000, respectively. The amount of cash used for investing activities during the nine months ended September 30, 1997 includes capital expenditures for property and equipment of $7,213,000. Additionally, the amount of cash used for financing activities during the nine months ended September 30, 1997 includes the repayment of debt, net of borrowings, of $10,000,000. For additional information concerning the cash flows of the TKR New Jersey / New York Systems, see the TKR New Jersey / New York Systems' condensed combined statements of cash flows included in the accompanying September 30, 1997 condensed combined financial statements.

    During the year ended December 31, 1996, the TKR New Jersey / New York Systems used cash provided by operating and financing activities of $59,627,000 and $257,146,000, respectively, to fund investing activities of $315,862,000. The amount of cash used for investing activities during the year ended December 31, 1996 includes capital expenditures for property and equipment and cash paid for an acquisition of cable systems of $108,493,000 and $204,855,000, respectively. Additionally, the amount of cash provided by financing activities during the year ended December 31, 1996 includes proceeds from debt, net of repayments, of $259,500,000.

    As of September 30, 1997, the TKR New Jersey / New York Systems had outstanding borrowings pursuant to a bank credit facility with an interest rate of 6.53%. The most significant debt covenants of this bank credit facility limit additional borrowings, sales of assets and additional investments. In addition, the TKR New Jersey / New York Systems have agreed to maintain certain defined debt to cash flow, cash flow to debt service and cash flow to interest expense ratios. For additional information concerning TKR New Jersey / New York Systems' debt, see note 5 to the TKR New Jersey / New York Systems' December 31, 1996 combined financial statements.

                      DESCRIPTION OF PARENT CAPITAL STOCK

    The following description of Parent capital stock is not complete and is qualified in its entirety by reference to the DGCL and to the complete text of the Parent Certificate, which is attached as Appendix G to this Proxy Statement/Prospectus and is incorporated herein by reference.

    Parent is authorized to issue 200,000,000 shares of Parent Class A Common Stock, par value $0.01 per share, 80,000,000 shares of Parent Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock.

PARENT CLASS A COMMON STOCK AND PARENT CLASS B COMMON STOCK

    VOTING. Holders of Parent Class A Common Stock are entitled to one vote per share. Holders of Parent Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Parent Class A Common Stock and Parent Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Parent Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board of Directors (the "Class A Directors") and, if such 25% is not a whole number, then the holders of Parent Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors so long as the number of outstanding shares of Parent Class A Common Stock is at least 10% of the total number of outstanding shares of Parent Common Stock. Holders of Parent Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors.

    If, however, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Parent Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Parent Common Stock, the holders of Parent Class A Common Stock and Parent Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Parent Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and holders of Parent Class B Common Stock will have ten votes per share for all directors.

    If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Parent Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of Parent Common Stock, then the holders of Parent Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Parent Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of the Parent Class A Common Stock entitled to one vote per share and the holders of Parent Class B Common Stock entitled to ten votes per share.

    In addition, the affirmative vote or consent of the holders of at least
66 2/3% of the outstanding shares of Parent Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Parent Class B Common Stock and for any amendment, alteration or repeal of any provisions of the Parent Certificate which would affect adversely the powers, preferences or rights of the Parent Class B Common Stock. The Parent Certificate does not provide for cumulative voting.

    CONVERSION. The Parent Class A Common Stock has no conversion rights. The Parent Class B Common Stock is convertible into Parent Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Parent Class A Common Stock for each share of Parent Class B Common Stock.

    DIVIDENDS. Holders of Parent Class A Common Stock and Parent Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividends may be declared or paid in cash or property on shares of either Parent Class A Common Stock or Parent Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of Common Stock. In the case of any stock dividend, holders of Parent Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Parent Class A Common Stock) as holders of Parent Class B Common Stock receive (payable in shares of Parent Class B Common Stock). The Parent Certificate provides that the distribution of shares of capital stock of any subsidiary to common stockholders may differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

    LIQUIDATION. Holders of Parent Class A Common Stock and Parent Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Parent Class A Common Stock and Parent Class B Common Stock in the event of liquidation.

    OTHER TERMS. Neither the Parent Class A Common Stock nor the Parent Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

    In any merger, consolidation or business combination the consideration to be received per share by holders of either Parent Class A Common Stock or Parent Class B Common Stock must be identical to that received by holders of the other class of Parent Common Stock, except that in any such transactions in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Parent Class A Common Stock and Parent Class B Common Stock.

PARENT PREFERRED STOCK

    Under the Parent Certificate, the Board of Directors of Parent is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Parent Preferred Stock. Subject to limitations imposed by law or the Parent Certificate, the Board of Directors is empowered to determine (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; (c) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;
(d) whether the shares of such series shall be subject to redemption by Parent, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption; (e) the rights of holders of shares of such series upon the liquidation, dissolution or winding up of Parent; (f) whether or not the shares of such series shall be subject to the operation of a retirement sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof; (g) whether or not the shares of such series shall be convertible into, or exchangeable for, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by Parent of, the Parent Class A Common Stock, the Parent Class B Common Stock or any other class or classes of stock of Parent ranking junior to the shares of such series either as to dividends or upon liquidation;
(i) the conditions or restrictions, if any, upon the creation or indebtedness of Parent or upon the issue or any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; (j) whether fractional interests in shares of the series will be offered in the form of depositary shares; and (k) any other preference and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

                      OWNERSHIP OF CABLEVISION AND PARENT

    Pursuant to the Cablevision By-Laws, the Board of Directors of Cablevision has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on January 6, 1998. Accordingly, only holders of record of Cablevision Common Stock on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of Cablevision thereafter. On January 6, 1998, Cablevision had outstanding 13,983,496 shares of Cablevision Class A Common Stock, each of which entitled the holder to one vote, and 11,096,709 shares of Cablevision Class B Common Stock, each of which entitled the holder to ten votes. On such date, there were approximately 735 holders of record of Cablevision Common Stock.

    In accordance with Cablevision's confidential voting policy, all shareholder proxies, ballots and voting materials will be confidentially inspected and tabulated by independent inspectors of election and will not be disclosed to Cablevision except under certain limited circumstances.

CABLEVISION

    The following table sets forth (i) the number and percent of shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock owned of record and beneficially as of March 31, 1997 by each director and each executive officer of Cablevision and (ii) the name, address and the number and percent of shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock owned of record and beneficially by persons beneficially owning more than five (5%) percent of any class.

                                                                                                                 COMBINED VOTING
                                                                                                                    POWER OF
                                                 CLASS A               CLASS B           CLASS A & CLASS B      CLASS A & CLASS B
                                               COMMON STOCK          COMMON STOCK          COMMON STOCK           COMMON STOCK
                                               BENEFICIALLY          BENEFICIALLY          BENEFICIALLY           BENEFICIALLY
NAME AND ADDRESS                                OWNED (1)           OWNED (1) (2)          OWNED (1)(2)           OWNED (1)(2)
-----------------------------------------  --------------------  --------------------  ---------------------  ---------------------
Charles F. Dolan (3)(4)..................    331,618        2.4% 6,234,281       55.4%  6,565,899       26.4%            49.7%
  One Media Crossways
  Woodbury, NY 11797
The Capital Group Companies, Inc. (5)....  2,008,970       14.8%        --         --   2,008,970        8.1%             1.6%
  Capital Research and Management
    Company(5)
  Capital Guardian Trust
  Company (5)
  333 South Hope Street
  Los Angeles, CA 90071
The Equitable Companies, Incorporated
  (6)....................................  2,392,383       17.6%        --         --   2,392,383        9.6%             1.9%
  787 Seventh Avenue
  New York, NY 10019
Gabelli Funds, Inc. (7)..................  3,779,329       28.7%        --         --   3,779,329       15.2%             3.0%
GAMCO Investors, Inc. (7)
  One Corporate Center
  Rye, NY 10580
John Tatta(8)............................     20,000  *                 --         --      20,000  *                        *
William J. Bell (9)(10)..................    116,349  *                 --         --     116,349  *                        *
Francis F. Randolph, Jr.(11).............     58,500  *                 --         --      58,500  *                        *
Robert S. Lemle (9)(10)..................     93,957  *                 --         --      93,957  *                        *
Marc Lustgarten (9)(10)..................    122,063  *                 --         --     122,063  *                        *
Sheila A. Mahoney (10)...................     21,337  *                 --         --      21,337  *                        *
Robert P. May............................        200  *                 --         --         200  *                        *
Daniel T. Sweeney (10)...................     31,351  *                 --         --      31,351  *                        *
Charles D. Ferris (12)...................      9,000  *                 --         --       9,000
Richard H. Hochman (12)..................     10,094  *                 --         --      10,094
Victor Oristano (12)(13).................      9,000  *                 --         --       9,000
James L. Dolan (1)(14)(22)(23)...........     14,688  *            745,241        6.6%    759,929        3.0%             5.9%
Patrick F. Dolan (10)(15)(20)(24)........      4,100  *            817,410        7.3%    821,510        3.3%             6.5%

                                                                                                                 COMBINED VOTING
                                                                                                                    POWER OF
                                                 CLASS A               CLASS B           CLASS A & CLASS B      CLASS A & CLASS B
                                               COMMON STOCK          COMMON STOCK          COMMON STOCK           COMMON STOCK
                                               BENEFICIALLY          BENEFICIALLY          BENEFICIALLY           BENEFICIALLY
NAME AND ADDRESS                                OWNED (1)           OWNED (1) (2)          OWNED (1)(2)           OWNED (1)(2)
-----------------------------------------  --------------------  --------------------  ---------------------  ---------------------
Thomas C. Dolan (10)(16)(21)(25)(26).....      4,017  *            663,686        5.9%    667,703        2.7%             5.3%
Vincent Tese (12)........................      2,500  *                 --         --       2,500  *                        *
All executive officers and directors as a
  group (20 persons)
  (3)(4)(8)(9)(10)(11)
  (12)(13)(14)(15)(16)
  (29)(21)(22)(23)(24)(25)(26)...........    902,287        6.4% 8,460,618       75.2%  9,362,905       37.1%            67.6%
Paul J. Dolan (17)(22)(23)(24)(25)(26)...      1,700  *          1,894,063       16.8%  1,895,763        7.6%            15.0%
  100 Corporate Place Suite 150
  Chardon, OH 44024
Kathleen M. Dolan (17)(23)...............      1,000  *            716,741        6.4%    717,741        2.9%             5.7%
  One Media Crossways
  Woodbury, NY 11797
Mary S. Dolan (18)(20)...................      2,500  *            597,401        5.3%    599,901        2.4%             4.7%
  300 So. Riverside Plaza
  Suite 1480
  Chicago, IL 60606
Deborah A. Dolan (18)(24)................      1,000  *            816,741        7.3%    817,741        3.3%             6.5%
  One Media Crossways
  Woodbury, NY 11797
Matthew J. Dolan (19)(21)................      1,500  *            597,401        5.3%    598,901        2.4%             4.7%
  231 Main Street
  Court House Annex
  Chardon, OH 44024
Marianne E. Weber (19)(25)(26)...........      1,000  *            654,855        5.8%    655,855        2.6%             5.2%
  One Media Crossways
  Woodbury, NY 11797
John MacPherson (27).....................     43,000  *          1,883,074       16.7%  1,926,074        7.8%            14.9%
  21 Old Town Lane
  Halesite, NY 10019

------------------------

(1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Cablevision Class A Common Stock is exclusive of the shares of Cablevision Class A Common Stock that are issuable upon conversion of shares of Cablevision Class B Common Stock.

(2) Cablevision Class B Common Stock is convertible into Cablevision Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Cablevision Class A Common Stock is entitled to one vote at a meeting of stockholders of Cablevision, and the holder of one share of Cablevision Class B Common Stock is entitled to ten votes at a meeting of stockholders of Cablevision except in the election of directors.

(3) Includes 247,475 shares of Cablevision Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife is deemed to have beneficial ownership thereof. Also includes 5,000 shares of Cablevision Class A Common Stock owned directly by Mrs. Dolan. The number of shares held as indicated includes 67,838 shares resulting from the assumed conversion of 183,000 shares of Series I Preferred Stock (0.37070 shares of Common Stock for each share of Cablevision Series I Preferred Stock).

(4) Does not include an aggregate 4,981,928 shares of Cablevision Class B Common Stock held by trusts for the benefit of Dolan family interests (the "Dolan Family Trusts"). The Dolan Family Trusts also own an aggregate of 94,026 shares of Cablevision Series C Preferred Stock which, commencing on December 30, 1997, may be converted by Cablevision into shares of Cablevision Class B Common Stock in lieu of redeeming such shares for cash. All shares of Cablevision Series C Preferred Stock were redeemed for cash on January 2, 1998. Mr. Dolan disclaims beneficial ownership of the shares owned by the Dolan Family Trusts, in that he has neither voting nor investment power with respect to such shares.

(5) Cablevision has been informed that certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held as of December 31, 1996, 2,008,970 shares of Cablevision Class A Common Stock. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 751,210 of such shares. Capital Research and Management Company, a registered investment adviser, has investment discretion with respect to 1,184,660 of such shares. The number of shares held as indicated includes 549,370 shares resulting from the assumed conversion of 1,482,000 shares of Cablevision Series I Preferred Stock (0.37070 shares of common stock for each share of Cablevision Series I Preferred Stock).

(6) Cablevision has been informed that certain operating subsidiaries of The Equitable Companies Incorporated exercise sole investment discretion over various institutional accounts which own 2,392,383 shares of Cablevision Class A Common Stock, and that such operating subsidiaries exercise sole voting power with respect to 1,980,433 of such shares and sole dispositive power with respect to all of such shares. The number of shares held as indicated includes 938,083 shares resulting from the assumed conversion of 2,530,572 shares of Cablevision Series I Preferred Stock (0.37070 shares of common stock for each share of Cablevision Series I Preferred Stock).

(7) Cablevision has been informed that certain operating subsidiaries of Gabelli Funds, Inc. ("GFI") beneficially held, or exercise investment discretion over various institutional accounts which beneficially held as of March 7, 1997, an aggregate of 3,779,329 shares of Class A Common Stock, including approximately 24,745 shares of Cablevision Class A Common Stock that may be obtained upon conversion of shares of Series I Preferred Stock held by such entities on such date. Cablevision has been informed that GAMCO Investments, Inc., an investment advisor registered under the Investment Advisers Act of 1940 and a wholly-owned subsidiary of GFI, held sole dispositive power over 2,951,450 of such shares and sole voting power over 2,809,350 of such shares.

(8) Does not include 40,000 shares of Cablevision Class A Common Stock held by the Tatta Family Group. The Tatta Family Group is a New York limited partnership, the general partners of which are six trusts for the benefit of Tatta family interests (the co-trustees of each of which are Stephen A. Carib, Esq. and either Deborah T. DeCabia or Lisa T. Crowley, each a daughter of John Tatta who has been a director since 1985 and was the President of Cablevision from 1985 until 1991), and the limited partners of which are trusts for the benefit of Mr. Tatta and Tatta Family interests (the trustee of each of which is Stephen A. Carb, Esq.). Mr. Tatta who, as of April 1, 1995, was the holder of 20,000 shares of Cablevision Class A Common Stock, disclaims beneficial ownership of the stock beneficially owned by trusts for the benefit of his family, in that he has neither voting nor investment power with respect to such shares.

(9) Includes shares owned by children of the individuals listed, which shares represent less than 1% of the outstanding Cablevision Class A Common Stock.

(10) Includes shares of Cablevision Common Stock issuable upon the exercise of options granted pursuant to Cablevision's First Amended and Restated 1996 Employee Stock Plan or its predecessor plans which on April 1, 1997 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. James Dolan 13,688; Mr. Bell 116,050; Mr. Lemle 93,733, Mr. Lustgarten 121,050; Ms. Mahony 21,191; Mr. Sweeney 14,800; Mr. Patrick Dolan 2,200; Mr. Thomas Dolan 3,017; and all executive officers and directors as a group 422,264. Certain of these options held by Messrs. Bell, Lustgarten and Lemle may be exercised only when the Fair Market Value (as defined) of a share of Cablevision Class A Common Stock exceeds $67.80. These Options (which are included in the aggregate option amounts set forth above in this footnote(10)) are as follows: Mr. Bell 75,000; Mr. Lustgarten 80,000; and Mr. Lemle 60,000. Certain of these options held by Ms. Mahony, Mr. Patrick Dolan, Mr. Thomas Dolan and other executive officers, may be exercised only when the Fair Market Value (as defined) of a share of Cablevision Class A Common Stock exceeds $59.375. These options (which are included in the aggregate option amounts set forth above in this footnote (10)) are as follows; Ms. Mahony 2,500; Mr. Patrick Dolan 1,562; Mr. Thomas Dolan 1,375; all executive officers and directors as a group 16,373.

(11) Includes 500 shares of Cablevision Class A Common Stock held by The Utopia Fund and 500 shares of Cablevision Class A Common Stock held by The Sarah Todd Fund. The Utopia Fund and The Sara Todd Fund are both private charitable trusts of which Mr. Randolph is the sole trustee. Mr. Randolph disclaims beneficial ownership of the shares of Cablevision Class A Common Stock held by The Utopia Fund and The Sarah Todd Fund in that neither Mr. Randolph nor any member of his immediate family has a vested interest in the income or corpus of such trusts.

(12) Includes shares of Cablevision Common Stock issuable upon the exercise of options granted pursuant to Cablevision's 1996 Stock Option Plan for Non-Employee Directors, which on April 1, were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. Ferris 8,000; Mr. Hochman 8,000; Mr. Oristano 8,000; and Mr. Tese 2,500.

(13) The shares listed are owned by Alda Investment Company, a Florida partnership consisting of members of the Oristano family.

(14) Includes 28,500 shares of Cablevision Class B Common Stock owned by trusts for minor children as to which James L. Dolan disclaims beneficial ownership. Also includes 716,741 shares of Cablevision Class B Common Stock held by two family trusts of which James L. Dolan is a contingent beneficiary and a co-trustee, as to which James L. Dolan disclaims beneficial ownership, which shares are also described in footnotes (22) and
    (23).

(15) Includes 9,500 shares of Cablevision Class B Common Stock owned by trust for a minor child as to which Patrick F. Dolan disclaims beneficial ownership. Also includes 807,910 shares of Cablevision Class B Common Stock held by two family trusts of which Patrick Dolan is a contingent beneficiary and a co-trustee, as to which Patrick F. Dolan disclaims beneficial ownership, which shares are also described in footnotes (20) and (24).

(16) Includes 663,686 shares of Cablevision Class B Common Stock held by three family trusts of which Thomas C. Dolan is a contingent beneficiary and a co-trustee, as to which Thomas C. Dolan disclaims beneficial ownership, which shares are also described in footnotes (21), (25) and (26).

(17) Includes 303,116 shares of Cablevision Class B Common Stock held by the DC Kathleen Trust, the co-trustees of which are Kathleen Dolan and Paul Dolan.

(18) Includes 303, 116 shares of Cablevision Class B Common Stock held by the DC Deborah Trust, the co-trustees of which are Deborah Dolan and Mary Dolan.

(19) Includes 294,285 shares of Cablevision Class B Common Stock held by the DC Marianne Trust, the co-trustees of which are Marianne E. Weber and Matthew Dolan.

(20) Includes 294,285 shares of Cablevision Class B Common Stock held by the DC Patrick Trust, the co-trustees of which are Patrick Dolan and Mary Dolan.

(21) Includes 303,116 shares of Cablevision Class B Common Stock held by the DC Thomas Trust, the co-trustees of which are Thomas Dolan and Matthew Dolan.

(22) Includes 303,116 shares of Cablevision Class B Common Stock held by the DC James Trust, the co-trustees of which are James Dolan and Paul Dolan.

(23) Includes 413,625 shares of Cablevision Class B Common Stock held by the Dolan Descendants Trust, the co-trustees of which are James Dolan and Kathleen Dolan and Paul Dolan.

(24) Includes 513,625 shares of Cablevision Class B Common Stock held by the Dolan Progeny Trust, the co-trustees of which are Patrick Dolan, Deborah Dolan and Paul Dolan.

(25) Includes 307,625 shares of Cablevision Class B Common Stock held by the Dolan Grandchildren Trust, the co-trustees of which are Thomas Dolan, Marianne E. Weber and Paul Dolan.

(26) Includes 52,945 shares of Cablevision Class B Common Stock held by the Dolan Spouse Trust, the co-trustees of which are Thomas Dolan, Marianne E. Weber and Paul Dolan.

(27) Includes aggregate of 1,883,074 shares of Cablevision Class B Common Stock held by various trusts for the benefit of family members of Charles F. Dolan's family for which Mr. MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares. Such trusts also own an aggregate of 38,724 shares of Cablevision Series C Preferred Stock. All shares of Cablevision Series C Preferred Stock were redeemed for cash on January 2, 1998.

    The Dolan family interests (other than Dolan) have agreed with Cablevision that in the case of any sale or disposition by Dolan family interests (other than Dolan) of shares of Cablevision Class B Common Stock to a holder other than Dolan or Dolan family interests, the Cablevision Class B Common Stock will be converted on the basis of one share of Cablevision Class A Common Stock for each share of Cablevision Class B Common Stock. This agreement will apply to Parent and the Parent Common Stock after the Merger.

    Dolan and trusts for the benefit of members of his family, by virtue of their ownership of Cablevision Class B Common Stock, are able collectively to control stockholder decisions on matters in which holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock vote together as a class, and to elect 75% of the Cablevision Board of Directors.

    REGISTRATION RIGHTS. Cablevision has granted to each of Dolan, certain Dolan family interests and the Dolan Family Foundation the right to require Cablevision to register, at any time prior to the death of both Dolan and his wife, the shares of Cablevision Class A Common Stock held by them provided that the shares requested to be registered shall have an aggregate market value of at least $3,000,000. There is no limitation on the number or frequency of the registrations that such parties can demand pursuant to the preceding sentence. After the death of both Dolan and his wife, such parties will be permitted one additional registration. In addition, Cablevision has granted such parties "piggy-back" rights pursuant to which they may require Cablevision to register their holdings of Cablevision Class A Common Stock on any registration statement under the Act with respect to an offering by Cablevision or any security holder thereof (other than a registration statement on Form S-8, S-4, S-15 or any successor form thereto).

    Cablevision has granted Mr. Tatta and certain Tatta family interests the right to require Cablevision, on any date, with the consent of Dolan, his widow or the representative of the estate of Dolan or his wife, to register the shares of Cablevision Class A Common Stock held by them provided that the shares requested to be registered have an aggregate market value of at least $3,000,000. After the death of both Dolan and his wife, such parties will be permitted to demand only one registration. Such parties have also been granted piggyback registration rights identical to those described above, provided that in certain instances they received written consent of Dolan, his widow or the representative of the estate of Dolan or his wife.

    Pursuant to an Agreement of Sale and Assignment, dated as of February 14, 1989 among the A. Jerrold Perenchio Living Trust (the "Perenchio Trust"), Cablevision, Mr. Tatta and certain Tatta family interests, the Perenchio Trust was assigned registration rights with respect to the 270,000 shares of Cablevision Class A Common Stock purchased under such agreement. In connection with an option granted Mr. Randolph to acquire 840,000 shares of Cablevision Class A Common Stock pursuant to Cablevision's 1986 Nonqualified Stock Option Plan, Cablevision granted to Mr. Randolph a limited right to require Cablevision to register such shares. Pursuant to these agreements, in 1990 Cablevision filed a registration statement on Form S-3 with respect to these shares and has agreed to use its best efforts to keep such registration statement continuously effective until such time as all the shares covered thereby have been publicly sold.

    The registration rights agreements described above will apply to Parent and the Parent Common Stock after the Merger.

PARENT

    There is currently outstanding 1 share of Parent Class A Common Stock which is owned by Cablevision. At the Effective Time of the Merger, such share of Parent Class A Common Stock will be canceled and will no longer be outstanding.

    It is anticipated that after giving effect to the Merger and the Issuance and based on shares outstanding as of January 6, 1998, 13,983,496 shares of Parent Class A Common Stock and 11,096,709 shares of Parent Class B Common Stock will be issued and outstanding. If the Partnership Contribution is consummated, an additional approximately 52,000 shares of Parent Class A Common Stock would be issued and outstanding upon consummation of the Transactions and the Partnership Contribution. It is anticipated that no Parent Preferred Stock will be outstanding after the Transactions.

    Based on ownership as of September 30, 1997, the directors and executive officers of Parent as of the Effective Time as a group are expected to beneficially own approximately 34.1% of the outstanding shares of Parent Common Stock and 66.8% of the total voting power of the outstanding Parent Common Stock after giving effect to the Merger and approximately 23.9% of the outstanding shares of Parent Common Stock and 61.1% of the total voting power of the outstanding shares of Parent Common Stock after giving effect to both of the Merger and the Issuance. See "--Cablevision" for the number of shares of Parent Common Stock expected to be beneficially owned by each director, the chief executive officer and other executive officers of Parent.

                    COMPARISON OF CERTAIN RIGHTS OF HOLDERS

RIGHTS OF HOLDERS OF PARENT COMMON STOCK COMPARED TO CABLEVISION COMMON STOCK

    Upon consummation of the Merger, the holders of Cablevision Common Stock will become holders of Parent Common Stock and their rights will be governed by the Parent Certificate and the Parent Bylaws, copies of which are attached hereto as Appendices G and H, respectively.

    The following discussion is not complete and is qualified in its entirety by reference to the DGCL and to the Parent Certificate and Parent Bylaws, which are incorporated herein by reference.

    Since both Parent and Cablevision are organized under the laws of the State of Delaware, any differences in the rights of the stockholders of Parent and Cablevision would arise solely from differences in their respective certificates of incorporation and bylaws. The Parent Certificate and Parent Bylaws are similar in all material respects to the Cablevision Certificate and Cablevision Bylaws except that Parent will have authorized for issuance 280,000,000 shares of Parent Common Stock under the Parent Certificate as compared to 70,000,000 shares of Cablevision Common Stock authorized for issuance under the Cablevision Certificate. In addition, Parent does not have designated any series of Parent Preferred Stock. The purpose of the additional authorized capital stock of Parent is to provide adequate authorized shares for, among other things, the Issuance and stock split that Parent may complete following the Transactions.

                                   MANAGEMENT

BOARD OF DIRECTORS

    Upon consummation of the Merger, the Parent Board of Directors will consist of the members of the Cablevision Board of Directors immediately prior to the Merger with two of the Class B Directors being Investor Directors pursuant to the terms of the Contribution and Merger Agreement and the Stockholders Agreement. The individuals listed under "Cablevision Designees" in the table below are the current members of the Board of Directors of Cablevision who will become members of the Board of Directors of Parent at the Effective Time and Thomas C. Dolan who will become a member of the Board of Directors of Parent at the Effective Time. The Investor Directors listed in the table below will become members of the Board of Directors of Parent as Class B Directors at the Effective Time.

NAME                                               AGE AS OF 4/1/97                        POSITION
------------------------------------------------  -------------------  ------------------------------------------------

                                                 CABLEVISION DESIGNEES

Class A Directors
------------------------------------------------

Charles D. Ferris...............................              63       Director
Richard H. Hochman (1)(2).......................              51       Director
Victor Oristano (1)(2)..........................              80       Director
Vincent Tese....................................              54       Director

Class B Directors
------------------------------------------------

Charles F. Dolan................................              70       Chairman and Director
James L. Dolan (3)..............................              41       CEO and Director
William J. Bell (3).............................              57       Vice Chairman and Director
Marc A. Lustgarten (3)..........................              50       Vice Chairman and Director
Robert S. Lemle (3).............................              44       Executive Vice President, General Counsel,
                                                                       Secretary and Director
Patrick F. Dolan................................              45       Director and Vice President of News
Sheila A. Mahony................................              55       Senior Vice President and Director

NAME                                               AGE AS OF 4/1/97                        POSITION
------------------------------------------------  -------------------  ------------------------------------------------
Thomas C. Dolan.......................             44      Senior Vice President and Chief
                                                           Information Officer and Director
John Tatta (2)(3).....................             76      Chairman of the Executive Committee
                                                           and Director

                                       INVESTOR DIRECTORS

Class B Directors
--------------------------------------

John C. Malone (4)....................             54      Director
Leo J. Hindery, Jr. (4)...............             49      Director

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Executive Committee

(4) To be a member of the Special Committee

    All directors hold office until the next annual meeting of stockholders following their elections or until their successors are elected and qualified. Information with respect to the business experience and affiliations of each Director is set forth below.

    CABLEVISION DESIGNEES. Charles F. Dolan--Chairman and Director of Cablevision since 1985. Chief Executive Officer of Cablevision from 1985 to October 1995. Founded and acted as the General Partner of Cablevision's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan.

    James L. Dolan--Chief Executive Officer of Cablevision since October 1995 and Director of Cablevision since 1991. Chief Executive Officer of Rainbow Programming Holdings, Inc., a subsidiary of Cablevision, from September 1992 to October 1995. Vice President of Cablevision from 1987 to September 1992. Director of Advertising Sales from 1985 to September 1992. Manager of Advertising Sales from 1983 to 1985. James L. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and Thomas C. Dolan.

    William J. Bell--Vice Chairman and Director of Cablevision since 1985. Joined Cablevision's predecessor in 1979. Mr. Bell is a member of the Board of Governors of AMEX.

    Marc A. Lustgarten--Director of Cablevision since 1985. Vice Chairman of Cablevision since 1989. Executive Vice President of Cablevision from 1985 to 1989.

    Robert S. Lemle--Director of Cablevision since 1988. Executive Vice President, General Counsel and Secretary since February 1994. Senior Vice President, General Counsel and Secretary of Cablevision from 1986 to February 1994 and Vice President, General Counsel and Secretary of Cablevision from 1985 to 1986.

    Sheila A. Mahoney--Director of Cablevision since 1988. Senior Vice President of Cablevision since June 1995. Vice President of Government Relations and Public Affairs of Cablevision and its predecessor from 1980 to June 1995.

    Patrick F. Dolan--Director of Cablevision since August 1991. Vice President of News since September 1995. News Director of News 12 Long Island, a subsidiary of Cablevision, from December 1991 to September 1995. Producer of Special Projects of News 12 Long Island from January 1990 to December 1991 and Special Projects Director of News 12 Long Island from May 1989 to January 1990. Patrick
F. Dolan is the son of Charles F. Dolan and the brother of James L. Dolan and Thomas C. Dolan.

    Thomas C. Dolan--Senior Vice President and Chief Information Officer of Cablevision since February 1996. Vice President and Chief Information Officer of Cablevision from July 1994 to February 1996. General Manager of Cablevision's East End Long Island cable system from November 1991 through July 1994. Thomas
C. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and James L. Dolan.

    John Tatta--Director of Cablevision since 1985. Chairman of the Executive Committee of Cablevision and consultant to Cablevision since January 1992. President of Cablevision from 1985 through December 1991. Chief Operating Officer of Cablevision from 1985 to 1989.

    Charles D. Ferris--Director of Cablevision since 1985. Member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since 1981. Chairman of the FCC from October 1977 until April 1981.

    Richard H. Hochman--Director of Cablevision since 1986. Managing Partner of Regent Capital Partners, L.P. since April 1995. Managing Director of PaineWebber Incorporated from 1990 to April 1995.

    Victor Oristano--Director of Cablevision since 1985. Chairman of Alda Limited Partners, a holding company which has built and operated cable television systems in Connecticut, Florida, New Jersey, Pennsylvania and the United Kingdom since 1966. Mr. Oristano is also a member of the Board of Directors of People's Choice TV Corp.

    Vincent Tese--Director of Cablevision since July 1996. Director of The Bear Stearns Companies, Inc. since December 1994. Chairman of Wireless Cable International, Inc. since July 1995. Chairman of Cross Country Wireless from December 1994 to July 1995. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987, and as Director of Economic Development for New York State from 1987 to December 1994. Mr. Tese also serves on the Board of Directors of Quintel Entertainment, Inc., Custodial Trust Company and Bowne & Co., Inc.

    INVESTOR DIRECTORS. John C. Malone--Born March 7, 1941; director of Tele-Communications since June of 1994; Chairman of the Board of Tele-Communications from November 1996; Chief Executive Officer of Tele-Communications from January of 1994; President of Tele-Communications from January of 1994 through March of 1997; Chief Executive Officer of TCI from March of 1992 to October of 1994 and President of TCI from 1973 to October of 1994; Chairman of the Board of Directors of International since May of 1995; director of TPAC since July of 1996; is President and a director of many of Tele-Communications' subsidiaries; director of BET Holdings, Inc., The Bank of New York and TCI Satellite Entertainment, Inc.; TCI director since 1973.

    Leo J. Hindery, Jr.--Born October 31, 1947; director of the Tele-Communications Board since May of 1997; President and Chief Operating Officer of Tele-Communications from March of 1997; President, Chief Executive Officer and a director of TCI since March of 1997; was founder, Managing General Partner and Chief Executive Officer of InterMedia Partners and its affiliated entities since 1988; also a director and Chairman of the Board of TCI Music.

    COMPENSATION OF DIRECTORS. Compensation for directors of Parent will be as is currently the case for Cablevision directors. For a description of such compensation arrangements, see the portions of the 1997 Proxy Statement included in the Form 10-K incorporated herein by reference. See "Incorporation of Certain Information by Reference."

    Parent currently anticipates that it will pay, as is currently the case for Cablevision, its non-employee directors a retainer fee of $20,000 per year for membership on the Board of Directors, and a $1,000 fee for attendance in person and a $500 fee for attendance by telephone at each Board of Directors or Committee meeting in person.

    COMMITTEES OF THE BOARD OF DIRECTORS. Following the Merger, the Board or Directors of Parent will establish such committees and designate members of such committees as is currently the case for

Cablevision and as it may deem appropriate. For a description of such committees, which include an Executive Committee, an Audit Committee and a Compensation Committee, see portions of the 1997 Proxy Statement included in the Form 10-K incorporated herein by reference. See "Incorporation of Certain Information by Reference." The Stockholders Agreement provides for Parent to establish in accordance with the Parent Bylaws the Special Committee (as defined in the Stockholders Agreement), and the Investor Directors will be members of that committee. See "Certain Related Agreements--The Stockholders Agreement."

    CONFLICTS OF INTEREST; INTERLOCKS; INSIDER PARTICIPATION; AND RELATIONSHIPS AND RELATED TRANSACTIONS. For a description of certain conflicts of interest, Compensation Committee Interlocks, insider participation relationships and related transactions with other directors that currently apply to Cablevision and are currently anticipated to apply to Parent after the Merger, see the portions of the 1997 Proxy Statement included in the Form 10-K incorporated herein by reference. See "Incorporation of Certain Information by Reference."

EXECUTIVE OFFICERS

    Set forth below are the names and titles, following the Effective Time, of the persons who will serve as executive officers of Parent immediately following the Merger.

NAME                                               AGE AS OF 4/1/97                        POSITION
------------------------------------------------  -------------------  ------------------------------------------------
Charles F. Dolan................................              70       Chairman and Director
James L. Dolan..................................              41       Chief Executive Officer and Director
William J. Bell.................................              57       Vice Chairman and Director
Marc A. Lustgarten..............................              50       Vice Chairman and Director
Robert S. Lemle.................................              44       Executive Vice President, General Counsel,
                                                                       Secretary and Director
Andrew B. Rosengard.............................              39       Executive Vice President, Financial Planning and
                                                                       Controller
Margaret Albergo................................              43       Senior Vice President, Planning and Performance
Joseph W. Cece..................................              44       Senior Vice President, Strategic Planning
Thomas C. Dolan.................................              44       Senior Vice President and Chief Information
                                                                       Officer and Director
Sheila A. Mahony................................              55       Senior Vice President and Director
Barry J. O'Leary................................              53       Senior Vice President, Finance and Treasurer
Patrick F. Dolan................................              45       Vice President of News and Director

    Information with respect to the business experience and affiliations of each executive officer who is not also currently anticipated to serve as a Director of Parent is set forth below.

    Margaret Albergo--Senior Vice President, Planning and Performance of Cablevision since October 1996. Senior Vice President, Operations of Rainbow Programming Holdings, Inc. from August 1995 to October 1996. Vice President, Corporate Development of Rainbow Programming Holdings, Inc. from 1993 until August 1995. Director of Operations and Administration of News 12 Long Island from 1991 to 1993.

    Joseph W. Cece--Senior Vice President, Strategic Planning of Cablevision since February 1996. President and Chief Operating Officer of Cablevision Lightpath, Inc. from January 1994 to February 1996. Vice President, New Business of Cablevision from September 1993 to January 1994. President and Publisher of T.V. Guide from October 1988 to August 1993.

    Barry J. O'Leary--Senior Vice President, Finance of Cablevision since 1986. Vice President of Cablevision from 1985 to 1986 and Treasurer of Cablevision since December 1985. Joined Cablevision's predecessor in 1984.

    Andrew B. Rosengard--Executive Vice President and Controller of Cablevision since November 1997 and Senior Vice President and Controller of Cablevision from February 1996 to November 1997. Senior Vice President, Finance for Rainbow Programming Holdings, Inc. from 1990 to February 1996. Vice President, Finance and Administration of Rainbow Programming Holdings, Inc. from 1988 to 1990. Prior to joining Rainbow Programming Holdings, Inc. in 1986, Mr. Rosengard was director of planning, business development and research of CBS Broadcasting Group, CBS, Inc.

    COMPENSATION OF EXECUTIVE OFFICERS; EMPLOYMENT ARRANGEMENTS. Parent has not yet paid any compensation to its chief executive officer or any of its other executive officers. Parent currently anticipates that the compensation of such executive officers and policies for determining such compensation will be the same after the Merger as is currently the case for the Cablevision executive officers. Cablevision is party to employment arrangements with its executive officers, some of which contain change of control or severance provisions. These arrangements will be assumed by, and become arrangements of, Parent after the Merger. The consummation of the Transactions will not trigger any benefits or payments under these arrangements.

    For information concerning the employment arrangements of, and the compensation paid to, the chief executive officer and the other four most highly compensated executive officers of Cablevision for the 1996 fiscal year and concerning the compensation policies of Cablevision, see the 1997 Proxy Statement included in the Form 10-K which is incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                               THE PLAN PROPOSALS

THE PARENT EMPLOYEE STOCK PLAN

    On February 13, 1996, Cablevision's Board of Directors adopted, subject to shareholder approval, the Cablevision Systems Corporation 1996 Employee Stock Plan (the "1996 Plan"). On April 25, 1996, the Cablevision Board of Directors approved certain amendments to the 1996 Plan (as so amended, the "Restated 1996 Stock Plan"), and the Restated 1996 Stock Plan was approved by the stockholders of Cablevision at the 1996 Annual Meeting.

    The Restated 1996 Plan has been amended and adopted by Parent in connection with the Transactions (as so amended and restated, the "Parent Employee Stock Plan") and is being submitted to the stockholders of Cablevision in connection with the Transactions in order to ensure its continued compliance with the requirements for future grants of "incentive stock options" under Section 422 of the Code, as well as with the requirements of Section 162(m) of the Code relating to the deduction of annual compensation in excess of $1 million to certain executive officers. In order to comply with these requirements, approval of the holders of Parent Class A Common Stock issued in the Issuance, which will be sought separately by Parent, must also be obtained. The text of the Parent Employee Stock Plan is set forth in Appendix D hereto, and the following discussion is qualified in its entirety by reference thereto.

    The Parent Employee Stock Plan will be administered by the Compensation Committee. Awards may be granted under the Parent Employee Stock Plan to key employees of Parent and its affiliates (other than members of the Compensation Committee) as the Compensation Committee may determine. The Compensation Committee may make awards under the Parent Employee Stock Plan for up to an aggregate number of shares equal to the sum of (i) 1,500,000 shares, which may be either treasury shares or authorized and unissued shares, and (ii) the number of restricted shares, if any, purchased from employees by Parent. Additionally, if an award is paid or settled in cash, or expires, lapses, terminates or is canceled without the issuance of shares, then the Compensation Committee may grant awards with respect to shares subject to such prior awards. In the event of any stock dividend, stock split, spin-off, reclassification, recapitalization, or other similar event resulting in dilution of the Parent Class A Common Stock, then the number of shares of Parent Class A Common Stock issuable under the Parent Employee Stock Plan shall be proportionately adjusted to reflect such transaction. No single employee may be issued awards for a number of shares exceeding 600,000 over the term of the Parent Employee Stock Plan.

    Under the Parent Employee Stock Plan, Parent may grant "incentive stock options", as defined in Section 422 of the Code, non-qualified stock options, restricted stock and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at Parent's election. The option exercise price of stock options may not be less than the fair market value per share of Parent Class A Common Stock on the date the option is granted. Other than in the case of the death of an award recipient, such options may be exercised for a term no longer than ten years. The Parent Employee Stock Plan provides that, in conjunction with the grant of an option, Parent may grant stock appreciation rights ("SARs") pursuant to which the employee may elect to receive payment, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, as the Compensation Committee may determine at the time the SAR is granted, equal to the difference between the fair market value of the stock as of the date the SAR is exercised and the option exercise price. The Parent Employee Stock Plan permits the granting of restricted shares and bonus award shares at prices determined by the Compensation Committee.

    Under the Parent Employee Stock Plan, the Compensation Committee would have the authority, in its discretion, to add performance criteria as a condition to any employee's exercise of a stock option or SAR, or the vesting or payment of any bonus award shares or restricted shares, granted under the Parent Employee Stock Plan. Additionally, the Parent Employee Stock Plan specifies certain performance criteria that may, in the case of certain executive officers of Parent, be conditions precedent to the vesting of bonus award shares or restricted shares granted to such executives under the Parent Employee Stock Plan. These performance criteria include: (i) earnings per share, (ii) total return to stockholders, (iii) return on equity, (iv) operating income or net income, (v) return on capital, (vi) costs, (vii) results relative to budget, (viii) cash flow, (ix) cash flow margin, (x) cash flow per subscriber, (xi) revenues, (xii) revenues per subscriber, (xiii) subscriber growth, (xiv) results relative to quantitative customer service standards, (xv) results relative to quantitative customer satisfaction standards, or (xvi) specified increase in the Fair Market Value of Parent Class A Common Stock. Application of the performance criteria may be by reference to the performance of Parent or an affiliate of Parent or a subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies. Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares of Parent Class A Common Stock unless satisfied or settled in cash pursuant to the terms of the Parent Employee Stock Plan.

    The Board of Directors or the Compensation Committee may discontinue the Parent Employee Stock Plan at any time and from time to time may amend or revise the terms of the Parent Employee Stock Plan, as permitted by applicable law, except that it may not revoke or alter, in any manner unfavorable to the recipient of an outstanding award under the Parent Employee Stock Plan, any award made under the Parent Employee Stock Plan, without the consent of the recipient of that award, nor may it amend the Parent Employee Stock Plan without the approval of the stockholders of Parent if such approval is required by Rule 16b-3 under the 1934 Act for transactions pursuant to the Parent Employee Stock Plan to continue to be exempt thereunder.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options under the Parent Employee Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or Parent. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

    An employee will not realize any income when an incentive stock option is granted under the Parent Employee Stock Plan or when such an option is exercised, and Parent will not be entitled to a deduction with respect to the grant or exercise of such an option. The difference between the exercise price of an incentive stock option and the fair market value of Parent Class A Common Stock subject to the option at the time of exercise is an item of tax preference which may result in the employee being subject to the alternative minimum tax. If the employee holds the Parent Class A Common Stock acquired under an incentive stock option for at least two years from the date the option is granted and at least one year from the date of exercise of the option, any gain realized by the employee when the Parent Class A Common Stock is sold will be taxable as capital gain. If the holding periods are not satisfied, the employee will realize ordinary income in the year of the disposition of the Parent Class A Common Stock in an amount equal to the excess of the fair market value of such Parent Class A Common Stock on the date of exercise (or the proceeds of the disposition, if lower) over the option price, and Parent will be entitled to a corresponding deduction. Any remaining gain will be capital gain. If an incentive stock option is settled by Parent in cash, Parent Class A Common Stock or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Parent Class A Common Stock or combination thereof and Parent shall be entitled to a corresponding deduction.

    An employee will not realize any income, and Parent will not be entitled to a deduction, at the time that a non-qualified stock option is granted under the Parent Employee Stock Plan. Upon exercising a non-qualified stock option, an employee will realize ordinary income, and Parent will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value on the exercise date of the Parent Class A Common Stock subject to the option over the exercise price of the option. The employee will have a basis in the Parent Class A Common Stock received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of such Parent Class A Common Stock on the exercise date and the employee's holding period in the Parent Class A Common Stock received will commence on the date of exercise. If a non-qualified stock option is settled by Parent in cash, Parent Class A Common Stock or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Parent Class A Common Stock or combination thereof and Parent shall be entitled to a corresponding deduction.

    LONG-TERM CAPITAL GAIN. The maximum rate of tax on long-term capital gain for shares sold after July 28, 1997 is 20% if the shares have been held for more than 18 months and 28% for shares held for more than 12 months but not more than 18 months. The 20% maximum rate is reduced to 18% with respect to options granted after December 31, 2000.

    Because Parent is assuming the Parent Employee Stock Plan from Cablevision as amended and is to be treated as a successor to Cablevision thereunder, grants of awards under the Restated 1996 Stock Plan are "counted against" the awards available under the Parent Employee Stock Plan. On May 1, 1996, the Compensation Committee authorized the grant of 500,855 options, 500,855 SARs and 90,850 Bonus Awards to 243 employees pursuant to the Restated 1996 Stock Plan; Mr. Quinn and all executive officers as a group received 16,000 and 69,000 options, and 16,000 and 69,000 SARS, respectively. No executive officer received Bonus Awards under this grant.

    The affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, by holders of the Cablevision Class A Common Stock and the Cablevision Class B Common Stock, voting together as a single class, is required to authorize and approve the Parent Employee Stock Plan.

    In addition, the approval of the holders of Parent Class A Common Stock issued in the Issuance must also be obtained and Parent will seek such approval separately. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    Approval of the Contribution and Merger Agreement will constitute approval of the stock options, conjunctive rights, bonus award shares and incentive awards of Parent to be issued in replacement of outstanding Cablevision stock options, conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement.

    EACH OF THE CABLEVISION AND THE PARENT BOARDS OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE PARENT EMPLOYEE STOCK PLAN.

THE PARENT LONG-TERM INCENTIVE PLAN

    On April 23, 1997, Cablevision's Board of Directors adopted, subject to shareholder approval, the Cablevision Systems Corporation 1997 Long-Term Incentive Plan (the "Cablevision Long-Term Incentive Plan"), and the Cablevision Long-Term Incentive Plan was approved by the stockholders of Cablevision at the 1997 Annual Meeting. The Cablevision Long-Term Incentive Plan has been amended and adopted by Parent in connection with the Transactions (as so amended and restated, the "Parent Long-Term Incentive Plan") and is being submitted to the stockholders of Cablevision in connection with the Transactions in order to ensure its continued compliance with the requirements of Section 162(m) of the Code relating to the deduction of annual compensation in excess of $1 million to certain executive officers. In order to comply with these requirements, approval of the holders of Parent Class A Common Stock issued in the Issuance, which will be sought separately by Parent, must also be obtained. The text of the Parent Long-Term Incentive Plan is set forth in Appendix E hereto, and the following discussion is qualified in its entirety by reference thereto.

    The Parent Long-Term Incentive Plan will be administered by the Compensation Committee. Awards may be granted under the Parent Long-Term Incentive Plan to such officers and key employees of Parent, or an affiliate of Parent, as the Compensation Committee may determine, except that Dolan shall not be eligible to receive awards under the plan.

    The Compensation Committee may establish one or more conditions which must be satisfied in order for a participant to be entitled to an award under the plan. The Parent Long-Term Incentive Plan specifies certain performance criteria that may, in the discretion of the Compensation Committee, be conditions precedent to the payment of any award granted under the plan, to the Company's Chief Executive Officer, any other employee who the Compensation Committee determines is likely to be among the four other highest compensated officers for the year in which an award is made or payable, as well as any other employee designated by the Committee in its discretion. These performance criteria include satisfaction of one or more of the following over a period or periods selected by the Committee: (i) earnings per share, (ii) total return to stockholders, (iii) return on investment, (iv) operating income or net income,
(v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xii) subscriber growth, (xiii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the fair market value of Parent's Class A Common Stock, or (xvii) a specified increase in the private market value of Parent.

    All awards granted under the Parent Long-Term Incentive Plan are payable solely in cash. In no event may any participant be granted an award at any one time in an amount exceeding $5,000,000. No awards may be made under the Parent Long-Term Incentive Plan after December 31, 2006.

    Because Parent is assuming the Parent Long-Term Incentive Plan and is be treated as a successor to Cablevision thereunder, the following table provides information with respect to awards made in March 1997 to the Chief Executive Officer and the four other most highly compensated executive officers of Cablevision, all executive officers of Cablevision as a group, all directors of Cablevision who are not executive officers as a group and all employees of Cablevision excluding all current officers who are not executive officers as a group. Other awards may be made to such persons and groups in the future but the amount and timing thereof cannot be currently determined. Payment of these awards is contingent on the achievement of certain performance criteria established by the Compensation Committee.

NAME                                                             TITLE                         AMOUNT OF AWARD
--------------------------------------------  --------------------------------------------  ---------------------
Charles F. Dolan............................  Chairman                                         $             0
James L. Dolan..............................  Chief Executive Officer                          $     4,000,000
Marc Lustgarten.............................  Vice Chairman                                    $     2,250,000
William J. Bell.............................  Vice Chairman                                    $     2,000,000
Robert S. Lemle.............................  Executive Vice President,                        $     1,650,000
                                              General Counsel and Secretary
Executive Officer Group.....................                                                   $    11,900,000
Non-Executive Officer Director Group........                                                   $             0
Non-Executive Officer Employee Group........                                                   $     1,750,000

    The Parent Long-Term Incentive Plan may be amended by the Board of Directors or the Compensation Committee, as permitted by applicable law.

    The affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, by holders of the Cablevision Class A Common Stock and the Cablevision Class B Common Stock, voting together as a single class, is required to authorize and approve the Parent Long-Term Incentive Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. In addition, approval of the holders of Parent Class A Common Stock issued in the Issuance must also be obtained. Parent will seek such approval separately.

    Approval of the Contribution and Merger Agreement will constitute approval of the stock options, conjunctive rights, bonus award shares and incentive awards of Parent to be issued in replacement of outstanding Cablevision stock options, conjunctive rights, bonus award shares and incentive awards pursuant to the Contribution and Merger Agreement.

    EACH OF THE CABLEVISION AND THE PARENT BOARDS OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE PARENT LONG-TERM INCENTIVE PLAN.

                             CERTAIN LEGAL MATTERS

    The validity of the securities issued hereunder will be passed upon for Parent by Robert S. Lemle, Executive Vice President, General Counsel and Secretary of Cablevision and Parent. In addition Sherman & Howard, L.L.P. and Sullivan & Cromwell have delivered opinions attached as Exhibits to the Registration Statement (which are incorporated herein by reference) to TCI and Cablevision and Parent, respectively, regarding certain tax matters relating to the Transactions.

                                    EXPERTS

    The consolidated financial statements and schedule of Cablevision and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are included in the Form 10-K which is incorporated by reference in this Proxy Statement/Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are included in the Form 10-K, which is incorporated in this Proxy Statement/Prospectus by reference, have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated balance sheet of Parent as of November 21, 1997 has been included in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

    The combined balance sheets of the TCI New Jersey and New York Systems (as defined in note 1 to the combined financial statements) as of December 31, 1996 and 1995, and the related combined statements of operations and parent's investment and cash flows for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the report, dated July 29, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined balance sheets of the TKR New Jersey/New York Systems (a combination of certain assets as defined in note 1 to the combined financial statements) as of December 31, 1996 and 1995, and the related combined statements of earnings, changes in combined deficit, and cash flows for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the report, dated July 21, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Representatives of KPMG Peat Marwick, LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    If the Merger is consummated, the first annual meeting of the stockholders of Parent is expected to be in the month of June 1998; and if the Merger is not consummated, the next annual meeting of the stockholders of Cablevision is expected to be on or about the same date.

    Proposals of stockholders intended to be presented at Parent's or Cablevision's 1998 annual meeting of stockholders (as the case may be) must be received by such company at its executive offices shown on page 1 of this Proxy Statement/Prospectus on or prior to January 19, 1998 to be eligible for inclusion in such company's proxy material to be used in connection with such 1998 meeting.

                         CERTAIN FINANCIAL INFORMATION
                          INDEPENDENT AUDITORS' REPORT

The Stockholder
CSC Parent Corporation:

    We have audited the accompanying consolidated balance sheet of CSC Parent Corporation and subsidiary as of November 21, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of CSC Parent Corporation and subsidiary at November 21, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Jericho, New York
December 22, 1997

                     CSC PARENT CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               NOVEMBER 21, 1997

                                       ASSETS

Cash.................................................................................  $    1.00
                                                                                       ---------

    Total assets.....................................................................  $    1.00
                                                                                       ---------
                                                                                       ---------

                              LIABILITIES AND STOCKHOLDER'S EQUITY

Stockholder's equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized......................  $  --

  Common stock, $.01 par value
    Class A common stock, 200,000,000 shares authorized, 1 share issued and
     outstanding.....................................................................  $     .01

    Class B common stock, 80,000,000 shares authorized, none issued..................     --

    Additional paid-in capital.......................................................  $     .99
                                                                                       ---------

    Total liabilities and stockholder's equity.......................................  $    1.00
                                                                                       ---------
                                                                                       ---------

              See accompanying note to consolidated balance sheet.

                     CSC PARENT CORPORATION AND SUBSIDIARY

                       NOTE TO CONSOLIDATED BALANCE SHEET

                               NOVEMBER 21, 1997

NOTE 1. THE COMPANY AND NATURE OF OPERATIONS

    CSC Parent Corporation (the "Company") was formed on November 21, 1997 as a wholly owned subsidiary of Cablevision Systems Corporation ("Cablevision") and in turn, owns 100% of CSC Merger Corporation ("Merger Sub"). The Company has not conducted any business activities through December 22, 1997, other than those incident to its formation and the execution of certain documents in connection with pending contributions to the company of certain partnership interests and assets of TCI Communications, Inc. (the "Contributed Assets"). The Company was formed as a holding company to conduct the business of Cablevision and its subsidiaries and the current business of the Contributed Assets.

    In connection with a proposed Contribution and Merger Agreement, Merger Sub will merge with and into Cablevision and Cablevision will become a wholly owned subsidiary of the Company (the "Merger"). In the Merger, each outstanding share of Cablevision Class A Common Stock and Cablevision Class B Common Stock will be converted into one share of the Company's Class A Common Stock and the Company's Class B Common Stock, respectively. Subsequent to the Merger, Cablevision will change its name to CSC Holdings, Inc. and the Company will change its name to Cablevision Systems Corporation.

    Substantially, simultaneously with and immediately after the consummation of the Merger, the Company will issue an aggregate of 12,235,543 shares of its Class A Common Stock, subject to certain adjustments pursuant to the Contribution and Merger Agreement, in exchange for the receipt by the Company of all of the Contributed Assets. As a result of the transactions described above, Cablevision will become a wholly owned subsidiary of the Company and the Company will become a new holding company owning the Contributed Assets and Cablevision.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors:
TCI Communications, Inc.:

    We have audited the accompanying combined balance sheets of the TCI New Jersey and New York Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1996 and 1995, and the related combined statements of operations and parent's investment and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TCI New Jersey and New York Systems as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Denver, Colorado
July 29, 1997

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                                                1996       1995
                                                                                             ----------  ---------
                                                                                             AMOUNTS IN THOUSANDS
                                                ASSETS
Cash and cash equivalents..................................................................  $    1,604     --

Trade and other receivables, net...........................................................       8,789      7,975

Property and equipment, at cost:
  Land.....................................................................................         186        186
  Distribution systems.....................................................................     265,509    252,497
  Support equipment and buildings..........................................................      36,292     32,402
                                                                                             ----------  ---------
                                                                                                301,987    285,085
  Less accumulated depreciation............................................................     135,160    109,783
                                                                                             ----------  ---------
                                                                                                166,827    175,302
                                                                                             ----------  ---------
Franchise costs............................................................................     542,855    542,302
  Less accumulated amortization............................................................      99,110     86,032
                                                                                             ----------  ---------
                                                                                                443,745    456,270
                                                                                             ----------  ---------
Other assets, at cost, net of amortization.................................................       1,837      1,586
                                                                                             ----------  ---------
                                                                                             $  622,802    641,133
                                                                                             ----------  ---------
                                                                                             ----------  ---------
                                  LIABILITIES AND PARENT'S INVESTMENT
Cash overdraft.............................................................................  $   --            642
Accounts payable...........................................................................         800        521
Accrued franchise fees.....................................................................       3,664      2,625
Other accrued expenses.....................................................................       3,664      4,198
Debt (note 3)..............................................................................      17,815     18,590
Deferred income taxes (note 4).............................................................     189,284    195,849
                                                                                             ----------  ---------
    Total liabilities......................................................................     215,227    222,425
Minority interest in equity of consolidated subsidiary.....................................       4,060      3,096
Parent's investment (note 5)...............................................................     403,515    415,612
                                                                                             ----------  ---------
Commitments and contingencies (note 7)
                                                                                             $  622,802    641,133
                                                                                             ----------  ---------
                                                                                             ----------  ---------

            See accompanying notes to combined financial statements.

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                     1996       1995       1994
                                                                                  ----------  ---------  ---------
                                                                                        AMOUNTS IN THOUSANDS
Revenue.........................................................................  $  199,798    180,601    162,688

Operating costs and expenses:
  Operating (note 6)............................................................      72,830     60,469     54,471
  Selling, general and administrative...........................................      33,792     29,965     27,784
  Administrative fees (note 6)..................................................       7,248      5,101      5,037
  Depreciation..................................................................      26,888     26,296     24,055
  Amortization..................................................................      13,157     13,165     13,456
                                                                                  ----------  ---------  ---------
                                                                                     153,915    134,996    124,803
                                                                                  ----------  ---------  ---------
    Operating income............................................................      45,883     45,605     37,885

Other income (expense):
  Interest expense..............................................................      (1,406)    (1,466)    (1,300)
  Interest income...............................................................          66        274         50
  Minority interest in earnings of consolidated subsidiary......................        (964)      (863)      (787)
  Other, net....................................................................        (327)       (51)       (60)
                                                                                  ----------  ---------  ---------
                                                                                      (2,631)    (2,106)    (2,097)
                                                                                  ----------  ---------  ---------
    Earnings before income taxes................................................      43,252     43,499     35,788
Income tax expense (note 4).....................................................     (15,086)   (15,183)   (14,442)
                                                                                  ----------  ---------  ---------
    Net earnings................................................................      28,166     28,316     21,346
Parent's investment:
  Beginning of year.............................................................     415,612    429,279    446,815
  Change in due to TCI Communications, Inc. ("TCIC")............................     (40,263)   (41,983)   (38,882)
                                                                                  ----------  ---------  ---------
  End of year...................................................................  $  403,515    415,612    429,279
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

            See accompanying notes to combined financial statements.

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
                                                                                         AMOUNTS IN THOUSANDS
Cash flows from operating activities:
  Net earnings....................................................................  $  28,166     28,316     21,346
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Depreciation and amortization.................................................     40,045     39,461     37,511
    Minority interest in earnings of consolidated subsidiary......................        964        863        787
    Deferred income tax benefit...................................................     (6,565)    (5,060)    (1,488)
    Other noncash charges.........................................................        597     --         --
    Changes in operating assets and liabilities:
      Change in receivables.......................................................       (814)    (3,686)     3,851
      Change in other assets......................................................       (251)      (130)      (304)
      Change in accounts payable and accrued expenses.............................        187     (1,321)     2,470
                                                                                    ---------  ---------  ---------
        Net cash provided by operating activities.................................     62,329     58,443     64,173
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Capital expended for property and equipment.....................................    (19,472)   (17,577)   (18,488)
  Cash proceeds from disposition of assets........................................     --          1,218         65
  Other investing activities......................................................        427       (460)      (186)
                                                                                    ---------  ---------  ---------
        Net cash used in investing activities.....................................    (19,045)   (16,819)   (18,609)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Repayments of debt..............................................................       (775)    (2,446)    (3,589)
  Change in due to TCIC...........................................................    (40,263)   (41,983)   (38,882)
  Change in cash overdraft........................................................       (642)       642       (930)
                                                                                    ---------  ---------  ---------
        Net cash used in financing activities.....................................    (41,680)   (43,787)   (43,401)
                                                                                    ---------  ---------  ---------
        Net increase (decrease) in cash and cash equivalents......................      1,604     (2,163)     2,163
        Cash and cash equivalents:
          Beginning of year.......................................................     --          2,163     --
                                                                                    ---------  ---------  ---------
          End of year.............................................................  $   1,604     --          2,163
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..........................................  $   1,525      1,467      1,126
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Cash paid during the year for income taxes......................................  $     329         31      2,230
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

(1) BASIS OF PRESENTATION

    The combined financial statements include the accounts of TCIC's cable television systems serving Oakland and Paterson/Allamuchy, New Jersey and Westchester and Brookhaven, New York (collectively, the "TCI New Jersey and New York Systems"). The cable television systems serving Oakland, New Jersey and Westchester and Brookhaven, New York (the "NNJ Systems") are wholly-owned by TCI of Northern New Jersey, Inc. (NNJ"), an indirect wholly-owned subsidiary of TCIC. TCIC owned a 50.1% ownership interest in the Paterson/Allamuchy, New Jersey cable television system until January 31, 1997, when it acquired the remaining 49.9% interest in this system. TCIC is a subsidiary of Tele-Communications, Inc. ("TCI"). All significant inter-entity accounts and transactions have been eliminated in combination.

    These combined financial statements include an allocation of certain purchase accounting adjustments, including the related deferred tax effects, from TCIC's original acquisition of NNJ. This allocation and the related franchise cost amortization is based on the number of subscribers in the NNJ Systems to the total number of subscribers in all of NNJ's cable television systems. In addition, certain operating costs of TCI are charged to the TCI New Jersey and New York Systems based on their number of subscribers (see note 6). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI New Jersey and New York Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

PROPOSED MERGER TRANSACTION

    As of June 6, 1997, TCIC and Cablevision Systems Corporation ("Cablevision") entered into a definitive agreement, pursuant to which TCIC's ten New York metropolitan area cable television systems (the "Systems"), including the TCI New Jersey and New York Systems, will be contributed to Cablevision. In exchange, TCIC will receive approximately 12.2 million newly issued shares of Cablevision Class A common stock, which are expected to represent 33% of Cablevision's total shares outstanding. In addition, Cablevision will assume $669 million of the Systems' debt, comprised of all amounts outstanding under a bank credit facility of certain of the Systems other than the TCI New Jersey and New York Systems and a portion of the intercompany amounts owed by the Systems to TCIC and its affiliates. Consummation of the transaction is subject to, among other matters, Cablevision shareholder and regulatory approvals. There is no assurance that such transaction will be consummated.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The TCI New Jersey and New York Systems consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

RECEIVABLES

    Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1996 and 1995 was not material.

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

LONG-LIVED ASSETS

    (a) Property and Equipment

        Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1996, 1995 and 1994, interest capitalized was not material.

        Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

        Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of systems in their entirety.

    (b) Franchise Costs

        Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the TCI New Jersey and New York Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

    In March of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("Statement No. 121"), effective for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and either the undiscounted future cash flows estimated to be generated by those assets or the fair market value are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The TCI New Jersey and New York Systems adopted Statement No. 121 effective January 1, 1996. Such adoption did not have a significant effect on the financial position or results of operations of the TCI New Jersey and New York Systems.

    Pursuant to Statement No. 121, the TCI New Jersey and New York Systems periodically review the carrying amounts of its long-lived assets, franchise costs and certain other assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. The TCI New Jersey and New York Systems consider historical and expected future net operating losses to be its primary indicators of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets ("Assets"). The TCI New Jersey and New York Systems deem Assets to be impaired if the TCI New Jersey and New York Systems are unable to recover the carrying value of such Assets over their expected remaining useful life through a forecast of undiscounted future operating cash flows directly related to the Assets. If Assets are deemed to be impaired, the loss is measured as the amount by which the carrying amount of the Assets exceeds their fair value. The TCI New Jersey and New York Systems generally measure fair value by considering sales prices for similar assets or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

REVENUE RECOGNITION

    Revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to th extent of direct selling costs. To date, direct selling costs have exceeded installation revenue.

COMBINED STATEMENTS OF CASH FLOWS

    Transactions effected through the intercompany account with TCIC have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) DEBT

    As of December 31, 1996, the TCI New Jersey and New York Systems had outstanding borrowings pursuant to certain term loan agreements with interest rates ranging from 6.67% to 7.67%. The term loans were secured and collateralized by certain assets of the TCI New Jersey and New York Systems, including franchise rights, and the assignment of various leases and contracts of the TCI New Jersey and New York Systems. The carrying value of such term loans approximates fair value.

    On January 31, 1997, the outstanding balances of the aforementioned loans ($17,657,000 at December 31, 1996) were repaid in full.

(4) INCOME TAXES

    The TCI New Jersey and New York Systems are included in the consolidated federal income tax return of TCI. Income tax expense for the TCI New Jersey and New York Systems is based on those items in the consolidated calculation applicable to the TCI New Jersey and New York Systems. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in parent's investment.

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    Income tax benefit (expense) for the years ended December 31, 1996, 1995 and 1994 consists of:

                                                                                    CURRENT     DEFERRED      TOTAL
                                                                                   ----------  -----------  ---------
                                                                                          AMOUNTS IN THOUSANDS
Year ended December 31, 1996:
  Intercompany allocation........................................................  $  (21,322)     --         (21,322)
  Federal........................................................................      --           5,119       5,119
  State and local................................................................        (329)      1,446       1,117
                                                                                   ----------       -----   ---------
                                                                                   $  (21,651)      6,565     (15,086)
                                                                                   ----------       -----   ---------
                                                                                   ----------       -----   ---------

Year ended December 31, 1995:
  Intercompany allocation........................................................  $  (20,212)     --         (20,212)
  Federal........................................................................      --           3,945       3,945
  State and local................................................................         (31)      1,115       1,084
                                                                                   ----------       -----   ---------
                                                                                   $  (20,243)      5,060     (15,183)
                                                                                   ----------       -----   ---------
                                                                                   ----------       -----   ---------

Year ended December 31, 1994:
  Intercompany allocation........................................................  $  (13,700)     --         (13,700)
  Federal........................................................................      --           1,160       1,160
  State and local................................................................      (2,230)        328      (1,902)
                                                                                   ----------       -----   ---------
                                                                                   $  (15,930)      1,488     (14,442)
                                                                                   ----------       -----   ---------
                                                                                   ----------       -----   ---------

    Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                      1996       1995       1994
                                                                                   ----------  ---------  ---------
                                                                                         AMOUNTS IN THOUSANDS
Computed "expected" tax expense..................................................  $  (15,138)   (15,225)   (12,526)
Amortization not deductible for tax purposes.....................................        (645)      (645)      (645)
State and local income taxes, net of federal income tax benefit..................         726        705     (1,236)
Other............................................................................         (29)       (18)       (35)
                                                                                   ----------  ---------  ---------
                                                                                   $  (15,086)   (15,183)   (14,442)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                      1996       1995
                                                                   ----------  ---------
                                                                   AMOUNTS IN THOUSANDS
Deferred tax asset--principally due to non-deductible accruals...  $      249        202
                                                                   ----------  ---------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
    depreciation.................................................      39,763     41,875
  Franchise costs, principally due to differences in
    amortization.................................................     148,441    152,984
  Investment in partnership, due principally to differences in
    earnings recognition.........................................       1,329      1,192
                                                                   ----------  ---------
      Total gross deferred tax liabilities.......................     189,533    196,051
                                                                   ----------  ---------
      Net deferred tax liability.................................  $  189,284    195,849
                                                                   ----------  ---------
                                                                   ----------  ---------

(5) PARENT'S INVESTMENT

    Parent's investment in the TCI New Jersey and New York Systems at December 31, 1996 and 1995 is summarized as follows:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
                                                                         AMOUNTS IN THOUSANDS
Due to TCIC............................................................  $  158,936    199,199
Retained earnings......................................................     244,579    216,413
                                                                         ----------  ---------
                                                                         $  403,515    415,612
                                                                         ----------  ---------
                                                                         ----------  ---------

    The amount due to TCIC represents non-interest-bearing advances for operations, acquisitions and construction costs as well as the allocation of certain costs from TCIC. See note 6.

(6) TRANSACTIONS WITH RELATED PARTIES

    The amounts due to TCIC consist of various non-interest bearing intercompany advances and expense allocations. Due to TCIC's ownership of 100% of the parent's investment of the TCI New Jersey and New York Systems, the amounts due to TCIC have been classified as a component of parent's investment in the accompanying combined financial statements. Such amounts are due on demand.

    The TCI New Jersey and New York Systems purchase, at TCIC's cost, substantially all of their pay television and other programming from affiliates of TCIC. Charges for such programming were $51,587,000, $42,274,000 and $38,490,000 for 1996, 1995 and 1994, respectively, and are included in operating expenses in the accompanying combined financial statements.

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    Certain subsidiaries of TCIC provide administrative services to the TCI New Jersey and New York Systems and have assumed managerial responsibility of the TCI New Jersey and New York Systems' cable television system operations and construction. As compensation for these services, the TCI New Jersey and New York Systems pay a monthly fee calculated on a per-customer basis.

    The intercompany advances and expense allocation activity in amounts due to TCIC consists of the following:

                                                                       DECEMBER 31,
                                                             ---------------------------------
                                                                1996        1995       1994
                                                             ----------  ----------  ---------
                                                                   AMOUNTS IN THOUSANDS
Beginning of year..........................................  $  199,199     241,182    280,064
  Programming charges......................................      51,587      42,274     38,490
  Administrative fees......................................       7,248       5,101      5,037
  Tax allocations..........................................      21,322      20,212     13,700
  Cash transfers...........................................    (120,420)   (109,570)   (96,109)
                                                             ----------  ----------  ---------
End of year................................................  $  158,936     199,199    241,182
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

(7) COMMITMENTS AND CONTINGENCIES

    On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the TCI New Jersey and New York Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

    The TCI New Jersey and New York Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the TCI New Jersey and New York Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

    The TCI New Jersey and New York Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the TCI New Jersey and New York Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any,

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

    The TCI New Jersey and New York Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $3,432,000, $3,360,000 and $3,243,000 in 1996, 1995 and 1994, respectively.

    Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

                                   YEARS ENDING
                                   DECEMBER 31,
-----------------------------------------------------------------------------------
    1997...........................................................................  $   1,445
    1998...........................................................................      1,577
    1999...........................................................................      1,587
    2000...........................................................................      1,597
    2001...........................................................................      1,464
    Thereafter.....................................................................     15,129

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)
                       CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  ------------
                                                                                         AMOUNTS IN THOUSANDS
                                       ASSETS
Cash and cash equivalents...........................................................   $   --              1,604

Trade and other receivables, net....................................................         4,461         8,789

Property and equipment, at cost.....................................................       307,696       301,987
  Less accumulated depreciation.....................................................       153,026       135,160
                                                                                      -------------  ------------
                                                                                           154,670       166,827
                                                                                      -------------  ------------
Franchise costs.....................................................................       561,528       542,855
  Less accumulated amortization.....................................................       109,555        99,110
                                                                                      -------------  ------------
                                                                                           451,973       443,745
                                                                                      -------------  ------------
Other assets, at cost, net of amortization..........................................         2,105         1,837
                                                                                      -------------  ------------
                                                                                       $   613,209       622,802
                                                                                      -------------  ------------
                                                                                      -------------  ------------
                        LIABILITIES AND PARENT'S INVESTMENT
Cash overdraft......................................................................   $       829        --
Accounts payable....................................................................           622           800
Accrued expenses....................................................................         7,159         7,328
Debt................................................................................       --             17,815
Deferred income taxes...............................................................       182,187       189,284
                                                                                      -------------  ------------
    Total liabilities...............................................................       190,797       215,227
Minority interest in equity of consolidated subsidiary..............................       --              4,060
Parent's investment (note 3)........................................................       422,412       403,515
                                                                                      -------------  ------------
                                                                                       $   613,209       622,802
                                                                                      -------------  ------------
                                                                                      -------------  ------------

       See accompanying notes to condensed combined financial statements.

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)
      CONDENSED COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT
                                  (UNAUDITED)

                                                                                               NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                             ---------------------
                                                                                                1997       1996
                                                                                             ----------  ---------

                                                                                             AMOUNTS IN THOUSANDS
Revenue....................................................................................  $  158,294    146,096

Operating costs and expenses:
  Operating, selling, general and administrative (note 3)..................................      84,519     81,626
  Depreciation.............................................................................      20,019     19,893
  Amortization.............................................................................      10,451      9,937
                                                                                             ----------  ---------
                                                                                                114,989    111,456
                                                                                             ----------  ---------
    Operating income.......................................................................      43,305     34,640

Other income (expense):
  Interest expense.........................................................................        (105)      (805)
  Minority interest in earnings of consolidated subsidiary.................................        (125)    (1,102)
  Other, net...............................................................................         136       (317)
                                                                                             ----------  ---------
                                                                                                    (94)    (2,224)
                                                                                             ----------  ---------
    Earnings before income taxes...........................................................      43,211     32,416
Income tax expense.........................................................................     (14,621)   (11,203)
                                                                                             ----------  ---------
    Net earnings...........................................................................      28,590     21,213
Parent's investment:
  Beginning of period......................................................................     403,515    415,612
  Change in due to TCI Communications, Inc. ("TCIC") (note 3)..............................      (9,693)   (28,590)
                                                                                             ----------  ---------
  End of period............................................................................  $  422,412    408,235
                                                                                             ----------  ---------
                                                                                             ----------  ---------

       See accompanying notes to condensed combined financial statements.

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                               NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------

                                                                                              AMOUNTS IN THOUSANDS
Cash flows from operating activities:
  Net earnings..............................................................................  $  28,590     21,213
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization.........................................................     30,470     29,830
      Minority interest in earnings of consolidated subsidiary..............................        125      1,102
      Deferred income tax benefit...........................................................     (7,097)    (4,795)
      Changes in operating assets and liabilities:
        Change in receivables...............................................................      4,328     (1,346)
        Change in other assets..............................................................       (268)      (404)
        Change in accounts payable and accrued expenses.....................................       (347)    (1,712)
                                                                                              ---------  ---------

        Net cash provided by operating activities...........................................     55,801     43,888
                                                                                              ---------  ---------
Cash flows from investing activities:
  Capital expended for property and equipment...............................................     (7,679)   (12,663)
  Cash paid to purchase minority interest...................................................    (20,909)    --
  Other investing activities................................................................     (2,138)      (832)
                                                                                              ---------  ---------
        Net cash used in investing activities...............................................    (30,726)   (13,495)
                                                                                              ---------  ---------
Cash flows from financing activities:
  Repayments of debt........................................................................    (17,815)      (771)
  Change in due to TCIC.....................................................................     (9,693)   (28,590)
  Change in cash overdraft..................................................................        829       (642)
                                                                                              ---------  ---------
        Net cash used in financing activities...............................................    (26,679)   (30,003)
                                                                                              ---------  ---------
        Net increase (decrease) in cash and cash equivalents................................     (1,604)       390
        Cash and cash equivalents:
          Beginning of period...............................................................      1,604     --
                                                                                              ---------  ---------
          End of period.....................................................................  $  --            390
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................................................  $     278        926
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Cash paid during the period for taxes.....................................................  $      28         60
                                                                                              ---------  ---------
                                                                                              ---------  ---------

       See accompanying notes to condensed combined financial statements.

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The condensed combined financial statements include the accounts of TCIC's cable television systems serving Oakland and Paterson/Allamuchy, New Jersey and Westchester and Brookhaven, New York (collectively, the "TCI New Jersey and New York Systems"). The cable television systems serving Oakland, New Jersey and Westchester and Brookhaven, New York (the "NNJ Systems") are wholly-owned by TCI of Northern New Jersey, Inc. ("NNJ"), an indirect wholly-owned subsidiary of TCIC. TCIC owned a 50.1% ownership interest in the Paterson/Allamuchy, New Jersey cable television system until January 31, 1997, when it acquired the remaining 49.9% interest in this system for a purchase price of $20,909,000. TCIC is a subsidiary of Tele-Communications, Inc. ("TCI"). All significant inter-entity accounts and transactions have been eliminated in combination.

    These condensed combined financial statements include an allocation of certain purchase accounting adjustments, including the related deferred tax effects, from TCIC's original acquisition of NNJ. This allocation and the related franchise cost amortization is based on the number of customers in the NNJ Systems to the total number of customers in all of NNJ's cable television systems. In addition, certain operating costs of TCI are charged to the TCI New Jersey and New York Systems based on their number of customers (see note 3). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI New Jersey and New York Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

    The accompanying interim condensed combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1996.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPOSED MERGER TRANSACTION

    As of June 6, 1997, TCIC and Cablevision Systems Corporation ("Cablevision") entered into a definitive agreement, pursuant to which TCIC's ten New York metropolitan area cable television systems (the "Systems"), including the TCI New Jersey and New York Systems, will be contributed to Cablevision. In exchange, TCIC will receive approximately 12.2 million newly issued shares of Cablevision Class A common stock, which are expected to represent 33% of Cablevision's total shares outstanding. In addition, Cablevision will assume $669 million of the Systems' debt, comprised of all amounts outstanding under a bank credit facility of certain of the Systems other than the TCI New Jersey and New York Systems and a portion of the intercompany amounts owed by the Systems to TCIC and its affiliates. Consummation of the transaction is subject to, among other matters, Cablevision shareholder and regulatory approvals. There is no assurance that such transaction will be consummated.

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(3) TRANSACTIONS WITH RELATED PARTIES

    The amounts due to TCIC consist of various non-interest bearing intercompany advances and expense allocations. Due to TCIC's ownership of 100% of the parent's investment of the TCI New Jersey and New York Systems, the amounts due to TCIC have been classified as a component of parent's investment in the accompanying condensed combined financial statements. Such amounts are due on demand.

    The intercompany advances and expense allocation activity in amounts due to TCIC consists of the following amounts:

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------

                                                                         AMOUNTS IN THOUSANDS
Beginning of period....................................................  $  158,936    199,199
  Programming charges..................................................      43,656     38,906
  Administrative fees..................................................       3,857      3,793
  Tax allocations......................................................      21,690     15,938
  Cash transfers.......................................................     (78,896)   (87,227)
                                                                         ----------  ---------
End of period..........................................................  $  149,243    170,609
                                                                         ----------  ---------
                                                                         ----------  ---------

    The TCI New Jersey and New York Systems purchase, at TCIC's cost, substantially all of their pay television and other programming from affiliates of TCIC. Charges for such programming were $43,656,000 and $38,906,000 for the nine months ended September 30, 1997 and 1996, respectively, and are included in operating, selling, general and administrative expenses in the accompanying condensed combined financial statements.

    Certain subsidiaries of TCIC provide administrative services to the TCI New Jersey and New York Systems and have assumed managerial responsibility of the TCI New Jersey and New York Systems' cable television system operations and construction. As compensation for these services, the TCI New Jersey and New York Systems pay a monthly fee calculated on a per-customer basis, and are included in operating, selling, general and administrative expenses in the accompanying condensed combined financial statements.

(4) COMMITMENTS AND CONTINGENCIES

    On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the TCI New Jersey and New York Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

                                                                     (CONTINUED)

                      TCI NEW JERSEY AND NEW YORK SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    The TCI New Jersey and New York Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the TCI New Jersey and New York Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

    The TCI New Jersey and New York Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the TCI New Jersey and New York Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed combined financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Partners
TKR Cable Company:

    We have audited the accompanying combined balance sheets of the TKR New Jersey/New York Systems (a combination of certain assets as defined in note 1) as of December 31, 1996 and 1995, and the related combined statements of earnings, changes in combined deficit, and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the TKR New Jersey / New York System's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TKR New Jersey/New York Systems as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Princeton, New Jersey
July 21, 1997

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                                             1996         1995
                                                                                          -----------  -----------
                                                                                           (AMOUNTS IN THOUSANDS)
                                                      ASSETS
Cash....................................................................................   $     911       --

Accounts receivable (note 3)............................................................      11,176        8,060
  Less allowance for doubtful accounts..................................................         690          519
                                                                                          -----------  -----------
                                                                                              10,486        7,541
                                                                                          -----------  -----------
Property and equipment:
  Land..................................................................................         987          660
  Distribution systems..................................................................     414,930      284,642
  Support equipment and buildings.......................................................      34,795       28,377
                                                                                          -----------  -----------
                                                                                             450,712      313,679
  Less accumulated depreciation.........................................................     140,222      125,863
                                                                                          -----------  -----------
                                                                                             310,490      187,816
                                                                                          -----------  -----------
Franchise costs.........................................................................     253,522       92,500
  Less accumulated amortization.........................................................      31,423       25,713
                                                                                          -----------  -----------
                                                                                             222,099       66,787
Other assets, net (including affiliate amount of $2,818,000 in 1996) (note 4)...........       8,732        4,874
                                                                                          -----------  -----------
                                                                                           $ 552,718      267,018
                                                                                          -----------  -----------
                                                                                          -----------  -----------
                                         LIABILITIES AND COMBINED DEFICIT
Cash overdraft..........................................................................      --            8,851
Accounts payable and accrued expenses...................................................      30,178       18,611
Debt (note 5)...........................................................................     583,988      324,488
Deferred income taxes (note 7)..........................................................       6,612        6,416
                                                                                          -----------  -----------
    Total liabilities...................................................................     620,778      358,366
                                                                                          -----------  -----------
Combined deficit (note 4):
  Combined equity.......................................................................     264,470      252,624
  Due from affiliates, net (note 4).....................................................    (332,530)    (343,972)
                                                                                          -----------  -----------
    Total combined deficit..............................................................     (68,060)     (91,348)
Commitments and contingencies (note 9)
                                                                                          -----------  -----------
                                                                                           $ 552,718      267,018
                                                                                          -----------  -----------
                                                                                          -----------  -----------

            See accompanying notes to combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                        COMBINED STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
                                                                                     (AMOUNTS IN THOUSANDS)
Revenue:
  Basic service..............................................................  $  115,770      79,192      72,193
  Pay service................................................................      50,212      41,864      41,588
  Other......................................................................      19,992      14,663      12,592
                                                                               ----------  ----------  ----------
                                                                                  185,974     135,719     126,373
                                                                               ----------  ----------  ----------

Operating costs and expenses:
  Operating (note 4).........................................................      69,861      49,419      45,273
  Selling, general and administrative (note 4)...............................      27,431      20,687      20,248
  Depreciation...............................................................      29,382      21,585      18,212
  Amortization...............................................................       5,710       2,340       2,334
                                                                               ----------  ----------  ----------
                                                                                  132,384      94,031      86,067
                                                                               ----------  ----------  ----------
    Operating income.........................................................      53,590      41,688      40,306

Other income (expense):
  Interest expense (note 5)..................................................     (34,437)    (22,072)    (19,239)
  Interest and other income, net (note 4)....................................         297         784         985
                                                                               ----------  ----------  ----------
                                                                                  (34,140)    (21,288)    (18,254)
                                                                               ----------  ----------  ----------
    Earnings before income tax benefit (expense).............................      19,450      20,400      22,052

Income tax benefit (expense) (note 7)........................................        (400)        334        (806)
                                                                               ----------  ----------  ----------
    Net earnings.............................................................  $   19,050      20,734      21,246
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

            See accompanying notes to combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                   STATEMENTS OF CHANGES IN COMBINED DEFICIT

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                           DUE FROM
                                                                                         AFFILIATES,
                                                                              COMBINED       NET
                                                                               EQUITY      (NOTE 4)      TOTAL
                                                                             ----------  ------------  ----------
                                                                                    (AMOUNTS IN THOUSANDS)
Balance, January 1, 1994...................................................  $  211,764     (343,084)    (131,320)
  Decrease in advances to affiliates, net..................................      --            6,339        6,339
  Net earnings.............................................................      21,246       --           21,246
                                                                             ----------  ------------  ----------
Balance, December 31, 1994.................................................     233,010     (336,745)    (103,735)
  Increase in advances to affiliates, net..................................      --           (7,227)      (7,227)
  Distributions............................................................      (1,120)      --           (1,120)
  Net earnings.............................................................      20,734       --           20,734
                                                                             ----------  ------------  ----------
Balance, December 31, 1995.................................................     252,624     (343,972)     (91,348)
  Decrease in advances to affiliates, net..................................      --           11,442       11,442
  Distributions............................................................      (7,204)      --           (7,204)
  Net earnings.............................................................      19,050       --           19,050
                                                                             ----------  ------------  ----------
Balance, December 31, 1996.................................................  $  264,470     (332,530)     (68,060)
                                                                             ----------  ------------  ----------
                                                                             ----------  ------------  ----------

            See accompanying notes to combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                   1996         1995       1994
                                                                                -----------  ----------  ---------
                                                                                      (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings................................................................  $    19,050      20,734     21,246
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization...........................................       35,092      23,925     20,546
      Deferred income tax expense (benefit)...................................          196        (480)        24
      Changes in operating assets and liabilities, net of the effect of acquisitions:
          (Increase) decrease in accounts receivable, net.....................           23      (1,276)    (1,186)
          (Increase) decrease in other assets.................................       (4,257)     (1,550)     1,024
          Increase in accounts payable and accrued expenses...................        9,523       9,701      2,018
                                                                                -----------  ----------  ---------
        Net cash provided by operating activities.............................       59,627      51,054     43,672
                                                                                -----------  ----------  ---------
Cash flows from investing activities:
  Property and equipment additions............................................     (108,493)    (90,822)   (37,899)
  Additions to franchise costs................................................       (2,514)       (135)      (134)
  Acquisition of cable systems (note 8).......................................     (204,855)     --         --
                                                                                -----------  ----------  ---------
        Net cash used in investing activities.................................     (315,862)    (90,957)   (38,033)
                                                                                -----------  ----------  ---------
Cash flows from financing activities:
  Proceeds from debt..........................................................      291,500     278,000      7,000
  Repayment of debt...........................................................      (32,000)   (237,512)   (21,000)
  Distributions...............................................................       (4,945)     (1,120)    --
  Increase (decrease) in cash overdraft.......................................       (8,851)      7,762      1,089
  Change in amounts due from affiliates, net..................................       11,442      (7,227)     6,339
                                                                                -----------  ----------  ---------
        Net cash provided by (used in) financing activities...................      257,146      39,903     (6,572)
                                                                                -----------  ----------  ---------
Net increase (decrease) in cash...............................................          911      --           (933)
Cash, beginning of year.......................................................      --           --            933
                                                                                -----------  ----------  ---------
Cash, end of year.............................................................  $       911      --         --
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------

            See accompanying notes to combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying combined financial statements of the TKR New Jersey / New York Systems include the accounts of the cable television systems in and around Morris County, Elizabeth, Hamilton, Warren, Raritan and Parlin, New Jersey, and Rockland County, Ramapo and Warwick, New York. These systems are wholly-owned by TKR Cable Company, a general partnership, (together with its consolidated subsidiaries, "TKR"). TKR owns the cable television systems located in Ramapo and Warwick, New York through its two corporate subsidiaries (the "Corporate Subsidiaries"), TKR Cable Company of Ramapo, Inc. and TKR Cable Company of Warwick, Inc. The accounts of the Corporate Subsidiaries and the KRC/CCC Investment Partnership ("KRC/CCC IP"), an entity engaged in cable television advertising sales, are also included in the accompanying combined financial statements of the TKR New Jersey / New York Systems.

    Prior to January 10, 1997, TKR and KRC/CCC IP were jointly owned and managed by Country Cable Co. ("Country Cable") and Knight-Ridder Cablevision, Inc. ("KRC"). Country Cable is an indirect wholly-owned subsidiary of Liberty Cable, Inc., which is a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"). Effective January 10, 1997, a subsidiary of Country Cable purchased KRC's 50% general partnership interests in TKR and KRC/CCC IP and certain other assets. As a result, Country Cable indirectly owns 100% of TKR and KRC/CCC IP, including the TKR New Jersey / New York Systems. All significant intercompany transactions have been eliminated in combination in the accompanying combined financial statements.

    In the following text, "TKR Parent" refers to TKR exclusive of the TKR New Jersey / New York Systems and the Corporate Subsidiaries.

PROPOSED MERGER TRANSACTION

    As of June 6, 1997, TCIC and Cablevision Systems Corporation ("Cablevision") entered into a definitive agreement, pursuant to which TCIC's ten New York metropolitan area cable television systems (the "Systems"), including the TKR New Jersey / New York Systems, will be contributed to Cablevision. In exchange, TCIC will receive approximately 12.2 million newly issued shares of Cablevision Class A common stock, which are expected to represent 33% of Cablevision's total shares outstanding. In addition, Cablevision will assume $669 million of the Systems' debt, comprised of all amounts outstanding under the bank credit facility of the TKR New Jersey / New York Systems and a portion of the intercompany amounts owed by the Systems to TCIC and its affiliates. Consummation of the transaction is subject to, among other matters, Cablevision shareholder and regulatory approvals. There is no assurance that such transaction will be consummated.

INTEREST RATE DERIVATIVES

    Amounts receivable or payable under derivative financial instruments used to manage interest rate risks arising from TKR New Jersey / New York System's liabilities are recognized as interest expense. Gains or losses on early termination of derivatives are included in the carrying amount of the related derivative financial instrument and are amortized as yield adjustments over the remaining term of the derivative financial instrument. Such instruments are not used for trading purposes.

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

PROPERTY AND EQUIPMENT

    Land is carried at cost and property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided on the straight-line basis over the estimated useful lives of the respective assets which range from five to fifteen years for distribution systems and five to forty years for support equipment and buildings. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or estimated useful lives, whichever is shorter.

    Interest costs are capitalized in connection with cable systems under active development or construction. Interest capitalized aggregated $3,113,000, $3,925,000 and $437,000 in 1996, 1995 and 1994, respectively.

    Repair and maintenance costs are charged to operations and renewals and additions are capitalized when incurred. When the TKR New Jersey / New York Systems dispose of property through ordinary retirements, sales or other dispositions, the original cost and cost of removal of such property are charged to accumulated depreciation, net of salvage value, if any. Gains or losses incurred in connection with the sale or disposition of the TKR New Jersey / New York Systems assets are only recognized in connection with the sale of properties in their entirety.

    Initial hook-up and installation costs are capitalized and amortized on a straight-line basis over a five-year period. All other costs incurred, including costs incurred with respect to reconnects and disconnects and initial marketing and direct selling costs, are expensed as incurred.

FRANCHISE COSTS

    The TKR New Jersey / New York Systems defer costs incurred applicable to the petition for the award of specific franchises until a determination of the outcome of such petition can be made. Costs incurred relating to acquired franchises are capitalized and amortized on a straight-line basis over a forty-year period. Costs relating to unsuccessful franchise applications or applications anticipated to be unsuccessful are expensed during the period of such determination. Costs related to successful franchise renewals are capitalized and amortized over the life of the new franchise.

    Franchise costs incurred as a result of the acquisition of cable television systems represent the difference between the cost of cable television systems acquired and the amounts assigned to their tangible assets based on the estimated fair market value of such assets, as determined by independent appraisals. Such franchise costs are also amortized on a straight-line basis over a forty-year period.

REVENUE RECOGNITION

    Revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. To date, direct selling costs have exceeded installation revenue.

INCOME TAXES

    The provision for income tax expense in the accompanying combined financial statements relates to the Corporate Subsidiaries. No provision for income tax expense has been included for earnings or losses of the cable television systems held by TKR or KRC/CCC IP as such amounts are reported in the respective income tax returns of the partners.

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). In accordance with FAS 121, the TKR New Jersey / New York Systems review the carrying amounts of their long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. The adoption of FAS 121 in the year ended December 31, 1996, had no effect on the combined financial statements of the TKR New Jersey / New York Systems.

(2) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS--CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES

    Cash paid for interest aggregated $37,493,000, $24,242,000 and $21,741,000 in 1996, 1995 and 1994, respectively.

    Cash paid for income taxes aggregated $441,000 in 1995.

    In 1996, 1995 and 1994, the TKR New Jersey / New York Systems retired fully depreciated equipment with an original cost of approximately $15,023,000, $24,362,000 and $101,000, respectively, which amount was charged to accumulated depreciation.

    In 1996, the TKR New Jersey / New York Systems distributed certain assets equally to the Partners as follows (amounts in thousands):

Other assets........................................................  $     478
Investment in New Jersey Fiber Technologies ("NJFT")................      1,781
                                                                      ---------
                                                                      $   2,259
                                                                      ---------
                                                                      ---------

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(3)  ACCOUNTS RECEIVABLE

    Accounts receivable as of December 31, 1996 and 1995 are summarized as follows:

                                                                               1996       1995
                                                                             ---------  ---------
                                                                                 (AMOUNTS IN
                                                                                  THOUSANDS)
Trade receivables..........................................................  $   9,551      6,522
Other receivables..........................................................      1,625      1,538
                                                                             ---------  ---------
                                                                             $  11,176      8,060
                                                                             ---------  ---------
                                                                             ---------  ---------

(4)  DUE FROM AFFILIATES AND TRANSACTIONS WITH RELATED PARTIES

    The amounts due from affiliates consist of amounts due from TKR Parent with respect to various non-interest bearing intercompany advances, including the net effect of expense allocations. Due to the fact that TKR Parent and the TKR New Jersey / New York Systems are under common control, the amounts due from affiliates have been classified as a component of combined deficit in the accompanying combined financial statements. Such amounts are due on demand.

    The TKR New Jersey / New York Systems are party to an agreement with TCI whereby the TKR New Jersey / New York Systems purchase certain pay and basic television programming from TCI at TCI's actual cost of such services. Charges for such services aggregated $32,419,000, $22,774,000 and $21,562,000 in 1996,
1995 and 1994, respectively.

    TKR Parent provides certain corporate general and administrative services and is responsible for the TKR New Jersey / New York Systems' operations and construction. Costs related to these services were allocated to the TKR New Jersey / New York Systems on a basis that is intended to approximate TKR Parent's proportionate cost of providing such services. The allocated costs for such services were $2,559,000, $2,522,000 and $2,234,000 in 1996, 1995 and 1994,
respectively, and are included in selling, general and administrative expenses. Although such allocations are not necessarily representative of the costs that the TKR New Jersey / New York Systems would have incurred on a stand-alone basis, management believes that the resulting allocated amounts are reasonable. Such amounts are included in due from affiliates in the accompanying combined financial statements.

    The intercompany advances and expense allocation activity in amounts due from affiliates consists of the following:

                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                 1996       1995       1994
                                                              ----------  ---------  ---------
                                                                   (AMOUNTS IN THOUSANDS)
Beginning of year...........................................  $  343,972    336,745    343,084
  Programming charges.......................................     (32,419)   (22,774)   (21,562)
  Administrative fees.......................................      (2,559)    (2,522)    (2,234)
  Cash transfers............................................      23,536     32,523     17,457
                                                              ----------  ---------  ---------
End of year.................................................  $  332,530    343,972    336,745
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    During 1996, the TKR New Jersey / New York Systems entered into various lease agreements with NJFT, which is 39.65% owned by Country Cable and 39.65% owned by KRC. The TKR New Jersey / New

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

York Systems lease certain fiber node space to NJFT, contingent on regulatory approval, through 10 year direct financing type leases as defined in Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The net investment in direct financing type leases is included in other assets, net. The components of the net investment in direct financing type leases at December 31, 1996 are as follows (amounts in thousands):

Minimum rentals receivable..........................................  $   4,247
Less unearned interest income.......................................      1,429
                                                                      ---------
Net investment in direct financing leases...........................  $   2,818
                                                                      ---------

    Minimum rentals receivable under existing leases as of December 31, 1996 are as follows (amounts in thousands):

1997................................................  $     464
1998................................................        464
1999................................................        464
2000................................................        464
2001................................................        464
Thereafter..........................................      1,927
                                                      ---------
                                                      $   4,247
                                                      ---------
                                                      ---------

(5)  DEBT

    The TKR New Jersey / New York Systems' loan agreement consists of an $800,000,000 unsecured revolving credit facility comprised of two sub facilities, a refinancing facility in the amount of $500,000,000, and an acquisition facility in the amount of $300,000,000. The proceeds of the acquisition facility were reserved to only be drawn upon in connection with the closing of the acquisition of Sammons Communications Inc. (note 8). The revolving credit facility's maximum commitment will be gradually reduced in increasing quarterly increments commencing December 31, 1998 in amounts ranging from 3.75% to 5% of the $800,000,000 maximum commitment level through its September 30, 2004 termination date. The TKR New Jersey / New York Systems may make partial prepayments in multiples of either $500,000 or $1,000,000 depending on the interest rate option selected by the TKR New Jersey / New York Systems. The TKR New Jersey / New York Systems have the option to permanently reduce the commitment level in an amount equal to $5,000,000 or whole multiples of $1,000,000 in excess thereof. The carrying amount of this debt approximates fair value due to the variable rate nature of this instrument.

    The interest rate on borrowings under this facility is subject to selection by the TKR New Jersey / New York Systems and is based on either the alternate base rate (the higher of the agent bank's prime rate or the Federal Funds rate plus 1/2%) or the Eurodollar rate, all plus an applicable margin. The applicable margin is determined based upon the maintenance of certain debt to cash flow ratios. Interest rates, including applicable margins, during 1996 under this credit facility ranged from approximately 6.1% to 6.6% per annum.

    The revolving credit facility requires an annual commitment fee, payable quarterly in arrears, at a rate ranging from 0.25% to 0.375% with respect to the refinancing facility and 0.125% with respect to the acquisition facility until the date of the initial borrowing, and thereafter at the refinancing facility's rate, as

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

defined. The applicable commitment fee rate is determined based upon the maintenance of certain debt to cash flow ratios, as defined. In addition, the TKR New Jersey / New York Systems paid a one-time facility fee of $3,483,000 in 1995 upon closing the revolving credit facility and an additional $1,245,000 fee in 1996 upon drawing on the acquisition facility. Such fees are being amortized to interest expense over the term of the facility.

    The most significant debt covenants of this credit facility limit additional borrowings, sales of assets and additional investments. In addition, the TKR New Jersey / New York Systems have agreed to maintain certain defined debt to cash flow, cash flow to debt service, and cash flow to interest expense ratios.

    The minimum mandatory principal repayments required as of December 31, 1996 based upon the current level of indebtedness under this credit facility are as follows (amounts in thousands):

2000..............................................  $  53,988
2001..............................................    120,000
2002..............................................    130,000
2003..............................................    160,000
2004..............................................    120,000
                                                    ---------
                                                    $ 583,988
                                                    ---------
                                                    ---------

    In addition, the credit facility requires that the TKR New Jersey / New York Systems enter into interest rate protection agreements for 50% of the outstanding borrowings under certain circumstances, as specified in the agreement. The TKR New Jersey / New York Systems are a party to an interest rate exchange agreement under which it pays, quarterly, a fixed rate of 7.09% on the notional principal amount of $100,000,000 in exchange for which the TKR New Jersey / New York Systems will receive 90 day LIBOR payments on a like amount. The effect of the exchange is to fix the interest rate on $100,000,000 of borrowings through October 1997. For the years ended December 31, 1996, 1995 and 1994, net payments pursuant to the interest rate protection agreements were $1,040,000, $1,484,000 and $1,086,000, respectively.

    At December 31, 1996, the estimated fair value of the aforementioned interest rate exchange agreement was $1,453,000. Such fair value was obtained from a dealer quote and represents the estimated amount that the TKR New Jersey / New York Systems would pay to terminate the agreement.

(6)  EMPLOYEE BENEFIT PLANS

    Employees of the TKR New Jersey / New York Systems may participate in various benefit plans (the "Plans") sponsored by TKR which cover certain qualified employees. Under one of these plans, TKR makes discretionary contributions each year, as determined by TKR's Management Committee, from any available TKR profits, as defined. Qualified employees may also participate in a 401(k) savings plan (the "401(k) Plan") sponsored by TKR. Employees may elect to contribute a portion of their wages to the 401(k) Plan, subject to certain limitations. TKR is not required to contribute a matching percentage contribution; however, TKR did contribute a portion of the employees' contribution up to a maximum of 3% for 1996, 1995 and 1994. Charges to the TKR New Jersey / New York Systems related to the Plans are allocated as described in note 4.

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(7)  INCOME TAXES

    No provision for income taxes has been recorded in the accompanying combined financial statements for the TKR New Jersey / New York Systems, except as explained below with respect to the operations of the Corporate Subsidiaries.

    Components of the provision for income tax benefit (expense) of the Corporate Subsidiaries are as follows:

                                                                          1996       1995       1994
                                                                        ---------  ---------  ---------
                                                                            (AMOUNTS IN THOUSANDS)
Current:
  Federal.............................................................  $    (158)      (113)      (605)
  State...............................................................        (46)       (33)      (177)
                                                                        ---------        ---        ---
                                                                             (204)      (146)      (782)
                                                                        ---------        ---        ---
Deferred:
  Federal.............................................................       (152)       372        (19)
  State...............................................................        (44)       108         (5)
                                                                        ---------        ---        ---
                                                                             (196)       480        (24)
                                                                        ---------        ---        ---
                                                                        $    (400)       334       (806)
                                                                        ---------        ---        ---
                                                                        ---------        ---        ---

    The actual provision for income taxes for 1996, 1995 and 1994 differs from the expected provision (computed by applying the U.S. corporate income tax rate of 34% to income before provision for income taxes) as follows:

                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
                                                                       (AMOUNTS IN THOUSANDS)
Computed "expected" provision for income taxes...................  $  (6,613)    (6,936)    (7,498)
Income from partnerships included in combined income included in
  Partners' income tax returns...................................      7,086      6,878      7,261
State income taxes, net of Federal income tax benefit............        (60)        50       (121)
Amortization of franchise costs not deductible...................        (57)       (57)       (57)
Other, net.......................................................       (756)       399       (391)
                                                                   ---------  ---------  ---------
                                                                   $    (400)       334       (806)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

                                                                              1996       1995
                                                                           ----------  ---------
                                                                                (AMOUNTS IN
                                                                                THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.......................................  $    3,418      1,788
  Investment tax credit carryforwards....................................         341        268
  Alternative minimum tax credit carryforwards...........................         666        959
                                                                           ----------  ---------
    Total gross deferred tax assets......................................       4,425      3,015
                                                                           ----------  ---------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
    depreciation.........................................................      (7,260)    (5,557)
  Franchise costs, principally due to differences in amortization........      (3,277)    (3,374)
  Other..................................................................        (500)      (500)
                                                                           ----------  ---------
    Total gross deferred tax liabilities.................................     (11,037)    (9,431)
                                                                           ----------  ---------
    Net deferred tax liability...........................................  $   (6,612)    (6,416)
                                                                           ----------  ---------
                                                                           ----------  ---------

    At December 31, 1996, the Corporate Subsidiaries have approximately $8,543,000 available in net operating loss carryforwards and approximately $341,000 in investment tax credit carryforwards for income tax purposes. Such carryforwards expire through the year 2011.

(8)  ACQUISITION

    In February 1996, the TKR New Jersey / New York Systems consummated a transaction to acquire certain cable television systems and franchise rights from Sammons Communications, Inc. for approximately $204,855,000, subject to adjustments, as defined. The TKR New Jersey / New York Systems financed $204,555,000 of the purchase price through the acquisition facility (note 5). This acquisition was accounted for under the purchase method of accounting and the results of operations of the acquired franchises have been included in the combined statements of earnings since the acquisition date. On a pro forma basis, the TKR New Jersey / New York Systems' revenue and net earnings would have been increased (decreased) by $7,088,000 and ($105,000), respectively, for the year ended December 31, 1996; and revenue and net earnings would have been increased (decreased) by $43,524,000 and ($770,000), respectively, for the year ended December 31, 1995 had the acquired systems been combined with the TKR New Jersey / New York Systems on January 1, 1995. The foregoing unaudited pro forma financial information is based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the TKR New Jersey / New York Systems operated the acquired systems since January 1, 1995.

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    The purchase price allocation, which was based on estimated fair market values at the acquisition date as determined by an independent appraisal, is as follows (amounts in thousands):

Property and equipment............................................  $  43,563
Accounts receivable...............................................      2,968
Investment in NJFT................................................      1,781
Franchise costs...................................................    158,508
Other assets......................................................         79
Accounts payable and accrued expenses.............................     (2,044)
                                                                    ---------
  Cash paid for acquisitions......................................  $ 204,855
                                                                    ---------
                                                                    ---------

(9)  COMMITMENTS AND CONTINGENCIES

    The TKR New Jersey / New York Systems have entered into certain pole rental agreements with various utility companies which can be terminated on minimum notice. Rental payments under such lease agreements aggregated $989,000, $963,000 and $991,000 in 1996, 1995 and 1994, respectively.

    The TKR New Jersey / New York Systems lease certain facilities and real property under noncancellable leases with original terms varying from one to ten years. Rental expense under such leases aggregated $1,075,000, $841,000 and $971,000 in 1996, 1995 and 1994, respectively. Certain rental payments will be adjusted in the future in accordance with changes in the consumer price index.

    Minimum annual rental commitments for the next five years for all noncancellable leases as of December 31, 1996 are as follows (amounts in thousands):

1997................................................  $   1,259
1998................................................      1,369
1999................................................      1,433
2000................................................      1,456
2001................................................      1,508
                                                      ---------
                                                      ---------

    As a result of the 1992 Cable Television Consumer Protection and Competition Act (the 1992 Cable Act), all of the TKR New Jersey / New York Systems' cable television systems are subject to regulation by local franchise authorities and/or the Federal Communications Commission (FCC). Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. The TKR New Jersey / New York Systems have been notified by certain franchise authorities that the rates charged for basic and programming service to subscribers during the period from September 1, 1993 to May 31, 1994 may have been in excess of the rates permitted by regulation. In November 1994, however, the FCC issued a Memorandum Opinion and Order which concluded that one of the TKR New Jersey / New York Systems' aforementioned cable television systems had effectively complied with the rate regulations. The TKR New Jersey / New York Systems believe that all of their other cable television systems had rate structures substantially identical to the one reviewed by the FCC in the above order. Accordingly, management of the TKR New Jersey / New York Systems believes that they do not have any material liability to refund amounts to customers as a result of the 1992 Cable Act.

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    Certain claims and lawsuits have been filed against the TKR New Jersey / New York Systems. Although it is reasonably possible that the TKR New Jersey / New York Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. The TKR New Jersey / New York Systems believe these claims will not have a material adverse effect on their financial statements.

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                  TCI NJNY           TKR NJNY
                                                                                  (NOTE 1)           (NOTE 1)
                                                                             ------------------  -----------------
                                                                             SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                                             ------------------  -----------------
                                                                                     AMOUNTS IN THOUSANDS
                                            ASSETS
Cash.......................................................................     $      3,726                911

Trade and other receivables, net...........................................           15,256             10,486

Property and equipment, at cost............................................          316,539            450,712
  Less accumulated depreciation............................................           18,507            140,222
                                                                                    --------           --------
                                                                                     298,032            310,490
                                                                                    --------           --------
Franchise costs............................................................          437,890            253,522
  Less accumulated amortization............................................            8,203             31,423
                                                                                    --------           --------
                                                                                     429,687            222,099
                                                                                    --------           --------
Other assets, at cost, net of amortization.................................            4,928              8,732
                                                                                    --------           --------
                                                                                $    751,629            552,718
                                                                                    --------           --------
                                                                                    --------           --------
                           LIABILITIES AND COMBINED EQUITY (DEFICIT)
Accounts payable and accrued expenses......................................     $      9,557             30,178
Debt.......................................................................          573,988            583,988
Deferred income taxes......................................................           13,166              6,612
                                                                                    --------           --------
    Total liabilities......................................................          596,711            620,778
                                                                                    --------           --------
Combined equity (deficit):
  Retained earnings........................................................           18,151            264,470
  Due to (from) affiliates, net (note 3)...................................          136,767           (332,530)
                                                                                    --------           --------
    Total combined equity (deficit)........................................          154,918            (68,060)
                                                                                    --------           --------
                                                                                $    751,629            552,718
                                                                                    --------           --------
                                                                                    --------           --------

       See accompanying notes to condensed combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1) CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMBINED EQUITY (DEFICIT)
                                  (UNAUDITED)

                                                                                 TCI NJNY            TKR NJNY
                                                                                 (NOTE 1)            (NOTE 1)
                                                                            ------------------  ------------------
                                                                            NINE MONTHS ENDED   NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1997  SEPTEMBER 30, 1996
                                                                            ------------------  ------------------

                                                                                     AMOUNTS IN THOUSANDS
Revenue...................................................................     $    158,334            136,718

Operating costs and expenses:
  Operating, selling, general and administrative (note 3).................           83,353             69,417
  Depreciation............................................................           18,507             22,118
  Amortization............................................................            8,668              3,170
                                                                                   --------           --------
                                                                                    110,528             94,705
                                                                                   --------           --------
    Operating income......................................................           47,806             42,013

Other income (expense):
  Interest expense........................................................          (28,934)           (24,206)
  Interest income and other, net..........................................              137                258
                                                                                   --------           --------
                                                                                    (28,797)           (23,948)
                                                                                   --------           --------
    Earnings before income tax expense....................................           19,009             18,065
Income tax expense........................................................             (858)              (379)
                                                                                   --------           --------
    Net earnings..........................................................           18,151             17,686
Combined equity (deficit):
  Beginning of period.....................................................          138,053            (91,348)
  Distributions...........................................................          --                  (6,452)
  Change in due to (from) affiliates, net.................................           (1,286)            11,389
                                                                                   --------           --------
  End of period...........................................................     $    154,918            (68,725)
                                                                                   --------           --------
                                                                                   --------           --------

       See accompanying notes to condensed combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                 TCI NJNY            TKR NJNY
                                                                                 (NOTE 1)            (NOTE 1)
                                                                            ------------------  ------------------
                                                                            NINE MONTHS ENDED   NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1997  SEPTEMBER 30, 1996
                                                                            ------------------  ------------------

                                                                                     AMOUNTS IN THOUSANDS
Cash flows from operating activities:
  Net earnings............................................................     $     18,151             17,686
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization.......................................           27,175             25,288
      Deferred income tax expense.........................................              858                196
      Changes in operating assets and liabilities, net of the effect of an acquisition:
          Change in receivables...........................................           (4,770)            (1,468)
          Change in other assets..........................................              521             (4,508)
          Change in accounts payable and accrued expenses.................          (20,621)             4,604
                                                                                   --------           --------
        Net cash provided by operating activities.........................           21,314             41,798
                                                                                   --------           --------
Cash flows from investing activities:
  Property and equipment additions........................................           (7,213)           (73,663)
  Additions to franchise costs............................................          --                  (2,146)
  Acquisition of cable systems............................................          --                (204,855)
                                                                                   --------           --------
        Net cash used in investing activities.............................           (7,213)          (280,664)
                                                                                   --------           --------
Cash flows from financing activities:
  Proceeds from debt......................................................          130,000            274,500
  Repayment of debt.......................................................         (140,000)           (30,000)
  Change in amounts due to (from) affiliates, net.........................           (1,286)            11,389
  Distributions...........................................................          --                  (4,193)
  Change in cash overdraft................................................          --                  (8,851)
                                                                                   --------           --------
        Net cash provided by (used in) financing activities...............          (11,286)           242,845
                                                                                   --------           --------
        Net increase in cash..............................................            2,815              3,979
        Cash at beginning of period.......................................              911             --
                                                                                   --------           --------
        Cash at end of period.............................................     $      3,726              3,979
                                                                                   --------           --------
                                                                                   --------           --------
Supplemental disclosure of cash flow information:
      Cash paid during the period for interest............................     $     33,032             27,739
                                                                                   --------           --------
                                                                                   --------           --------
      Non-cash distribution of assets.....................................     $    --                   2,259
                                                                                   --------           --------
                                                                                   --------           --------

       See accompanying notes to condensed combined financial statements.

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The accompanying condensed combined financial statements of the TKR New Jersey/New York Systems include the accounts of the cable television systems in and around Morris County, Elizabeth, Hamilton, Warren, Raritan and Parlin, New Jersey, and Rockland County, Ramapo and Warwick, New York. These systems are wholly-owned by TKR Cable Company, a general partnership, (together with its consolidated subsidiaries, "TKR"). TKR owns the cable television systems located in Ramapo and Warwick, New York through its two corporate subsidiaries (the "Corporate Subsidiaries"), TKR Cable Company of Ramapo, Inc. and TKR Cable Company of Warwick, Inc. The accounts of the Corporate Subsidiaries and the KRC/CCC Investment Partnership ("KRC/CCC IP"), an entity engaged in cable television advertising sales, are also included in the accompanying condensed combined financial statements of the TKR New Jersey/New York Systems.

    Prior to January 10, 1997, TKR and KRC/CCC IP were jointly owned and managed by Country Cable Co. ("Country Cable") and Knight-Ridder Cablevision, Inc. ("KRC"). Country Cable is an indirect wholly-owned subsidiary of Liberty Cable, Inc., which is a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"). Effective January 10, 1997, a subsidiary of Country Cable purchased KRC's 50% general partnership interests in TKR and KRC/CCC IP and certain other assets (the "Acquisition"). As a result, Country Cable indirectly owns 100% of TKR and KRC/CCC IP, including the TKR New Jersey/New York Systems. All significant intercompany transactions have been eliminated in combination in the accompanying condensed combined financial statements.

    In the following text, "TKR Parent" refers to TKR exclusive of the TKR New Jersey/New York Systems and the Corporate Subsidiaries.

    For financial reporting purposes, the Acquisition has been reported as if the effective date of such Acquisition was January 1, 1997. In the accompanying condensed combined financial statements and in the following text, TKR NJNY refers to the results of operations and financial position of the TKR New Jersey/New York Systems prior to the Acquisition, and TCI NJNY refers to the results of operations and financial position of the TKR New Jersey/New York Systems subsequent to the Acquisition. The "TKR New Jersey/New York Systems" refers to both TCI NJNY and its predecessor entity, TKR NJNY.

    As a result of the Acquisition, which was accounted for as a purchase, the condensed combined financial information for the period after the Acquisition is presented on a different cost basis than that for the period before the Acquisition and, therefore is not comparable. The condensed combined financial information for the period after the Acquisition date has been adjusted to reflect the allocation of the Acquisition purchase price based on the estimated fair values of the TKR New Jersey/New York Systems' net assets. In connection with such allocation, the TKR New Jersey/New York Systems' December 31, 1996 franchise costs and deferred income taxes were increased by $215,791,000 and $5,696,000, respectively, and retained earnings, other assets and property and equipment were decreased by $264,470,000, $2,818,000 and $1,164,000. The offsetting effect of such adjustments was reflected as a $470,583,000 adjustment to the intercompany amount due from affiliates. See note 3.

    The accompanying interim condensed combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1996.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPOSED MERGER TRANSACTION

    As of June 6, 1997, TCIC and Cablevision Systems Corporation ("Cablevision") entered into a definitive agreement, pursuant to which TCIC's ten New York metropolitan area cable television systems (the "Systems"), including the TKR New Jersey/New York Systems, will be contributed to Cablevision. In exchange, TCIC will receive approximately 12.2 million newly issued shares of Cablevision Class A common stock, which are expected to represent 33% of Cablevision's total shares outstanding. In addition, Cablevision will assume $669 million of the Systems' debt, comprised of all amounts outstanding under the bank credit facility of the TKR New Jersey/New York Systems and a portion of the intercompany amounts owed by the Systems to TCIC and its affiliates. Consummation of the transaction is subject to, among other matters, Cablevision shareholder and regulatory approvals. There is no assurance that such transaction will be consummated.

(3) TRANSACTIONS WITH RELATED PARTIES

    The amounts due to (from) affiliates consist of amounts due to TKR Parent with respect to various non-interest bearing intercompany advances, including the net effect of expense allocations. The amounts due to (from) affiliates, subsequent to the Acquisition, include the push down of the Acquisition purchase price. Due to the fact that TKR Parent and the TKR New Jersey/New York Systems are under common control, the amounts due to (from) affiliates have been classified as a component of combined equity (deficit) in the accompanying condensed combined financial statements. Such amounts are due on demand.

    The intercompany activity in amounts due to (from) affiliates consists of the following:

                                                                           SEPTEMBER 30,
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------

                                                                        AMOUNTS IN THOUSANDS
Beginning of period.................................................  $   138,053     (343,972)
  Programming charges...............................................       39,898       23,292
  Administrative fees...............................................        3,927        1,878
  Cash transfers....................................................      (45,111)     (13,781)
                                                                      -----------  -----------
End of period.......................................................  $   136,767     (332,583)
                                                                      -----------  -----------
                                                                      -----------  -----------

    Prior to the Acquisition, TKR Parent provided certain corporate general and administrative services and was responsible for the TKR New Jersey/New York Systems' operations and construction. Costs related to these services were allocated to the TKR New Jersey/New York Systems on a basis that was

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

intended to approximate TKR Parent's proportionate cost of providing such services. Subsequent to the Acquisition, certain subsidiaries of TCI provide administrative services to the TKR New Jersey/New York Systems and have assumed managerial responsibility of the TKR New Jersey/New York Systems' cable television system operations and construction. As compensation for these services, the TKR New Jersey/ New York Systems pay a monthly fee calculated on a per-customer basis. The allocated costs for such services were $3,927,000 and $1,878,000 for the nine months ended September 30, 1997 and 1996, respectively, and are included in operating, selling, general and administrative expenses. Although such allocations are not necessarily representative of the costs that the TKR New Jersey/New York Systems would have incurred on a stand-alone basis, management believes that the resulting allocated amounts are reasonable.

    The TKR New Jersey/New York Systems are a party to an agreement with TCI whereby the TKR New Jersey/New York Systems purchase certain pay and basic television programming from TCI at TCI's actual cost of such services. Charges for such services aggregated $39,898,000 and $23,292,000 for the nine months ended September 30, 1997 and 1996, respectively.

    During 1996, TKR NJNY entered into various lease agreements with New Jersey Fiber Technologies ("NJFT"), which is 39.65% owned by Country Cable and 39.65% owned by KRC. The TKR New Jersey/ New York Systems lease certain fiber node space to NJFT, contingent on regulatory approval, through 10 year direct financing type leases as defined in Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The net investment in direct financing type leases is included in other assets in the accompanying condensed combined financial statements.

(4) ACQUISITION

    In February 1996, TKR NJNY consummated a transaction to acquire certain cable television systems and franchise rights from Sammons Communications, Inc. for approximately $204,855,000, subject to adjustments, as defined. TKR NJNY financed $204,555,000 of the purchase price through an existing credit facility. Such acquisition was accounted for under the purchase method of accounting and the results of operations of the acquired franchises have been included in the combined statements of operations since the acquisition date.

    On a pro forma basis, TKR NJNY's revenue would have been increased by $7,088,000 and net earnings would have been decreased by $105,000 for the nine months ended September 30, 1996 had the acquired systems been combined with TKR NJNY on January 1, 1996.

(5) CONTINGENCIES

    As a result of the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), all of the TKR New Jersey/New York Systems' cable television systems are subject to regulation by the Board of Public Utilities (the "BPU") in New Jersey or the New York State Commission on Cable Television (or the local franchising authority if it opted out of the state regulatory scheme) in New York and/or the Federal Communications Commission (the "FCC"). Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain cable television services and equipment rental charges. The BPU has issued orders affecting some TKR New Jersey/New York Systems cable television systems in New Jersey finding that the rates charged for basic cable television service and certain equipment exceeded the allowable rates under the rules of the FCC. These orders are subject to appeal by the TKR New Jersey/New York Systems to the

                                                                     (CONTINUED)

                        TKR NEW JERSEY/NEW YORK SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

FCC on substantive, as well as procedural, grounds. In addition, the BPU has informally told the TKR New Jersey/New York Systems that additional issues not contained in the orders previously issued may be present in systems that are currently being reviewed. No orders, or requests for information, have been submitted to the TKR New Jersey/New York Systems on these issues. Management of the TKR New Jersey/New York Systems believes that the ultimate resolution of these issues will not have a material adverse effect on the financial statements of the TKR New Jersey/New York Systems.

    Certain claims and lawsuits have been filed against the TKR New Jersey/New York Systems. Although it is reasonably possible that the TKR New Jersey/New York systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. The TKR New Jersey/New York Systems believe these claims will not have a material adverse effect on their financial statements.

                                                                      APPENDIX A

                                                            FINAL EXECUTION COPY

                     AMENDED AND RESTATED CONTRIBUTION AND

                                MERGER AGREEMENT

                                     AMONG

                           TCI COMMUNICATIONS, INC.,

                        CABLEVISION SYSTEMS CORPORATION,

                             CSC PARENT CORPORATION

                                      AND

                             CSC MERGER CORPORATION

                            DATED AS OF JUNE 6, 1997

                               TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                      ---------

                                                           RECITALS

                                                           ARTICLE I
The Merger; Closings; Effective Time
  1.1.     The Merger...............................................................................................          2
  1.2.     Closings.................................................................................................          2
  1.3.     Effective Time...........................................................................................          2

                                                          ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Corporation
  2.1.     The Certificate of Incorporation.........................................................................          2
  2.2.     The By-Laws..............................................................................................          2

                                                          ARTICLE III
Officers and Directors of the Surviving Corporation; Contribution; Adjustment; Third-Party Consents;
  3.1.     Directors................................................................................................          3
  3.2.     Officers.................................................................................................          3
  3.3.     Contribution.............................................................................................          3
  3.4.     Net Adjusted Working Capital Adjustment..................................................................          6
  3.5.     Antidilution Adjustments.................................................................................          7
  3.6.     Failure to Receive Third Party Consents..................................................................          8

                                                          ARTICLE IV
Effect of the Merger on Capital Stock
  4.1.     Effect on Capital Stock..................................................................................          9
           (a)        Merger Consideration..........................................................................          9
           (b)        Cancellation of Shares and Parent Common Stock................................................          9
           (c)        Merger Sub....................................................................................          9
           (d)        Preferred Stock-i-............................................................................          9
  4.2.     Transfers................................................................................................          9
  4.3.     Dissenters' Rights.......................................................................................          9
  4.4.     Adjustments to Prevent Dilution..........................................................................          9

                                                           ARTICLE V
Representations and Warranties
  5.1.     Representations and Warranties of the Company............................................................         10
           (a)        Organization, Good Standing and Qualification.................................................         10
           (b)        Capital Structure; Acquired Assets; Indebtedness..............................................         10
           (c)        Corporate Authority; Approval.................................................................         11
           (d)        Governmental Filings; No Violations...........................................................         12
           (e)        Financial Statements..........................................................................         12
           (f)        Absence of Certain Changes....................................................................         13
           (g)        Litigation and Liabilities....................................................................         13
           (h)        Employee Benefits.............................................................................         14
           (i)        Compliance with Laws; Permits.................................................................         15
           (j)        Environmental Matters.........................................................................         16
           (k)        Tax Matters...................................................................................         17
           (l)        Taxes.........................................................................................         17

                                                                                                                        PAGE
                                                                                                                      ---------
           (m)        Labor Matters.................................................................................         18
           (n)        Contracts.....................................................................................         18
           (o)        No Liabilities as Guarantor...................................................................         18
           (p)        Notes and Accounts and Royalty Receivables....................................................         19
           (q)        Investments...................................................................................         19
           (r)        Insurance.....................................................................................         19
           (s)        Owned Real Property...........................................................................         19
           (t)        Leases........................................................................................         20
           (u)        Personal Property.............................................................................         20
           (v)        Intellectual Property.........................................................................         20
           (w)        Brokers and Finders...........................................................................         20
           (x)        Cable Television Franchises...................................................................         20
           (y)        Accredited Investor; Investment Intent........................................................         22
           (z)        Disclosure....................................................................................         22
  5.2      Representations and Warranties of CSC, Parent and Merger Sub.............................................         23
           (a)        Capitalization of Merger Sub and Parent.......................................................         23
           (b)        Organization, Good Standing and Qualification.................................................         23
           (c)        Capital Structure of CSC......................................................................         23
           (d)        Corporate Authority...........................................................................         24
           (e)        Governmental Filings; No Violations...........................................................         24
           (f)        CSC Reports; Financial Statements.............................................................         25
           (g)        Absence of Certain Changes....................................................................         25
           (h)        Litigation and Liabilities....................................................................         26
           (i)        Employee Benefits.............................................................................         26
           (j)        Compliance with Laws; Permits.................................................................         27
           (k)        Tax Matters...................................................................................         28
           (l)        Taxes.........................................................................................         28
           (m)        Labor Matters.................................................................................         28
           (n)        Insurance.....................................................................................         28
           (o)        Brokers and Finders...........................................................................         28
           (p)        Accredited Investor; Investment Intent........................................................         28
           (q)        Environmental Matters.........................................................................         28
           (r)        Intellectual Property.........................................................................         29
           (s)        Property......................................................................................         29
           (t)        Cable Television Franchises...................................................................         29
           (u)        Contracts.....................................................................................         31

                                                          ARTICLE VI
Covenants
  6.1.     CSC Interim Operations...................................................................................         31
  6.2.     Contributed Systems Interim Operations...................................................................         32
  6.3.     Information Supplied.....................................................................................         34
  6.4.     Stockholders Meeting; Parent Vote on Reorganization; Recommendation......................................         34
  6.5.     Filings; Other Actions; Notification.....................................................................         35
  6.6.     Taxation.................................................................................................         36
  6.7.     Access...................................................................................................         36
  6.8.     Certain Contracts........................................................................................         36
  6.9.     Stock Exchange Listing and De-listing....................................................................         36
  6.10.    Publicity................................................................................................         37
  6.11.    Benefits; Board Representation; Employees................................................................         37

                                                                                                                        PAGE
                                                                                                                      ---------
           (a)        Stock Options; Conjunctive Rights.............................................................         37
           (b)        Election to Parent's Board of Directors.......................................................         37
           (c)        Employees.....................................................................................         37
  6.12.    Expenses.................................................................................................         39
  6.13.    Indemnification; Directors' and Officers' Insurance......................................................         39
  6.14.    Preferred Shares.........................................................................................         39
  6.15.    Other Actions by the Parties.............................................................................         39
           (a)        Termination of Affiliated Agreements..........................................................         39
           (b)        Stockholders Agreement........................................................................         40
           (c)        Other Transactions............................................................................         40
           (d)        Certain Intellectual Property.................................................................         40
           (e)        Certain Environmental Matters.................................................................         40
           (f)        Further Actions...............................................................................         40
  6.16.    Parent, CSC and the Company Votes........................................................................         41
           Released Indebtedness and Fibertech Cash; Company Restructuring; Tax Sharing; Surety Liabilities; and
  6.17.
           Disclosure Updates.......................................................................................         41
           (a)        Released Indebtedness and Fibertech Cash......................................................         41
           (b)        Company Restructuring.........................................................................         41
           (c)        Tax Sharing Agreements........................................................................         42
           (d)        Surety Liabilities............................................................................         42
           (e)        Disclosure Updates and Supplements............................................................         42

                                                          ARTICLE VII
Conditions to Merger and Contribution
  7.1.     Conditions to Obligations to Effect the Merger...........................................................         42
           (a)        Stockholder Approval..........................................................................         42
           (b)        AMEX Listing..................................................................................         42
           (c)        Regulatory Consents...........................................................................         42
           (d)        Litigation....................................................................................         43
           (e)        S-4...........................................................................................         43
           (f)        Blue Sky Approvals............................................................................         43
           (g)        Consents Under Agreements.....................................................................         43
           (h)        Tax Opinion...................................................................................         43
           (i)        Contribution..................................................................................         43
  7.2.     Conditions to Each Party's Obligations to Effect the Contribution........................................         43
           (a)        Stockholder Approval..........................................................................         43
           (b)        Regulatory Consents...........................................................................         43
           (c)        Litigation....................................................................................         44
           (d)        Merger........................................................................................         44
           (e)        AMEX Listing..................................................................................         44
           (f)        Stockholders Agreement........................................................................         44
  7.3.     Conditions to Obligations of Parent to Effect Contribution...............................................         44
           (a)        Representations and Warranties................................................................         44
           (b)        Performance of Obligations of the Company.....................................................         44
           (c)        Consents Under Agreements.....................................................................         45
           (d)        Legal Opinion.................................................................................         45
           (e)        Contributed Systems Deliveries................................................................         45
           (f)        Resignations..................................................................................         45
           (g)        Company Restructuring.........................................................................         46
  7.4.     Conditions to Obligations of the Company to Effect Contribution..........................................         46

                                                                                                                        PAGE
                                                                                                                      ---------
           (a)        Representations and Warranties................................................................         46
           (b)        Performance of Obligations of CSC, Parent and Merger Sub......................................         46
           (c)        Consents Under Agreements.....................................................................         46
           (d)        Legal Opinion.................................................................................         46
           (e)        Tax Opinion...................................................................................         46
           (f)        Cash Flow Ratio...............................................................................         46
           (g)        Assumption of Liabilities.....................................................................         46

                                                         ARTICLE VIII
Termination
  8.1.     Termination by Mutual Consent............................................................................         47
  8.2.     Termination by Either CSC or the Company.................................................................         47
  8.3.     Termination by the Company...............................................................................         47
  8.4.     Termination by CSC.......................................................................................         47
  8.5.     Effect of Termination and Abandonment....................................................................         47

                                                          ARTICLE IX
Miscellaneous and General
  9.1.     Survival.................................................................................................         48
  9.2.     Modification or Amendment................................................................................         48
  9.3.     Waiver of Conditions.....................................................................................         48
  9.4.     Counterparts.............................................................................................         48
  9.5.     Governing Law and Venue; Waiver of Jury Trial............................................................         48
  9.6.     Notices..................................................................................................         49
  9.7.     Entire Agreement; No Other Representations...............................................................         49
  9.8.     No Third Party Beneficiaries.............................................................................         50
  9.9.     Obligations of CSC, Parent, TCI and the Company..........................................................         50
  9.10.    New York State and City Real Property Transfer Tax; Other Transfer Taxes; HSR Fee........................         50
  9.11.    Bulk Transfers; Further Assurances.......................................................................         50
  9.12.    Severability.............................................................................................         50
  9.13.    Interpretation...........................................................................................         50
  9.14.    Assignment...............................................................................................         51

Index of Defined Terms:.............................................................................................        I-1

Exhibits:
Exhibit A--(Terms of Reorganization Agreement)......................................................................        A-1
Exhibit B--(Form of Stockholders Agreement).........................................................................        B-1

Schedules:
Schedule 3.3(ii) (Asset Contributed Systems)........................................................................        S-1
Schedule 3.3(xii) (Contributed Subsidiaries)........................................................................        S-3
Schedule 3.5 (Issue Exceptions).....................................................................................        S-4

             AMENDED AND RESTATED CONTRIBUTION AND MERGER AGREEMENT

    AMENDED AND RESTATED CONTRIBUTION AND MERGER AGREEMENT (hereinafter called this "AGREEMENT"), dated as of June 6, 1997, among TCI Communications, Inc, a Delaware corporation (the "COMPANY"), Cablevision Systems Corporation, a Delaware corporation ("CSC"), CSC Parent Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of CSC ("PARENT"), and CSC Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB," and CSC and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

    WHEREAS, the parties hereto entered into a Contribution and Merger Agreement (the "ORIGINAL AGREEMENT") dated as of June 6, 1997 and now desire to amend and restate the Original Agreement as provided herein.

    WHEREAS, the respective boards of directors of each of CSC, Parent and Merger Sub have approved the merger of Merger Sub with and into CSC (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, after the execution and delivery of this Agreement, Parent and Charles F. Dolan and/or certain other equity holders in Subsidiaries of CSC may enter into the Partnership Contribution Agreement (the "PARTNERSHIP CONTRIBUTION AGREEMENT") relating to the acquisition by Parent of the partnership interests in Cablevision of New York City M.L.P. held by Charles F. Dolan and/or such other equity interest in Subsidiaries of CSC pursuant to which, among other things, the Partnership Contribution (as defined therein) would be consummated upon the terms and subject to the conditions set forth therein;

    WHEREAS, it is anticipated that CSC and Parent will enter into a Reorganization Agreement containing substantially the terms described in Exhibit A (the "REORGANIZATION AGREEMENT") pursuant to which, among other things, the Reorganization (as defined therein) may be consummated upon the terms and subject to the conditions set forth therein;

    WHEREAS, the respective boards of directors of each of CSC, Parent, and the Company have approved the contribution of all of the outstanding shares of Contributed Subsidiary Capital Stock and of certain assets to Parent and the acquisition of the Contributed Subsidiary Capital Stock and such assets and the assumption of certain liabilities by Parent upon the terms and subject to the conditions set forth in this Agreement (the "CONTRIBUTION");

    WHEREAS, the board of directors of Parent has approved the Stockholders Agreement substantially in the form attached as Exhibit B hereto (the "STOCKHOLDERS AGREEMENT") upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, as a condition and inducement to the Company's, CSC's, Parent's and Merger Sub's willingness to enter into this Agreement, the Class B Entities (as defined in the Voting Agreement), Tele-Communications, Inc., a Delaware corporation ("TCI"), CSC and Parent are entering into a voting agreement (the "VOTING AGREEMENT") pursuant to which, among other things, the Class B Entities shall agree to vote all Shares and shares of Parent Common Stock owned by them in favor of approval and adoption of this Agreement and the Merger, the approval of the share issuance in connection with the Contribution and the approval of the Charter Amendments (as defined therein) and the Class B Entities and TCI shall agree to enter into the Stockholders Agreement at the Contribution Closing;

    WHEREAS, it is intended that, for federal income tax purposes, the Merger and the Contribution shall qualify as an exchange governed by Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"); and

    WHEREAS, CSC, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CLOSINGS; EFFECTIVE TIME

    1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into CSC and the separate corporate existence of Merger Sub shall thereupon cease. CSC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of CSC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Sections 3.1 and 3.2. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

    1.2. CLOSINGS. The closings of each of the Merger (the "MERGER CLOSING") and the Contribution (the "CONTRIBUTION CLOSING," and, together with the Merger Closing, the "CLOSINGS") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the third business day on which the last to be fulfilled or waived of the conditions for the Merger and the Contribution (together, the "TRANSACTIONS"), as the case may be, set forth in Article VII (other than in each case those conditions that by their nature are to be satisfied at their respective Closings, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as CSC, the Company and Parent may agree in writing (the "CLOSING DATE").

    1.3. EFFECTIVE TIME. As of or as soon as practicable following the Merger Closing, CSC and Parent will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "EFFECTIVE TIME").

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

    2.1. THE CERTIFICATE OF INCORPORATION. The certificate of incorporation of CSC as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law, except that: (a) Article Fourth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 10,001,000 shares: (a) 1,000 shares of Common Stock, par value $1.00 per share; (b) 10,000,000 shares of Preferred Stock, par value $.01 per share ("PREFERRED STOCK"), 200,000 shares of which shall be designated as Series A Cumulative Convertible Preferred Stock ("SERIES A PREFERRED STOCK") and 200,000 shares of which shall be designated as Series B Cumulative Convertible Preferred stock ("SERIES B PREFERRED STOCK")."; and (b) Article First of the Charter shall be amended to read in its entirety as follows: "The name of the Corporation is CSC Holdings, Inc."

    2.2. THE BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III
                             OFFICERS AND DIRECTORS
                         OF THE SURVIVING CORPORATION;
                           CONTRIBUTION; ADJUSTMENT;
                             THIRD-PARTY CONSENTS;

    3.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

    3.2. OFFICERS. The officers of CSC at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

    3.3. CONTRIBUTION. On the terms and subject to the conditions set forth herein, at the Contribution Closing:

        (a) the Company agrees that it shall contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to Parent, free and clear of any Liens (other than Contributed System Permitted Liens), and Parent agrees that it shall accept and receive all of the Acquired Assets;

        (b) the Company agrees that it will transfer or cause to be transferred to Parent, and Parent agrees that it will acquire from the Company or the Person the Company causes to transfer to Parent, all of the Included Contributed Systems, including the franchises, assets and rights necessary to provide cable television services related thereto, by Parent acquiring all of the outstanding Contributed Subsidiary Capital Stock, free and clear of any Lien; and

        (c) Parent agrees that it (i) shall issue to the Company an aggregate consideration (the "STOCK CONSIDERATION") of 12,235,543 shares of Class A Common Stock, par value $.01 per share (the "PARENT CLASS A SHARES"), of Parent, subject to adjustment as provided in Section 3.4 and Section 3.5, and deliver to the transferors of the Acquired Assets and the Contributed Subsidiary Capital Stock a certificate or certificates representing such Parent Class A Shares as more specifically described on Schedules 3.3(ii) and 3.3(xii) and (ii) shall assume and agree to pay and shall discharge and perform as and when due the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, Parent shall not assume or be liable for, and the Company shall hold Parent harmless in respect of, any of the Excluded Liabilities.

    As used in this Agreement, the following terms shall have the following meanings:

        (i) "ACQUIRED ASSETS" means all of the properties, assets, privileges, rights, interests, claims and goodwill, real and personal, tangible and intangible, of every type and description, including leasehold interests or rights to possession, whether owned or leased or otherwise possessed, by the Contributed System Entities primarily relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date, whether now in existence or hereafter acquired prior to the Contribution Closing, including the Contributed Accounts, the Contributed Instruments, the Contributed Contracts, the Contributed Equipment, the Contributed Intellectual Property, the Contributed Inventory and the Contributed Real Property but excluding the Excluded Assets;

        (ii) "ASSET CONTRIBUTED SYSTEMS" means those cable television systems identified on Schedule 3.3(ii) as an "ASSET CONTRIBUTED SYSTEM";

        (iii) "ASSUMED LIABILITIES" means (i) all liabilities, obligations and commitments of the Contributed System Entities to the extent relating to or arising out of the business of the Asset Contributed Systems, whether before or after the Contribution Closing, including all liabilities, obligations and commitments arising before or after the Contribution Closing under the Contributed Instruments, the Contributed Contracts and the Contributed Intellectual Property; (ii) all of the Assumed Company Debt; and (iii) all other liabilities, obligations and commitments to the extent they are included as Liabilities, and an adjustment has been taken therefor, under
    Section 3.4(a), PROVIDED that Assumed Liabilities shall exclude the Excluded Liabilities;

        (iv) "CONTRIBUTED ACCOUNTS" means all accounts receivable, royalties receivable, marketable securities, deposits and prepaid expenses of the Contributed System Entities arising out of or relating to the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date;

        (v) "CONTRIBUTED CONTRACTS" means all Contracts of the Contributed System Entities primarily relating to or made in connection with the business of the Asset Contributed Systems, including, with respect to the Asset Contributed Systems, the Contributed System Cable Franchise Agreements and the Contributed System Leases;

        (vi) "CONTRIBUTED ENTITIES" means the Contributed Subsidiaries and their Subsidiaries;

        (vii) "CONTRIBUTED EQUIPMENT" means all tangible personalty; electronic devices; towers; trunk and distribution cable; decoders and spare decoders for scrambled satellite signals; amplifiers; power supplies; conduit; vaults and pedestals; grounding and pole hardware; installed subscriber's devices (including drop lines, converters, encoders, transformers behind television sets and fittings); "head-ends" and "Hubs" (origination, transmission and distribution system) hardware; tools; inventory; spare parts; maps and engineering data; vehicles; supplies, tests and closed circuit devices; furniture and furnishings; and all other tangible personal property and facilities owned or leased by the Contributed System Entities and primarily relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date;

        (viii) "CONTRIBUTED INSTRUMENTS" means all permits, licenses, franchises, variances, exceptions, orders, authorizations, consents, ordinances or licenses granted to the Contributed System Entities by any Governmental Entity and primarily in respect of or otherwise used in or held for use in connection with or required to carry out, the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date, including permits for wire crossings over or under highways, railroads, and other property; construction permits and certificates of occupancy; business radio, "Earth Station" and other FCC licenses; pole attachment and other Contracts with utilities; Contracts for the purchase, sale, receipt or distribution of news, data and microwave relay signals or for satellite services; and all other approvals, consents and authorizations of the Contributed System Entities relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date;

        (ix) "CONTRIBUTED INTELLECTUAL PROPERTY" means the Intellectual Property Rights of the Contributed System Entities primarily relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date, and the value associated therewith;

        (x) "CONTRIBUTED INVENTORY" means all inventory (as defined under GAAP) plus, without limitation, all supplies, all equipment held as maintenance inventory, all converters, all cables and all amplifiers owned or leased by the Contributed System Entities relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date;

        (xi) "CONTRIBUTED REAL PROPERTY" means all realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements of the Contributed System Entities relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as currently conducted and to be conducted in accordance with this Agreement prior to the Closing Date, including, with respect to the Asset Contributed Systems, the Contributed Systems Real Property and the Contributed Systems Leased Real Property;

        (xii)  "CONTRIBUTED SUBSIDIARIES"  means those Persons identified on
    Schedule 3.3(xii) as a "Contributed Subsidiary" owning, collectively, all of the Included Contributed Systems;

        (xiii) "CONTRIBUTED SUBSIDIARY CAPITAL STOCK" means 100% of the issued and outstanding equity interests (including capital stock and partnership interests) in the Contributed Subsidiaries;

        (xiv)  "CONTRIBUTED SYSTEM ENTITIES"  means those Persons listed on
    Schedule 3.3(ii) as a "Contributed System Entity" and also, as of immediately prior to the Contribution Closing, the Future Contributed System Entities;

        (xv) "CONTRIBUTED SYSTEMS" means the Included Contributed Systems and the Asset Contributed Systems;

        (xvi) "EXCLUDED ASSETS" means, with respect to any Contributed System, all: (A) programming Contracts (including cable guide Contracts) and retransmission consent Contracts (other than those listed in Section 5.1(n) of the Company Disclosure Letter); (B) insurance policies and rights and claims thereunder up to the Company's self-insured retention or deductible;
    (C) cash and cash equivalents subject to the adjustment for Net Adjusted Working Capital; (D) Contracts relating to national advertising sales representation, including Contracts with National Cable Communications or Cable Networks, Inc.; (E) bonds, letters of credit, surety instruments and other similar items; (F) trademarks, tradenames, service marks, service names, logos and similar proprietary rights other than those that are used exclusively with respect to the Acquired Assets; and (G) all commercial accounts relating to the provision by direct broadcast satellite of cable music services.

        (xvii) "EXCLUDED LIABILITIES" means all of the following liabilities, obligations and commitments: (v) those to be terminated pursuant to Section 6.15(a) (other than any liabilities, obligations or commitments to the extent they are included as Liabilities, and an adjustment has been taken therefor, under Section 3.4(a)); (w) those relating to the officers, directors or employees of the Company or any of its Subsidiaries that are not Hired Employees; (x) those arising as a result of a breach by TCI or the Company of any of its representations, warranties, covenants, agreements or obligations under this Agreement but only to the extent that such representations, warranties, covenants, agreements or obligations survive the consummation of the Transactions as provided in Section 9.1; (y) any Indebtedness to be released pursuant to Section 6.17(a); and (z) those relating to the Excluded Assets;

        (xviii) "FUTURE CONTRIBUTED SYSTEM ENTITIES" means those corporations to be formed to receive the Asset Contributed Systems pursuant to and in accordance with the Company Restructuring prior to the Contribution Closing;

        (xix) "INCLUDED CONTRIBUTED SYSTEMS" means those cable television systems identified on Schedule 3.3(xviii) as an "Included Contributed Systems";

        (xx) "LIEN" means any mortgage, pledge, lien, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, tax lien (as used in Section 6321 of the Code or similarly by any state, local or foreign tax authority), charge or other similar restriction, title retention agreement, option, easement, covenant, encroachment or other adverse claim; and

        (xxi) "PERSON" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

    3.4. NET ADJUSTED WORKING CAPITAL ADJUSTMENT. (a) Within 90 days following the Contribution Closing, Parent shall prepare, or cause to be prepared, and deliver to the Company a Closing Date consolidated balance sheet relating to both the Asset Contributed Systems and the Contributed Entities (the "CLOSING BALANCE SHEET"), which shall set forth the consolidated assets and liabilities of the Contributed Entities and Acquired Assets and Assumed Liabilities and the Net Adjusted Working Capital as of the Closing Date, shall be prepared in accordance with the principles and methods applied to the Proxy Financial Statements and shall be accompanied by reasonably detailed information supporting the numbers set forth therein. For this purpose, in no event will purchase accounting adjustments relating to the Contribution Closing be made to the Closing Balance Sheet. For the purpose of this Agreement: (i) "CURRENT ASSETS" means the aggregate amount of cash, marketable securities, deposits, active subscriber accounts receivables that are no more than 90 days past due (based on date of invoice) for those subscribers who have been subscribers and have paid for at least one entire billing cycle and prepaid expenses and advertising sales accounts receivables for all such receivables, net of reserves for doubtful accounts, each as reflected as current assets on a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with that applied in the preparation of the Proxy Financial Statements, except that the Fibertech Cash and any Excluded Assets shall not be included; (ii) "LIABILITIES" means the aggregate amount of any and all liabilities (current and long term and whether or not contingent) reflected as liabilities on a balance sheet prepared in accordance with GAAP applied in a manner consistent with that applied in preparation of the Proxy Financial Statements, except that the Assumed Company Debt, the Surety Liabilities, any Excluded Liabilities and any other liability or obligation terminated pursuant to Section 6.15(a) without any liability or obligation to any Contributed Entity or any Asset Contributed System after the Contribution Closing shall not be included; and (iii) "NET ADJUSTED WORKING CAPITAL" equals (x) the Current Assets minus (y) the sum of the Liabilities and the amount by which the total of the Surety Liabilities exceeds $10,000,000.

    (b) The Company and the Company's accountants shall, within 30 days after the delivery by Parent of the Closing Balance Sheet and the information required to be delivered with the Closing Balance Sheet, complete their review of the Net Adjusted Working Capital derived from the Closing Balance Sheet. In the event that the Company determines that the Net Adjusted Working Capital has not been determined on the basis set forth in Section 3.4(a) and this Section 3.4(b), the Company shall inform Parent in writing (the "COMPANY'S OBJECTION"), setting forth a specific description of the basis of the Company's Objection and the adjustments to the Net Adjusted Working Capital that the Company believes should be made, on or before the last day of such 30-day period. Parent shall then have 20 days to review and respond to the Company's Objection. If Parent and the Company are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 10 days following the completion of Parent's review of the Company's Objection, they shall refer their remaining differences to KPMG Peat Marwick (or its successor) or another internationally recognized firm of independent public accountants as to which the Company and Parent mutually agree (the "CPA FIRM"), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 3.4(a) and this Section 3.4(b), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Net Adjusted Working Capital, as derived from the Closing Balance Sheet, requires adjustment. The parties shall instruct the CPA Firm to deliver its written determination to Parent and the Company no later than the twentieth day after the remaining differences underlying the Company's Objection are referred to the

CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Parent and the Company and shall not be subject to appeal. The fees and disbursements of the CPA Firm shall be paid by the Person whose estimate of Net Adjusted Working Capital differs the most from that ultimately determined by the CPA Firm. Parent and the Company shall (and Parent shall cause the Contributed Entities to) make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Financial Statements and Closing Balance Sheet and all other items reasonably requested by the CPA Firm. The "ADJUSTED CLOSING BALANCE SHEET" shall be (i) the Closing Balance Sheet in the event that (x) the Company's Objection is not delivered to Parent during the 30-day period specified above or (y) the Company and Parent so agree, (ii) the Closing Balance Sheet, adjusted in accordance with the Company's Objection, in the event that Parent does not respond to the Company's Objection within the 20-day period following receipt by Parent of the Company's Objection, or (iii) the Closing Balance Sheet, as adjusted by either (x) the agreement of the Company and Parent or (y) the CPA Firm. In the event that the adjustment of the Closing Balance Sheet pursuant to this Section 3.4(b) discloses that it is appropriate to include an item in the calculation of Net Adjusted Working Capital that had been omitted from the Closing Balance Sheet or to omit an item in the calculation of Net Adjusted Working Capital that had been included in the Closing Balance Sheet, Parent shall prepare a revised Closing Balance Sheet including or omitting such item, as the case may be, as at the date thereof.

    (c) Within five business days following issuance of the Adjusted Closing Balance Sheet, the payments payable pursuant to this Section 3.4(c) shall be paid by wire transfer of immediately available funds to a bank account designated by Parent or the Company, as the case may be, together with interest thereon (at the prime rate of interest of Citibank N.A. in effect on the Closing
Date) from and including the Closing Date and up to but not including the date of payment. If the Net Adjusted Working Capital is more than zero, Parent will make a payment to the Company in the amount by which the Net Adjusted Working Capital exceeds zero, as derived from the Adjusted Closing Balance Sheet. If the Net Adjusted Working Capital is less than zero, the Company will make a payment to Parent in the amount by which the Net Adjusted Working Capital is less than zero, as derived from the Adjusted Closing Balance Sheet. Any adjustment payment in respect of Net Adjusted Working Capital required to be made by Parent to the Company will be subject to set-off to the extent of any failure by the Company to comply with Section 6.15(a), Section 6.17(a) or Section 6.17(d). In the event that the aforementioned set-off is insufficient to fully compensate Parent due to any failure by the Company to comply with Section 6.15(a), Section 6.17(a) or
Section 6.17(d), the Company shall make a payment to Parent in the amount equal to such insufficient amount.

    3.5. ANTIDILUTION ADJUSTMENTS. If, between the date of this Agreement and the Contribution Closing, CSC or Parent issues from time to time any Shares or shares of Parent Common Stock other than in full or partial satisfaction of the obligations ("ISSUE EXCEPTIONS") that are described on Schedule 3.5 then, upon any such issue, the number of Parent Class A Shares comprising the Stock Consideration shall be adjusted (to be either increased or decreased) in accordance with the following formula:

X'             =      1,419,322,988
                      ------------
                           C'

where:

X'             =      the adjusted aggregate number of Parent Class A Shares comprising the Stock
                      Consideration immediately following such issue (rounded to the nearest whole share);

O              =      the number of Shares or shares of Parent Common Stock outstanding immediately prior to such issue;

I              =      the aggregate number of Shares or shares of Parent Common Stock to be issued in such issue;

C              =      initially $116, and following any antidilution adjustment the C' from the immediately preceding antidilution calculation;

P              =      the price per Share of the Shares or shares of Parent Common Stock to be issued in such issue calculated by reference, as the case may be, to (i) the aggregate amount of the principal of, interest on, fees and any other amount in respect of the indebtedness that is paid, redeemed or satisfied in such issue or (ii)
                      the aggregate amount of the liquidation value of, dividends on, and any other amount in respect of the Preferred Shares that is paid, redeemed or satisfied in such issue; and
C'             =      V+V';
                      O + I

V              =      C x O; and

V'             =      P x I.

    3.6. FAILURE TO RECEIVE THIRD PARTY CONSENTS. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any approval, instrument or Contract, or any claim, right or benefit arising thereunder or arising therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would be void or constitute a breach or violation thereof or affect adversely any of the rights or obligations of Parent thereunder; and any transfer or assignment to Parent of any interest under any such approval, instrument or Contract that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event that any such consent or approval is not obtained on or prior to the Closing Date, the Company
(i) shall use its commercially reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained and (ii) shall cooperate with Parent in any lawful arrangement designed to provide Parent or its Subsidiaries, as the case may be, with the full economic benefits under any such approval, instrument or Contract, including performance by the Company or its Affiliates, as the case may be, as an agent, or in a similar role, for Parent or its Subsidiaries, as the case may be, PROVIDED that Parent shall undertake to pay or satisfy (or cause the payment or satisfaction of) the corresponding liabilities for the enjoyment or such benefit only to the extent Parent would have been responsible therefor hereunder if such consent or approval had been obtained prior to the Closing Date. No party hereto shall be required to pay any material payments, agree to any material restrictions on its or any of its affiliates' business or commence or pursue any litigation in order to comply with this Section 3.6. Nothing in this
Section 3.6 shall be deemed a waiver or modification by Parent of its right to receive an effective assignment and transfer of all of the Acquired Assets, nor shall this Section 3.6 be deemed to constitute an agreement to exclude from the Acquired Assets any approvals, instruments or Contributed Contracts described in this Section or to require the obtaining of any consent or approval not otherwise required to be obtained under the terms of this Agreement.

                                   ARTICLE IV
                     EFFECT OF THE MERGER ON CAPITAL STOCK

    4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of CSC, Parent or Merger Sub:

        (a) MERGER CONSIDERATION. Each share of the Class A Common Stock, par value $.01 per share ("CSC CLASS A SHARES"), of CSC and each share of Class B Common Stock, par value $.01 per share ("CSC CLASS B SHARES"), of CSC (each, a "SHARE" and, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by CSC, Parent, Merger Sub or any other direct or indirect subsidiary of CSC (collectively, the "PARENT COMPANIES"), excluding in each case those Shares held on behalf of third parties (collectively, the "EXCLUDED SHARES")) shall be converted into and become exchangeable for (the "MERGER CONSIDERATION") one Parent Class A Share (in the case of CSC Class A Shares) or one share of Class B Common Stock, par value $.01 per share (a "PARENT CLASS B SHARE"), of Parent (in the case of CSC Class B Shares) (the Parent Class A Shares and the Parent Class B Shares are together referred to herein as the "PARENT COMMON STOCK"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter be deemed for all purposes to represent the number of shares of Parent Common Stock into which such Shares were converted pursuant to this Section 4.1.

        (b) CANCELLATION OF SHARES AND PARENT COMMON STOCK. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies (other than Shares that are in each case owned on behalf of third parties) and each share of Parent Common Stock owned by any of the Parent Companies shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        (d) PREFERRED STOCK. Each share of Series C Cumulative Preferred Stock, par value $.01 per share, Series D Cumulative Preferred Stock, par value $.01 per share, 11 3/4% Series H Redeemable Exchangeable Preferred Stock, par value $.01 per share, 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, and 11 1/8% Series M Redeemable Exchangeable Preferred Stock, par value $.01 per share, of CSC (collectively, the "PREFERRED SHARES") issued and outstanding at the Effective Time shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as provided by the amended and restated certificate of incorporation of CSC, as amended.

    4.2. TRANSFERS. After the Effective Time, if Certificates are presented to the Surviving Corporation or to Parent they shall be canceled and exchanged for certificates representing the Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 4.1.

    4.3. DISSENTERS' RIGHTS. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares or Preferred Shares in connection with the Merger.

    4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that CSC changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or stock distribution, recapitalization, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Stock Consideration shall be equitably adjusted taking into account, in the case of the Stock Consideration, any adjustment made pursuant to Section 3.5.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to CSC, Parent and Merger Sub that:

    (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Contributed Entities, the Contributed System Entities and the Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Contributed Systems Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company's and the Contributed Entities' respective certificates of incorporation and by-laws or comparable governing instruments, each as amended to date. The Company's and the Contributed Entities' respective certificates of incorporation and by-laws or comparable governing instruments so delivered are in full force and effect. TCI owns directly all of the outstanding Common Stock of the Company, and the Company is TCI's principal cable property holding company. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where each of the Contributed Subsidiaries is and each of the Contributed System Entities is or, if Future Contributed System Entities, will be as of the Contribution Closing organized and qualified to do business.

        As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to the Company, any Contributed Entity, CSC, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries (it being agreed that until the Effective Time, Parent shall be deemed a Subsidiary of CSC for all purposes hereunder) and (ii) "CONTRIBUTED SYSTEMS MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of all of the Contributed Systems, taken as a whole, excluding any such effects proximately caused by CSC or Parent or any of their respective Subsidiaries.

    (b) CAPITAL STRUCTURE; ACQUIRED ASSETS; INDEBTEDNESS. (i) The authorized and outstanding capital stock of each Contributed Entity is set forth in Section 5.1(b) of the Company Disclosure Letter. All of the outstanding shares of capital stock in each of the Contributed Entities have been duly authorized and are validly issued, fully paid and nonassessable and are owned beneficially and of record by a direct or indirect Subsidiary of the Company, free and clear of any Lien. Except as required to consummate the Company Restructuring, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Contributed Entities or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Contributed Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No Contributed Entity has any shares of capital stock reserved for issuance. No Contributed Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or to convert into or be exercised or exchanged for securities having the right to vote) ("VOTING DEBT") with the stockholders of any Contributed Entity on any matter. There are no voting trusts, proxies, or other commitments or understandings, restrictions or arrangements of any kind in favor of any Person with respect to the voting of, or the right to participate in dividends or other earnings on, any securities or other ownership interests of any Contributed Entity. Each of the Contributed System Entities is or, if a Future Contributed System Entity, will be as of the Contribution Closing a Subsidiary of the Company. All of the Asset Contributed Systems are owned and operated within, and all of the Acquired Assets and Assumed Liabilities are contained within, the Contributed System Entities.

        (ii) The Acquired Assets, taken as a whole, constitute and will constitute all the properties, assets, privileges, rights, and interests of the Company and its Subsidiaries relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems as of the date hereof and as of immediately after the Contribution Closing, except to the extent that Excluded Assets may relate to, be used in or held for use in connection with or otherwise be required to carry on such business.

       (iii) Section 5.1(b) of the Company Disclosure Letter, which shall be supplemented on the third business day before the Closing Date in accordance with Section 6.17(e), sets forth all of the outstanding Indebtedness of each of the Contributed System Entities (including the Future Contributed System Entities as of the Contribution Closing) and each of the Contributed Entities, the maturity thereof and the interest rate thereon, except for the Assumed Company Debt, which is set forth to the best approximation by the Company as of the date hereof and shall be set forth in exact amounts on the third business day prior to the Closing Date. As used in this Agreement, the term "INDEBTEDNESS" means, without duplication, any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto), but excluding reimbursement obligations under any surety bond and reimbursement obligations and letters of credit and other forms of surety for cable franchises and other operating agreements, (ii) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes a trade payable arising in the ordinary course of business, (iii) any obligation of a Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with GAAP, and the amount of such obligation constituting Indebtedness shall be the amount so required to be accounted for as a liability, (iv) under any other agreement related to the fixing or exchanging of interest rates on any Indebtedness described above, such as an interest swap, cap or collar agreement, or (v) guarantees of items of other Persons which would be included within this definition of Indebtedness for such other Persons (whether or not the guarantee would appear on a balance sheet of such other Person). The aggregate amount of liabilities, whether or not contingent, in respect of reimbursement obligations and letters of credit and other forms of surety for cable franchises and other operating agreements, excluding reimbursement obligations under any surety bonds (collectively, the "SURETY LIABILITIES") does not exceed $10,000,000.

        (c) CORPORATE AUTHORITY; APPROVAL. (i) Each of the Company and TCI has (and as of the Contribution Closing each Contributed System Entity will have) all requisite corporate power and authority and has taken (or, in the case of the Contributed System Entities, as of the Contribution Closing will have taken) all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Contribution (it being understood that, for the purposes of this Agreement, consummation of the Contribution shall include consummation of the transactions contemplated by the Company Restructuring). This Agreement is a valid and binding agreement of the Company and TCI enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

        (ii) The board of directors of each of the Company and TCI has approved this Agreement and the Contribution. No approval of the stockholders of the Company or of TCI is required for the effectiveness, validity or enforceability of this Agreement or the transactions contemplated hereby.

    (d) GOVERNMENTAL FILINGS; NO VIOLATIONS. (i) Other than the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and except as set forth in Section 5.1(d) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental, regulatory or self-regulatory (including a sports league) authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Contribution and the performance of its other obligations hereunder, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Contributed Systems Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement.

    (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Contribution and the performance of its other obligations hereunder will not, constitute or result in
(A) a breach or violation of, or a default under, the respective certificates of incorporation or by-laws of the Contributed System Entities, the Contributed Entities or the Company or the comparable governing instruments of any of the Contributed System Entities or any of the Contributed Entities, (B) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on the assets of the Contributed Entities, the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, franchise, permit, concession, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon the Contributed Entities, the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Contributed Entities, the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Contributed Systems Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Contracts of the Contributed Entities, the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the Contribution and the other transactions contemplated by this Agreement (whether or not subject to the material adverse effect or materiality exception set forth with respect to clauses (B) and (C) above), other than any such Contract (x) the amount that could be paid or received thereunder after the Audit Date does not exceed $100,000 per annum and $250,000 in the aggregate or (y) that is terminable by any of the Contributed System Entities or by any of the Contributed Entities without penalty on less than 60 days' notice.

    (e) FINANCIAL STATEMENTS. The Company has delivered to Parent and CSC complete and correct copies of each of the financial statements listed in
Section 5.1(e) of the Company Disclosure Letter (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present, in all material respects, the financial position of each of the Contributed Systems as of the respective date indicated and the financial position and results of operations, as the case may be, of each of the Contributed Systems for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except for the omission of statements of retained earnings, changes in cash flows and financial positions and except for the omission of notes and normal year-end adjustments. The Proxy Financial Statements (including the related notes and schedules) to be delivered to CSC by the Company will fairly present, in all material respects, the consolidated financial position of the Contributed Systems as of the respective dates indicated and the consolidated financial position and results of operations, retained earnings, changes in financial position and cash flows, as the case may be, of the Contributed Systems for the periods set forth therein (subject, in the case of unaudited statements) to notes and normal year-end audit adjustments that will not individually or in the aggregate be material in amount or effect, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The financial positions and results of operations reflected in the Proxy Financial Statements, when delivered, will not differ in any material respect from that reflected in the Financial Statements for the same periods involved (other than any purchase accounting adjustments and accruals for Taxes which were not reflected in the Financial Statements).

    (f)  ABSENCE OF CERTAIN CHANGES.  Since March 31, 1997 (the "AUDIT DATE"):
(i) the Company, the Contributed System Entities and the Contributed Entities have conducted their respective businesses relating to the Contributed Systems only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses; and (ii) there has not been (I) any change in the financial condition, properties, business or results of operations of any of the Contributed Entities or the Contributed Systems or any event or development or combination of events or developments that, individually or in the aggregate, has had or is reasonably likely to have a Contributed Systems Material Adverse Effect (it being acknowledged and agreed that, for the purposes of this Agreement, knowledge or awareness of the Company shall include the knowledge or awareness of the Company, of the Contributed Entities and of any of the Contributed System Entities); PROVIDED, HOWEVER, that any such effect resulting from any change (x) in law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to both CSC and the Contributed Systems or (y) in economic or business conditions generally or in the cable industry specifically shall not be considered when determining if a Contributed Systems Material Adverse Effect has occurred; (II) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries with respect to the Contributed Systems, whether or not covered by insurance; (III) except as required to consummate the Company Restructuring, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of any of the Contributed System Entities or any of the Contributed Entities, except for cash dividends (excluding any dividend of any Fibertech Cash) or other dividends or distributions on its capital stock set forth in Section 5.1(f) of the Company Disclosure Letter; or (IV) any change in accounting principles, practices or methods used by the Contributed Entities or used with respect to the Contributed Systems. Since the Audit Date, there has not been any material increase in the compensation payable or that could become payable by the Contributed Entities or the Contributed System Entities to officers or key employees of the Contributed Systems other than periodic or merit increases consistent with past practice or bonus payments that will not be the responsibility of or require any payment by Parent or any of its Subsidiaries (including, after the Contribution Closing, the Contributed Entities) or any amendment of any of the Compensation and Benefit Plans or the adoption of any new benefit plan or arrangement.

        (g) LITIGATION AND LIABILITIES. Except as set forth in Section 5.1(g) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against any of the Contributed Entities or Contributed System Entities or against any of their respective "AFFILIATES" (as defined in Rule 12b-2 under the Exchange Act) relating directly or indirectly to any of the Contributed Entities or the Contributed Systems or their respective businesses or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of any of the Contributed Entities or Contributed Systems except, in the case of either clause (i) or (ii) above, for those that are not, individually or in the aggregate, reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement.

        (h) EMPLOYEE BENEFITS. (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers current or former employees or directors of the Contributed Entities or of the Company or its Subsidiaries relating to the Contributed Systems and is in effect on the date hereof, other than "multiemployer plans" within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (such plans, agreements, policies and arrangements, the "COMPENSATION AND BENEFIT PLANS"), and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter to the extent that there would be any liability to or payment required by Parent or any of its Subsidiaries (including after the Contribution Closing, the Contributed Entities) thereunder.

        (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable Laws, including the Code and ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any of the Contributed Entities to or otherwise cause the Contributed Systems to incur a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

       (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any of the Contributed Entities or of the Contributed Systems with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Contributed Entities and, with respect to the Contributed Systems, the Contributed System Entities have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities or the Company or its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities pursuant to Section 401(a)(29) of the Code.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities under each Compensation and Benefit Plan that is a multiemployer plan, determined as if a "complete withdrawal" within the meaning of Section 4203 of ERISA had occurred as of the date hereof, does not exceed $100,000.

        (vi) None of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities has any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Contributed Entities and, with respect to the Contributed Systems, the Contributed System Entities may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

       (vii) Except as expressly contemplated by Section 6.11(c), the consummation of the Contribution and the other transactions contemplated by this Agreement will not (x) entitle any current or former employees or directors ("EMPLOYEES") of the Contributed Entities or, with respect to the Contributed Systems, the Contributed System Entities to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result, in any material respect, in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

        (i) COMPLIANCE WITH LAWS; PERMITS. The businesses of each of the Contributed Systems Entities and the Contributed Entities have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, franchise, license or permit of any Governmental Entity (collectively, "LAWS"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to any of the Contributed Entities or the Contributed Systems is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct such investigation or review except any investigations or reviews that are not, individually or in the aggregate, reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement. To the knowledge of the Company, no material change is required in any of the Contributed Systems' processes, properties or procedures in connection with any such Laws, and none of the Company, the Contributed Entities or the Contributed Systems has received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof except for such noncompliance that is not, individually or in the aggregate, reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement. Each of the Contributed Entities and the Contributed Systems has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct the businesses of its respective Contributed Systems as presently conducted, except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement.

        (j) ENVIRONMENTAL MATTERS. Except as set forth in Section 5.1(j) of the Company Disclosure Letter, and for such matters that, individually or in the aggregate, are not reasonably likely to have a Contributed Systems Material Adverse Effect: (i) all of the Contributed System Entities with respect to the Asset Contributed Systems and the Contributed Entities have complied at all times with all applicable Environmental Laws; (ii) the properties currently owned or operated by any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities were not contaminated with Hazardous Substances during the period of ownership or operation by any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities; (iv) none of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities is or has been subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities has been associated with any release or threat of release of any Hazardous Substance;
    (vi) none of the Company or any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities may be in violation of or liable under any Environmental Law; (vii) none of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities is or has been subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity, or is subject to any indemnity or other agreement with any third party, regarding compliance or liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no circumstances or conditions involving any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities pursuant to any Environmental Law; (ix) none of the properties of any of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities contain or has contained any underground storage tanks or any Hazardous Substances; (x) none of the Contributed System Entities with respect to the Asset Contributed Systems or the Contributed Entities has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances; and (xi) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, permits, government filings and other environmental information in its possession or reasonably available to it relating to any of the Contributed System Entities with respect to the Asset Contributed Systems or any of the Contributed Entities current or former properties or operations; and (xii) the indemnity with respect to environmental matters at the Mamaroneck, New York site referred to in Section 5.1(j) of the Company

    Disclosure Letter is in favor of a Contributed Entity and will not be affected by the Contribution Closing.

        As used herein: the term "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and the Occupational Safety and Health Act, in each case, as amended, and any other federal, state, local or foreign law, statute, ordinance, regulation, judgment, common law, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property; and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

        (k) TAX MATTERS. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger or the Contribution from qualifying as an exchange governed by Section 351 of the Code.

        (l) TAXES. (i) (A) Except as set forth in Section 5.1(l) of the Company Disclosure Letter, all Company Tax Returns that are required to be filed by or with respect to the Company's Group, including the Contributed Entities, have been duly and timely filed (taking into account an extension of time within which to file) and all such filed Company Tax Returns are accurate and complete in all material respects; and (B) all Company Taxes (as defined below) shown to be due on the Company Tax Returns referred to in clause (A) have been paid in full, and all Company Taxes required to be withheld from amounts owing to any employee, creditor or third party have been withheld, except in each case with respect to matters contested in good faith.

        (ii) None of the Contributed Entities, CSC, Parent or any Affiliate of CSC will be required to make or fund any payment to an individual that would be a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future) as a result of the Contribution.

       (iii) Except as set forth in Section 5.1(l) of the Company Disclosure Letter, none of the Contributed Entities or the Asset Contributed Systems is a party to or bound by, or has any obligation under, any tax sharing or similar Contract.

        (iv) As used in this Agreement: (A) "COMPANY'S GROUP" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company or any predecessor of or successor to the Company (or another such predecessor or successor); (B) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; (C) the term "COMPANY TAX" means any Tax imposed on the income, properties or operations of any Contributed Entity or Contributed System Entity with respect to the Asset Contributed Systems (or predecessor entity) or any other member of the Company's Group; and (D) the term "COMPANY TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.

        (m) LABOR MATTERS. Except as set forth in Section 5.1(m) of the Company Disclosure Letter: (i) The business of each of the Contributed Systems and of each of the Contributed Entities is operating and has been operated in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, where applicable, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), any such applicable Laws respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor-management relations and unemployment insurance) of any Governmental Entity, except where the same, individually or in the aggregate, is not reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated hereby, and none of the Contributed Systems or Contributed Entities is engaging in any unfair labor practice.

        (ii) There is no labor strike, dispute, walkout, work stoppage, slow-down or lockout pending or, to the knowledge of the Company, threatened with respect to any of the Contributed Entities or Contributed Systems, and none of the Contributed Systems or Contributed Entities is experiencing any work stoppage or, to the knowledge of the Company, any other labor difficulty or dispute or any union organizing effort by or respecting the Employees.

       (iii) None of the Contributed Systems or Contributed Entities is materially delinquent in material payments to any Employees for any wages, salaries, commissions, bonuses, workers' compensation or other compensation for any services performed by them or amounts required to be reimbursed to such Employees.

        (iv) None of the Contributed Systems or Contributed Entities is a party to or otherwise bound by any Contract with any labor union or association representing any Employee, or is in negotiations with respect to any such Contract.

        (v) None of the Contributed Systems or Contributed Entities has instituted any mass layoffs, as defined for the purposes of WARN, or given any notice of any contemplated mass layoff.

        (n) CONTRACTS. None of the Contributed Entities, or the Contributed System Entities with respect to the Asset Contributed Systems nor, to the knowledge of the Company, any other party to any Contributed Contracts or Contracts to which any of the Contributed Entities is bound or is a party is (or, with notice or lapse of time or both, could be) in material breach or default thereof which breaches or defaults, individually or in the aggregate, are reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated by this Agreement. As of the Contribution Closing, other than as specifically approved in writing by CSC prior to the Contribution Closing or as disclosed in Section 5.1(n) of the Company Disclosure Letter, there are no Contributed Contracts or Contracts of any Contributed Entity with respect to programming or affiliation (or similar matters) that would be binding upon or otherwise restrict the business or operations of Parent or any of its Subsidiaries (including, after the Contribution Closing, the Contributed Entities) after the Contribution Closing.

        (o) NO LIABILITIES AS GUARANTOR. Except as set forth in Section 5.1(o) of the Company Disclosure Letter, none of the Contributed Systems or Contributed Entities is directly or indirectly liable upon or with respect to or obligated in any other way to provide funds in respect of or to guarantee or assume any debt, dividend or other obligation of any other Person other than a Contributed Entity.

        (p) NOTES AND ACCOUNTS AND ROYALTY RECEIVABLES. Except as reserved against in the Financial Statements, all customer and trade notes and accounts receivable owned by each of the Contributed Entities or the Contributed System Entities that are reflected in their respective books as of the date hereof and relate to the Contributed Systems are valid and genuine, arise out of BONA FIDE sales and performances of services and, to the knowledge of the Company, are subject to no valid defenses, set-offs or counterclaims.

        (q) INVESTMENTS. Excluding their interests in other Contributed Entities, none of the Contributed Entities owns of record or beneficially any equity interests in or other securities of any Person.

        (r) INSURANCE. All material fire, casualty, general liability, business interruption, product liability, property, workers compensation, sprinkler and water damage and other forms of insurance policies maintained by the Contributed Entities and by the Company and its Subsidiaries relating to, used in or held for use in connection with or otherwise required to carry on the business of the Asset Contributed Systems are with reputable insurance carriers, provide adequate coverage consistent with cable industry standards for all normal risks incident to the business of the Contributed Entities and the Asset Contributed Systems, as the case may be, and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Contributed Systems Material Adverse Effect. The Contributed System Entities with respect to the Asset Contributed Systems and the Contributed Entities currently have and, to the knowledge of the Company, always have carried or had the benefit of such insurance as is required by Law.

        (s) OWNED REAL PROPERTY. (i) Section 5.1(s) of the Company Disclosure Letter sets forth a complete and correct list of all real property (other than easements, rights-of-way and similar interests) owned by the Contributed Entities or, with respect to the Asset Contributed Systems, the Contributed System Entities (together with all improvements or fixtures owned by the Contributed Entities or, with respect to the Asset Contributed Systems, the Contributed System Entities and located thereon, the "CONTRIBUTED SYSTEMS REAL PROPERTY").

        (ii) The Contributed Entities and the Contributed Systems Entities have good and marketable fee simple title to the Contributed Systems Real Property of their respective Contributed Systems, free and clear of any Lien except for Contributed Systems Permitted Liens.

       (iii) Other than as set forth in Section 5.1(s) of the Company Disclosure Letter, there are no outstanding options or rights of first refusal or first offer to purchase the Contributed Systems Real Property, or any portion thereof or interest therein.

        (iv) The Contributed Systems Real Property and the real property interests leased pursuant to the Contributed Systems Leases (the "CONTRIBUTED SYSTEMS LEASED REAL PROPERTY") include all of the land, buildings, offices, structures and other improvements primarily used or held for use in connection with or otherwise required to carry on the businesses of the Contributed Systems as currently conducted.

        (v) Other than as set forth in Section 5.1(s) of the Company Disclosure Letter, there are no proceedings in eminent domain or other similar proceedings pending, or to the knowledge of the officers of the Company, threatened against any portion of the Contributed Systems Real Property.

        (vi) The current use and operation of the Contributed Systems Real Property does not violate any applicable building, zoning, subdivision and other land use or similar Laws or orders of Governmental Entities (the "REAL PROPERTY LAWS") in any material respect and neither the Company nor any of its Subsidiaries has received any notice of violation or claimed violation of any Real Property Law that has not since been cured, which violations, individually or in the aggregate, are reasonably likely to have a Contributed Systems Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated hereby.

        (t) LEASES. The Company has made available to Parent correct and complete copies of all real property leases that relate to the Contributed Systems (and any personal property leases that relate to the Contributed Systems the amount that could be paid or received by the Contributed Entities or Contributed System Entities thereunder exceeds $100,000 in the aggregate) to which the Contributed Entities or Contributed System Entities is a party or is bound (together, the "CONTRIBUTED SYSTEMS LEASES"), none of which has been modified in any material respect except to the extent such modifications have been disclosed and copies made available to Parent prior to the date hereof. Each of the Contributed Systems Leases is in full force and effect. None of the Contributed Entities or Contributed System Entities, and, to the knowledge of the Company, no other party is, in default (with or without notice or lapse of time or both) under any Contributed Systems Lease in any material respect. To the knowledge of the Company, no event has occurred and is continuing that constitutes (or with notice or the passage of time or both, could constitute) a default under any Contributed Systems Lease in any material respect.

        (i) As to the Contributed Systems Leases relating to the Contributed Systems Leased Real Property:

           (A) Neither the Company nor any of its Subsidiaries has received notice of a proceeding in eminent domain or other similar proceeding affecting the Contributed Systems Leased Real Property; and

            (B) Neither the Company nor any of its Subsidiaries has received notice that the current use and operation of the Contributed Systems Leased Real Property violates, in any material respect, any instrument of record or agreement affecting the Contributed Systems Leased Real Property or any Real Property Laws.

        (ii) The Contributed Entities and the Contributed System Entities have a valid leasehold interest in their respective Contributed Systems Leased Real Property, free and clear of any Lien other than Contributed Systems Permitted Liens.

        (u) PERSONAL PROPERTY. The Contributed Entities and the Contributed System Entities have good title to, or a valid leasehold interest in, or other good and sufficient right to use, all tangible personal properties that are material to the business and operations of any of their respective Contributed Systems.

        (v) INTELLECTUAL PROPERTY. The Contributed Entities and the Contributed System Entities own, or are licensed or otherwise possess legally enforceable rights to use, all patents, registered or unregistered trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials (the "INTELLECTUAL PROPERTY RIGHTS") that are used in the business of their respective Contributed Systems as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Contributed Systems Material Adverse Effect, and to the knowledge of the Company all such Intellectual Property Rights held by the Contributed Entities and the Contributed System Entities are valid and subsisting.

        (w) BROKERS AND FINDERS. Neither the Company nor any of its Subsidiaries or their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the Transactions or the other transactions contemplated in this Agreement.

        (x) CABLE TELEVISION FRANCHISES. (i) Section 5.1(x) of the Company Disclosure Letter sets forth all of the Contributed Systems and the approximate number, as of the date of this Agreement, equal to the sum of
    (x) the total number of households (exclusive of "second outlets") that are paying for and receiving any level of cable television service from the Contributed Systems in individually billed residential units and (y) the quotient obtained by dividing the total billings to all subscribers in commercial venues or bulk-billed multiple residential units by the predominant cable service rate charged by each such Contributed System for the lowest tier of service that includes ESPN, MTV and CNN, as of March 31, 1997 served by each such Contributed System. Section 5.1(x) of the Company Disclosure Letter sets forth the name of the legal entity that owns or, if Future Contributed System Entities, will own each such Contributed System and holds or will hold, as the case may be, the applicable franchise and the identity and ownership interest and relationship to the Contributed Entities or Contributed System Entities, if any, of each owner of any interest in such legal entity. True, complete and correct copies of the franchise agreements and similar governing agreements, statutes or ordinances, including any material related Contracts with any Governmental Entity (collectively, the "CABLE FRANCHISE AGREEMENTS") relating to such Contributed Systems have been made available to Parent. The Contributed Entities and the Contributed System Entities are in compliance with all such Cable Franchise Agreements of their respective Contributed Systems (the "CONTRIBUTED SYSTEM CABLE FRANCHISE AGREEMENTS") in all material respects.

        (ii) Except as set forth in Section 5.1(x) of the Company Disclosure Letter, there exists no fact or circumstance that makes it reasonably likely that any Contributed System Cable Franchise Agreement scheduled to expire in the next five years will not be timely renewed on commercially reasonable terms. The Company has filed or caused to be filed with the appropriate Governmental Entity all appropriate requests for renewal under the Communications Act of 1934, as amended, and the rules and regulations thereunder (the "COMMUNICATIONS ACT") within 30 to 36 months prior to the expiration of each Contributed System Cable Franchise Agreement. The operation of the Contributed Systems has been, and is, in compliance in all material respects with the rules and regulations of the Federal Communications Commission ("FCC") and none of the Company or any of its Subsidiaries has received notice from the FCC of any violation of its rules and regulations by any of the Contributed Entities or, with respect to the Asset Contributed Systems, any of the Contributed System Entities. None of the applicable franchises for the Contributed Systems has been suspended or revoked. Neither the Company nor any of its Subsidiaries has received any notice of any such possible suspension or revocation, and no such suspension or revocation is pending or, to the knowledge of the Company, threatened.

       (iii) The Contributed Systems and all related businesses of the Contributed Entities or, with respect to the Asset Contributed Systems, the Contributed System Entities are, and, while owned by the Company or any of its Affiliates, have been, operated in compliance in all material respects with the Communications Act and the Company has submitted or caused to be submitted to the FCC all material filings, including but not limited to cable television registration statements, annual reports and aeronautical frequency usage notices that are required under the rules and regulations of the FCC.

        (iv) The Contributed Entities or, with respect to the Asset Contributed Systems, the Contributed System Entities have conducted all system and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to the Contributed Systems and have maintained records which accurately and completely reflect in all material respects all results required to be shown thereon. The Contributed Entities or, with respect to the Asset Contributed Systems, the Contributed System Entities have corrected any radiation leakage of the Contributed Systems required to be corrected in connection with the monitoring obligations and have otherwise complied in all material respects with all applicable CLI rules and regulations. The Contributed Systems are in compliance in all material respects with all signal leakage criteria set forth in 47 CFR Section 76.611.

        (v) For each relevant semi-annual reporting period, the Company has timely filed or caused to be filed with the United States Copyright Office all required Statements of Account in true and correct form, and has paid when due all required copyright royalty fee payments in the correct amount, relating to the Contributed Systems' carriage of television broadcast signals.

        (vi) Other than requests of network non-duplication and syndicated exclusivity protection, neither the Company nor any of the Contributed Entities or any of the Company's Subsidiaries has received any requests, notices or demands, whether written or oral, from the FCC or any other Governmental Entity, challenging or questioning the rights of the Contributed Entities or Contributed System Entities to operate the Contributed Systems or carry any signal or requesting signal carriage. All of the broadcast television signals carried by the Contributed Systems are carried either pursuant to the must-carry requirements or pursuant to executed retransmission consent agreements, accurate, complete and correct copies of which have been made available to Parent.

       (vii) The regulated rates for services and equipment charged by any Contributed System, including the rates for any "MIGRATED PRODUCT TIERS" (as such term is defined by the FCC as of the date of this Agreement), (I) comply in all material respects with FCC's rules establishing maximum permitted rates for regulated services and equipment, (II) have been approved by the FCC under a rate settlement with the Company with respect to a Contributed System or (III) are subject to an order by the FCC or other Governmental Entity requiring a Contributed System to adjust such rates. The Company has made available to Parent accurate, complete, and correct copies of all FCC rate justification forms and materials (including Forms 393, 1200, 1205, 1210, and 1240) filed with the FCC and any other Governmental Entity for each of the Contributed Systems that are required to file such forms and materials, and such forms have been filed with the appropriate regulatory body in compliance in all material respects with all applicable requirements. The Company has also made available to Parent an accurate, complete, and correct copy of any rate settlement agreement entered into with the FCC affecting any Contributed System. Section 5.1(x) of the Company Disclosure Letter lists each Contributed System and regulated rate that is the subject of a pending challenge before the FCC or any other Governmental Entity and the Governmental Entity before which each such challenge is pending. Section 5.1(x) of the Company Disclosure Letter lists each Contributed System subject to an order described in subclause (III) above, and the rate reduction required by each such order.

      (viii) The Company has made available to Parent, to the extent it possesses them, accurate, complete, and correct copies of each material inquiry, request for information, report, directive, and similar communications received by the Company or any of its Subsidiaries from the FCC or any other Governmental Entity that relates to the obligations of the Contributed Entities with respect to any of the Contributed Systems under the Communications Act. The Company has also made available to Parent a copy of each written response by the Company or any of its Subsidiaries to each such inquiry, request for information, report, directive, or similar communication.

        (y) ACCREDITED INVESTOR; INVESTMENT INTENT. Each of the Company and the transferors receiving shares of Parent Common Stock in the Contribution is an "accredited investor" within the meaning of the Securities Act and is acquiring such shares for its own account and for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. The Company acknowledges its understanding that the offering and sale of the shares of Parent Common Stock in the Contribution is intended to be exempt from the registration under the Securities Act by virtue of Section 4(2) thereof.

        (z) DISCLOSURE. No representation or warranty made by the Company in this Agreement nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit prepared and furnished by the Company or any of its Subsidiaries or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were furnished, not misleading. To the best knowledge of the Company, there is no event, fact or condition that would have a Contributed Systems Material Adverse Effect, or that reasonably could be expected to do so, that has not been set forth in this Agreement, the Company Disclosure Letter or in the Schedules.

    5.2 REPRESENTATIONS AND WARRANTIES OF CSC, PARENT AND MERGER SUB. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company or TCI by CSC on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), CSC, Parent and Merger Sub each hereby represent and warrant to the Company that:

        (a) CAPITALIZATION OF MERGER SUB AND PARENT. The authorized capital stock (i) of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of the outstanding shares of which are validly issued, fully paid and non-assessable, and (ii) of Parent consists of 200,000,000 Parent Class A Shares, all of the outstanding shares of which are validly issued, fully paid and non-assessable, 80,000,000 Parent Class B Shares, none of which are issued or outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued or outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Parent, and all of the issued and outstanding capital stock of Parent as of immediately prior to the Effective Time will be owned by CSC. There are (i) no other shares of capital stock or voting securities of Merger Sub or Parent, (ii) no securities of Merger Sub or Parent convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub or Parent, respectively, and (iii) no options or other rights to acquire from Merger Sub or Parent, and no obligations of Merger Sub or Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub or Parent, except (A) in the case of Parent and Merger Sub, pursuant to the Merger and (B) in the case of Parent, pursuant to the Partnership Contribution, the Contribution, the Preferred Shares, the Parent Class B Shares, the CSC Stock Plans and in respect of any such other obligations of CSC outstanding as of immediately prior to the Effective Time. Neither of Merger Sub nor Parent has conducted any business prior to the date hereof or has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Partnership Contribution, the Reorganization, this Agreement and the Transactions and the other transactions contemplated by this Agreement. CSC and Parent have delivered to the Company true and complete copies of the certificates of incorporation and bylaws (or comparable governing instruments) of CSC, Parent and each of CSC's Significant Subsidiaries, in each case as in effect on the date hereof.

        (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of CSC and its "SIGNIFICANT SUBSIDIARIES" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) is a corporation or partnership duly organized, validly existing and, in the case of corporate entities, in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate, partnership or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect.

       As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of CSC and Parent and their Subsidiaries taken as a whole, excluding such effects proximately caused by any of the Contributed Entities, the Company or any of its Subsidiaries.

        (c) CAPITAL STRUCTURE OF CSC. The authorized capital stock of CSC consists of (i) 50,000,000 CSC Class A Shares, of which 13,722,151 shares were outstanding as of the close of business on June 6, 1997, and 20,000,000 CSC Class B Shares, of which 11,119,709 shares were outstanding as of the close of business on June 6, 1997, and (ii) such number of Preferred Shares as set forth in Section

    5.2(c) of the Parent Disclosure Letter, of which such number of shares were outstanding as of the close of business on March 31, 1997 as set forth in
    Section 5.2(c) of the Parent Disclosure Letter. All of the outstanding Shares and the Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. CSC has no Shares or Preferred Shares reserved for or subject to issuance, except that, as of March 31, 1997, there were approximately 648,211 CSC Class A Shares reserved for issuance pursuant to the CSC Amended and Restated Employee Stock Plan, 1,500,000 CSC Class A Shares reserved for issuance pursuant to the CSC First Amended and Restated 1996 Employee Stock Plan and 60,000 CSC Class A Shares reserved for issuance pursuant to the CSC 1996 Non-Employee Director Stock Option Plan (collectively, the "CSC STOCK PLANS"), the same number of CSC Class A Shares subject to issuance upon conversion of the same number of CSC Class B Shares (including all such CSC Class B Shares subject to issuance upon conversion of the Preferred Shares) and 5,115,600 CSC Class A Shares reserved for issuance upon conversion of the 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock of CSC. Each of the outstanding shares of capital stock of each of CSC's Significant Subsidiaries and, after the Effective Time, each of Parent's Significant Subsidiaries is, with respect to such Significant Subsidiaries that are corporations, duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the CSC Reports filed prior to the date hereof or as set forth in Section 5.2(c) of the Parent Disclosure Letter, is owned by a direct or indirect wholly-owned subsidiary of CSC or, after the Effective Time, of Parent, free and clear of any Lien. Except as disclosed in the CSC Reports filed prior to the date hereof or as set forth above and in Section 5.2(c) of the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of CSC or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of CSC or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. CSC does not have outstanding any Voting Debt having the right to vote with the stockholders of CSC on any matter.

        (d) CORPORATE AUTHORITY. (i) Each of CSC, Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to (A) any stockholder approval necessary to permit the issuance of the shares of Parent Common Stock required to be issued pursuant to the Contribution and
    (B) the vote of a majority of the outstanding Shares voting together as a single class to approve the Merger (together, the "PARENT REQUISITE VOTES"). This Agreement is a valid and binding agreement of CSC, Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to the Contribution and the Merger. The Parent Common Stock, when issued in connection with the Contribution and the Merger, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

        (e) GOVERNMENTAL FILINGS; NO VIOLATIONS. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, (D) required to be made with the American Stock Exchange, Inc. (the "AMEX") and (E) as disclosed in Section 5.2(e) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by CSC, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by CSC, Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by CSC, Parent and Merger Sub and the consummation by CSC, Parent and Merger Sub of the Transactions and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material

    Adverse Effect or prevent or materially delay or materially impair the ability of CSC, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

        (ii) The execution, delivery and performance of this Agreement by CSC, Parent and Merger Sub do not, and the consummation by CSC, Parent and Merger Sub of the Transactions and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of CSC, Parent and Merger Sub or the comparable governing instruments of any of their Significant Subsidiaries, (B) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on the assets of CSC or any of its Significant Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon CSC or any of its Significant Subsidiaries or any Law or governmental or non-governmental permit or license to which CSC or any of its Significant Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of CSC, Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Section 5.2(e) of the Parent Disclosure Letter sets forth a correct and complete list of Contracts of CSC and its Significant Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the material adverse effect or materiality exception set forth with respect to clauses (B) and (C) above), other than any such Contract (x) the amount that could be paid or received thereunder after the CSC Audit Date does not exceed $100,000 per annum and $250,000 in the aggregate or (y) that is terminable by the CSC or any of its Significant Subsidiaries, as the case may be, without penalty on less than 60 days' notice.

        (f) CSC REPORTS; FINANCIAL STATEMENTS. CSC has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 (the "CSC AUDIT DATE"), including (i) CSC's Annual Report on Form 10-K for the year ended December 31, 1996 and (ii) CSC's Quarterly Report on Form 10-Q for the period ended March 31, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "CSC REPORTS"). As of their respective dates, the CSC Reports did not, and any CSC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the CSC Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of CSC and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the CSC Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of CSC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        (g) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the CSC Reports filed prior to the date hereof, since the CSC Audit Date, there has not been
    (i) any change in the financial condition, properties, business or results of operations of CSC and its Subsidiaries or any event or development or combination of events or developments that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; PROVIDED, HOWEVER, that any such effect resulting from any change
    (x) in law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to both CSC or such Subsidiary and the Contributed Systems or

    (y) in economic or business conditions generally or in the cable industry or programming industry specifically shall not be considered when determining if a Parent Material Adverse Effect has occurred; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by CSC or any of its Significant Subsidiaries, whether or not covered by insurance; (iii) any change by CSC in accounting principles, practices or methods; or (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of CSC or Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and regular dividends in respect of the Preferred Shares.

        (h) LITIGATION AND LIABILITIES. Except as disclosed in the CSC Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of CSC, threatened against CSC or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which CSC has knowledge that could result in any claims against, or obligations or liabilities of, CSC or any of its Affiliates, except, in the case of either clause (i) or (ii) above, for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of CSC, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

        (i) EMPLOYEE BENEFITS. (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers current or former employees or directors of CSC and its Subsidiaries and is in effect on the date hereof, other than multiemployer plans (the "CSC COMPENSATION AND BENEFIT PLANS"), and any trust arrangement or insurance contract forming a part of such CSC Compensation and Benefits Plans has been made available to the Company prior to the date hereof. The CSC Compensation and Benefit Plans are listed in Section 5.2(i) of the Parent Disclosure Letter and any "change of control" or similar provision therein are specifically identified in
    Section 5.2.(i) of the Parent Disclosure Letter.

        (ii) All CSC Compensation and Benefit Plans are in substantial compliance with all applicable Laws, including the Code and ERISA. Each CSC Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "CSC PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to TRA, and CSC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of CSC, threatened material litigation relating to the CSC Compensation and Benefit Plans. Neither CSC nor any of its Subsidiaries has engaged in a transaction with respect to any CSC Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject CSC or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
    Section 502 of ERISA.

       (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CSC or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of CSC. CSC and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CSC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (iv) All contributions required to be made under the terms of any CSC Compensation and Benefit Plan or of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the CSC Reports prior to the date hereof. Neither any CSC Pension Plan nor any single-employer plan of an ERISA Affiliate of CSC has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither CSC nor its Subsidiaries has provided, or is required to provide, security to any CSC Pension Plan or to any single-employer plan of an ERISA Affiliate of CSC pursuant to Section 401(a)(29) of the Code.

        (v) Under each CSC Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the CSC Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such CSC Pension Plan, and there has been no material change in the financial condition of such CSC Pension Plan since the last day of the most recent plan year. The withdrawal liability of CSC and its Subsidiaries under each CSC Compensation and Benefit Plan which is a multiemployer plan, determined as if a complete withdrawal has occurred as of the date hereof, does not exceed $100,000.

        (vi) Neither CSC nor its Subsidiaries have any obligations for retiree health and life benefits under any CSC Compensation and Benefit Plan, except as set forth in the Parent Disclosure Letter. CSC or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

       (vii) The consummation of the Transactions and the other transactions contemplated by this Agreement will not (x) entitle any employees of CSC or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the CSC Compensation and Benefit Plans or (z) result, in any material respect, in any breach or violation of, or default under, any of the CSC Compensation and Benefit Plans.

        (j) COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the CSC Reports filed prior to the date hereof, the businesses of each of CSC and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of CSC, Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as set forth in the CSC Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to CSC or any of its Subsidiaries is pending or, to the knowledge of CSC, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of CSC, Parent or Merger Sub to consummate the transactions contemplated by this Agreement. To the knowledge of CSC, no material change is required in CSC's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and CSC has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof except for noncompliance that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of CSC, Parent or Merger Sub to consummate the transactions contemplated by this Agreement. CSC and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of CSC, Parent or Merger Sub to consummate the Transactions and the other transactions contemplated by this Agreement.

        (k) TAX MATTERS. As of the date hereof, neither CSC nor any of its Affiliates has taken or agreed to take any action, nor does CSC have any knowledge of any fact or circumstance, that would prevent the Merger, the Contribution or the Partnership Contribution from qualifying as an exchange governed by Section 351 of the Code.

        (l) TAXES. (i) (A) All CSC Tax Returns that are required to be filed by or with respect to the CSC Group have been duly and timely filed (taking into account an extension of time within which to file) and all such filed CSC Tax Returns are accurate and complete in all material respects; and (B) all CSC Taxes shown to be due on the CSC Tax Returns referred to in clause
    (A) have been paid in full, and all CSC Taxes required to be withheld from amounts owing to any employee, creditor or third party have been withheld, except in each case with respect to matters contested in good faith.

        (ii) As used in this Agreement: (A) the term "CSC GROUP" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CSC or any predecessor of or successor to CSC (or another such predecessor or successor); (B) the term "CSC TAX" means any Tax imposed on the income, properties or operations of any member of the Company's Group; and (C) the term "CSC TAX RETURN" means any Tax Return of any member of the CSC Group including, without limitation, consolidated federal income tax returns of the CSC Group.

        (m) LABOR MATTERS. Neither CSC nor any of its Significant Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization, nor, as of the date hereof, is CSC or any of its Significant Subsidiaries the subject of any material proceeding asserting that CSC or any of its Significant Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of CSC, threatened, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving CSC or any of its Significant Subsidiaries.

        (n) INSURANCE. All material fire and casualty, general liability, business interruption, product liability, property, workers compensation, sprinkler and water damage and other forms of insurance policies maintained by CSC or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage consistent with cable industry standards for all normal risks incident to the business of CSC and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

           (o) BROKERS AND FINDERS. Neither CSC or its Subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the Transactions or the other transactions contemplated by this Agreement.

           (p) ACCREDITED INVESTOR; INVESTMENT INTENT. Parent is an "accredited investor" within the meaning of the Securities Act and is acquiring the Contributed Subsidiary Capital Stock for its own account and for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Parent acknowledge its understanding that the offering and sale of the Contributed Subsidiary Capital Stock is intended to be exempt from the registration under the Securities Act by virtue of Section 4(2) thereof.

           (q) ENVIRONMENTAL MATTERS. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) CSC and Parent and their Significant Subsidiaries have complied at all times with all applicable Environmental Laws;

       (ii) the properties currently owned or operated by any of CSC and Parent and their Significant Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by any of CSC and Parent and their Significant Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by any of CSC and Parent and their Significant Subsidiaries;
       (iv) none of CSC and Parent and their Significant Subsidiaries is or has been subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of CSC and Parent and their Significant Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) none of CSC or any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that any of CSC and Parent and their Significant Subsidiaries may be in violation of or liable under any Environmental Law; (vii) none of CSC and Parent and their Significant Subsidiaries is or has been subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity, or is subject to any indemnity or other agreement with any third party, regarding compliance or liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no circumstances or conditions involving any of and CSC and Parent and their Significant Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of any of CSC and Parent and their Significant Subsidiaries pursuant to any Environmental Law; (ix) none of the properties of any of CSC and Parent and their Significant Subsidiaries contain or has contained any underground storage tanks or any Hazardous Substances; (x) none of CSC and Parent and their Significant Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances; and (xi) CSC has delivered to the Company copies of all environmental reports, studies, sampling data, permits, government filings and other environmental information in its possession or reasonably available to it relating to any of CSC and Parent and their Significant Subsidiaries or any of their current or former properties or operations.

           (r) INTELLECTUAL PROPERTY. Each of CSC and Parent and their Significant Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights that are used in the business of CSC, Parent or such Significant Subsidiary as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, and to the knowledge of CSC all Intellectual Property Rights held by CSC and Parent and their Significant Subsidiaries are valid and subsisting.

           (s) PROPERTY. Each of CSC, Parent and their Significant Subsidiaries has good title to, or a valid leasehold interest in, or other good and sufficient right to use, all tangible personal properties and real property interests that are material to the business and operations of CSC, Parent or such Significant Subsidiary.

           (t) CABLE TELEVISION FRANCHISES. (i) Section 5.2(t) of the Parent Disclosure Letter sets forth all of the cable television systems operated by CSC, Parent and their Subsidiaries (the "PARENT SYSTEMS"), the name of the legal entity that owns each such Parent System and holds the applicable franchise, the identity and ownership interest and relationship to CSC, Parent and their Subsidiaries, if any, of each owner of any interest in such legal entity, and the approximate number of subscribers in each of the Parent Systems' groups (as specified in such Section of the Parent Disclosure Letter), as of the date of this Agreement, to be calculated as follows:(x) the total number of households (exclusive of "second outlets") that are paying for and receiving any level of cable television service from the Parent Systems in individually billed residential units and (y) the quotient obtained by dividing the total billings to all subscribers in commercial venues or bulk-billed multiple residential units by the average cable service rate charged by the Parent

       Systems for the lowest tier of service that includes ESPN, MTV and CNN, as of March 31, 1997 served by each such Parent System. True, complete and correct copies of the Cable Franchise Agreements relating to the Parent Systems of CSC, Parent and their Significant Subsidiaries (the "PARENT CABLE FRANCHISE AGREEMENTS") have been made available to the Company. CSC, Parent and their Significant Subsidiaries are in compliance with the Parent Cable Franchise Agreements in all material respects.

            (ii) There exists no fact or circumstance that makes it reasonably likely that any Parent Cable Franchise Agreement scheduled to expire in the next five years will not be timely renewed on commercially reasonable terms. CSC and Parent have filed or caused to be filed with the appropriate Governmental Entity all appropriate requests for renewal under the Communications Act within 30 to 36 months prior to the expiration of each Parent Cable Franchise Agreement. The operation of the Parent Systems of CSC, Parent and their Significant Subsidiaries has been, and is, in compliance in all material respects with the rules and regulations of the FCC and none of CSC or Parent or their Subsidiaries has received notice from the FCC of any violation of its rules and regulations by any of CSC or Parent or their Subsidiaries. None of the applicable franchises for the Parent Systems of CSC, Parent and their Significant Subsidiaries has been suspended or revoked. Neither CSC nor Parent nor any of their Subsidiaries has received any notice of any such possible suspension or revocation, and no such suspension or revocation is pending or, to the knowledge of CSC, threatened.

           (iii) The Parent Systems of CSC, Parent and their Significant Subsidiaries and all related businesses of CSC, Parent and their Significant Subsidiaries are, and, while owned by CSC, Parent, their Significant Subsidiaries or any of their Affiliates, have been, operated in compliance in all material respects with the Communications Act and CSC and Parent have submitted or caused to be submitted to the FCC all material filings, including but not limited to cable television registration statements, annual reports and aeronautical frequency usage notices that are required under the rules and regulations of the FCC.

            (iv) CSC, Parent and their Significant Subsidiaries have conducted all system and microwave performance tests and all CLI related tests applicable to the Parent Systems of CSC, Parent and their Significant Subsidiaries, and have maintained records which accurately and completely reflect in all material respects all results required to be shown thereon. CSC, Parent and their Significant Subsidiaries have corrected any radiation leakage of the Parent Systems of CSC, Parent and their Significant Subsidiaries required to be corrected in connection with the monitoring obligations and have otherwise complied in all material respects with all applicable CLI rules and regulations. The Parent Systems are in compliance in all material respects with all signal leakage criteria set forth in 47 CFR Section 76.611.

            (v) For each relevant semi-annual reporting period, CSC and Parent have timely filed or caused to be filed with the United States Copyright Office all required Statements of Account in true and correct form, and has paid when due all required copyright royalty fee payments in the correct amount, relating to the carriage of television broadcast signals by the Parent Systems of CSC, Parent and their Significant Subsidiaries.

            (vi) Other than requests of network non-duplication and syndicated exclusivity protection, neither CSC nor Parent nor any of their Significant Subsidiaries has received any requests, notices or demands, whether written or oral, from the FCC or any other Governmental Entity, challenging or questioning the rights of CSC, Parent and their Significant Subsidiaries to operate the Parent Systems of CSC, Parent and their Significant Subsidiaries or carry any signal or requesting signal carriage. All of the broadcast television signals carried by the Parent Systems of CSC, Parent and their Significant Subsidiaries are carried either pursuant to the must-carry requirements or pursuant to executed retransmission consent agreements, accurate, complete and correct copies of which have been made available to the Company.

           (vii) The regulated rates for services and equipment charged by any Parent System of CSC, Parent and their Significant Subsidiaries, including the rates for any Migrated Product Tiers, (I) comply in all material respects with FCC's rules establishing maximum permitted rates for regulated services and equipment, (II) have been approved by the FCC under a rate settlement with CSC or Parent or their Significant Subsidiaries with respect to a Parent System of CSC, Parent and their Significant Subsidiaries or (III) are subject to an order by the FCC or other Governmental Entity requiring a Parent System of CSC, Parent and their Significant Subsidiaries to adjust such rates. CSC or Parent has made available to the Company accurate, complete, and correct copies of all FCC rate justification forms and materials (including Forms 393, 1200, 1205, 1210, and 1240) filed with the FCC and any other Governmental Entity for each of the Parent Systems of CSC, Parent and their Significant Subsidiaries that are required to file such forms and materials, and such forms have been filed with the appropriate regulatory body in compliance in all material respects with all applicable requirements. CSC or Parent has also made available to the Company an accurate, complete, and correct copy of any rate settlement agreement entered into with the FCC affecting any Parent System. Section 5.2(t) of the Parent Disclosure Letter lists each Parent System of CSC, Parent and their Significant Subsidiaries and regulated rate that is the subject of a pending challenge before the FCC or any other Governmental Entity and the Governmental Entity before which each such challenge is pending.
       Section 5.2(t) of the Parent Disclosure Letter lists each Parent System subject to an order described in subclause (III) above, and the rate reduction required by each such order.

          (viii) CSC or Parent has made available to the Company, to the extent it possesses them, accurate, complete, and correct copies of each material inquiry, request for information, report, directive, and similar communications received by CSC or Parent or any of their Subsidiaries from the FCC or any other Governmental Entity with respect to any of CSC or Parent or their Significant Subsidiaries that relates to the obligations of CSC or Parent or any of their Significant Subsidiaries with respect to any of the Parent Systems of CSC, Parent and their Significant Subsidiaries under the Communications Act. CSC or Parent has also made available to the Company a copy of each written response by CSC or Parent or any of their Subsidiaries to each such inquiry, request for information, report, directive, or similar communication.

           (u) CONTRACTS. None of CSC or Parent or their Significant Subsidiaries, nor, to the knowledge of CSC, any other party to any Contracts to which any of CSC or Parent or their Significant Subsidiaries is bound or is a party, is (or, with notice or lapse of time or both, could be) in material breach or default thereof which breaches or defaults individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of CSC or Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VI

COVENANTS

    6.1. CSC INTERIM OPERATIONS. Each of CSC and Parent covenants and agrees that, after the date hereof and until the consummation of the Contribution Closing (unless the Company shall otherwise approve, which approval shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or the Partnership Contribution Agreement:

            (a) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Significant Subsidiaries to an Affiliate of CSC or of Parent, except (x) to CSC or any wholly owned Subsidiaries of Parent or CSC or (y) pursuant to possible issuances disclosed in Section 5.2(a) or Section 5.2(c) or in Section 5.2(c) of the Parent Disclosure Letter; (ii) amend its certificate of incorporation or by-laws, except for the Charter Amendments and for amendments to Parent's certificate of incorporation that conform to the certificate of incorporation of CSC and amendments to Parent's by-laws that conform to the by-laws of CSC and the Stockholders Agreement; (iii) split, combine or reclassify its outstanding shares of capital stock;
       (iv) declare, set aside or pay any dividend or make any distribution payable in cash, stock or property in respect of any capital stock, except for dividends (x) payable by any Subsidiary of CSC to its direct or indirect Subsidiaries or (y) on the Preferred Shares; or (v) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except pursuant to (x) cancellations in connection with possible issuances disclosed in Section 5.2(a) or
       Section 5.2(c) or in Section 5.2(c) of the Parent Disclosure Letter or
       (y) any mandatory sinking funds relating to outstanding debt securities of CSC;

            (b) (i) it shall not sell any property or assets of it to an Affiliate of it and shall not issue or sell any shares of or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or any Voting Debt and (ii) none of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or any Voting Debt or any other property or assets to an Affiliate of CSC or Parent, except, in either of the cases set forth in (i) and (ii) above, (x) to any wholly owned Subsidiaries of Parent or CSC or (y) pursuant to possible issuances disclosed in Section 5.2(a) or Section 5.2(c) or in Section 5.2(c) of the Parent Disclosure Letter;

            (c) it shall not engage in an Acquisition Transaction (as defined in the Stockholders Agreement) that would cause the condition set forth in
       Section 7.4(f) not to be satisfied; and

            (d) neither it nor any of its Subsidiaries will authorize or enter into any binding agreement or make any binding commitment (whether oral or written) to take any of the types of action described in the foregoing paragraphs (a), (b) and (c).

    6.2. CONTRIBUTED SYSTEMS INTERIM OPERATIONS. The Company covenants and agrees that, from and after the execution and delivery of this Agreement until the consummation of the Contribution Closing, except as otherwise expressly contemplated in this Agreement: (i) the business of each of the Contributed Entities and Contributed System Entities with respect to the Contributed Systems shall be conducted in the ordinary and usual course of business, and, to the extent consistent therewith, the Company shall use all reasonable best efforts to preserve each of the Contributed Entities' and each of the Contributed Systems Entities' business organization intact and maintain the Contributed Systems' existing relations and goodwill with customers, suppliers, distributors, subscribers, creditors, lessors, employees and business associates; and (ii) the Company shall, and shall cause each of the Contributed Entities and, with respect to the Asset Contributed Systems, the Contributed System Entities to, operate in all material respects in accordance with the 1997 operating and capital budget plan relating to the Contributed Systems (the "1997 BUDGET") and, in calendar year 1998, the 1998 operating and capital budget plan relating to the Contributed Systems (which shall be the same in all material respects as the 1997 Budget, unless Parent shall otherwise approve in writing), a copy of which has been or will be, as the case may be, provided to CSC, including by making or causing to be made all capital expenditures as set forth therein. The Company shall, and shall cause each of the Contributed Entities and, with respect to the Asset Contributed Systems, the Contributed System Entities to, keep in effect all of the Contributed System Cable Franchise Agreements and shall not, and shall cause each of the Contributed Entities and, with respect to the Asset Contributed Systems, the Contributed System Entities not to, abandon, avoid, dispose, surrender or amend the terms of any such agreements except for causing assignments thereof as required to effect the Company Restructuring. The

Company further covenants and agrees that it shall procure that each of the Contributed Entities and, with respect to the Asset Contributed Systems, the Contributed System Entities shall not, after the date hereof and prior to the Contribution Closing (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed), except as otherwise expressly contemplated in this Agreement:

            (a) sell, lease, transfer or otherwise dispose of any material assets or property (tangible or intangible) of any of the Contributed Entities or of any of the Contributed Entities and, with respect to the Asset Contributed Systems, the Contributed System Entities other than assets or property disposed of in the ordinary course of business that are obsolete and no longer used in the operation of the Contributed Systems or that are replaced by similar assets or property of equal or greater value and utility; waive or release any rights of material value relating to the business of any of the Contributed Entities or of the Asset Contributed Systems; or cancel, compromise, release or assign any material debt or claim related to the business of any of the Contributed Entities or relating to the business of any of the Asset Contributed Systems, in each case except in the ordinary and usual course of business;

            (b) subject to or suffer to exist any Lien on any of the assets of any of the Contributed Entities or on any of the assets of the Asset Contributed Systems outside of the ordinary and usual course of business, other than those (i) Liens reflected or reserved for in the Financial Statements or in the Closing Balance Sheet to the extent so reflected or reserved, (ii) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (iii) Liens that would not be material to the business of any of the Contributed Systems or restrict in any material way the conduct of such business (collectively, "CONTRIBUTED SYSTEMS PERMITTED LIENS");

            (c) institute, settle or agree to settle any litigation, action or proceeding before any court or Governmental Entity that could impose any material obligations or restrictions on any of the Contributed Entities or on any of the Asset Contributed Systems following the Contribution Closing or prevent or materially burden or materially impair the ability of the Company to consummate the Contribution and the other transactions contemplated hereby;

            (d) except in the ordinary and usual course of business, make any material change in the overall selling, pricing, advertising, distribution, marketing, programming, affiliation, warranty or personnel practices relating to any Contributed System;

            (e) other than bonuses that will not be the responsibility of or require any payment by Parent or any of its Subsidiaries (including, after the Contribution Closing, the Contributed Entities), grant any increase in compensation or fringe benefits (other than compensation increases made in the ordinary and usual course of business, and related changes in fringe benefits of any Employees or other Person) or pay or agree to pay any pension or retirement allowance, life insurance premiums or other benefit payments not required by any existing employment agreement or Compensation and Benefit Plan to any such Employees or other Person, commit itself to make variations in or waivers with respect to, or amend in any respect, any employment agreement or Compensation and Benefit Plan with or for the benefit of any Employee or other Person, or institute or adopt any compensation or benefit program, plan or arrangement for Employees or other Persons;

            (f) (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of the Contributed Entities, except to the Company or any of its Subsidiaries; (ii) amend any of the Contributed Entities' respective certificates of incorporation, by-laws or similar organizational documents; (iii) split, combine or reclassify its outstanding shares of capital stock; or (iv) repurchase, redeem or otherwise acquire any shares of the Contributed Entities' capital stock or any securities convertible into or exchangeable or exercisable for any shares of any Contributed Entities' capital stock (other than capital stock or securities owned by a Contributed Entity);

            (g) (i) issue, sell, dispose of or otherwise subject to a Lien, or authorize or propose the issuance, sale, disposition or subjection to a Lien of, any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, conversion rights, calls, commitments or rights of any kind to acquire, any shares of any of the Contributed Entities' capital stock of any class or any other property or assets of any of the Contributed Entities or the Asset Contributed Systems or give any Person a right to subscribe for or acquire any shares of capital stock or other equity interest of any of the Contributed Entities; or (ii) by any means, make any acquisition of, or investment in, stock or equity of any other Person or, other than in the ordinary course of business, acquire or invest in any assets of any Person other than a Contributed System Entity or Contributed Entity;

            (h) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plan;

            (i) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

            (j) in any material respect, amend or modify the 1997 Budget or, when applicable, the operating and capital budget plan for 1998;

            (k) enter into any Contracts that would be binding upon or otherwise restrict the business or operations of any of the Contributed Entities or any of the Asset Contributed Systems after the Contribution Closing (other than Contracts that are fair to and on commercially reasonable terms for such Contributed Entity or such Asset Contributed System);

            (l) declare or distribute any cash dividend or other distribution of the Fibertech Cash other than to a Contributed Entity; or

           (m) authorize or enter into any binding agreement or make any binding commitment (whether oral or written) to take any of the types of action described in the foregoing paragraphs (a) through (l).

    6.3. INFORMATION SUPPLIED. TCI and CSC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof) (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of CSC to be held in connection with the Merger and the other transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.4. STOCKHOLDERS MEETING; PARENT VOTE ON REORGANIZATION; RECOMMENDATION. CSC will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval and adoption of this Agreement and, if applicable, the issuance of Parent Common Stock pursuant to the Contribution. Subject to fiduciary obligations under applicable law, each of CSC's and the Parent's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

    6.5. FILINGS; OTHER ACTIONS; NOTIFICATION. (a) CSC and Parent shall promptly prepare and file with the SEC the Prospectus/Proxy Statement and shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. CSC and TCI shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of CSC. CSC shall also use its reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and will pay all expenses incident thereto.

    (b) TCI on the one hand and CSC and Parent on the other hand shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to cause to be satisfied all of the conditions set forth in Article VII and to consummate and make effective each of the Transactions and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate each of the Transactions or any of the other transactions contemplated by this Agreement and responding as promptly as practicable to any inquiries received from any Governmental Entity in connection therewith. TCI and CSC and Parent shall use their respective reasonable best efforts to overcome any objections that may be raised by any Governmental Entity to the consummation of the Contribution and the other transactions contemplated by this Agreement. In this regard, TCI agrees that it shall agree to such modifications to or relinquishments of its governance rights (including voting, consent and board representation rights) as may be required to overcome any such objections; PROVIDED, that if TCI agrees to modify or relinquish any governance right, CSC and Parent shall provide contractual rights that approximate as nearly as reasonably practicable the governance rights modified or relinquished. Neither TCI nor CSC or Parent shall be required to make any change in the operations or activities of its or its Subsidiaries' business (or material assets employed therein) if such change would be materially adverse to TCI and its Subsidiaries, taken as an entirety, or to CSC or Parent and its Subsidiaries, taken as an entirety, as the case may be, or to their respective cable television businesses, taken as an entirety, or their respective programming businesses, taken as an entirety, or to any of their respective Significant Subsidiaries or any business (within the meaning of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act) that, if it were a Subsidiary, would be a Significant Subsidiary (it being agreed and understood that any change that would prevent, modify or terminate any contractual relationships among any of the parties hereto or any of their respective Affiliates entered into after May 1, 1997 (excluding the agreements contemplated in this Agreement) shall not be deemed to be materially adverse). Subject to applicable laws relating to the exchange of information, CSC, Parent and TCI each shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to CSC, Parent or TCI, as the case may be, and any of their respective Subsidiaries, that may appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with each of the Transactions and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of TCI, CSC and Parent shall act reasonably and as promptly as practicable.

    (c) TCI, CSC and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of CSC, Parent, TCI or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with each of the Transactions and the other transactions contemplated by this Agreement.

    (d) TCI and CSC and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by CSC or Parent or TCI, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions and the other transactions contemplated by this Agreement. The Company and CSC each shall give prompt notice to the other of any change that is reasonably likely to result in a Contributed Systems Material Adverse Effect or Parent Material Adverse Effect, respectively.

    (e) As soon as practicable after the date hereof but in no event later than 75 days after the date of the Original Agreement, the Company shall prepare and deliver or cause to be prepared and delivered to CSC audited financial statements and unaudited financial statements (collectively, the "PROXY FINANCIAL STATEMENTS") for the combined operations of the Contributed Systems in form and substance as is required in connection with the Prospectus/Proxy Statement and the S-4 Registration Statement. The Proxy Financial Statements shall be prepared under the supervision of the audit partner of KPMG Peat Marwick who is in charge of the CSC audit and in cooperation and consultation with CSC and its Representatives. CSC and the Company shall each be responsible for one-half of the costs and reasonable expenses associated with the audit and preparation required under this paragraph; PROVIDED, that if the Contribution Closing is not consummated other than as a result of a breach or default by CSC, Parent or Merger Sub, the Company shall be responsible and pay or reimburse all of such costs and expenses.

    6.6. TAXATION. Neither CSC, Parent or Merger Sub nor TCI shall take or cause to be taken any action, whether before or after the Effective Time, that would cause the Merger, the Contribution or, if applicable, the Partnership Contribution not to qualify as an exchange governed by Section 351 of the Code.

    6.7. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, TCI and CSC and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") access, during normal business hours throughout the period prior to the consummation of the Contribution Closing, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, CSC, Parent or Merger Sub, and PROVIDED, FURTHER, that the foregoing shall not require TCI or CSC or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of TCI or CSC or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if TCI or CSC or Parent, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or CSC or Parent, as the case may be, or such Person as may be designated by any of its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

    6.8. CERTAIN CONTRACTS. The Company agrees to take such action as necessary so that at the Contribution Closing none of the Contributed Entities is a party or Contributed Systems is subject to or bound by any programming, affiliation or similar Contracts except as CSC may approve in writing prior to the Contribution Closing Date or as set forth on Section 5.1(n) of the Company Disclosure Letter.

    6.9. STOCK EXCHANGE LISTING AND DE-LISTING. CSC and Parent shall use their respective best reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and pursuant to the Contribution (including any shares of Parent Common Stock issuable upon conversion, exercise or exchange of securities of Parent) to be approved for listing on the AMEX subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the CSC

Class A Shares to be de-listed from the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    6.10. PUBLICITY. The initial press release regarding the Contribution shall be a joint press release by CSC and TCI, and the initial press release(s) regarding the Partnership Contribution, the Reorganization and/or the Merger shall be a press release by CSC, and thereafter TCI and CSC and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Contribution and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

    6.11.  BENEFITS; BOARD REPRESENTATION; EMPLOYEES.

    (a) STOCK OPTIONS; CONJUNCTIVE RIGHTS.

    (i) At the Effective Time, each outstanding option to purchase Shares (a "CSC OPTION") under the CSC Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CSC Option, the same number of shares of Parent Common Stock subject to the CSC Option and at the same exercise price in effect immediately prior to the Effective Time. In addition, each of the outstanding "conjunctive stock appreciation rights" and "bonus award shares" of CSC (as described in the CSC Reports), whether vested or unvested, shall, at the Effective Time be deemed to constitute a conjunctive stock appreciation right or bonus award share of Parent, as the case may be, on the same terms and conditions as were applicable under such conjunctive stock appreciation right or bonus award share of CSC, as the case may be, as in effect immediately prior to the Effective Time.

    (ii) Effective at the Effective Time, Parent shall assume each CSC Option and conjunctive stock appreciation right or bonus award share of CSC in accordance with the terms of the CSC Stock Plans and other arrangements, as the case may be, under which it was issued and the stock option agreement or other agreement, as the case may be, by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of CSC Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the Parent Common Stock subject to such CSC Options, and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such CSC Options remain outstanding.

    (b) Election to Parent's Board of Directors. Effective as of the Effective Time, CSC shall cause two persons to be designated by TCI as soon as reasonably practicable after the date hereof and no later than prior to the substantial completion of the Proxy Statement/Prospectus to be appointed to Parent's board of directors as designees of the Parent Class B Shares as contemplated by the Stockholders Agreement.

    (c) Employees. (i) Parent or CSC may, but shall have no obligation to, employ or offer employment to any employee engaged in the business of a Contributed System, including employees engaged in advertising sales for a Contributed System. Not less than 120 days (or such later date as the Company and CSC may mutually agree) after the date of this Agreement, CSC shall provide the Company a list, which may be updated by CSC from time to time to reflect changes in employees or staffing after such date (provided such updates are not material overall), of employees who will be offered employment after the Closing Date (the "HIRED EMPLOYEES"). CSC shall coordinate the hiring procedures relating to such Hired Employees with the Company.

    (ii) The Company will pay or cause to be paid to all employees employed in the Contributed Systems all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation (other than vacation and sick leave which is allowed to be carried over pursuant to Section 6.11(c)(iii)), sick pay and other compensation or benefits to which they are entitled for periods prior to the Contribution Closing, including, without limitation, all amounts, if any, payable on account of the termination of their employment. The Company agrees to cooperate in all reasonable respects with CSC to allow CSC to evaluate and interview employees of the Contributed Systems to make hiring decisions.

    (iii) The Company will remain solely responsible for, and will indemnify and hold harmless Parent and CSC from and against all losses arising from or with respect to, all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by CSC, as a result of their employment by it prior to the Contribution Closing, the termination of their employment prior to the Contribution Closing, the obligation, if any, to notify and/or bargain with any labor organization, the consummation of the transactions contemplated hereby or pursuant to any applicable legal requirement (including without limitation WARN) or otherwise relating to their employment prior to the Closing Time. All Hired Employees shall be entitled to carry forward all accrued vacation and sick leave limited to the maximum amount to be carried forward under Parent's standard policies.

    (iv) Parent shall after the Contribution Closing provide employee benefit plans, programs and policies to Hired Employees that, in the aggregate, will provide benefits to such employees that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. Hired Employees of the Contributed System Entities and the Contributed Entities shall be given credit for all service with the Company, the Contributed System Entities and the Contributed Entities, or with any prior owner or operator of a Contributed System to the extent that such employee received time and grade credit from the Company, the Contributed System Entities and the Contributed Entities, under all employee benefit plans, programs and policies (including any bonus program) of Parent and its Subsidiaries in which they become participants for purposes of eligibility and vesting but not for purposes of benefit accrual. Notwithstanding the foregoing, the requirements of this subsection (c)(iv) shall not apply to employees who are covered by a collective bargaining agreement.

    (v) Effective as of the Contribution Closing, all Hired Employees shall cease to be covered by the Company's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay (collectively, "WELFARE PLANS") and all other employee benefit plans of the Company.

    (vi) All claims and obligations under, pursuant to, or in connection with, any Welfare Plan or other employee benefit plan of the Company affecting employees of the Company or any of its Subsidiaries, including any Hired Employee, incurred on or before the Contribution Closing or resulting or arising from events or occurrences commencing or occurring on or before the Contribution Closing will remain the responsibility of the Company. The Company shall retain all obligations for payment of long- or short-term disability claims arising from disabilities that occurred prior to the Contribution Closing and up until such time as the employee returns to work with one of the Contributed Systems. Parent shall be responsible for payment of long and short-term disability claims that arise from disabilities that occur after the Contribution Closing, or any claims of a Hired Employee after such employee has returned to work with one of the Contributed Systems, on a full-time, unrestricted basis for at least 30 days.

    (vii) If Parent or any of its Subsidiaries discharges any Hired Employee prior to 60 days following the Contribution Closing, Parent shall pay such discharged Hired Employee the severance benefits that would have been payable by the Company if such discharge had occurred prior to the Contribution Closing and the Company shall reimburse Parent and its Subsidiaries for all claims and obligations for any and all such benefits. Any claims or obligations arising in connection with any discharges of any Hired Employees after such date shall be the responsibility and obligation of the Parent and its Subsidiaries and not of the Company or its Subsidiaries.

    6.12. EXPENSES. The Surviving Corporation shall pay all charges and expenses in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 6.5(e) and Section 9.10, whether or not any of the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

    6.13. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of CSC and its Subsidiaries (collectively, the "D&O INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that CSC or such Subsidiary would have been permitted as of the date hereof to indemnify such person.

    (b) Any D&O Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such D&O Indemnified Party except to the extent that such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), any D&O Indemnified Party may retain counsel satisfactory to him or her, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received. Parent and the Surviving Corporation will cooperate and assist in the defense of any such matter. If such indemnity is not available with respect to any D&O Indemnified Party, then the Surviving Corporation and the D&O Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

    (c) The Surviving Corporation or Parent shall maintain CSC's officers' and directors' liability insurance ("D&O INSURANCE") on substantially the same terms as in existence on the date hereof for a period of six years after the Effective Time so long as such insurance can be obtained on commercially reasonable terms. Prior to the Effective Time, Parent shall enter into indemnification agreements with its officers and directors on the same terms and conditions as those contained in the indemnification agreements of the officers and directors of CSC as of the date hereof.

    (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

    6.14. PREFERRED SHARES. Prior to the Effective Time, CSC and Parent shall enter into such agreements or other documents as required under the respective certificates of designation of the Preferred Shares, as may be amended, to give effect to the consummation of the Merger and, if applicable, the Charter Amendments.

    6.15. OTHER ACTIONS BY THE PARTIES. (a) TERMINATION OF AFFILIATED AGREEMENTS. Prior to the Contribution Closing, the Company shall take all actions necessary or appropriate so that the Contributed Entities and the Asset Contributed Systems, without any payment or transfer of value to any of the Company or any of its Subsidiaries, shall not be subject to and shall have no debt, liability, commitment or other obligation of any kind whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due, to the Company or any of its Affiliates after the Contribution Closing (including (i) all borrowing and Contracts between (x) the

Contributed Entities or any of the Asset Contributed Systems and (y) the Company or its Affiliates and (ii) any obligations to pay dividends or other distributions to the Company or any of its Affiliates), in all cases other than as expressly set forth on Section 6.15(a) of the Company Disclosure Letter and other than solely among the Contributed Entities.

    (b) STOCKHOLDERS AGREEMENT. At or prior to the Contribution Closing, Parent and TCI shall execute and deliver the Stockholders Agreement.

    (c) OTHER TRANSACTIONS. In addition, CSC, Parent and the Surviving Corporation shall consummate and cause to be consummated the following transactions:

            (i) At the Merger Closing and effective immediately after the Effective Time, Parent shall amend its certificate of incorporation to change its name to "Cablevision Systems Corporation".

            (ii) Following the Contribution Closing, the Reorganization may be consummated in accordance with the terms and conditions of the Reorganization Agreement.

    (d) CERTAIN INTELLECTUAL PROPERTY. The Company and TCI agree that Parent shall have (A) the right, for a period of 120 days following the date of the Contribution Closing, to the reasonable use of any Intellectual Property Rights of the Company and TCI relating to the businesses of the Contributed Entities and the Asset Contributed Systems including signs, purchase orders, invoices, brochures, labels, letterheads or billing documents and (B) the right (I) for a period of 120 days following the date of the Contribution Closing, to the extent reasonably required in connection with the conduct of their businesses after such date, to include a statement indicating that, prior to being acquired by Parent, the businesses of the Contributed Entities and the Asset Contributed Systems were conducted under their respective corporate names prior to the Contribution Closing and (II) to the extent required by applicable law, to indicate by footnote or other similar device that information concerning prior financial or operating performance results or other similar historical information about the Contributed Systems arose when they conducted their respective businesses under their respective corporate or business names prior to the Contribution Closing.

    (e) CERTAIN ENVIRONMENTAL MATTERS. Notwithstanding anything to the contrary in this Agreement, the Company shall protect, defend, indemnify and hold harmless Parent, CSC and their principals, shareholders, directors, officers, affiliates, agents, and employees ("INDEMNIFIED PARTIES"), from and against any and all claims, demands, losses, expenses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings, orders, judgments, remedial action requirements, investigations, property or personal injury claims, natural resource damage claims, enforcement actions and all costs and expenses incurred in connection therewith (including reasonable attorneys' fees and expenses) arising under or relating to any Environmental Laws and asserted by any Person other than any of the Indemnified Parties in connection with any release or contamination ("PRE-EXISTING CONTAMINATION") involving Hazardous Substances (whether in soil, water, air or structures) that at or prior to the Contribution Closing existed at or emanated from property owned by UA-Columbia Cablevision of Westchester, Inc. generally known as 604-612 Fayette Avenue and 605-609 Center Avenue in Mamaroneck, New York excluding only environmental liabilities (i) for which a Contributed Subsidiary is able to recover under the September 1, 1988 agreement between George and Brenda Lane, UA-Columbia Cablevision of Westchester, Inc., Electro-Materials Corp. of America and Rohm and Haas Company or (ii) that are not attributable to Pre-Existing Contamination. This indemnity shall survive indefinitely and shall be binding upon the successors and assigns of the Company, Parent and CSC. To the extent that the Company shall have indemnified any of the Indemnified Parties pursuant to this Section 6.15(e), the Company shall have a right of subrogation as to claims that the Indemnified Parties may have against any other Person, and the Indemnified Parties shall assign to the Company their rights against such other Person.

    (f) FURTHER ACTIONS. The Company, Parent and the Surviving Corporation shall enter into, file and perform all such agreements, indentures, charter amendments, certificates of designation, documents, certificates, stockholder and director consents and such other instruments as are required, advisable or desirable in order to give full effect to this
Section 6.15 and to the Partnership Contribution in accordance with the Partnership Contribution Agreement.

    6.16. PARENT, CSC AND THE COMPANY VOTES. Parent, CSC and the Company shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of capital stock of Merger Sub, the Surviving Corporation and Parent, respectively, beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement and any and all of the Transactions at any meeting of stockholders of CSC, Parent, Merger Sub or the Surviving Corporation at which this Agreement and/or any or all of the Transactions shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of CSC, Parent, Merger Sub or the Surviving Corporation by consent in lieu of a meeting).

    6.17. RELEASED INDEBTEDNESS AND FIBERTECH CASH; COMPANY RESTRUCTURING; TAX SHARING; SURETY LIABILITIES; AND DISCLOSURE UPDATES: (a) RELEASED INDEBTEDNESS AND FIBERTECH CASH. Without limiting the generality of any other provisions of this Agreement, prior to the Contribution Closing the Company shall take any and all actions necessary or appropriate so that the Contributed Entities shall have no, and the Asset Contributed Systems shall not be subject to or encumbered by any, outstanding Indebtedness as of the Contribution Closing, in both cases other than (I) an aggregate amount of debt for borrowed money, including in such amount the principal of such debt and any interest accrued thereon and fees and other amounts payable in respect thereof, not to exceed (assuming payment in full at the Contribution Closing) $669,000,000 (the "ASSUMED COMPANY DEBT") at the consummation of the Contribution Closing, (II) Liabilities not material in amount and accounted for in Section 3.4. and (III) any debt obligations or other liabilities solely among the Contributed Entities. The Assumed Company Debt will be due and payable in full as of the Contribution Closing and the parties agree that, notwithstanding any other provision of this Agreement to the contrary: (i) the existence of the Assumed Company Debt, or the occurrence of a default thereunder as a result of the Contribution, shall not cause the Company to be in breach or default of any of its representations, warranties, covenants or agreements in this Agreement; and (ii) CSC or Parent, as of the Contribution Closing, shall pay or cause to be paid the Assumed Company Debt in full, or shall cause the Company and any of its Affiliates (other than Parent and its Subsidiaries, including, after the Contribution Closing, the Contributed Entities) that are liable (directly or contingently) for payment of the Assumed Company Debt to be unconditionally released from any liability with respect to the Assumed Company Debt. In the event that the Company or any of its Subsidiaries receive any cash ("Fibertech Cash") in respect of any prepayments of the Facilities Lease Agreement dated June 1, 1995 between TKR Cable Company (Owner) and New Jersey Fiber Technologies (Operator), the Company shall cause all such cash to remain as and be included as an asset of the Contributed Entities and Asset Contributed Systems up to and through the Contribution Closing.

    (b) COMPANY RESTRUCTURING. Prior to the Contribution Closing, the Company shall take or cause to be taken the actions described in Section 6.17(b) of the Company Disclosure Letter (the "COMPANY RESTRUCTURING"), so that, immediately prior to the Contribution Closing, all of the Asset Contributed Systems will be owned by the Contributed System Entities, all of the Included Contributed Systems will be owned by the Contributed Entities and all of the outstanding capital stock of the Contributed Entities will be owned by the Company or one or more of its Subsidiaries. The Company covenants and agrees that none of the actions taken by it or any of its Affiliates in connection with the Company Restructuring shall cause a breach or default by the Company of any of its representations, warranties, covenants or agreements in this Agreement.

    (c)  TAX SHARING AGREEMENTS.  Any obligations and Contracts disclosed on
Section 5.1(l) of the Company Disclosure Letter shall be terminated as of immediately prior to the Contribution Closing without subjecting any Contributed Entity or any Asset Contributed System to any liability.

    (d) SURETY LIABILITIES. Prior to the Contribution Closing, the Company shall take any and all actions necessary or appropriate so that the Contributed Entities shall have no outstanding Surety Liabilities (or obligations to incur Surety Liabilities) and so that the Asset Contributed Systems shall not be encumbered by or subject to any outstanding Surety Liabilities (or obligations to incur Surety Liabilities), in both cases, other than an aggregate amount not to exceed $10,000,000 and other than Liabilities accounted for in Section 3.4. CSC or Parent shall cause the Company and any of its Affiliates including the Contributed System Entities (other than Parent and its Subsidiaries, including, after the Contribution Closing, the Contributed Entities) that are liable (directly or contingently) under the Surety Liabilities to be unconditionally released from any liability with respect to the Surety Liabilities.

    (e) DISCLOSURE UPDATES AND SUPPLEMENTS. On the third business day before the Closing Date, the Company shall deliver to Parent a supplement to the Company Disclosure Letter as of such date, which supplement shall reflect the consummation of the Company Restructuring but shall not, except as otherwise expressly noted in this Agreement, be deemed to modify in any respect the Company Disclosure Letter.

                                  ARTICLE VII
                     CONDITIONS TO MERGER AND CONTRIBUTION

    7.1. CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of CSC, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by CSC at or prior to the Effective Time of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved and adopted by holders of Shares constituting the relevant one of the Parent Requisite Votes and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and by-laws of each such corporation.

        (b) AMEX LISTING. The shares of Parent Common Stock issuable to the CSC stockholders pursuant to the Merger shall have been authorized for listing on the AMEX upon official notice of issuance.

        (c) REGULATORY CONSENTS. (i) All notices, reports and filings required to be made prior to the Effective Time by CSC or any of its Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by CSC or any of its Subsidiaries from, any Governmental Entity, which reports, filings, consents, registrations, approvals, permits and authorizations are noted with a single asterisk in Section 5.2(e) of the Parent Disclosure Letter, in connection with the execution and delivery of this Agreement and the consummation of the Merger shall have been made or obtained, as the case may be.

        (ii) Other than the filing provided for in Section 1.3 or as described in Section 7.1(c)(i), all notices, reports and other filings required to be made prior to the Effective Time by CSC or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by CSC or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

        (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect (collectively, an "ORDER") and that restrains, enjoins or otherwise prohibits consummation of the Merger, and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

        (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

        (f) BLUE SKY APPROVALS. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the Merger.

        (g) CONSENTS UNDER AGREEMENTS. (i) CSC shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Merger under any Contract that is noted with a triple asterisk in Section 5.2(e) of the Parent Disclosure Letter.

        (ii) Other than as described in Section 7.1(g)(i), CSC shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which CSC or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of CSC, Parent or Merger Sub to consummate the Merger.

        (h) TAX OPINION. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the date of the Merger Closing, to the effect that the Merger will be treated for Federal income tax purposes as an exchange governed by Section 351 of the Code.

        (i) CONTRIBUTION. All of the conditions precedent to the obligations of Parent and the Company to effect the Contribution shall have been fulfilled or irrevocably waived or shall be capable of being fulfilled promptly following the Effective Time or at the Contribution Closing.

    7.2.  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
CONTRIBUTION. The respective obligations of Parent and the Company to effect the Contribution are subject to the satisfaction or waiver at or prior to the Contribution Closing of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. The issuance of the Parent Common Stock in connection with the Contribution shall have been approved by the relevant one of the Parent Requisite Votes.

        (b) REGULATORY CONSENTS. (i) All required filings under the HSR Act shall have been made and any applicable waiting period under the HSR Act shall have expired or been terminated.

        (ii) All notices, reports and other filings required to be made prior to the Contribution Closing by CSC, Parent or the Company or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Contribution Closing by CSC, Parent or the Company or any of their respective Subsidiaries from, (i) the franchise authorities with respect to 100% of the total subscribers in the Contributed Systems and the Parent Systems in connection with the execution and delivery of this Agreement and the consummation of the Contribution shall have been made or obtained, as the case may be, and (ii) any Governmental Entity, which non-franchise authority reports, filings, consents, registrations, approvals, permits and authorizations are noted with a double asterisk in Section 5.1(d) of the Company Disclosure Letter, or with a double asterisk in Section 5.2(e) of the Parent Disclosure Letter in connection with the execution and delivery of this Agreement and the consummation of the Contribution shall have been made or obtained, as the case may be. Notwithstanding the condition precedent in the foregoing clause (i), in the event that consents, approvals and authorizations are obtained with respect to at least 90% of the total subscribers in the Contributed Systems and the Parent Systems, Parent may, in its sole discretion, waive such condition, which shall then be deemed satisfied and fulfilled, and CSC,

    Parent and the Company shall cooperate with each other and use all reasonable best efforts to minimize any adverse effects that may result from consummating the Contribution Closing without obtaining all consents, approvals and authorizations from franchise authorities and in furtherance thereof negotiate in good faith to implement, if necessary, a transaction structure so that after the Contribution Closing the aggregate net economic benefit of all of the Contributed Systems shall inure to the benefit of and accrue to Parent with requisite control of necessary Contributed Systems remaining with the Company or its Subsidiaries.

       (iii) Other than as described in Section 7.2(b)(ii), all notices, reports and filings required to be made prior to the Contribution Closing by CSC, Parent or the Company or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Contribution Closing by CSC, Parent or the Company or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Contribution shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or a Contributed Systems Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

        (c) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that restrains, enjoins or otherwise prohibits consummation of the Contribution, and no Governmental Entity shall have instituted any proceeding seeking any such Order.

        (d) MERGER. The Merger Closing shall be consummated contemporaneously with the Contribution Closing.

        (e) AMEX LISTING. The Parent Class A Shares issuable to the Company or the relevant transferor(s) pursuant to the Contribution shall have been authorized for listing on the AMEX upon official notice of issuance.

        (f) STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall have been executed and delivered by the parties thereto.

    7.3. CONDITIONS TO OBLIGATIONS OF PARENT TO EFFECT CONTRIBUTION. The obligations of Parent to effect the Contribution are subject to the satisfaction or waiver by Parent at or prior to the Contribution Closing of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the date of the Contribution Closing as though made on and as of the date of the Contribution Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by the President or any Vice President of the Company to such effect; PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Contributed Systems Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the Contribution.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the date of the Contribution Closing, and Parent shall have received a certificate signed on behalf of the Company by the President or any Vice President of the Company to such effect.

        (c) CONSENTS UNDER AGREEMENTS. (i) The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Contribution under any Contract that is noted with a triple asterisk in Section 5.1(d) of the Company Disclosure Letter.

        (ii) Other than as described in Section 7.3(c)(i), the Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Contribution under any other Contract to which the Contributed Entities, the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Contributed Systems Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the Contribution.

        (d) LEGAL OPINION. Parent shall have received an opinion of Sherman & Howard L.L.C., counsel to the Company, dated the date of the Contribution Closing, in a form reasonably satisfactory to Parent.

        (e)  CONTRIBUTED SYSTEMS DELIVERIES.  Parent shall have received:

                (i) certificates (or, if partnership interests, such other documents) representing all of the Contributed Subsidiary Capital Stock, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, with signatures properly guaranteed and with any requisite stock transfer and other documentary stamps attached, and any other documents that are necessary to transfer to Parent good title to all of the Contributed Subsidiary Capital Stock;

                (ii) certificates representing all of shares of capital stock for any Subsidiaries of the Contributed Subsidiaries; such special warranty deeds, assignments of leasehold interests, bills of sale, and other good and sufficient instruments of conveyance, transfer and assignment as are necessary to vest in Parent in accordance herewith the Acquired Assets in a form reasonably satisfactory to Parent;

               (iii) all of the minute books and any corporate seals of the Contributed Entities, true and complete up to the date of the Contribution Closing;

                (iv) copies of any consents or notices obtained or given in connection with the consummation of the transactions contemplated by this Agreement;

                (v) such other instruments, filings or documents as may be required by this Agreement to carry out the transfers of the Acquired Assets as contemplated by this Agreement (other than transfers not to occur pursuant to Section 3.6);

                (vi) a certificate signed on behalf of the Company by the President or any Vice President of the Company certifying the matters described in Section 6.15(a), Section 6.17(a) and Section 6.17(d) in a form reasonably satisfactory to Parent;

               (vii) the supplements to the Company Disclosure Letter in accordance with Section 6.17(e); and

              (viii) a "long form good standing" or similar certificate or telegram for each of the Contributed Subsidiaries (which shall include the certificate of incorporation or similar document), certified by the Secretary of State or similar authority of the jurisdiction of organization for each such Person, each dated as of a date that is not more than 10 business days prior to the date of the Contribution Closing.

        (f) RESIGNATIONS. Parent shall have received the resignations of each director and officer of the Contributed Entities designated in writing by Parent within one business day of the date of the Contribution Closing.

        (g) COMPANY RESTRUCTURING. All of the transactions contemplated by the Company Restructuring shall have been consummated in all material respects in accordance with Section 6.17(b).

    7.4. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT CONTRIBUTION. The obligation of the Company to effect the Contribution is subject to the satisfaction or waiver by the Company at or prior to Contribution Closing of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CSC, Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the date of the Stock Closing as though made on and as of the date of the Contribution Closing (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of CSC, Parent and Merger Sub by the President or any Vice-President of Parent to such effect; PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, this Section 7.4(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the Contribution.

        (b) PERFORMANCE OF OBLIGATIONS OF CSC, PARENT AND MERGER SUB. Each of CSC, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the date of the Contribution Closing, and the Company shall have received a certificate signed on behalf of CSC, Parent and Merger Sub by the President or any Vice President of Parent to such effect.

        (c) CONSENTS UNDER AGREEMENTS. (i) Parent and CSC shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Contribution under any Contract that is noted with a double asterisk in Section 5.2(e) of the Company Disclosure Letter.

        (ii) Other than as described in Section 7.4(c)(i), Parent and CSC shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Contribution under any other Contract to which CSC or Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of CSC or Parent to consummate the Contribution.

        (d) LEGAL OPINION. The Company shall have received an opinion of Sullivan & Cromwell, counsel to Parent, dated the date of the Contribution Closing, in a form reasonably satisfactory to the Company.

        (e) TAX OPINION. The Company shall have received the opinion of Sherman & Howard L.L.C., counsel to the Company, dated the date of the Contribution Closing, to the effect that the Contribution will be treated for Federal income tax purposes as an exchange governed by Section 351 of the Code.

        (f) CASH FLOW RATIO. The Cash Flow Ratio (as defined in the Stockholders Agreement) of Parent, on a pro forma basis after giving effect to the Contribution, shall not be in excess of the Cash Flow Ratio Threshold (as defined in the Stockholders Agreement).

        (g) ASSUMPTION OF LIABILITIES. The Company shall have received the Assumption Agreement executed by Parent giving effect to Parent's assumption of the Assumed Liabilities.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION BY MUTUAL CONSENT. All or any portion of this Agreement may be terminated and any or all of the Transactions may be abandoned at any time prior to their respective Closings, whether before or after the approval by stockholders referred to in Section 7.1(a) and in Section 7.2(a), by mutual written consent of the Company and CSC by action of their respective Boards of Directors.

    8.2. TERMINATION BY EITHER CSC OR THE COMPANY. CSC may by action of its Board of Directors terminate this Agreement and the Company may by action of its Board of Directors terminate its and TCI's obligations and rights under this Agreement and the Transactions in the case of a termination by CSC and the Contribution in the case of a termination by the Company may be abandoned at any time prior to their respective Closings if (a) the Transactions in the case of CSC or the Contribution in the case of the Company shall not have been consummated by December 31, 1998 whether such date is before or after the date of approval by the stockholders referred to in Section 7.1(a) and in Section 7.1(b)(the "TERMINATION DATE"), (b) the approval of the stockholders required by
Section 7.1(a) and by Section 7.2(a) shall not have been obtained at a meeting(s) duly convened therefor or at any adjournment or postponement thereof or,(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Contribution in the case of the Company or any of the Transactions in the case of CSC shall become final and non-appealable whether before or after the approval by the stockholders set forth in Section 7.1(a) and
Section 7.2(a) or; PROVIDED, that the right to terminate any or all of this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached (or to the Company in the event of TCI's breach) in any material respect its obligations under this Agreement in any manner which breach shall have proximately contributed to the occurrence of the failure of the Transactions to be consummated.

    8.3. TERMINATION BY THE COMPANY. The Company may by action of its Board of Directors terminate its and TCI's obligations and rights under this Agreement and the Contribution may be abandoned at any time prior to the Stock Closing, whether before or after the approval by stockholders referred to in Section 7.1(a) and in Section 7.2(a), if there has been a material breach by CSC, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach or if any Class B Entity shall not execute and deliver to the Company a signature page to the Voting Agreement within 20 days after the date hereof.

    8.4. TERMINATION BY CSC. This Agreement may be terminated and the Transactions may be abandoned at any time prior to their respective Closings, whether before or after the approval by the stockholders referred to in Section 7.1(a) and in Section 7.2(a), by action of the Board of Directors of CSC if there has been a material breach by the Company of any representation, warranty, covenant or agreement or by TCI of any covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach.

    8.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Contribution pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1. SURVIVAL. This Article IX, the agreements of the Company, TCI, CSC, Parent and Merger Sub contained in Section 3.3 (Contribution), Section 3.4 (Net Adjusted Working Capital Adjustment), Section 3.5 (Antidilution Adjustments),
Section 3.6 (Failure to Receive Third Party Consents), Section 6.1 (CSC Interim Operations), Section 6.2 (Contributed Systems Interim Operations), Section 6.6 (Taxation), Section 6.8 (Certain Contracts), Section 6.9 (Stock Exchange Listing and De-listing), Section 6.11 (Benefits; Board Representation; Employees),
Section 6.12 (Expenses), Section 6.13 (Indemnification; Directors and Officers' Insurance) and Section 6.15 (Other Actions by the Parties) shall survive consummation of any or all of the Transactions. This Article IX, the agreements of the Company, TCI, CSC, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of all of the Transactions or the termination of this Agreement in accordance with its terms.

    9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time with respect to the Merger or the consummation of the Contribution Closing with respect to the Contribution, the parties hereto may modify or amend any portion of this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger and the Contribution are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE UNDER, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

    9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

    IF TO CSC, PARENT OR MERGER SUB

    One Media Crossways,
    Woodbury, NY 11797.
    Attention: General Counsel
    fax: (516) 364-8501

    (with a copy to Joseph B. Frumkin, Esq.,
    Sullivan & Cromwell,
    125 Broad Street, New York, NY 10004
    fax: (212) 558-3588)

    IF TO TCI OR THE COMPANY

    5619 DTC Parkway
    Englewood, Colorado 80111-3000
    Attention: President
    fax: (303) 488-3219

    with a copy similarly addressed,
    Attention: Legal Department
    fax: (303) 488-3245

    (with a copy to Charles Y. Tanabe, Esq.,
    Sherman & Howard L.L.C.
    Suite 3000
    633 Seventeenth Street
    Denver, Colorado 80202
    fax: (303) 298-0940)

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    9.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits and schedules hereto), the Partnership Contribution Agreement, the Voting Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated March 26, 1997, between CSC and the Company (as amended, the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, indemnities, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY

MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

    9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    9.9. OBLIGATIONS OF CSC, PARENT, TCI AND THE COMPANY. Whenever this Agreement requires a Subsidiary of CSC or Parent to take any action, such requirement shall be deemed to include an undertaking on the part of CSC or Parent to cause such Subsidiary (including, after the Effective Time, the Surviving Corporation) to take such action. Whenever this Agreement requires a Subsidiary of the Company or TCI to take any action, such requirement shall be deemed to include an undertaking on the part of the Company and TCI to cause such Subsidiary to take such action.

    9.10. NEW YORK STATE AND CITY REAL PROPERTY TRANSFER TAX; OTHER TRANSFER TAXES; HSR FEE. Any liability arising out of the New York State or City Real Property Transfer Tax, in connection with the filing fees under the HSR Act relating to the Contribution and in respect of any transfer or other similar taxes relating to the transfer of the Contributed Subsidiary Capital Stock, the Acquired Assets or Assumed Liabilities, if applicable and due, shall be borne by Company, on the one hand, and CSC or Parent, on the other hand, in equal one-half shares.

    9.11. BULK TRANSFERS; FURTHER ASSURANCES. The parties hereto waive compliance with the requirements of the Bulk Sales Law of any jurisdiction in connection with the Contribution. The Company shall indemnify and hold harmless Parent and its Subsidiaries against all liabilities which may be asserted by third parties against Parent or any of its Subsidiaries, as a result of noncompliance with the Bulk Sales Law of any jurisdiction. From time to time after the Closing Date, upon the reasonable request of Parent or the Company, the Company or Parent (as the case may be) shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action in order to contribute, assign, convey, transfer, assign and deliver and record title effectively to the Acquired Assets and to evidence the assumption of the Assumed Liabilities.

    9.12. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    9.13. INTERPRETATION. The table of contents, index and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    9.14. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; PROVIDED, HOWEVER, that (i) CSC may assign this Agreement in connection with the Merger to the Surviving Corporation, in which event all references herein to CSC shall be deemed references to the Surviving Corporation except that all representations, warranties, covenants and agreements made herein with respect to CSC shall be deemed to be made either by Parent or the Surviving Corporation (each as a successor to CSC as the context may require),
(ii) Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations, warranties, covenants and agreements made herein with respect to Merger Sub as of the date of this Agreement shall be deemed to be made with respect to such other Subsidiary as of the date of such designation and (iii) the Company may designate, by written notice to CSC, one or more direct or indirect wholly owned subsidiaries of the Company to make a contribution of all or part of the stock of any Contributed Subsidiary to Parent, but such designation shall not affect the liabilities or obligations of the Company under this Agreement.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                TCI COMMUNICATIONS, INC.

                                BY:  /S/ STEPHEN M. BRETT
                                     ------------------------------------------
                                     Name: Stephen M. Brett
                                     Title: Senior Vice President

                                CABLEVISION SYSTEMS CORPORATION

                                BY:  /S/ WILLIAM J. BELL
                                     ------------------------------------------
                                     Name: William J. Bell
                                     Title: Vice Chairman

                                CSC PARENT CORPORATION

                                BY:  /S/ WILLIAM J. BELL
                                     ------------------------------------------
                                     Name: William J. Bell
                                     Title: Vice Chairman

                                CSC MERGER CORPORATION

                                BY:  /S/ WILLIAM J. BELL
                                     ------------------------------------------
                                     Name: William J. Bell
                                     Title: Vice Chairman

AGREED WITH RESPECT TO THE
PARTICULAR SECTIONS
EXPRESSLY NOTED IN
ARTICLE VI AND ARTICLE IX:

TELE-COMMUNICATIONS, INC.

BY:        /S/ STEPHEN M. BRETT
           ------------------------------------------
           Name: Stephen M. Brett
           Title: Senior Vice President

                             INDEX OF DEFINED TERMS

TERM                                                                                                     SECTION
-----------------------------------------------------------------------------------------------------  -----------

1997 Budget..........................................................................................          6.2
Acquired Assets......................................................................................        3.3(c)
Adjusted Closing Balance Sheet.......................................................................        3.4(b)
Affiliates...........................................................................................        5.1(g)
Agreement............................................................................................     Preamble
AMEX.................................................................................................        5.2(e)
Asset Contributed Systems............................................................................        3.3(c)
Assumed Company Debt.................................................................................       6.17(a)
Assumed Liabilities..................................................................................        3.3(c)
Audit Date...........................................................................................        5.1(f)
Bankruptcy and Equity Exception......................................................................        5.1(c)
By-Laws..............................................................................................          2.2
Cable Franchise Agreements...........................................................................        5.1(x)
Certificate..........................................................................................        4.1(a)
Certificate of Merger................................................................................          1.3
Charter..............................................................................................          2.1
CLI..................................................................................................        5.1(x)
Closing Balance Sheet................................................................................        3.4(a)
Closing Date.........................................................................................          1.2
Closings.............................................................................................          1.2
Code.................................................................................................     Recitals
Communications Act...................................................................................        5.1(x)
Company..............................................................................................     Preamble
Company Disclosure Letter............................................................................          5.1
Company Restructuring................................................................................       6.17(b)
Company's Group......................................................................................        5.1(l)
Company's Objection..................................................................................        3.4(b)
Company Tax..........................................................................................        5.1(l)
Company Tax Return...................................................................................        5.1(l)
Compensation and Benefit Plans.......................................................................        5.1(h)
Confidentiality Agreement............................................................................          9.7
Constituent Corporations.............................................................................     Preamble
Contracts............................................................................................        5.1(d)
Contributed Accounts.................................................................................        3.3(c)
Contributed Contracts................................................................................        3.3(c)
Contributed Entities.................................................................................        3.3(c)
Contributed Equipment................................................................................        3.3(C)
Contributed Instruments..............................................................................        3.3(c)
Contributed Intellectual Property....................................................................        3.3(c)
Contributed Inventory................................................................................        3.3(c)
Contributed Real Property............................................................................        3.3(c)
Contributed Subsidiaries.............................................................................        3.3(c)
Contributed Subsidiary Capital Stock.................................................................        3.3(c)
Contributed System Entity; Contributed System Entities...............................................        3.3(c)
Contributed Systems..................................................................................        3.3(c)
Contributed Systems Cable Franchise Agreements.......................................................        5.1(x)
Contributed Systems Leased Real Property.............................................................        5.1(s)

TERM                                                                                                     SECTION
-----------------------------------------------------------------------------------------------------  -----------
Contributed Systems Leases...........................................................................        5.1(t)
Contributed Systems Material Adverse Effect..........................................................        5.1(a)
Contributed Systems Permitted Liens..................................................................        6.2(b)
Contributed Systems Real Property....................................................................        5.1(s)
Contribution.........................................................................................     Recitals
Contribution Closing.................................................................................          1.2
Costs................................................................................................       6.13(a)
CPA Firm.............................................................................................        3.4(b)
CSC..................................................................................................     Preamble
CSC Audit Date.......................................................................................        5.2(f)
CSC Class A Shares...................................................................................        4.1(a)
CSC Class B Shares...................................................................................        4.1(a)
CSC Compensation and Benefit Plans...................................................................        5.2(i)
CSC Group............................................................................................        5.2(l)
CSC Option...........................................................................................       6.11(a)
CSC Pension Plan.....................................................................................        5.2(i)
CSC Reports..........................................................................................        5.2(f)
CSC Stock Plans......................................................................................        5.2(c)
CSC Tax..............................................................................................        5.2(l)
CSC Tax Return.......................................................................................        5.2(l)
Current Assets.......................................................................................        3.4(a)
D&O Indemnified Parties..............................................................................       6.13(a)
D&O Insurance........................................................................................       6.13(c)
DGCL.................................................................................................          1.1
Effective Time.......................................................................................          1.3
Employees............................................................................................        5.1(h)
Environmental Law....................................................................................        5.1(j)
ERISA................................................................................................        5.1(h)
ERISA Affiliate......................................................................................        5.1(h)
Exchange Act.........................................................................................        5.2(b)
Excluded Assets......................................................................................        3.3(c)
Excluded Liabilities.................................................................................        3.3(c)
Excluded Shares......................................................................................        4.1(a)
FCC..................................................................................................        5.1(x)
Financial Statements.................................................................................        5.1(e)
Future Contributed Systems Entities..................................................................        3.3(c)
Future Subsidiary....................................................................................          3.3
GAAP.................................................................................................        3.4(a)
Governmental Entity..................................................................................        5.1(d)
Hazardous Substance..................................................................................        5.1(j)
Hired Employees......................................................................................       6.11(c)
HSR Act..............................................................................................        5.1(d)
Included Contributed Systems.........................................................................        3.3(c)
Indebtedness.........................................................................................        5.1(b)
Indemnified Parties..................................................................................       6.15(e)
Intellectual Property Rights.........................................................................        5.1(v)
IRCA.................................................................................................        5.1(m)
IRS..................................................................................................        5.1(h)
Issue Exceptions.....................................................................................          3.5
Laws.................................................................................................        5.1(i)

TERM                                                                                                     SECTION
-----------------------------------------------------------------------------------------------------  -----------
Liabilities..........................................................................................        3.4(a)
Lien.................................................................................................          3.3
Merger...............................................................................................     Recitals
Merger Closing.......................................................................................          1.2
Merger Consideration.................................................................................        4.1(a)
Merger Sub...........................................................................................     Preamble
Migrated Product Tiers...............................................................................        5.1(x)
Net Adjusted Working Capital.........................................................................        3.4(a)
Order................................................................................................        7.1(d)
Original Agreement...................................................................................     Recitals
Parent...............................................................................................     Preamble
Parent Cable Franchise Agreements....................................................................        5.2(t)
Parent Class A Shares................................................................................        3.3(c)
Parent Class B Share.................................................................................        4.1(a)
Parent Common Stock..................................................................................        4.1(a)
Parent Companies.....................................................................................        4.1(a)
Parent Disclosure Letter.............................................................................          5.2
Parent Material Adverse Effect.......................................................................        5.2(b)
Parent Requisite Votes...............................................................................        5.2(d)
Parent Systems.......................................................................................        5.2(t)
Partnership Contribution Agreement...................................................................     Recitals
Pension Plan.........................................................................................        5.1(h)
Person...............................................................................................        3.3(c)
Pre-Existing Contamination...........................................................................       6.15(e)
Preferred Shares.....................................................................................        4.1(d)
Preferred Stock......................................................................................          2.1
Prospectus/Proxy Statement...........................................................................          6.3
Proxy Financial Statements...........................................................................        6.5(e)
Real Property Laws...................................................................................        5.1(s)
Reorganization Agreement.............................................................................     Recitals
Representatives......................................................................................          6.7
S-4 Registration Statement...........................................................................          6.3
Series A Preferred Stock.............................................................................          2.1
Series B Preferred Stock.............................................................................          2.1
Share; Shares........................................................................................        4.1(a)
Significant Subsidiaries.............................................................................        5.2(b)
Stock Consideration..................................................................................        3.3(c)
Stockholders Agreement...............................................................................     Recitals
Stockholders Meeting.................................................................................          6.4
Subsidiary...........................................................................................        5.1(a)
Surety Liabilities...................................................................................        5.1(b)
Surviving Corporation................................................................................          1.1
Tax; Taxes; Taxable..................................................................................        5.1(l)
TCI..................................................................................................     Recitals
Termination Date.....................................................................................          8.2
Transactions.........................................................................................          1.2
Voting Agreement.....................................................................................     Recitals
Voting Debt..........................................................................................        5.1(b)
WARN.................................................................................................        5.1(m)
Welfare Plans........................................................................................       6.11(c)

                                                                       EXHIBIT A

                      (Terms of Reorganization Agreement)

  Filed separately herewith as Appendix F to this Proxy Statement/Prospectus.

                                                                       EXHIBIT B

                        (Form of Stockholders Agreement)

   File separately herewith as Appendix B to this Proxy Statement/Prospectus.

                                                                SCHEDULE 3.3(II)

                           ASSET CONTRIBUTED SYSTEMS

                                                                       CONTRIBUTED SYSTEM         PARENT CLASS A
    ASSET CONTRIBUTED           CONTRIBUTED SYSTEM ENTITIES            ENTITIES AS OF THE          SHARES TO BE
          SYSTEM                   AS OF THE DATE HEREOF                  CLOSING DATE                 PAID*
--------------------------  ------------------------------------  -----------------------------  -----------------
Oakland, NJ system          TCI of Northern New Jersey, Inc.      TCI CSC II, Inc.
Franklin Lakes, NJ system   UA-Columbia Cablevision of New        TCI CSC II, Inc.
                            Jersey, Inc.
Brookhaven, NY system       Brookhaven Cable TV, Inc.             TCI CSC II, Inc.
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC III, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC IV, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC V, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC VI, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC VII, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC VIII, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC IX, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC X, Inc.
  system
Interest in Paterson, NJ    TCI American Cable Holdings, L.P.     TCI CSC XI, Inc.
  system

------------------------

*   To be provided three business days before the Contribution Closing.

                                                               SCHEDULE 3.3(XII)

                                                                                                  PARENT CLASS A
                                                                      INCLUDED CONTRIBUTED         SHARES TO BE
TRANSFEROR                         CONTRIBUTED SUBSIDIARY                    SYSTEM                    PAID*
--------------------------  ------------------------------------  -----------------------------  -----------------
Country Cable III, Inc.     .1% partnership interest in TKR       Elizabeth, NJ
                            Cable Company                         Hamilton (Del Val N), NJ
                                                                  Tri-System, NJ
                                                                  Morris, NJ
                                                                  Ramapo, NJ
                                                                  Rockland, NY
                                                                  Warwick, NY
Country Cable III, Inc.     99.9% partnership interest in TKR     Elizabeth, NJ
                            Cable Company                         Hamilton (Del Val N), NJ
                                                                  Tri-System, NJ
                                                                  Morris, NJ
                                                                  Ramapo, NJ
                                                                  Rockland, NY
                                                                  Warwick, NY
Country Cable III, Inc.     52.05% partnership interest in        None
                            KRC/CCC Investment Partnership
CCC Sub, Inc.               47.95% partnership interest in        None
                            KRC/CCC Investment Partnership
TCI CSC II, Inc.            100% of the capital stock             Westchester, NY
                            UA-Columbia Cablevision of
                            Westchester, Inc.

------------------------

*   To be provided three business days before the Contribution Closing.

                                                                    SCHEDULE 3.5

                               (Issue Exceptions)

1. Series C Cumulative Preferred Stock, par value $.01 per share, of CSC or Parent, as outstanding as of the date hereof.

2. Any grant or exercise under or pursuant to the CSC Stock Plans or under or pursuant to other grants made under employee, management or director plans adopted after the date hereof that, when aggregated with those grants made under the CSC Stock Plans, are consistent with CSC's past practices.

3.  Conversion of CSC or Parent Class B Shares into CSC or Parent Class A
    Shares.

                                                                      APPENDIX B

                         FORM OF STOCKHOLDERS AGREEMENT

    THIS STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of , 1998, by and among Cablevision Systems Corporation, a Delaware corporation
(including any successor pursuant to this Agreement, the "Parent"), Tele-Communications, Inc., a Delaware corporation (including any successor pursuant to this Agreement, the "Company"), and the Class B Entities (as defined below).

    WHEREAS, Parent, TCI Communications, Inc. and the Company have entered into an Amended and Restated Contribution and Merger Agreement dated as of June 6, 1997 (the "Merger Agreement") providing for, among other things, the Contribution and the Merger;

    WHEREAS, the respective boards of directors of each of Parent and the Company have approved this Agreement;

    WHEREAS, upon consummation of the Transactions pursuant to the Merger Agreement, the Company and the Class B Entities will Beneficially Own (as defined below) Shares (as defined below) and the Class B Entities will Beneficially Own in the aggregate Shares constituting a majority of the Total Voting Power (as defined below);

    WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the consummation of the Contribution Closing; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. CERTAIN DEFINITIONS. (a) Capitalized terms that are used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

    (b) For the purposes of this Agreement, the following terms shall have the following meanings:

    "Affiliate" and "Associate" when used with reference to any Person shall have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act as in effect of the date hereof; PROVIDED, that Parent and its Subsidiaries and the officers and directors of Parent and its Subsidiaries who are not Investor Directors and who are not directors or officers of the Company or any of its Subsidiaries shall not, solely as a result of holding such office of Parent or any of its Subsidiaries, be deemed Affiliates or Associates of any Investor for purposes of this Agreement.

    "Acquisition Transaction" shall mean (i) any merger or other business combination or reorganization transaction involving Parent or any of its Subsidiaries or (ii) any transaction involving the acquisition of capital stock or assets or assumption of liabilities of any Person by Parent or any of its Subsidiaries the fair market value of which exceeds $5 million in the aggregate and which is not made in the ordinary course of business.

    "Annualized Operating Cash Flow" shall mean, as of any date, an amount equal to Operating Cash Flow for the period of three complete consecutive calendar months ending on or most recently prior to such date, multiplied by four.

    A Person shall be deemed the "Beneficial Owner", and to have "Beneficial Ownership" of, and to "Beneficially Own," any securities as to which such Person is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a BONA FIDE public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that no Person shall be deemed the "Beneficial Owner" or to have "Beneficial Ownership" of, or to "Beneficially Own," any Shares solely by virtue of the rights set forth in Sections 7, 8, 9 and 10; PROVIDED, FURTHER, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any Shares (i) solely because such Shares have been tendered pursuant to a tender or exchange offer made by such Person, or any of such Person's Affiliates or Associates, until such tendered Shares are accepted for payment or exchange or (ii) solely because such Person, or any of such Person's Affiliates or Associates, has or shares the power to vote or direct the voting of such Shares pursuant to a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding Shares with respect to which a Person is the Beneficial Owner, all Shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

    "Board" shall mean the Board of Directors of Parent.

    "Cash Flow Ratio" shall mean, as of any date, the ratio of (A) the sum of
(i) the aggregate principal amount of all Indebtedness of Parent and its Indenture Restricted Subsidiaries plus (ii) the aggregate Redemption Amounts on such date in respect of all outstanding preferred stock of Parent and any of its Indenture Restricted Subsidiaries, to (B) Annualized Operating Cash Flow determined as of the last day of the calendar month which precedes such date by at least 10 business days.

    "Cash Flow Ratio Threshold" shall mean 8.0 to 1.0 until and through December 31, 1998; 7.75 to 1.0 from January 1, 1999 until and through December 31, 1999; and 7.5 to 1.0 after December 31, 1999.

    "Change of Control" shall mean, with respect to the Investor or any Class B Entity (other than any Class B Entity that is a natural person), any transaction or series of transactions occurring after the date that such Person becomes subject to this Agreement pursuant to which any Person becomes the Beneficial Owner of Voting Securities of the Investor or such Class B Entity that have the power to cast at least 50% of the votes entitled to be cast in elections of directors (or similar officials) of the Investor or such Class B Entity, as the case may be; PROVIDED, that if the Investor or Class B Entity is a trust, this definition shall apply when any Person becomes the Beneficial Owner of interests in such trust constituting at least 50% of the beneficial interest.

    "Class B Entities" shall mean Charles F. Dolan, Charles F. Dolan 1997 Grantor Retained Annuity Trust, Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC Kathleen Trust, DC Deborah Trust, DC Marianne Trust, DC Patrick Trust, DC Thomas Trust, DC James Trust, CFD Trust No. 1, CFD Trust No. 2, CFD Trust No. 3, CFD Trust No. 4, CFD Trust No. 5, CFD Trust No. 6 and CFD Trust No. 10.

    "Closing Date" shall mean the date of the Contribution Closing.

    "Competitor" shall mean a competitor of Parent or any of its Subsidiaries in one or more of Parent's or any of its Subsidiaries' significant lines of business.

    "Controlled Subsidiary" shall mean, with respect to any Person, a Subsidiary at least a majority of the Voting Securities and other equity interests of which are owned, directly or indirectly, by such Person.

    "Family Members" shall mean, with respect to any natural person, such person's spouse, siblings, descendants and any spouse of such siblings and descendants and descendants of such siblings, including for this purpose persons in a step or adoptive relationship.

    "Group" shall have the meaning assigned to such term in Rule 13d-5 under the Exchange Act as in effect on the date hereof.

    "Holding Company Merger" shall mean any merger or other business combination or reorganization transaction where the stockholders of Parent immediately prior to such transaction will Beneficially Own in the aggregate 100% of the surviving corporation's Voting Securities and other equity interests immediately following such transaction in the same proportion as immediately prior to such transaction subject only to any disproportionality resulting solely from any issuance of Shares in the Partnership Contribution.

    "Indebtedness" shall have the meaning set forth in the Indenture.

    "Indenture" shall mean the Indenture dated as of November 1, 1995, between CSC and The Bank of New York, as Trustee, as in effect on the date of the Merger Agreement and without regard to whether such Indenture shall be in effect or amended in any respect.

    "Indenture Restricted Subsidiary" shall mean "Restricted Subsidiary" as defined in the Indenture as applied to Parent as opposed to CSC.

    "Investor" shall mean the Company or any Permitted Transferee that may from time to time become a party as the Investor to a counterpart of this Agreement.

    "Minority Shares" shall mean the Voting Securities of Parent that are Beneficially Owned by Minority Stockholders.

    "Minority Stockholders" shall mean the Beneficial Owners of Voting Securities of Parent who (i) are not the Investor or a Class B Entity, or Affiliates or Associates of the Investor or a Class B Entity, and (ii) are not members of a Group of which the Investor or a Class B Entity, or Affiliates or Associates of the Investor or a Class B Entity, are members with respect to Voting Securities of Parent.

    "Operating Cash Flow" shall mean, for any period, "Operating Cash Flow" as defined in the Indenture as applied to Parent and its Indenture Restricted Subsidiaries on a consolidated basis.

    "Outstanding Share Capital" shall mean, from time to time, the issued and outstanding Shares, excluding any treasury Shares.

    "Parent Share Issuance Commitments" shall mean those commitments to issue Shares set forth in Schedule 1.

    "Permitted Transferee" shall mean a permitted transferee under Section 6(a) or Section 6(h).

    "Qualified Parties" shall mean, with respect to any Person, any (i) trust described in Section 664 of the Code or other trust of which the Person or Family Members or Qualified Parties of the Person are greater than 50% income beneficiaries, (ii) charitable organization described in Section 501(c)(3) of the Code, (iii) with respect to any Class B Entity that is a natural person, estate of such natural person and (iv) Family Members of any Person that is a natural person.

    "Redemption Amounts" shall mean the sum of all amounts payable (whether or not then due) by Parent or any of its Indenture Restricted Subsidiaries (or principal amount of indebtedness issuable by Parent or any of its Indenture Restricted Subsidiaries) in respect of any preferred stock of Parent or any of its Indenture Restricted Subsidiaries which is by its terms at any time required to be redeemed, purchased or otherwise retired or extinguished (other than by delivery of common stock or of preferred stock of Parent or its Indenture Restricted Subsidiaries), or which by its terms is convertible into any Indebtedness of Parent or any Indenture Restricted Subsidiary at a fixed or determinable date, at the option of any Person other than Parent or such Indenture Restricted Subsidiary or upon the occurrence of a condition not solely within the control of Parent or such Indenture Restricted Subsidiary, or which by its terms is convertible into preferred stock of Parent or any of its Indenture Restricted Subsidiaries that can be so redeemed, retired, extinguished or converted.

    "Restricted Subsidiary" shall mean any Significant Subsidiary of Parent other than Madison Square Garden L.P.

    "Shares" shall mean the Parent Class A Shares and Parent Class B Shares and any other shares of common stock of Parent.

    "Special Committee" shall mean the committee of directors of the Board formed pursuant to Article II, Section 9 of the By-laws of Parent.*

    "Special Directors" shall mean those directors of the Board who are members of the Special Committee.

    "Subsidiary" shall mean, with respect to any Person, any entity at least 50% of the Voting Securities of which are owned directly or indirectly by such Person.

    "Total Voting Power" shall mean the aggregate votes that are entitled to be cast by all Shares, calculated with respect to any Person in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act.

    "Transfer" shall mean (i) any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, or other disposition or encumbrance, including those by operation or succession of law, merger or otherwise, and (ii) with respect to any Shares that are Beneficially Owned by the Investor, any Change of Control of such Investor where, at the time immediately following such Change of Control, the fair market value of such Shares represents more than 20% of the fair market value of all assets of such Investor and (iii) with respect to any Shares that are Beneficially Owned by any Class B Entity, any Change of Control of such Class B Entity.

    "Ultimate Parent Entity" shall mean, with respect to any Person that is a Subsidiary of a Person, the Person that, directly or indirectly, Beneficially Owns at least 50% of the Voting Securities of such Subsidiary and is not a Subsidiary of any Person who is not a natural person.

    "Voting Securities" shall mean any securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity of any partnership, limited liability company or other entity, including the voting rights attached to such securities.

    (c) For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the corresponding Sections of this Agreement (whether or not such Sections have been terminated):

TERM                                                                                 SECTION
----------------------------------------------------------------------------------  ----------
Agreement.........................................................................  Recitals
Company...........................................................................  Recitals
Demand Registration...............................................................  Annex A
Drag-Along Transaction............................................................  8(b)
Investor Directors................................................................  11(a)
Investor Proposal Notice..........................................................  9(a)
Merger Agreement..................................................................  Recitals
Parent............................................................................  Recitals
Piggy-back Registration...........................................................  Annex A
Proposal Notice...................................................................  7(a)
Tag-Along Transaction.............................................................  8(a)
Transfer Transaction..............................................................  7(a)

    2. REPRESENTATIONS OF THE COMPANY. As of the date hereof, the Company represents and warrants to Parent and to each of the Class B Entities that:

        (a) other than those Voting Securities of CSC or Shares issued in exchange thereof in the Merger disclosed to Parent prior to the Contribution Closing, the Company does not Beneficially Own any

------------------------

* S&C will draft a new Parent By-law providing for a four-member committee for Class B Entity transactions and transactions with Family Members of Class B Entities with Parent (excluding compensation): two Class A Directors and, under this Agreement, two Investor Directors.

    Shares other than those Shares issued in connection with the Contribution at the Contribution Closing;

        (b) the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement;

        (c) this Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception;

        (d) no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Company, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and

        (e) the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company, (ii) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon the Company or any Law or governmental or non-governmental permit or license to which the Company is subject or (iii) any change in the rights or obligations of any party under any of such Contracts to which the Company is a party, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

    3. REPRESENTATIONS OF THE CLASS B ENTITIES. As of the date hereof, the Class B Entities each severally represents and warrants to the Company and to Parent that:

        (a) such Class B Entity Beneficially Owns such Shares as set forth opposite its name in Schedule 3 hereto;

        (b) such Class B Entity has all requisite power and authority (corporate or otherwise) and has taken all action (corporate or otherwise) necessary in order to execute and deliver this Agreement;

        (c) this Agreement has been duly executed and delivered by such Class B Entity and is a valid and binding agreement of such Class B Entity enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception;

        (d) no notices, reports or other filings are required to be made by such Class B Entity with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Class B Entity from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Class B Entity, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of such Class B Entity to consummate the transactions contemplated by this Agreement; and

        (e) the execution, delivery and performance of this Agreement by such Class B Entity does not, and the consummation by such Class B Entity of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of such Class B Entity or any of its comparable governing instruments, (ii) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on the assets of such Class B Entity (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon such Class B Entity or any Law or governmental or non-governmental permit or license to which such Class B Entity is subject or (iii) any change in the rights or obligations of any party under any of such Contracts to which such Class B Entity is a party, except, in the case of clause (ii) or (iii) above, for (x) Contracts, Laws, permits and licenses also binding upon CSC or to which CSC or its business also is subject and (y) any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of such Class B Entity to consummate the transactions contemplated by this Agreement.

    4. REPRESENTATIONS OF PARENT. As of the date hereof, Parent represents and warrants to the Company and the Class B Entities that:

        (a) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement;

        (b) this Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception;

        (c) no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; and

        (d) the execution, delivery and performance of this Agreement by Parent do not, and the consummation by Parent of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent, (ii) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on the assets of Parent (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any Law or governmental or non-governmental permit or license to which Parent is subject or (iii) any change in the rights or obligations of any party under any of such Contracts to which Parent is a party, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

    5. STANDSTILL PROVISIONS. The Investor shall not, and shall not suffer or permit any Subsidiaries of the Investor to or, to the extent the Investor possesses the power to prevent, permit any Affiliates or Associates of the Investor to (and shall use all reasonable best efforts to cause such Affiliates and Associates not to), whether acting alone or in concert with others:

        (a) form, join or participate in, or encourage the formation of, a Group with respect to any Shares, other than a Group consisting solely of the Investor, or Affiliates or Associates of the Investor, of Class B Entities or of Qualified Parties of Class B Entities or the Investor;

        (b) deposit any Shares into a voting trust or (except as provided in this Agreement) subject any such Shares to any arrangement or agreement with respect to the voting or Transfer thereof, other than any such trust, arrangement or agreement (i) the only parties to, or beneficiaries of which, are the Investor or any Controlled Subsidiaries of the Investor, any of the Class B Entities, Parent or any Qualified Parties of the Investor or any of the Class B Entities and (ii) the terms of which prohibit any party thereto from acting in a manner inconsistent with this Agreement; PROVIDED, that all of the Shares deposited into any such trust or subjected to any such arrangement or agreement shall be deemed to be Beneficially Owned by the Investor or Affiliates or Associates of the Investor for all purposes of this Agreement;

        (c) (i) except for Shares acquired in the Stock Contribution or upon exercise of the Investor's rights set forth in Section 7 or 10, purchase or otherwise acquire Beneficial Ownership of or otherwise Beneficially Own any Voting Securities of Parent such that the Investor, together with the Affiliates of the Investor, will Beneficially Own 10% or more of the Parent Class A Shares (it being understood and agreed that any Shares acquired and from time to time Beneficially Owned by the Investor and its Affiliates as a result of the ownership of the Voting Securities of CSC and the exchange thereof in the Merger as disclosed to Parent pursuant to Section Z(a) shall be included and count toward such 10% threshold), or (ii) at any time purchase or otherwise acquire any Shares in violation of Regulation M under the Exchange Act (or any successor provision) and the policies of the SEC promulgated thereunder;

        (d) effect or agree to effect any reduction in its equity interest in Parent for up to 180 days following delivery by Parent of a written notice that Parent is proposing to consummate a business combination to be accounted for as a pooling of interests; PROVIDED, that this restriction shall terminate if Parent has not consummated such business combination within 90 days of the date of such written notice and PROVIDED, FURTHER, that this restriction shall be inapplicable to the extent any reduction would not adversely affect the accounting treatment of such business combination as a pooling of interests; or

        (e) advise, assist (including by knowingly providing or arranging financing for that purpose) or knowingly encourage, induce or attempt to encourage or induce any other Person to take any actions referred to in the foregoing paragraphs (a) through (d).

    6. SHARE TRANSFERS. The Investor shall not Transfer, in any single transaction or group of related transactions, any Shares that are Beneficially Owned by the Investor, except for a Transfer in connection with a Holding Company Merger or pursuant to Section 8 or for a Transfer that complies with any of the following subsections:

        (a) a Transfer (i) of all (but not less than all) of such Shares to any Controlled Subsidiary of the Company or (ii) of all or any of such Shares to a Subsidiary all of the Voting Securities and all of the equity securities (other than preferred stock held by institutional or public investors) of which are Beneficially Owned, directly or indirectly, by the Company; PROVIDED, that contemporaneously with any such Transfer such Controlled Subsidiary or wholly owned Subsidiary, as the case may be, becomes a party to a counterpart of this Agreement and the Investor and the Company guarantee the performance of all obligations of such Controlled Subsidiary or wholly owned Subsidiary, as the case may be, under this Agreement; PROVIDED, FURTHER, that such Controlled Subsidiary or wholly owned Subsidiary, as the case may be, and the Company shall prior to such Transfer covenant and agree with Parent and the Class B Entities that, for so long as the Controlled Subsidiary or wholly owned Subsidiary, as the case may be, Beneficially Owns such Shares, it shall continue to be a Controlled Subsidiary or wholly owned Subsidiary, as the case may be, of the Company;

        (b) a Transfer of all or any of such Shares to any Person such that such Person, together with the Affiliates and Associates of such Person, will not Beneficially Own, after giving effect to such Transfer, Voting Securities of Parent constituting 10% or more of the outstanding Parent Class A Shares or Shares constituting 5% or more of the Outstanding Share Capital; PROVIDED, that the Investor shall not, and shall not suffer or permit any Subsidiaries of the Investor to or, to the extent the Investor has the power to prevent, permit any Affiliates or Associates of the Investor to (and shall use all reasonable best efforts to cause such Affiliates and Associates not to), in any case, form, join or participate in or encourage the formation of a Group with such Person or any Affiliates or Associates of such Person;

        (c) a sale of all or any of such Shares to any Person that is conducted publicly through one or more registered broker-dealers over the AMEX or such other stock exchange or interdealer quotation service where Parent Class A Shares may be listed or quoted pursuant to which the sale of such Shares will be in a manner to effect a broad distribution, with such distribution certified to Parent by the lead broker-dealer in any such sale;

        (d) a Transfer of all or any of such Shares to underwriters in connection with an underwritten public offering of such Shares on a firm commitment basis registered under the Securities Act pursuant to which the sale of such Shares will be in a manner to effect a broad distribution, with such distribution certified to Parent by the lead or managing underwriter or underwriters in any such offering;

        (e) a Transfer of all or any of such Shares to Parent or any Controlled Subsidiary of Parent;

        (f) for so long as the Parent Class B Shares are entitled in accordance with their terms to elect 75% of the Board, a Transfer of all or any of such Shares to any Class B Entity;

        (g) a Transfer of all or any of such Shares in a BONA FIDE pledge of such Shares to a financial institution to secure borrowings as permitted by applicable Law; PROVIDED, that contemporaneously with such pledge such financial institution agrees with Parent that upon any foreclosure on such pledge it shall be bound by the obligations of the Company and the Investor under this Agreement (but shall not have any of the rights of the Company and the Investor under this Agreement except as provided in this Section and in Sections 11, 14(c), 15 and 16 pursuant to an assignment effected in accordance with the terms hereof); or

        (h) a Transfer of all (but not less than all) of such Shares to any Person after complying with all of the provisions set forth in Section 9; PROVIDED, that contemporaneously with such Transfer (i) such Person becomes a party to a counterpart of this Agreement as the Investor (whereupon, subject to Section 16(f), any reference to the Investor herein shall be deemed to be a reference to such Person), (ii) if such Person is a Subsidiary of any other Person that is not a natural person, the Ultimate Parent Entity of such Person shall also become a party to a counterpart of this Agreement and assume all obligations of the Company hereunder (whereupon, subject to Section 16(f), any reference to the Company herein shall be deemed to be a reference to such Ultimate Parent Entity) and (iii) such Person causes to be delivered to Parent a legal opinion of counsel of national standing, in form and substance reasonably acceptable to Parent, to the effect set forth in Sections 2(b) and 2(c).

    7. THE COMPANY'S RIGHT OF CONSULTATION WITH PARENT AND THE CLASS B ENTITIES. The Company, Parent and the Class B Entities hereby agree with each other that, until the date that the Investor ceases to be entitled to nominate two Investor Directors pursuant to Section 11(a) or, if earlier and at such time the Investor does not Beneficially Own at least 33% of the Outstanding Share Capital or such lesser percentage that results solely from any dilution for issuances for which no preemptive rights under Section 10 are given to the Investor, ten years from the date hereof, the Company, Parent and the Class B Entities shall be entitled to the respective rights and be subject to the respective obligations set forth in this Section:

        (a) NOTICE. Prior to (i) the Class B Entities effecting a Transfer (other than in a BONA FIDE pledge or grant of security interest to a financial institution to secure borrowings) of Shares to any Person (other than any Class B Entity or any Qualified Parties or Controlled Subsidiaries of any Class B Entities) in any transaction or series of transactions pursuant to which there is a Transfer of Shares that would constitute at least 10% of the Total Voting Power, (ii) Parent or its Subsidiaries effecting a Transfer (other than in a BONA FIDE pledge or grant of security interest to a financial institution to secure borrowings) of Beneficial Ownership of capital stock or other equity interests in any Restricted Subsidiary other than to Parent or to a Controlled Subsidiary or stockholders of Parent or (iii) Parent or its Subsidiaries effecting a Transfer (other than in a bona fide pledge or grant of security interest to a financial institution to secure borrowings) of a substantial portion of the assets of Parent or any Restricted Subsidiary other than to Parent or to a Controlled Subsidiary of Parent (collectively, a "Transfer Transaction"), Parent or the Class B Entity desiring to make such a Transfer shall first notify the Company in writing (a "Proposal Notice") of the possibility of such a transaction and the number of and a description of the interests contemplated to be Transferred.

        (b) CONSULTATION. Following the Company's receipt of the Proposal Notice, Parent or the Class B Entity sending the notice shall discuss with the Company the possibility of effecting a Transfer Transaction with the Company. If the Company wishes to pursue such a transaction and is capable of completing a Transfer Transaction, then, for a period of 30 days after the Company's receipt of the Proposal Notice (or such shorter period if the Company responds in writing that it is not interested in pursuing such a transaction), Parent or the Class B Entity shall negotiate in good faith and exclusively with the Company to determine whether it is possible to agree to a Transfer Transaction with the Company but shall not be obligated to enter into any agreement with the Company to do so. Parent or the Class B Entity shall be free to negotiate and to initiate and hold discussions with other potential purchasers at any time before the Proposal Notice or after the expiration of such 30-day or shorter period and may agree to enter into a Transfer Transaction at any time after the expiration of such 30-day or shorter period even if such Transfer Transaction has a lower value to Parent or the Class B Entity than any transaction proposed by the Company. The Company agrees to keep confidential the fact that Parent or a Class B Entity is considering effecting a Transfer Transaction, the possible terms thereof and any confidential information obtained by the Company in pursuing negotiations contemplated by this Section or otherwise obtained from Parent or any of the Class B Entities or their respective representatives.

    8. THE INVESTOR'S TAG-ALONG RIGHTS; THE CLASS B ENTITIES' DRAG-ALONG RIGHTS. The Company and the Class B Entities hereby agree with each other that, for so long as the Parent Class B Shares are entitled in accordance with their terms to elect 75% of the Board or until this Section 8 terminates as provided in Section 16(f), the Company and the Class B Entities shall be entitled to the respective rights and subject to the respective obligations set forth in this
Section:

        (a) TAG-ALONG. If any Class B Entity proposes to Transfer any Shares Beneficially Owned by it to any Person (other than any Class B Entity or any Qualified Parties or Controlled Subsidiaries of any Class B Entities) in a transaction or series of transactions pursuant to which such Person, together with Affiliates and Associates of such Person (excluding from such Affiliates or Associates any Class B Entity or any Qualified Parties or Controlled Subsidiaries of any Class B Entities) (a "Tag-Along Transaction"), would become the Beneficial Owner of Voting Securities of Parent that have the power to cast at least 50% of the votes entitled to be cast in elections of directors of Parent, the Investor shall be given the opportunity and shall have the right to Transfer such number (but no less or more than such number) of the Shares then Beneficially Owned by the Investor that is the same in proportion to the total number of Shares that are Beneficially Owned by the Investor as the proportion of the number of Shares being or to be Transferred by the Class B Entities concurrently to such Person in the transaction or series of transactions constituting the Tag-Along Transaction to the total number of Shares that are Beneficially Owned by all of the Class B Entities on terms (including the form and amount of, and the time of receipt of, consideration therefor) and conditions identical in all material respects to those applicable to such Class B Entity in connection with such Transfer. Any such Class B Entity shall give written notice to the Investor setting forth in detail the material terms and conditions of the applicable proposed Transfer, and the Investor shall have at least ten business days after such notice is given within which to exercise its rights contained in this Section by written notice thereof given to such Class B Entity (it being understood and agreed that, if no such notice is received by such Class B Entity within such period, the Investor shall be deemed to have elected not to have exercised its rights under this Section). Any such notice shall constitute an irrevocable offer by the Investor to sell to such Person such Shares on the terms and conditions received by any such Class B Entity in connection with such Transfer.

        (b) DRAG-ALONG. If the Investor does not exercise the rights set forth in the foregoing paragraph (a), then any Class B Entity that is Transferring Shares to a Person (other than any Class B Entity or any Qualified Parties or Controlled Subsidiaries of a Class B Entity or any Person that before entering into the definitive documentation relating to such Transfer was an Associate or

    Affiliate of any Class B Entity or of a Qualified Party of a Class B Entity) in a transaction or series of transactions pursuant to which such Person, together with Affiliates and Associates of such Person (excluding from such Affiliates or Associates any Class B Entity or any Qualified Parties or Controlled Subsidiaries of any Class B Entities) (a "Drag-Along Transaction"), would become the Beneficial Owner of Voting Securities of Parent that have the power to cast at least 50% of the votes entitled to be cast in elections of directors of Parent may give written notice to the Investor during the period expiring on the close of business on the tenth business day following the expiration of the five business day period set forth in the foregoing paragraph (a) requiring the Investor to Transfer such number (but no less or more than such number) of the Shares then Beneficially Owned by the Investor that is the same in proportion to the total number of Shares that are Beneficially Owned by the Investor as the proportion of the number of Shares being or to be Transferred by the Class B Entities concurrently to such Person in the transaction or series of transactions constituting the Drag-Along Transaction to the number of Shares that are Beneficially Owned by the Class B Entities on terms (including the form and amount of, and the time of receipt of, consideration therefor) and conditions no less favorable in all material respects to those applicable to such Class B Entity (and its Affiliates and Associates) in connection with such Transfer.

        (c) PARITY; CLOSING. The terms on which the applicable Class B Entity actually Transfers its Shares shall not be materially more favorable to the Class B Entity (and its Affiliates, Associates and Qualified Parties), and include no more cash, than the terms set forth in the notice given by it pursuant to the foregoing paragraph (a). The Investor shall give the same representations, warranties, covenants and agreements as are given by the Class B Entity in connection with any Transfer pursuant to this Section, but only insofar as they relate to the Investor's ownership of Shares or are representations and warranties to the effect set forth in Section 2, and shall take all such actions as may be necessary to permit such Transfer to lawfully occur. The closing of the purchase and sale of the Investor's Shares by any Person pursuant to this Section shall, to the extent legally practicable, take place at the same time and place as the closing of the Transfer by any such Class B Entity giving rise to the tag-along rights and drag-along rights set forth in this Section. At such closing, (i) the Investor shall deliver to such Person certificates representing the Shares being sold, free and clear of any Lien (and the Investor hereby represents and warrants to the Class B Entities and shall represent and warrant to such Person that such Shares shall, immediately prior to such sale, be so free and clear), (ii) such Person shall deliver to the Investor the consideration to be paid for such Shares in accordance with the terms of the purchase and sale of such Shares and (iii) the Investor shall execute such other documents and take such other action as shall be reasonably necessary to consummate the purchase and sale of such Shares; PROVIDED, that if the Investor is required to Transfer Shares pursuant to a Class B Entity's exercise of its drag-along rights, the Investor shall not be required to enter into any noncompete or other agreement that in any material respect restricts or has an adverse effect on the business or operations of the Investor or any of its Affiliates.

    9. PARENT'S RIGHT OF CONSULTATION WITH THE INVESTOR. The Company and Parent hereby agree with each other that the Company and Parent shall be entitled to the respective rights and subject to the respective obligations set forth in this Section:

        (a) NOTICE. If at any time the Investor desires to Transfer in a transaction or series of transactions any Shares to any other Person pursuant to Section 6(h), the Investor shall first notify Parent in writing (an "Investor Proposal Notice") of the possibility of such a transaction, the number of Shares proposed to be Transferred and the aggregate number of and a description of the Shares that are Beneficially Owned by the Investor.

        (b) CONSULTATION. Following Parent's receipt of an Investor Proposal Notice the Investor shall discuss with Parent the possibility of effecting such a transaction with Parent. If Parent wishes to pursue such a transaction and is capable of completing such a transaction, then, for a period of 30 days after Parent's receipt of the Investor Proposal Notice (or such shorter period if Parent responds in writing that it is not interested in pursuing such a transaction), the Investor shall negotiate in good faith and exclusively with Parent to determine whether it is possible to agree to such a transaction with Parent but shall not be obligated to enter into any agreement with Parent to do so. The Investor shall be free to negotiate and to initiate and hold discussions with other potential purchasers at any time before the Investor Proposal Notice or after the expiration of such 30-day or shorter period and may agree to enter into such a transaction at any time after the expiration of such 30-day or shorter period even if such transaction has a lower value to the Investor than any transaction proposed by Parent. Parent agrees to keep confidential the fact that the Investor is considering effecting such a transaction, the possible terms thereof and any confidential information obtained by Parent in pursuing negotiations contemplated by this Section.

    10. THE INVESTOR'S PREEMPTIVE RIGHTS. The Company and Parent hereby agree with each other that the Investor and Parent shall be entitled to the respective rights and subject to the respective obligations set forth in this Section:

        (a) NOTICE; EXERCISE; CLOSING. If Parent proposes to issue, grant or sell Shares, Parent shall give to the Investor a written notice setting forth in reasonable detail the per share consideration (including, in the case of any convertible or derivative security, the issue consideration pro rated per Share for such security) and other terms on which such Shares are proposed to be issued, granted or sold and the amount thereof proposed to be issued, granted or sold. The Investor shall thereafter have the preemptive right, exercisable by notice to Parent no later than 15 days after Parent's notice is given, to purchase up to such number of Parent Class A Shares so that, after giving effect to such issuance, grant or sale and the preemptive subscription by the Investor, the Investor, together with its Affiliates and Associates, will Beneficially Own in the aggregate the same proportion of the Outstanding Share Capital as Beneficially Owned as of the date of Parent's notice, for the consideration in cash and on the other terms set forth in Parent's notice. Any written notice by the Investor exercising the right to purchase Shares pursuant to this Section shall constitute an irrevocable commitment to purchase from Parent the Shares specified in such notice, subject to the maximum set forth in the preceding sentence. The closing of the purchase of Shares by the Investor shall, to the extent legally practicable, take place at the same time and place as the closing of such issuance, grant or sale to the Persons giving rise to the preemptive rights set forth in this Section and if not at the same time shall take place as soon thereafter as is practicable; PROVIDED that such closing shall, to the extent applicable, be conditioned upon the expiration or termination of any waiting period under the HSR Act and the making of any necessary filings with and obtaining of any approvals from any Governmental Entities except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole. At such closing, (i) Parent shall deliver to the Investor certificates representing the Shares being subscribed, and such Shares will be validly issued, fully paid and nonassessable, (ii) the Investor shall deliver to Parent the consideration to be paid for such Shares and (iii) the Investor and Parent shall execute such other documents and take such other action as shall be reasonably necessary to consummate the subscription of such Shares.

        (b) NON-EXERCISE. From the expiration of the 15-day period first referred to in the foregoing paragraph (a) and for a period of 90 days thereafter, Parent may offer, issue, grant and sell to any Person up to the amount of Shares set forth in Parent's notice relating to such Shares for a price and other terms no less favorable to Parent, and including no less cash, than those set forth in such notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); PROVIDED, HOWEVER, that Parent may not issue, grant or sell Shares in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by the Investor upon exercise of its preemptive rights without granting the Investor the preemptive rights in this Section with respect to such greater amount of Shares.

        (c) EXEMPTIONS. The provisions of this Section shall not apply to (i) any issuance and sale of Shares by Parent in a Demand Registration (as defined in Annex A) or in a Piggy-back Registration (as defined in Annex A) in which the Investor is participating; (ii) the grant or exercise of employee, management or director stock options to purchase Shares pursuant to, or the issuance of Shares otherwise under or pursuant to, the Parent Share Issuance Commitments; (iii) any grant or exercise of employee, management or director stock options not included in the Parent Share Issuance Commitments the grant of which, when aggregated with options or Shares included in or issued under the Parent Share Issuance Commitments, was or is consistent with CSC's and Parent's past practices; (iv) any sale, grant or issuance of Shares that, together with any previous sales, grants or issuances made in reliance on this clause (iv), represents less than 1% of the Outstanding Share Capital as of the date of such sale, grant or issuance; and (v) any other sale, grant or issuance of Shares that has been approved in writing by the Investor.

        (d) NON-CASH VALUATION. In the event that any offer, issue, grant or sale includes or is proposed to include any non-cash consideration, Parent and the Investor shall in good faith seek to agree upon the value of such non-cash consideration. If Parent and the Investor fail to agree on such value during the 15-day period contemplated by paragraph (a) of this Section, then Parent shall refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and that shall make a final and binding determination within 10 days. The value of any securities shall be the fair market value of such securities and the value of any property other than securities shall be the fair market value of such property. If a determination under this paragraph (d) is required, any deadline for acceptance provided for in this Section shall be postponed until the fifth business day after the date of such determination. Whichever of the Investor or Parent whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the expenses of such investment banking firm. All determinations made pursuant to this paragraph (d) shall be final and binding on the Investor and Parent.

        (e) HSR CONDITION. If in the reasonable judgment of the Investor, the Investor's acquisition of Shares upon exercise of its rights under this
    Section 10 would require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Parent and the Investor each will take such actions as may be required promptly to comply with the requirements of the HSR Act relating to the filing and furnishing of information (an "HSR Report") to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ"), such actions to include (i) preparing and cooperating with each other in preparing the HSR Report to be filed by or on behalf of each of them so as to avoid errors or inconsistencies between their HSR Reports in the description of the reported transaction and to permit the filing of their HSR Reports in a timely fashion, (ii) complying with any request for additional documents or information made by the FTC, the DOJ or any other Governmental Entity or by any court and assisting the other in so complying and (iii) causing all Persons which are part of the same "person" (as defined for purposes of the HSR Act) as such party to cooperate and assist in such compliance. Parent and the Investor each will pay any costs that it incurs in complying with the obligations set forth in this paragraph. It will be a condition precedent to the acquisition of Shares by the Investor that either (i) no filing under the HSR Act by the Investor is required in connection with such acquisition or (ii) any applicable waiting period under the HSR Act has expired or been terminated. If the applicable waiting period under the HSR Act has not expired or been terminated within 180 days after filing of the HSR Report or if the Investor and Parent agree to withdraw the HSR Report, then Parent will use its reasonable best efforts to afford to the Investor the benefits intended to be provided by this Section 10 by granting to the Investor the right to acquire, on the same terms as the securities originally to be acquired, other securities of Parent having substantially the same rights, privileges and preferences as the securities originally to be acquired, except that such other securities will not possess voting rights and will be convertible into the Shares that the Investor was to acquire pursuant to this Section.

    11.  BOARD REPRESENTATION.

        (a) INVESTOR DIRECTORS. For so long as, and only for so long as, the Investor Beneficially Owns Parent Class A Shares that in the aggregate comprise at least 20% of the Outstanding Share Capital, the Investor shall be entitled to nominate two and no more than two directors (the "Investor Directors") to the Board, each of whom shall be a person that is reasonably acceptable to Parent (it being agreed for this purpose that, subject to applicable legal requirements, any executive officer or member of the board of directors of the Company shall be acceptable to Parent); PROVIDED, that in the event that the Investor shall at any time cease to Beneficially Own Parent Class A Shares that in the aggregate comprise at least 20% of the Outstanding Share Capital but shall continue to Beneficially Own Parent Class A Shares that in the aggregate comprise at least 10% of the Outstanding Share Capital, the Investor shall thenceforth be entitled to nominate one and no more than one Investor Director under this Section 11 and Parent or any of the Class B Entities may request that one of the Investor Directors then on the Board resign as a director of Parent and, upon such request, one of the Investor Directors shall, and the Investor shall use best efforts to cause one of the Investor Directors to, resign immediately and relinquish all rights and privileges as a member of the Board; PROVIDED, FURTHER, that each of the Investor Directors shall in all cases be a director elected to the Board by the Parent Class B Shares. In the event that the Investor shall at any time cease to Beneficially Own Parent Class A Shares that in the aggregate comprise at least 10% of the Outstanding Share Capital, the Investor shall thenceforth not be entitled to nominate any Investor Directors under this Section 11 and Parent or any of the Class B Entities may request that any Investor Directors then on the Board resign as directors of Parent and, upon such request, the Investor Directors shall, and the Investor shall use its reasonable best efforts to, cause such Investor Directors to, resign immediately and relinquish all rights and privileges as a member of the Board.

    Prior to the election of directors to the Board, the Investor may give reasonable advance written notice to Parent prior to the mailing of the proxy statement relating to such matters requesting that Parent include, and Parent and the Class B Entities (in their capacity as stockholders of Parent) agree that Parent shall include, the Investor Directors as nominees for the slate of directors to be elected to the Board.

    Notwithstanding the foregoing, in the event that the holders of the Class B Shares cease at any time to be entitled to elect 75% of the Board in accordance with the terms of the Parent Class B Shares, the Investor shall thenceforth no longer be entitled to any rights under this Section and the Investor agrees that, following such event, Parent may request that all or any of the Investor Directors then on the Board resign as Investor Directors, and upon such request by Parent, the Investor Directors shall, and the Investor shall use reasonable best efforts to cause such Investor Directors to, resign as Investor Directors and relinquish all rights and privileges as a member of the Board at the next meeting of stockholders of Parent called for the purpose of electing directors to the Board; PROVIDED, that such Investor Directors may in any case be nominees as directors to the Board at any meetings called for election of directors in accordance with this Agreement and with the By-laws of Parent. Notwithstanding anything to the contrary in this Agreement, no more than 25% of the directors on the Board (rounded up to the nearest whole director) shall be nominees of the Investor or any Affiliate or Associate of the Investor.

        (b) SPECIAL COMMITTEE. For so long as, and only for so long as, the Investor is entitled to nominate two Investor Directors pursuant to Section 11(a) (without giving effect to any reduction in the number of Investor Directors resulting from the last sentence of Section 11(a)), (i) two (or one, if the number of Investor Directors is reduced as a result of Section 11(a)) of the Special Directors shall be the Investor Directors and (ii)
    Section 9 of Article II of Parent's By-laws may not be amended without the prior written consent of the Investor. If only one of the Special Directors is an Investor Director as a result of any reduction resulting from the last sentence of Section 11(a), then any matter requiring the approval of the Special Directors shall not be approved without the approval of the Investor Director. The Investor, Parent and the Class B Entities agree that the Investor Directors shall not be entitled to vote on the transactions contemplated by the Partnership Contribution or on the approval or adoption of the Partnership Contribution Agreement notwithstanding the fact that such transaction and such agreement may be referred to the Special Committee.

        (c) EFFORTS TO NOMINATE AND ELECT DIRECTORS. Parent shall nominate and Parent and the Class B Entities shall use their respective best efforts to take and cause to be taken all necessary action (corporate and other), which efforts shall include the voting of or granting consents with respect to all Voting Securities of Parent Beneficially Owned by them, to elect to the Board the Investor Directors required to be nominated for election as directors in accordance with the terms of this Section.

    12. INVESTOR VOTING. For so long as the Class B Shares are entitled in accordance with their terms to elect 75% of the Board, with respect to the election of directors to or removal of directors from the Board and any increase of authorized Shares*, the Investor shall vote or grant consent with respect to, and shall cause to be voted or to be granted any consents with respect to, all Voting Securities that are Beneficially Owned by the Investor on all matters submitted to the holders of Voting Securities in direct proportion to the votes or consents of the Minority Shares on any such matter. The Investor and the Class B Entities shall cause all Shares owned by the Investor and the Class B Entities, as the case may be, and shall use reasonable best efforts to cause all of their respective Affiliates and Associates to be represented, in person or by proxy, at all meetings of holders of Shares of which the Investor or the Class B Entities, as the case may be, have actual notice, so that all of such Shares may be counted for the purpose of determining the presence of a quorum at such meetings.

    13. ACQUISITION TRANSACTIONS. For so long as, and only for so long as, the Investor is entitled to nominate two Investor Directors pursuant to Section 11(a), Parent shall not, without the prior written consent of the Company, consummate an Acquisition Transaction if, after giving effect to such transaction, the Cash Flow Ratio will exceed the Cash Flow Ratio Threshold. Before consummation of an Acquisition Transaction that is reasonably likely to result in the Cash Flow Ratio Threshold being exceeded, Parent shall provide written notice and a reasonable description of such transaction, including pro forma calculations of the Cash Flow Ratio giving effect to such transaction as of the beginning of the most recent three-month period for which Annualized Operating Cash Flow can be calculated, together with reasonable documentary supporting information for such calculation. To the extent reasonably practicable under the circumstances of such transaction, such notice shall be given 30 days prior to such consummation, but in no event shall such notice be given less than 10 days prior to such consummation.

    14.  ADDITIONAL AGREEMENTS.

        (a) EXCHANGE ACT REPORTING. For so long as, and only for so long as, any of the Shares Beneficially Owned by the Investor are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, unless Parent is then subject to and in compliance with Section 13 or 15(d) of the Exchange Act as contemplated by Rule 144(c)(1) under the Securities Act, Parent shall make publicly available any information concerning Parent that is contemplated by Rule 144(c)(2) under the Securities Act.

        (b) MAINTENANCE OF ULTIMATE PARENT ENTITY AS A PARTY. In the event that the Company shall at any time become or be a Subsidiary of any Person that is not a natural person, the Company covenants and agrees that the Ultimate Parent Entity of such Person shall forthwith execute a counterpart of this Agreement and shall assume all obligations of the Company hereunder and all references herein to the Company shall be deemed a reference to such Ultimate Parent Entity. This paragraph shall similarly apply to any subsequent Ultimate Parent Entities.

        (c) REGISTRATION RIGHTS. The Investor shall have the registration rights set forth in Annex A hereto.

------------------------

* If not approved at the Stockholders Meeting, the Investor shall vote to increase the authorized Parent Class A Shares.

        (d) VOLUME DISCOUNTS. The Company shall use its reasonable best efforts to make available to Parent and its Subsidiaries the benefits of its agreements with vendors on terms no less favorable than those generally available to the Company or Affiliates of the Company.

    15. LEGENDS. (a) Each of the Investor and the Class B Entities agrees that all certificates representing the Shares that are from time to time subject to this Agreement shall bear the following legend:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A
       STOCKHOLDERS AGREEMENT DATED             , 199 (A COPY OF WHICH IS ON
       FILE WITH THE SECRETARY OF THE CORPORATION) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING THEREOF. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL BE VOID."

Upon termination with respect to the Investor or the Class B Entities of this Agreement in accordance with its terms or upon any Shares ceasing to be subject to this Agreement and upon the written request by the Investor or any of the Class B Entities, as the case may be, Parent shall issue new certificates with the foregoing legend removed.

    (b) The Investor agrees that all certificates representing the Shares that were issued in the Contribution and that are Transferred pursuant to this Agreement (unless a registration statement with respect to such Shares referred to in Annex A is then effective) shall bear the following legend until such time as the Investor or any transferee thereof delivers an opinion of counsel reasonably acceptable to Parent to the effect that such legend is no longer required under the Securities Act:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE SOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

    16.  MISCELLANEOUS.

    (a) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

    (b) VENUE; WAIVER OF JURY TRIAL. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph (c) of this Section or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH (b).

    (c) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least five days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to the Company or the Investor, to:

           5619 DTC Parkway

           Englewood, Colorado 80111-3000

           Facsimile: (303) 488-3219/(303) 488-3245

           Attention: President/Legal Department

        with a copy to:

           Sherman & Howard L.L.C.

           Suite 3000

           633 Seventeenth Street

           Denver, Colorado 80202

           Facsimile: (303) 298-0940

           Attention: Charles Y. Tanabe, Esq.

        If to Parent, to:

           One Media Crossways

           Woodbury, New York 11797

           Facsimile: (516) 364-8501

           Attention: General Counsel

        with a copy to:

           Sullivan & Cromwell

           125 Broad Street

           New York, New York 10004

           Facsimile: (212) 558-3588

           Attention: Joseph B. Frumkin, Esq.

        If to any of the Class B Entities, to:

           Charles F. Dolan

           One Media Crossways

           Woodbury, New York 11797

           Facsimile: (516) 364-6279

               and

           William A. Frewin, Jr.

           One Media Crossways

           Woodbury, New York 11797

           Facsimile: (516) 364-4592

        with a copy to:

           Debevoise & Plimpton

           875 Third Avenue

           New York, New York 10022

           Facsimile: (212) 909-6836

           Attention: Bruce D. Haims, Esq.

    (d) SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    (e) COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

    (f) TERMINATION; SURVIVAL. Immediately upon the Investor, together with all of the Affiliates of the Investor, ceasing to Beneficially Own in the aggregate at least 20% of the Outstanding Share Capital, Sections 7 and 9 shall terminate automatically without any action by any party and such terminated provision shall not survive such termination. Immediately upon the Investor, together with all of the Affiliates of the Investor, ceasing to Beneficially Own in the aggregate at least 10% of the Outstanding Share Capital, this Agreement (other than Sections 1, 2, 3, 4, 5, 14(c), 15 and 16) shall terminate automatically without any action by any party and such terminated provisions of this Agreement shall not survive such termination. On the day that is two years after the date of such termination, Section 5 shall terminate automatically without any action by any party and shall not survive such termination. Immediately upon a Transfer to a Permitted Transferee pursuant to Section 6(h), Sections 7, 9, 11(b) and 13 shall terminate automatically without any action by any party and such terminated provisions of this Agreement shall not survive such termination; PROVIDED, that if such Permitted Transferee is a Competitor, all of Section 11 shall terminate automatically without any action by any party and such terminated provision shall not survive such termination; PROVIDED, FURTHER, that on the day that is five years following a Transfer to any such Permitted Transferee, Section 10 shall terminate automatically without any action by any party and such terminated provision shall not survive such termination. This Section 16 and Sections 1, 2, 3, 4, 14(c) and 15 shall survive any termination of all or any part of this Agreement indefinitely.

    (g) HEADINGS; RECITALS. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

    (h) SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

    (i) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall not be assignable except to the extent expressly permitted hereby and any purported assignment in violation of this Agreement shall be void. Any Class B Entity may assign this Agreement in connection with a Transfer of any Shares to a Class B Entity or any Qualified Parties or Controlled Subsidiaries of any Class B Entities; PROVIDED, that such transferee shall become a party to a counterpart of this Agreement and become bound as a Class B Entity hereunder. In the case of a merger or other business combination or reorganization transaction involving Parent where securities other than those of Parent are issued to the holders of Shares, this Agreement shall be assigned to and shall inure to the benefit of and be binding upon the Person issuing securities in such transaction and any reference herein to Parent shall be deemed to be a reference to such Person. The rights and obligations under this Agreement (excluding Sections 7, 9, 11(b) and 13) shall be assigned by the Investor and the Company to a Permitted Transferee in connection with the Transfer to such Permitted Transferee pursuant to Section 6(h); PROVIDED, that if such Permitted Transferee is a Competitor, Section 11 shall also be excluded from such assignment, which assignment shall not terminate any portion of this Agreement except in accordance with Section 16(f). The Investor may assign its rights and obligations (w) under this Agreement to a Permitted Transferee pursuant to Section 6(a)(i), (x) under this Agreement to a Permitted Transferee pursuant to Section 6(a)(ii), (y) under Sections 14(c), 15 and 16 to a transferee pursuant to Section 6(b) and (z) under Sections 6, 11, 14(c), 15 and 16 to a transferee pursuant to Section 6(g), which assignment shall not terminate any obligations of the Investor hereunder; PROVIDED, that in the event of an assignment described in (x), (y) or (z) above, the Investor agrees with Parent that the transferee(s) and the Investor shall, with respect to Parent, act as one Investor under such assigned Sections.

    (j) ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement (including any annexes and schedules hereto) and the Merger Agreement (including any exhibits and schedules thereto) supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the party or parties affected or to be affected thereby. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

    (k) NO REQUEST FOR AMENDMENT OR WAIVER. The Company shall not, and shall cause its Affiliates not to and use reasonable best efforts to cause its Associates not to, request publicly that Parent or any of the Class B Entities or any of their respective agents or representatives, directly or indirectly, amend or waive any provision of this Agreement or make any such request privately if it could reasonably be expected to require Parent to make a public announcement regarding such request.

    (l) NO RELIEF OF LIABILITIES. No Transfer by the Investor or any Class B Entity of Beneficial Ownership of any Shares shall relieve the Investor or such Class B Entity of any liabilities or obligations to

Parent or to a Class B Entity (in the case of a Transfer by the Investor) or to the Investor (in the case of a Transfer by a Class B Entity) that arose or accrued prior to the date of such Transfer.

    (m) SECURITIES SUBJECT TO AGREEMENT; INEFFECTIVE TRANSFERS. All Shares that are Beneficially Owned by the Investor (including any Shares disclosed pursuant to Section Z(a) for as long as such Shares are Beneficially Owned by the Investor or its Affiliates), and the Class B Entities and, to the extent provided herein, the Affiliates and Associates of the Investor and the Class B Entities, shall be subject to this Agreement. No Transfer or acquisition of any Shares in violation of any provision of this Agreement shall be effective to pass any title to, or create any interest in favor of, any Person, but the Investor or Class B Entities, as the case may be, in attempting to effect or in permitting or suffering such Transfer or acquisition, shall be deemed to have committed a material breach hereof.

    (n) FURTHER ASSURANCES. The parties hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

    (o) THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

    IN WITNESS WHEREOF, Parent, each Class B Entity and the Company have executed and delivered this Agreement, or a counterpart hereof, as of the date first written above or, where applicable, across from a party's signature on such counterpart.

                                CABLEVISION SYSTEMS CORPORATION

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                TELE-COMMUNICATIONS, INC.

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CHARLES F. DOLAN

                                By:

                                CHARLES F. DOLAN 1997 GRANTOR RETAINED ANNUITY TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DOLAN DESCENDANTS TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DOLAN PROGENY TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DOLAN GRANDCHILDREN TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DOLAN SPOUSE TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DC KATHLEEN TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DC DEBORAH TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DC MARIANNE TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DC PATRICK TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DC THOMAS TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                DC JAMES TRUST

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 1

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 2

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 3

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 4

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 5

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 6

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                CFD TRUST NO. 10

                                By:  ------------------------------------------
                                     Name:
                                     Title:

                                                                      SCHEDULE 1

                      (PARENT SHARE ISSUANCE COMMITMENTS)

1.  CSC Stock Plans.

2. Any Parent Class A Shares issuable upon conversion of any Parent Class B Shares.

3. Any Shares issuable upon conversion of the Series C Cumulative Preferred Stock, par value $.01 per share, of Parent outstanding as of the date of the Merger Agreement.

                                                                      SCHEDULE 3

                (PARENT CLASS B SHARES OF THE CLASS B ENTITIES)*

ENTITY                                                                                              CLASS B SHARES
--------------------------------------------------------------------------------------------------  --------------
Charles F. Dolan..................................................................................      4,859,281
Charles F. Dolan 1997 Grantor Retained Annuity Trust..............................................      1,240,000
Dolan Descendants Trust...........................................................................        413,625
Dolan Progeny Trust...............................................................................        513,625
Dolan Grandchildren Trust.........................................................................        307,625
Dolan Spouse Trust................................................................................         52,945
DC Kathleen Trust.................................................................................        303,116
DC Deborah Trust..................................................................................        303,116
DC Marianne Trust.................................................................................        294,285
DC Patrick Trust..................................................................................        294,285
DC Thomas Trust...................................................................................        303,116
DC James Trust....................................................................................        303,116
CFD Trust No. 1...................................................................................        302,880
CFD Trust No. 2...................................................................................        302,880
CFD Trust No. 3...................................................................................        294,049
CFD Trust No. 4...................................................................................        294,049
CFD Trust No. 5...................................................................................        302,880
CFD Trust No. 6...................................................................................        302,880
CFD Trust No. 10..................................................................................         93,456

------------------------

* To be updated as of Contribution Closing.

                                                                         ANNEX A

                              REGISTRATION RIGHTS

    The Parent Class A Shares that are Beneficially Owned by the Investor from time to time are hereinafter referred to as the "Registrable Securities" and shall have the benefit of the following registration rights.

Demand Registration:.........  After the date that is six months following the Stock
                               Closing, the Investor may request, by written notice to
                               Parent, that Parent file a registration statement
                               registering for offering and sale Registrable Securities in an amount equal to or in excess of 2,000,000 Shares or, if less, the Shares then Beneficially Owned by the Investor and any transferees with rights hereunder in an underwritten
                               public offering (a "Demand Registration"). Parent will use its reasonable best efforts to file a registration statement on an appropriate form with the SEC covering the Registrable
                               Securities for which registration was so requested within 30 days of Parent's receipt of such request, subject to
                               Parent's blackout rights described below, and shall use its reasonable best efforts to cause such registration statement to be declared effective as soon thereafter as practicable.
                               In addition, Parent shall amend or supplement such
                               registration statement so that the Investor may use such
                               registration statement and the related prospectus in
                               connection with an underwritten offering of such Registrable
                               Securities for 90 days from the effective date of such
                               registration statement, subject to Parent's blackout rights described below. Parent agrees to keep the Demand
                               Registration effective for such 90-day period and, after the expiration of such 90-day period, may deregister the
                               Registrable Securities registered thereon. Parent shall not be obligated to effect more than one Demand Registration for the Investor in each of the years following the date that is six months following the Stock Closing.

Piggy-back Registration:.....  The Investor shall be entitled to "piggy-back" registration rights on any registrations of Shares registering for
                               offering and sale at least $100 million of Shares (based
                               upon the market value thereof on the date of filing), other than a registration on Form S-8, Form S-4 or any successors to such forms (a "Piggy-back Registration"), subject to the cutback provisions described below.

Registration Expenses:.......  The Investor will pay a proportional amount (based upon the number of shares registered by the Investor) of any and all fees and expenses in a Piggy-back Registration; PROVIDED,
                               that the Investor will not be responsible for counsel
                               expenses of other selling stockholders. In a Demand
                               Registration, Parent will pay any and all fees and expenses;
                               PROVIDED that Parent will not be responsible for the counsel expenses of the Investor or any underwriting fees and
                               commissions for the Shares sold by the Investor.

Underwriters:................  In case of any Demand Registration or Piggy-back
                               Registration, Parent shall select the underwriter or
                               underwriters that shall manage or lead such registration.
                               The Investor shall not be entitled to

                               participate in any underwritten offering unless and until
                               the Investor has entered into an underwriting or other
                               agreement with such underwriter or underwriters in such form as Parent and such underwriter or underwriters shall
                               determine.

                               In addition, in connection with any underwritten offering
                               proposed by the Investor hereunder, Parent shall enter into an underwriting or other agreement with the underwriters
                               thereof containing customary representations, warranties,
                               covenants, indemnities and other terms.

Transfer of
  Registration Rights:.......  The Investor may transfer or assign its registration rights in connection with any Transfer of Registrable Securities to a Permitted Transferee or a transferee under Section 6(b) or
                               6(g); PROVIDED, that any such transferee shall agree to be bound by the terms hereof relating to Shares or securities convertible or exchangeable for Shares and, with respect to
                               Parent, all of such transferees must act as one Investor
                               hereunder.

Lock-Up Provision:...........  The Investor will not engage in transactions involving
                               Parent's equity securities, including by commencing any
                               public offering of Parent's equity securities or by causing a Demand Registration, for a period not to exceed 180 days after the effective date of any Parent registration
                               statement that is equal to the shortest period that such
                               restriction is made applicable to any director, officer or
                               Affiliate of Parent.

Blackout Rights:.............  Upon written notice to the Investor, Parent may suspend the
                               Investor's right to sell Registrable Securities under a
                               registration statement or temporarily refuse to proceed with a Demand Registration under the following circumstances: (a)
                               Parent reasonably believes that the use of such registration statement would require disclosure of a material corporate development not otherwise required to be disclosed that
                               Parent has a valid business purpose for not disclosing, (b)
                               Parent is in the process of making, or preparing to make, a registered offering of securities and Parent reasonably
                               deems it advisable to temporarily discontinue disposition of
                               Registrable Securities or (c) Parent reasonably believes
                               that disposition of Registrable Securities at such time
                               would have a material adverse effect on Parent. Parent shall notify the Investor immediately upon the conditions in
                               clause (a) or (c) above ceasing to exist, at which time such suspension shall terminate. Notwithstanding the foregoing,
                               (i) the maximum period in which Parent can suspend the
                               Investor's rights under clauses (a), (b) and (c) above is 60 days on any single occasion and 145 consecutive days in any one-year period, (ii) Parent may not suspend such rights
                               more than three times in any one-year period commencing
                               after the date that the Demand Registration becomes
                               effective and (iii) the Investor shall in any event, taking into account the blackout rights and lock-up provisions set forth herein, be entitled to 180 days in any one-year period
                               (other than the period prior to the date that is six months following the Stock Closing) that are not subject to any
                               blackout or lock-up. The Investor's rights hereunder

                               may not be suspended unless corresponding rights of other
                               stockholders are similarly suspended.

Cutback Rights:..............  In the event that the Investor, Parent and/or any stockholder or Affiliate of Parent are participating in an underwritten equity offering and the managing or lead
                               underwriter or underwriters thereof shall determine in its or their reasonable good faith judgment that it cannot sell, or that it would not be advisable to sell, all the Shares
                               desired to be sold, then the number of Shares that each such
                               Person may have included shall be reduced according to the following terms until the managing or lead underwriter or
                               underwriters shall believe that the remaining Shares can be sold and it would not be inadvisable to sell such number of
                               Shares:

                                       (a) in the event that the offering in question
                                   includes a primary offering of Shares by Parent, then
                                   the number of Shares that Parent may have included shall
                                   not be reduced and the number of Shares which the
                                   Investor and any other Persons may have included shall
                                   be reduced pro rata in proportion to the total number of
                                   Shares sought to be included by each such Person, and

                                       (b) in the event that the offering in question does
                                   not include a primary offering of Shares by Parent, then
                                   the number of shares that the Investor and any other
                                   Persons may have included shall be reduced pro rata in
                                   proportion to the total number of Shares sought to be
                                   included by each such Person.

Indemnification:.............  Parent will indemnify the Investor and the Investor's officers, directors and controlling persons against any
                               losses, claims, damages, expenses or liabilities incurred by the Investor arising out of, or based upon, any untrue
                               statement or alleged untrue statement of a material fact
                               contained in any registration statement or prospectus or
                               amendment or supplement thereto, including any document
                               incorporated by reference therein, or the omission or
                               alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the
                               circumstances under which they were made, not misleading;
                               PROVIDED, that Parent shall not be liable to the extent that any loss, claim, damage, expense or liability arises out of information supplied in writing by the Investor or any of
                               its Affiliates or Associates for use in any registration
                               statement or prospectus or amendment or supplement thereto, including any document incorporated by reference therein.
                               The Investor shall indemnify Parent and Parent's officers, directors and controlling persons against any losses,
                               claims, damages, expenses or liabilities incurred by Parent arising out of, or based upon, any untrue statement or
                               alleged untrue statement of a material fact relating to the
                               Investor contained in any registration statement or
                               prospectus or amendment or supplement thereto, including any document incorporated by reference therein, which
                               information was supplied in writing by the Investor or any of its Affiliates or Associates for use in any registration statement or prospectus or amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact relating to the Investor

                               necessary in order to make the statements therein, in light of the circumstances under which they were made, not
                               misleading.

                               Promptly after receipt by an indemnified party under the
                               preceding paragraph of notice of the commencement of any
                               action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such paragraph, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than
                               under such subsection. In case any such action shall be
                               brought against any indemnified party and it shall notify
                               the indemnifying party of the commencement thereof, the
                               indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any
                               other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such
                               indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying
                               party), and, after notice from the indemnifying party to
                               such indemnified party of its election so to assume the
                               defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any
                               legal expenses of other counsel or any other expenses, in
                               each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the
                               settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified
                               party is an actual or potential party to such action or
                               claim) unless such settlement, compromise or judgment (i)
                               includes an unconditional release of the indemnified party from all liability arising out of such action or claim and
                               (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of
                               any indemnified party.

Termination of
  Registration Rights:.......  The Investor's registration rights hereunder will automatically expire with no action by either Parent or the
                               Investor if and at the time that the Investor is able to
                               sell all of its Registrable Securities in any 90-day period pursuant to Rule 144 or any successor exemption under the
                               Securities Act.

Further Actions:.............  In connection with sales of Registrable Securities by the
                               Investor, Parent shall take such further actions as are
                               customarily required of issuers providing registration
                               rights, including using its reasonable best efforts to (i)
                               list the shares on the principal securities exchanges or
                               markets on which or in which the outstanding securities of the same class are listed or traded, (ii) obtain any
                               required clearance with state securities regulators, (iii)
                               file Exchange Act reports on a timely basis, (iv) make
                               available for inspection corporate documents at reasonable times, (v) participate in a reasonable number of management due

                               diligence sessions at reasonable times (but Parent's
                               management shall not be required to travel outside of the
                               metropolitan area in which its principal executive offices are located) and (vi) furnish copies of required
                               prospectuses, in each case, at the expense of the Investor.

Savings Clause:..............  The registration rights granted hereunder are subject in all respects to the rights granted to Cablevision Systems
                               Company and CSC Holdings Company pursuant to the
                               Registration Rights Agreements, each dated January 27, 1986, between CSC and each of such parties as in effect on the
                               date of the Merger Agreement, true and complete copies of
                               which have been provided to the Company.

                                                                      APPENDIX C

                                VOTING AGREEMENT

    THIS VOTING AGREEMENT (this "Agreement") is entered into as of November 21, 1997 by and among CSC Parent Corporation, a Delaware corporation ("Parent"), Tele-Communications, Inc., a Delaware corporation (the "Company"), Cablevision Systems Corporation, a Delaware corporation ("CSC"), and the Class B Entities (as defined below).

    WHEREAS, CSC, Parent and TCI Communications, Inc. have entered into an Amended and Restated Contribution and Merger Agreement (the "Merger Agreement") dated as of June 6, 1997 providing for, among other things, the Contribution and the Merger;

    WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement;

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. CERTAIN DEFINITIONS. (a) Capitalized terms that are used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

        (b) For the purposes of this Agreement, the following terms shall have the following meanings:

    "Affiliate" and "Associate" when used with reference to any Person shall have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act as in effect on the date hereof; PROVIDED, that CSC and Parent and their Subsidiaries and the officers and directors of CSC and Parent and their Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries shall not, solely as a result of holding such office of CSC and Parent or any of their Subsidiaries, be deemed Affiliates or Associates of the Company or its Subsidiaries for purposes of this Agreement.

    A Person shall be deemed the "Beneficial Owner", and to have "Beneficial Ownership" of, and to "Beneficially Own," any securities as to which such Person is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a BONA FIDE public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any Shares solely by virtue of being a party to the Merger Agreement or (i) solely because such Shares have been tendered pursuant to a tender or exchange offer made by such Person, or any of such Person's Affiliates or Associates, until such tendered Shares are accepted for payment or exchange or (ii) solely because such Person, or any of such Person's Affiliates or Associates, has or shares the power to vote or direct the voting of such Shares pursuant to a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of
Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding Shares with respect to which a Person is the Beneficial Owner, all Shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

    "Charter Amendments" shall mean each of those amendments to the certificate of incorporation of CSC, in such form as may be approved by resolution of the board of directors of CSC, such that each of the CSC Series C Cumulative Preferred Stock, par value $.01 per share, CSC Series D Cumulative Preferred Stock, par value $.01 per share, and CSC Series I Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, shall, as a result of the Merger automatically become at the Effective Time, without any action by any Person, preferred stock of Parent having the same terms and designations as immediately prior to the Effective Time except for being preferred stock of Parent rather than preferred stock of CSC.

    "Class B Entities" shall mean Charles F. Dolan, Charles F. Dolan 1997 Grantor Retained Annuity Trust, Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust, Dolan Spouse Trust, DC Kathleen Trust, DC Deborah Trust, DC Marianne Trust, DC Patrick Trust, DC Thomas Trust, DC James Trust, CFD Trust No. 1, CFD Trust No. 2, CFD Trust No. 3, CFD Trust No. 4, CFD Trust No. 5, CFD Trust No. 6 and CFD Trust No. 10.

    "Shares" shall mean the Parent Class A Shares and Parent Class B Shares and any other shares of common stock of Parent.

    2. REPRESENTATIONS OF PARENT AND CSC. As of the date hereof, Parent and CSC severally represent and warrant to the Company and to each of the Class B Entities that:

        (a) each of Parent and CSC has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement; and

        (b) this Agreement has been duly executed and delivered by Parent and CSC and is a valid and binding agreement of Parent and CSC enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    3. REPRESENTATIONS OF THE COMPANY. As of the date hereof, the Company represents and warrants to Parent, to CSC and to each of the Class B Entities that:

        (a) the Company does not Beneficially Own any Shares other than those Parent Class A Shares to be issued in connection with the Contribution at the Closing or as disclosed to Parent or CSC;

        (b) the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement; and

        (c) this Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    4. REPRESENTATIONS OF THE CLASS B ENTITIES. As of the date hereof, the Class B Entities each severally represents and warrants to the Company, to CSC and to Parent that:

        (a) such Class B Entity Beneficially Owns Shares as set forth opposite its name in Schedule 4 hereto;

        (b) such Class B Entity has all requisite power and authority (corporate or otherwise) and has taken all action (corporate or otherwise) necessary in order to execute and deliver this Agreement;

        (c) this Agreement has been executed and delivered by such Class B Entity and is a valid and binding agreement of such Class B Entity enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception;

        (d) other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Class B Entity with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Class B Entity from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Class B Entity, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of such Class B Entity to consummate the transactions contemplated by this Agreement; and

        (e) the execution, delivery and performance of this Agreement by such Class B Entity does not, and the consummation by such Class B Entity of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of such Class B Entity or any of their comparable governing instruments, (ii) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a Lien on the assets of such Class B Entity (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon such Class B Entity or any Law or governmental or non-governmental permit or license to which such Class B Entity is subject or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or
    (iii) above, (x) for Contracts, Laws, permits and licenses also binding upon CSC or to which CSC or its business also is subject and (y) for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of such Class B Entity to consummate the transactions contemplated by this Agreement.

    5. AGREEMENT TO VOTE SHARES. Each of the Class B Entities severally covenants and agrees with the Company, CSC and Parent (a) to vote all Shares that are Beneficially Owned by such Class B Entity in favor of (or consent with respect to such Shares for) the adoption and approval of the Merger Agreement and the Merger, the adoption and approval of the Charter Amendments and the approval of the issuance of the shares of Parent Common Stock required to be issued in connection with the consummation of the Contribution at every meeting of the stockholders of CSC or Parent (or solicitation of consents in lieu thereof) at which such matters are considered and at every adjournment or postponement thereof, and (b) to vote such Shares against (or withhold consents with respect to such Shares for) any proposal that would compete with or serve to interfere, delay or otherwise inhibit the timely consummation of the matters contemplated by the foregoing clause.

    6. NO VOTING TRUSTS OR TRANSFERS. After the date hereof, each of the Class B Entities severally covenants and agrees with the Company, CSC and Parent that such Class B Entity shall not, and shall not permit any entity to, (i) deposit any Shares Beneficially Owned by such Class B Entity in a voting trust or subject any Shares to any arrangement with respect to the voting of such Shares other than agreements or arrangements entered into in furtherance of the Transactions or those that would not materially impair the ability to consummate the Transactions on the schedule contemplated by the Merger Agreement or (ii) Transfer (as defined in the Stockholders Agreement) any of its interest in Shares to any Person unless such transferee agrees to be bound by this Agreement to the same extent as such Class B Entity, other than as agreed in writing by Parent, CSC and the Company.

    7. STOCKHOLDERS AGREEMENT. Each of the Class B Entities, the Company and Parent severally agrees that, at the Closing, it will execute and deliver the Stockholders Agreement.

    8. MISCELLANEOUS.

    (a) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

    (b) VENUE; WAIVER OF JURY TRIAL. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph (c) of this Section or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH (b).

    (c) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least five days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

IF TO CSC OR PARENT

One Media Crossways,

Woodbury, NY 11797.

Attention: General Counsel

fax: (516) 364-8501

(with a copy to Joseph B. Frumkin, Esq.,

Sullivan & Cromwell,

125 Broad Street, New York, NY 10004

fax: (212) 558-3588)

IF TO THE CLASS B ENTITIES

Charles F. Dolan

One Media Crossways

Woodbury, NY 11797

fax: (516) 364-6279

                                      and

William A. Frewin

One Media Crossways

Woodbury, NY 11797

fax: (516) 364-4592

(with a copy to Bruce D. Haims, Esq.,

Debevoise & Plimpton,

875 Third Avenue,

New York, NY 10022

fax: (212) 909-6836)

IF TO THE COMPANY

5619 DTC Parkway

Englewood, Colorado 80111-3000

Attention: President

fax: (303) 488-3219

with a copy similarly addressed,

Attention: Legal Department

fax: (303) 488-3245

(with a copy to Charles Y. Tanabe, Esq.,

Sherman & Howard L.L.C.

Suite 3000

633 Seventeenth Street

Denver, Colorado 80202

fax: (303) 298-0940)

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    (d) SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    (e) COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

    (f) TERMINATION; SURVIVAL. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms, the mutual written consent of all parties hereto or upon the later to occur of the Effective Time, or the Closing, and all of the provisions hereof shall terminate at such time.

    (g) HEADINGS; RECITALS. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

    (h) SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

    (i) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall not be assignable without the written consent of all other parties hereto.

    (j) ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement (including any annexes and schedules hereto) and the Merger Agreement (including any exhibits and schedules thereto) supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by CSC and approved by the majority vote of the directors elected by the Class A Shares and, with respect to each of Parent, the Company and the Class B Entities, by Parent, the Company and such Class B Entities. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

    (k) NO REQUEST FOR AMENDMENT OR WAIVER. The Company and the Class B Entities shall not, and shall cause their respective Controlled Affiliates and Associates not to, request publicly that Parent or CSC or any of their respective agents or representatives, directly or indirectly, amend or waive any provision of this Agreement or make any such request privately if it could be expected to require Parent or CSC to make a public announcement regarding such request.

    (l) FURTHER ASSURANCES. The parties hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

    (m) THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

    IN WITNESS WHEREOF, Parent, the Company, CSC and each Class B Entity have executed and delivered this Agreement as of the date first written above.

                                CSC PARENT CORPORATION

                                By:  /s/ WILLIAM J. BELL
                                     ----------------------------------------
                                     Name: William J. Bell
                                     Title:  Vice Chairman

                                TELE-COMMUNICATIONS, INC.

                                By:  /s/ STEPHEN M. BRETT
                                     ----------------------------------------
                                     Name: Stephen M. Brett
                                     Title:  Senior Vice President

                                CABLEVISION SYSTEMS CORPORATION

                                By:  /s/ WILLIAM J. BELL
                                     ----------------------------------------
                                     Name: William J. Bell
                                     Title:  Vice Chairman

                                CHARLES F. DOLAN

                                By:  /s/ CHARLES F. DOLAN
                                     ----------------------------------------

                                CHARLES F. DOLAN 1997 GRANTOR RETAINED ANNUITY
                                TRUST

                                     /s/ CHARLES F. DOLAN
                                By:  /s/ HELEN DOLAN
                                     ----------------------------------------
                                     Name: Charles F. Dolan
                                     Helen Dolan
                                     Title:  Trustees

                                DOLAN DESCENDANTS TRUST

                                     /s/ JAMES L. DOLAN
                                     /s/ KATHLEEN M. DOLAN
                                By:  /s/ PAUL J. DOLAN
                                     ----------------------------------------
                                     Name: James L. Dolan
                                     Kathleen M. Dolan
                                     Paul J. Dolan
                                     Title:  Trustees

                                DOLAN PROGENY TRUST

                                     /s/ PATRICK F. DOLAN
                                     /s/ DEBORAH A. DOLAN
                                By:  /s/ PAUL J. DOLAN
                                     ----------------------------------------
                                     Name: Patrick F. Dolan
                                     Deborah A. Dolan
                                     Paul J. Dolan
                                     Title:  Trustees

                                DOLAN GRANDCHILDREN TRUST

                                     /s/ THOMAS C. DOLAN
                                     /s/ MARIANNE DOLAN WEBER
                                By:  /s/ PAUL J. DOLAN
                                     ----------------------------------------
                                     Name: Thomas C. Dolan
                                     Marianne Dolan Weber
                                     Paul J. Dolan
                                     Title:  Trustees

                                DOLAN SPOUSE TRUST

                                     /s/ THOMAS C. DOLAN
                                     /s/ MARIANNE DOLAN WEBER
                                By:  /s/ PAUL J. DOLAN
                                     ----------------------------------------
                                     Name: Thomas C. Dolan
                                     Marianne Dolan Weber
                                     Paul J. Dolan
                                     Title:  Trustees

                                DC KATHLEEN TRUST

                                     /s/ KATHLEEN M. DOLAN
                                By:  /s/ PAUL J. DOLAN
                                     ----------------------------------------
                                     Name: Kathleen M. Dolan
                                     Paul J. Dolan
                                     Title:  Trustees

                                DC DEBORAH TRUST

                                     /s/ DEBORAH A. DOLAN
                                By:  /s/ MARY DOLAN
                                     ----------------------------------------
                                     Name: Deborah A. Dolan
                                     Mary Dolan
                                     Title:  Trustees

                                DC MARIANNE TRUST

                                     /s/ MARIANNE DOLAN WEBER
                                By:  /s/ MATT DOLAN
                                     ----------------------------------------
                                     Name: Marianne Dolan Weber
                                     Matt Dolan
                                     Title:  Trustees

                                DC PATRICK TRUST

                                     /s/ PATRICK F. DOLAN
                                By:  /s/ MARY DOLAN
                                     ----------------------------------------
                                     Name: Patrick F. Dolan
                                     Mary Dolan
                                     Title:  Trustees

                                DC THOMAS TRUST

                                     /s/ THOMAS C. DOLAN
                                By:  /s/ MATT DOLAN
                                     ----------------------------------------
                                     Name: Thomas C. Dolan
                                     Matt Dolan
                                     Title:  Trustees

                                DC JAMES TRUST

                                     /s/ JAMES L. DOLAN
                                By:  /s/ PAUL J. DOLAN
                                     ----------------------------------------
                                     Name: James L. Dolan
                                     Paul J. Dolan
                                     Title:  Trustees

                                CFD TRUST NO. 1

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee

                                CFD TRUST NO. 2

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee

                                CFD TRUST NO. 3

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee

                                CFD TRUST NO. 4

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee
                                CFD TRUST NO. 5

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee

                                CFD TRUST NO. 6

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee

                                CFD TRUST NO. 10

                                By:  /s/ JOHN MACPHERSON
                                     ----------------------------------------
                                     Name: John MacPherson
                                     Title:  Trustee

                                   SCHEDULE 4

                        (Shares of the Class B Entities)

                                                                                                        CLASS B
ENTITIES                                                                                                 SHARES
-----------------------------------------------------------------------------------------------------  ----------
Charles F. Dolan.....................................................................................   4,859,281
Charles F. Dolan 1997 Grantor........................................................................   1,240,000
  Retained Annuity Trust
Dolan Descendants Trust..............................................................................     413,625
Dolan Progeny Trust..................................................................................     513,625
Dolan Grandchildren Trust............................................................................     297,625
Dolan Spouse Trust...................................................................................      52,945
DC Kathleen Trust....................................................................................     303,116
DC Deborah Trust.....................................................................................     303,116
DC Marianne Trust....................................................................................     294,285
DC Patrick Trust.....................................................................................     294,285
DC Thomas Trust......................................................................................     303,116
DC James Trust.......................................................................................     303,116
CFD Trust No. 1......................................................................................     302,880
CFD Trust No. 2......................................................................................     302,880
CFD Trust No. 3......................................................................................     294,049
CFD Trust No. 4......................................................................................     291,049
CFD Trust No. 5......................................................................................     302,880
CFD Trust No. 6......................................................................................     302,880
CFD Trust No. 10.....................................................................................      93,456

                                                                      APPENDIX D

                             CSC PARENT CORPORATION
                              EMPLOYEE STOCK PLAN

    (1) PURPOSE. The purpose of the CSC Parent Corporation Employee Stock Plan is to compensate key employees of the Company and its Affiliates who are and have been largely responsible for the management and growth of the business of the Company and its Affiliates and to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by key employees upon whose judgment and keen interest the Company and its Affiliates are largely dependent for the successful conduct of their operations. It is anticipated that such compensation and the acquisition of such proprietary interest in the Company will stimulate the efforts of such key employees on behalf of the Company and its Affiliates, and strengthen their desire to remain with the Company and its Affiliates. It is also expected that such compensation and the opportunity to acquire such a proprietary interest will enable the Company and its Affiliates to attract desirable personnel.

    (2) DEFINITIONS. When used in this Plan, unless the context otherwise requires:

        (a) "Affiliate" shall mean (i) any corporation controlling, controlled by, or under common control with the Company or any other Affiliate, (ii) any corporation in which the Company owns at least five percent of the outstanding shares of all classes of common shares of such corporation,
    (iii) any unincorporated trade or business controlling, controlled by, or under common control with the Company or any other Affiliate, and (iv) any unincorporated trade or business in which the Company owns at least a five percent interest in the capital or profits of such trade or business.

        (b) "Awards" shall mean options, Rights, Restricted Shares or Bonus Awards which are granted or made under the Plan.

        (c) "Board of Directors" shall mean the Board of Directors of the Company, as constituted at any time.

        (d) "Bonus Awards" shall mean awards made pursuant to Section 11.

        (e) "Committee" shall mean the Committee of the Board of Directors, as described in Section 3.

        (f) "Company" shall mean CSC Parent Corporation, a Delaware corporation.

        (g) "Executive Officer" shall mean a person who is an officer of the Company within the meaning of Rule 16b-l(f) promulgated under the Securities Exchange Act of 1934, as amended from time to time.

        (h) "Fair Market Value" on a specified date shall mean the average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or the closing price for a Share on the stock exchange, if any, on which such Shares are primarily traded, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above is applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation.

        (i) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

        (j) "Options" shall mean the stock options issued pursuant to this Plan.

        (k) "Performance Criteria" shall mean a goal or goals established by the Committee and measured over a period or periods selected by the Committee, such goal(s) to constitute a requirement that must be met prior to either the vesting, exercise or payment of an Award under the Plan as specified by the Committee. Unless the Committee otherwise determines at the time of grant of an award of Restricted Shares or a Bonus Award to an Executive Officer, the Performance Criteria with respect to such award shall be related to at least one of the following criteria, which may be determined by reference to the performance of the Company or an Affiliate, subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies; (i) earnings per share, (ii) total return to stockholders, (iii) return on equity, (iv) operating income or net income, (v) return on capital, (vi) costs, (vii) results relative to budget, (viii) cash flow, (ix) cash margin, (x) cash flow per subscriber, (xi) revenues, (xii) revenues per subscriber, (xiii) subscriber growth, (xiv) results relative to quantitative customer service standards, (xv) results relative to quantitative customer satisfaction standards, or (xvi) a specified increase in the Fair Market Value of the Company's Class A common stock.

        (l) "Plan" shall mean the CSC Parent Corporation Employee Stock Plan.

        (m) "Restricted Period" shall mean the period of time during which Restrictions shall apply to a Restricted Share, as determined by the Committee pursuant to Section 10 hereof.

        (n) "Restricted Shares" shall mean the Shares granted pursuant to
    Section 10 hereof.

        (o) "Restrictions" shall mean the restrictions upon the sale, assignment, transfer, pledge or other disposal or encumbrance on a Restricted Share as set forth in Section 10 hereof.

        (p) "Rights" shall mean the stock appreciation rights issued to the grantee of an Option pursuant to Section 7 of the Plan to receive from the Company cash or Shares or a combination of cash or Shares, based on the excess of the Fair Market Value of the Shares at the time of exercise over the exercise price of the Shares subject to the related option, subject to the terms and conditions of the Plan.

        (q) "Share" shall mean a share of Class A common stock of the Company, par value $.0l.

        (r) "Subsidiary" shall mean any "subsidiary corporation," as defined in
    Section 424(f) of the Internal Revenue Code.

    (3) ADMINISTRATION. The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Board of Directors of the Company. No member of the Committee shall (i) be eligible to receive an Award under the Plan while serving on the Committee or at any time within one year prior to his appointment to the Committee, or (ii) receive an award of equity securities under any other plan of the Company or any of its Affiliates while serving on the Committee or at any time prior to his appointment to the Committee, except as permitted by Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") without the member ceasing to be considered a disinterested person thereunder.

    The Committee shall have full authority, subject to the terms of the Plan, to select the persons to whom Awards shall be granted or made under the Plan, to set the date of any such Award and any terms or conditions associated with any such Award. The Committee also shall have the authority to establish such rules and regulations; not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all employees, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

    (4) PARTICIPANTS. Except as hereinafter provided, all officers and key employees of the Company or an Affiliate shall be eligible to receive Awards under the Plan, except that Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code shall be granted only to employees of the Company or a Subsidiary. In addition, Charles F. Dolan shall not be eligible to receive Awards under the Plan. Nothing herein contained shall be construed to prevent the making of one or more Awards at the same or different times to the same employee.

    (5) SHARES. The Committee may make Awards under this Plan for up to an aggregate number of Shares equal to the sum of (i) 1,500,000 Shares, which may be either treasury Shares or authorized but unissued Shares, and (ii) the number of Restricted Shares, if any, purchased from employees by the Company. Notwithstanding the foregoing, in no event shall any Participant be granted Awards for a number of Shares exceeding 600,000 in the aggregate over the term of the Plan. If an Award shall be paid or settled or shall expire, lapse, terminate or be canceled for any reason without the issuance of Shares, or if Restricted Shares shall revert back to the Company, then the Committee may grant Awards with respect to the Shares subject to any such prior Award or the Restricted Shares which have reverted back to the Company. Awards payable only in cash shall not reduce the aggregate remaining number of Shares with respect to which Awards may be made under the Plan.

    The maximum number of Shares that may be issued under the Plan and the number of Shares with respect to which Awards may be made shall be adjusted to the extent necessary to accommodate the adjustments provided for in Section 12 hereof as well as those adjustments provided for in grants or awards made prior to the effective date of the Plan.

    (6) OPTIONS. Options granted under the Plan shall be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options, as determined by the Committee in its sole discretion.

        (a) TERMS AND CONDITIONS. The form, terms and conditions of each Option shall be determined by the Committee and shall be set forth in a certificate or agreement (the "Option Certificate") signed by the Option holder and an officer of the Company. The Option Certificate shall state whether or not the Option is an incentive stock option. The Committee may, in its sole discretion, establish one or more conditions to the exercise of an Option including, without limitation, conditions the satisfaction of which is measured by performance criteria applicable to the recipient or the Company, as the Committee may deem appropriate, PROVIDED that, if such Option is designated as an incentive stock option, then such condition or conditions shall not be inconsistent with Section 422 of the Internal Revenue Code.

        (b) EXERCISE PRICE FOR OPTIONS. The exercise price per Share of the Shares to be purchased pursuant to any Option shall be fixed by the Committee at the time an Option is granted, but in no event shall it be less than the Fair Market Value of a Share on the day on which the Option is granted. Such exercise price shall thereafter be subject to adjustment as required by the Option certificate relating to each Option.

        (c) DURATION OF OPTIONS. The duration of any Option granted under this Plan shall be for a period fixed by the Committee but shall, except as described in the next sentence, in no event be more than ten years. Notwithstanding the foregoing, the Option Certificate issued in connection with a non-qualified Option granted under this Plan may provide that, in the event the Option holder dies while the Option is exercisable, the Option will remain exercisable by the holder's estate or beneficiary only until the first anniversary of the holder's date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the Option was granted.

        (d) OPTIONS GRANTED TO TEN PERCENT STOCKHOLDERS. No Option which is intended to qualify as an incentive stock option shall be granted under this Plan to any employee who, at the time the Option is granted, owns, or is considered as owning, within the meaning of Section 422 of the Internal Revenue

    Code, shares possessing more than ten percent of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, unless the exercise price under such Option is at least 110 percent of the Fair Market Value of a Share on the date such Option is granted and the duration of such option is no more than five years.

        (e) INITIAL EXERCISABILITY LIMITATION. The aggregate Fair Market Value (determined at the time that an Option is granted) of the Shares with respect to incentive stock options granted in any calendar year under all stock option plans of the Company or any corporation which (at the time of the granting of such incentive stock option) was a parent or Subsidiary of the Company, or of any predecessor corporation of any such corporation, which are exercisable for the first time by an Option holder during any calendar year shall not exceed $100,000.

        (f)  SETTLEMENT OF AN OPTION.  When an Option is exercised pursuant to
    Section 8 hereof, the Committee, in its sole discretion, may elect, in lieu of issuing Shares pursuant to the terms of the Option, to settle the Option by paying the Option holder an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date the Option is exercised over the exercise price of the Option (the "Option Spread") by (ii) the number of Shares with respect to which the Option is exercised. The amount payable to the Option holder in these circumstances shall be paid by the Company either in cash or in Shares having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Committee shall determine at the time the Option is exercised or at the time the Option is granted.

    (7) RIGHTS. At the time an Option is granted, or anytime thereafter prior to its expiration, the Committee, in its sole discretion, may issue to the recipient of such Option related Rights with respect to the same number of Shares as are covered by the Option, subject to adjustment pursuant to the terms of Section 12 hereof. The duration of any such Right shall be coextensive with the duration of the related Option.

        (a) CONJUNCTIVE AND ALTERNATIVE RIGHTS. Such Rights shall entitle the holder to receive cash from the Company:

           i. in addition to the right to exercise the related Option (such Rights being hereinafter referred to as "Conjunctive Rights"); and/or

           ii. in lieu of the right to exercise the related Option (such Rights being hereinafter referred to as "Alternative Rights");

as the Committee may determine, in its sole discretion, at the time the Right is granted. If the Option holder is granted Conjunctive Rights, he may exercise such Rights only if, and to the extent that, the related Option has been exercised or is exercisable. If the Option holder is granted Alternative Rights, he may exercise such Rights only to the extent such related Option is exercisable and the exercise of such Alternative Rights shall result in the cancellation of the related Option to the extent of the number of Shares with respect to which such Alternative Rights have been exercised and the exercise of the related Option shall result in the cancellation of the Alternative Rights to the extent of the number of Shares with respect to which such Option has been exercised.

        (b) TERMS AND CONDITIONS. Upon the exercise of any Rights, the Option holder shall be entitled to receive from the Company an amount in cash equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date the Rights are exercised over the exercise price of the related Option (the "Rights Spread") by (ii) the number of Shares with respect to which such Rights are exercised. The form, terms and conditions of Rights shall be determined by the Committee. A certificate of Rights (the "Rights Certificate") signed by an officer of the Company shall be issued to each person to whom Rights are granted.

    (8) EXERCISE OF OPTIONS AND RIGHTS. Except as otherwise provided herein, an Option (and any related Rights), after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee at the time the Option and the related Rights, if any, are granted; PROVIDED, HOWEVER, that any Rights issued to the Option holder shall be exercisable only at the times and in the amounts at which the related Option shall be exercisable.

    All or any part of any remaining unexercised Options (and any related Rights) granted to any person shall be exercisable in full upon the occurrence of such special circumstances or events as, in the sole discretion of the Committee, merits special consideration.

    An Option shall be exercised by the delivery to any person who has been designated by the Company for the purpose of receiving the same, of a written notice duly signed by the Option holder thereof (or the representative of the estate or the heirs of a deceased Option holder) to such effect. Unless the Company chooses to settle the Option in cash, Shares or a combination thereof pursuant to Section 6(f) hereof, the holder of the Option shall be required to deliver to the Company, within five days of the delivery of the notice described above, either cash, a check payable to the order of the Company or Shares duly endorsed over to the Company (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise) or any combination of such methods of payment, which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option. Notwithstanding the preceding sentence, the Company and the holder of the Option may agree upon any other reasonable manner of providing for payment of the exercise price of the Option.

    Any Rights may be exercised by the holder thereof (or the representative of the estate or the heirs of a deceased Option holder), by delivery of a written notice of exercise of such Rights, together with the Rights Certificate to any person who has been designated by the Company for the purpose of receiving the same. No Option (or related Rights) may be granted pursuant to the Plan or exercised at any time when such Option or Rights, or the granting or exercise thereof, may result in the violation of any law or governmental order or regulation.

    Unless the Committee chooses to settle an Option in cash, Shares or a combination thereof pursuant to Section 6(f) hereof, within a reasonable time after exercise of an Option the Company shall cause to be delivered to the person entitled thereto (i) a certificate for the Shares purchased pursuant to the exercise of the Option and (ii) a check for the cash payable, if any, upon the exercise of the Rights. If the Option and/or related Rights shall have been exercised with respect to less than all of the Shares subject to the Option, the Company shall also cause to be delivered to the person entitled thereto a new Option Certificate and Rights Certificate, if applicable, in replacement of the Option Certificate and the Rights Certificate surrendered at the time of the exercise of the Option and Rights, indicating the number of Shares with respect to which the Option and related Rights remain available for exercise, or the original Option Certificate and Rights Certificate, if any, shall be endorsed to give effect to the partial exercise thereof.

    (9) TERMINATION OF OPTIONS AND RIGHTS UPON TERMINATION OF EMPLOYMENT. At the time an Option and the related Rights, if any, are granted, the Committee shall determine the period of time during which the Option holder may exercise such Option and related Rights, if any, following his termination of employment with the Company and its Affiliates; PROVIDED, HOWEVER, that an Option shall be exercisable only to the extent such Option, by its terms, is exercisable as of the date the Option holder's employment is terminated, unless such Option is made fully exercisable by the Committee pursuant to Section 8 hereof, and such exercise must be accomplished prior to the expiration of the term of such Option and related Rights. The Committee may fix different periods of time during which such Option and related Rights may be exercised following the Option holder's termination of employment, depending on the cause for the Option holder's termination of employment. The Committee shall decide whether, and under what conditions, the Options and related Rights may continue in force in the event of an approved leave of absence.

    (10) RESTRICTED SHARES. The Committee, in its sole discretion, may grant to employees the right to receive such number of Restricted Shares, as determined by the Committee in its sole discretion.

        (a) ISSUANCE. The employee shall have forty-five (45) business days from the date of such grant to pay to the Company, in cash or by check, an amount equal to the par value of a Share multiplied by the number of Restricted Shares which have been granted to the employee by the Committee. Subject to the provisions of Section 15 hereof, upon the receipt of such payment, the Company shall issue to the employee a certificate representing such Restricted Shares. The terms and conditions of the grant of such Restricted Shares and the Restrictions applicable to such Shares shall be set forth in writing, in an agreement signed by the employee and an officer of the Company (the "Restricted Shares Agreement"). In the event the employee fails to make payment to the Company for such Restricted Shares within ten (10) business days of the grant thereof, the grant of Restricted Shares shall lapse and the Committee may again grant Awards with respect to such Shares.

        (b) RESTRICTIONS ON SHARES. In no event shall a Restricted Share be sold, assigned, transferred, pledged or otherwise disposed of or encumbered until the expiration of the Restricted Period which relates to such Restricted Share. As of the date the Restricted Shares are granted, the Committee, in its sole discretion, shall specify the dates as of which, and the number of Shares with respect to which, Restrictions upon the Restricted Shares shall cease. Without limiting the foregoing, the Committee may provide with respect to any grant of Restricted Shares, that the termination of Restrictions on such Restricted Shares may be subject to, among other things, conditions, the satisfaction of which is measured by one or more Performance Criteria applicable to the recipient or the Company, an Affiliate, division or other business unit, as the Committee may deem appropriate.

        (c) FORFEITURE OF RESTRICTED SHARES. If the employment of an employee by the Company and its Affiliates ceases prior to the end of the Restricted Period for any one of the reasons specified by the Committee at the time the Restricted Shares are granted and set forth in the Restricted Shares Agreement, Restricted Shares held by such employee which are subject to Restrictions shall revert back and belong to the Company. In the event that any Restricted Shares should revert back and belong to the Company pursuant to this section, any stock certificate or certificates representing such Restricted Shares shall be canceled and the Restricted Shares shall be returned to the treasury of the Company. Upon the reversion of such Restricted Shares, the Company shall repay to the employee or (in the case of death) to the representative of the employee's estate, the full amount paid to the Company by the employee for such Restricted Shares. Notwithstanding the preceding, the Restrictions upon the Restricted Shares shall cease and upon the termination of the employee's employment with the Company and its Affiliates the Restricted Shares shall not revert back and belong to the Company, upon the occurrence of such special circumstances or events as the Committee shall determine in its sole discretion, at or after grant, merit special consideration.

        (d) RIGHT TO VOTE AND RECEIVE DIVIDENDS ON RESTRICTED SHARES. Each holder of Restricted Shares shall, during the Restricted Period, be the beneficial and record owner of such Restricted Shares and shall have full voting rights with respect thereto. During the Restricted Period, all dividends and distributions paid upon any Restricted Share shall be retained by the Company for the account of the holder of such Restricted Share. Such dividends and distributions shall revert back to the Company if for any reason the Restricted Share upon which such dividends and distributions were paid reverts back to the Company. Upon the expiration of the Restricted Period, all dividends and distributions made on such Restricted Share and retained by the Company will be paid to the holder.

    (11)  BONUS AWARDS.

        (a) GRANT AND TERMS OF AWARDS. The Committee shall determine the employees that shall receive Bonus Awards, the number of Shares to be so awarded, and the terms and conditions of such Bonus Awards. The Committee shall determine whether, and under what conditions, Bonus Awards shall remain in force in the event of the termination of the awardee's employment with the Company and its Affiliates.

        (b) TIME FOR ISSUANCE OF BONUS AWARDS. Each grantee of a Bonus Award under the Plan shall receive a letter (the "Bonus Award Letter") after he has been selected to receive such Bonus Award, which letter shall state the terms of the Bonus Award, including, without limitation, the amount of the Bonus Award, the number of Shares proposed to be issued to him, the vesting schedule for such Bonus Award and the date or dates and the conditions upon which such Bonus Award shall be paid to the grantee. Without limiting the foregoing, the Committee may provide with respect to any Bonus Award, that the vesting of such Bonus Award may be subject to, among other things, conditions, the satisfaction of which is measured by one or more Performance Criteria applicable to the recipient or the Company, an Affiliate, division or other business unit, as the Committee may deem appropriate. The time of issuance of Shares to any grantee may be accelerated by the Committee in its sole discretion. The Committee, in its sole discretion, may instruct the Company to pay on the date when Shares would otherwise be issued pursuant to a Bonus Award, in lieu of such Shares, a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued. If a grantee is entitled to receive other stock, securities or other property as a result of adjustment, pursuant to Section 12 hereof, the Committee, in its sole discretion, may instruct the Company to pay, in lieu of such other stock, securities or other property, cash equal to the fair market value thereof as determined in good faith by the Committee.

    (12)  CERTAIN ADJUSTMENTS.

        (a) DIVIDENDS, STOCK SPLITS, SPIN-OFFS, CONVERSIONS, ETC. If, during the period prior to complete exercise of any Option or Right (as to such Option or Right) or during the Restricted Period (as to Restricted Stock) or prior to the issuance and delivery of Shares pursuant to a Bonus Award (as to such Bonus Award) (such period being referred to herein as the "Award Period"), there shall be declared and paid a stock or property dividend or any other distribution by way of dividend, stock split (including a reverse stock split), or spin-off with respect to the Shares, or if the Class A common stock of the Company shall be converted, exchanged, reclassified or recapitalized, or if the Shares shall be in any way substituted for in a merger in which the entity surviving such merger or its parent is a public Company, then:

           (i) in the case of an Option or Right, the Option or Right, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option or Right to such number and kind of securities or cash or other property, subject to the terms of the Option or Right, to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option or Right at the time of the occurrence of such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution, and the aggregate purchase price upon the future exercise of the Option or Right shall be the same as if the Shares originally subject to the Option or Right were being purchased or used to determine the amount of the payment to which the holder is entitled thereunder;

           (ii) in the case of a Restricted Share, the holder of the Restricted Share shall receive, subject to the provisions of Section 10(c) hereof, the same securities or other property as are received by the other holders of the Company's Shares pursuant to such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution; and

           (iii) in the case of a Bonus Award, the Bonus Award shall entitle the holder thereof upon the future issuance and delivery of Shares pursuant to a Bonus Award to such number and kind of securities or cash or other property, subject to the terms of the Bonus Award, to which he would have been entitled had he actually owned the Shares subject to the Bonus Award at the time of the occurrence of such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution.

        (b) OTHER EVENTS RESULTING IN DILUTION. If, during the Award Period, there occurs any event as to which the provisions against the effect of dilution contained in the Plan are not strictly applicable, but the failure to make any adjustment would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in the Plan, which they believe is necessary to preserve without dilution, the rights represented by the Award. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder and shall make the adjustment described therein.

        (c) FRACTIONAL SHARES OR SECURITIES. Any fractional shares or securities payable upon the exercise of the Option or Right or to the holder of a Restricted Share or pursuant to a Bonus Award as a result of an adjustment pursuant to this Section 12 shall, at the election of the Committee, be payable in cash, Shares, or a combination thereof, based upon the fair market value of such shares or securities at the time of exercise.

    (13) NO RIGHTS OF A STOCKHOLDER. An Option holder, Rights holder or grantee of a Bonus Award shall not be deemed to be the holder of, or have any of the rights of a shareholder with respect to, any Shares subject to such Option, any related Rights or the Bonus Award unless and until (i) the Option and/ or related Rights shall have been exercised pursuant to the terms thereof or the Shares subject to the Bonus Award shall have vested, (ii) the Company shall have issued and delivered Shares to the Option holder or grantee of a Bonus Award, and (iii) said holder's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, said holder shall have full voting, dividend and other ownership rights with respect to such Shares.

    The Company will not be obligated to issue or deliver any Shares unless and until all legal matters in connection with the issuance and delivery of Shares have been approved by the Company's counsel and the Company's counsel determines that all applicable federal, state and other laws and regulations have been complied with and all listing requirements for relevant stock exchanges have been met.

    (14) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing contained herein or in any Options or Rights Certificate, Restricted Share Agreement or Bonus Award Letter shall be construed to confer on any employee any right to continue in the employ of the Company or any Affiliate or derogate from the right of the Company and any Affiliate to retire, request the resignation of, or discharge such employee, at any time, with or without cause.

    (15)  ISSUANCE OF SHARES AND COMPLIANCE WITH THE SECURITIES LAWS.

        (a) CERTAIN ASSURANCES. Before issuing or delivering any Shares to an Option holder, or at any time prior to the end of the Restricted Period as to any Shares, the Company may: (i) require the holder to give satisfactory assurances that such Shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of the applicable securities laws; (ii) restrict the transferability of such Shares and require a legend to be endorsed on the certificates representing the Shares; and (iii) condition the issuance and delivery of such Shares upon the listing, registration or qualification of such Shares upon a securities exchange or under applicable securities laws. The Company may also condition the issuance and delivery of Shares upon compliance with all applicable federal, state and other laws and regulations, as determined by the Company's counsel.

        (b) REGISTRATION RIGHTS INCIDENT TO AWARDS. Prior to the issuance of Shares pursuant to an Award under the Plan, the Company will cause an appropriate registration statement covering the shares to be issued pursuant to the Plan to be filed with the Securities and Exchange Commission under the Securities Act, if required, and, in any event, will cause a registration statement covering the reoffer and resale of Shares by grantees who may be deemed to be affiliates of the Company to be so filed, and shall use its best efforts to cause each such registration statement to become and remain effective for a period of at least two years from the date such Shares offered for resale were issued by the Company.

        (c) LEGENDED STOCK. Each stock certificate representing Restricted Shares shall contain an appropriate legend referring to the Plan and the Restrictions upon such Restricted Shares. Simultaneously with delivery of each stock certificate for Restricted Shares, the Company may cause a stop transfer order with respect to such certificate to be placed with the transfer agent of the Shares.

    (16) WITHHOLDING. If the Company or an Affiliate shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of an Option or Rights, an award of Restricted Stock or a Bonus Award, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder. In any event, the holder shall make available to the Company or Affiliate, promptly when requested by the Company or such Affiliate, sufficient funds to meet the requirements of such withholding and the Company or Affiliate shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Affiliate out of any funds or property to become due to the holder.

    The holder may elect, subject to the approval of the Committee, to satisfy the requirements of such tax withholding, in whole or in part, by having the Company withhold from the Shares which would otherwise be issued to the holder pursuant to the exercise of an Option or Rights or a Bonus Award, Shares having a Fair Market Value which is equal to the amount of tax required to be withheld. The election must be irrevocable and must be made on or before the date on which the amount of tax to be withheld is determined. In addition, elections by holders who are subject to the restrictions of Section 16(b) of the Exchange Act either (i) must be made at least six months before the date on which the amount of tax to be withheld is determined, or (ii) (A) must be made in the "window period" beginning on the third business day following the release of the Company's quarterly or annual earnings and ending on the twelfth business day following such release, or be made outside of such "window period" but will only take effect in such window period, and (B) must not be made within six months of the grant or award of the Option, Right or Bonus Award (unless the holder's death or disability occurs prior to six months from such grant or award).

    (17) NON-TRANSFERABILITY OF AWARDS. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant's immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the "Permitted Transferees"), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or, if applicable, the Permitted Transferees.

    (18) ADMINISTRATION AND AMENDMENT OF THE PLAN. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law, except that it may not revoke or alter, in any manner unfavorable to the recipient of an outstanding award under the Plan, any award made under the Plan, without the consent of the recipient of that award, nor may it amend the Plan without the approval of the stockholders of the Company if such approval is required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Plan to continue to be exempt thereunder.

    (19) EFFECTIVE DATE. This Plan shall become effective upon its adoption by the Board of Directors or the Committee and shall be submitted to the stockholders of the Company for their approval. In the event that the Plan is not approved by stockholders within 12 months of its adoption by the Board of

Directors, the Plan and any awards granted hereunder on or after the date of adoption by the Board of Directors shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

    (20) ASSUMPTION OF OPTIONS. The Committee, in its sole discretion, may, with the consent of the Option holder, elect to treat as an Option issued under this Plan (but not as an incentive stock Option, within the meaning of Section 422 of the Internal Revenue Code) an Option to purchase Shares (the "Assumed Option") which has been granted by any person other than the Company to a person who, as of the date such Assumed Option was granted, was an employee of the Company or an Affiliate. Thereafter, such Assumed Option shall be subject to the terms and conditions of this Plan except that for determining the exercise price of such Assumed Option, when and to what extent such Assumed Option may be exercised and the expiration date of such Assumed Option, the date as of which such Option was granted by such third party shall be treated as the date of grant for purposes of the Plan. Subject to the foregoing, to the extent that there is any conflict between the terms and conditions of this Plan and the Assumed Option, the terms and conditions of this Plan shall control. The number of Shares which may be purchased upon the exercise of any Assumed Option shall reduce, by the same amount, the number of Shares with respect to which Options, related Rights, Restricted Shares and Bonus Awards remain to be granted under the Plan pursuant to Section 5 hereof. In exchange for assuming an Option granted by someone other than the Company, the Company shall receive such consideration, if any, from such third party which the Committee, in its sole discretion, deems appropriate.

    (21) INTERPRETATION. Notwithstanding anything to the contrary in the Plan, if any award of Restricted Shares or any Bonus Award is intended, at the time of grant, to be "other performance-based compensation" within the meaning of
Section 162(m)(4)(C) of the Code, to the extent required to so qualify any such Award hereunder the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to such Award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as "other performance-based compensation."

    (22) FINAL ISSUANCE DATE. No Awards shall be made under this Plan after February 13, 2006.

                                                                      APPENDIX E

                             CSC PARENT CORPORATION
                            LONG-TERM INCENTIVE PLAN

    (1) PURPOSES. The purposes of the CSC Parent Corporation 1997 Long-Term Incentive Plan are (a) to advance the interests of the Company and its shareholders by providing a means to motivate the key employees of the Company and its Affiliates, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent; (b) to link the rewards of the key employees of the Company and its Affiliates to the achievement of specific, critical performance objectives and goals; and (c) to assist the Company and its Affiliates in maintaining a competitive total compensation program that serves to attract and retain the most highly qualified individuals.

    (2) DEFINITIONS. When used in this Plan, unless the context otherwise requires:

        (a) "Affiliate" shall mean (i) any corporation controlling, controlled by, or under common control with the Company or any other Affiliate, (ii) any corporation in which the Company owns at least five percent of the outstanding shares of all classes of common shares of such corporation,
    (iii) any unincorporated trade or business controlling, controlled by or under common control with the Company or any other Affiliate, and (iv) any unincorporated trade or business in which the Company owns at least a five percent interest in the capital or profits of such trade or business.

        (b) "Award" shall mean a cash award which is granted or made under the Plan.

        (c) "Board of Directors" shall mean the Board of Directors of the Company, as constituted at any time.

        (d) "Committee" shall mean the Committee of the Board of Directors, as described in Section 3.

        (e) "Company" shall mean CSC Parent Corporation, a Delaware corporation.

        (f) "Covered Employee" means, at the time of an Award (or at such other time as required or permitted by Section 162(m) of the Internal Revenue
    Code), the Company's Chief Executive Officer (or an individual acting in such capacity), any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable and any other employee of the Company or an Affiliate designated by the Committee in its discretion.

        (g) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

        (h) "Participant" shall mean an employee of the Company or an Affiliate who is granted an Award by the Committee under the Plan.

        (i) "Performance Criteria" shall mean a goal or goals established by the Committee and measured over a period or periods selected by the Committee, such goal(s) to constitute a requirement that must be met prior to the payment, of an Award to a Covered Employee, as specified by the Committee. Unless the Committee otherwise determines at the time of grant of an Award to a Covered Employee, the Performance Criteria with respect to such Award shall be related to at least one of the following criteria, which may be determined by reference to the performance of the Company or an Affiliate, subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies:
    (i) earnings per share, (ii) total return to stockholders, (iii) return on investment, (iv) operating income or net income, (v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xiii) subscriber growth, (xii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the fair market value of the Company's Class A common stock, or (xvii) a specified increase in the private market value of the Company.

        (j) "Permitted Transferees" shall have the meaning set forth in Paragraph 9 hereof.

        (k) "Plan" shall mean the Cablevision Systems Corporation 1997 Long-Term Incentive Plan.

    (3) ADMINISTRATION. The Plan shall be administered by the Committee (or a subcommittee thereof), which shall consist of at least two members of the Board of Directors who shall be appointed by, and shall serve at the pleasure of, the Board of Directors, and who shall qualify to serve in such capacity by Section 162(m) of the Internal Revenue Code.

    The Committee shall have full authority, subject to the terms of the Plan, to select the persons to whom Awards shall be granted or made under the Plan, to set the date of any such Award and any terms or conditions associated with any such Award. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all employees, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

    (4) PARTICIPANTS. Except as hereinafter provided, all officers and key employees of the Company or an Affiliate shall be eligible to receive Awards under the Plan. Charles F. Dolan shall not be eligible to receive Awards under the Plan. Nothing herein contained shall be construed to prevent the making of one or more Awards at the same or different times to the same employee.

    (5) AWARDS. In no event shall any Participant be granted an Award at any one time in an amount exceeding $5,000,000.

        (a) TERMS AND CONDITIONS. The form, terms and conditions of each Award shall be determined by the Committee and shall be set forth in a certificate or agreement (the "Award Certificate") signed by the Participant and an officer of the Company. The Committee shall, in its sole discretion, establish one or more conditions to the entitlement to an Award including, without limitation, conditions the satisfaction of which are measured by Performance Criteria applicable to the Participant or the Company, as the Committee may deem appropriate.

        (b) DURATION OF AWARDS. The duration of any Award granted under this Plan shall be for a period fixed by the Committee but shall, in no event be more than ten years.

    (6) PAYMENT OF AWARDS. Except as otherwise provided herein, a Participant may elect to receive payment of an Award at such rate and times as may be fixed by the Committee at the time the Award is granted.

    A Participant (or the representative of the estate or heirs of a deceased Participant) may receive all or any part of any remaining unearned Award in full upon the occurrence of such special circumstances or events as, in the sole discretion of the Committee, merits special consideration.

    Participants shall elect to receive payment of their Awards by the delivery to any person who has been designated by the Company for the purpose of receiving the same, of a written notice duly signed by the Participant (or the representative of the estate or the heirs of a deceased Participant) to such effect.

    (7) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing contained herein or in any Award Certificate shall be construed to confer on any employee any right to continue in the employ of the Company or any Affiliate or derogate from the right of the Company and any Affiliate to retire, request the resignation of, or discharge such employee at any time, with or without cause.

    (8) WITHHOLDING. If the Company or an Affiliate shall be required to withhold any amount by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of an Award to the Participant, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder.

    (9) NON-TRANSFERABILITY OF AWARDS. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant's immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the "Permitted Transferees"), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

    (10) ADMINISTRATION AND AMENDMENT OF THE PLAN. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law, except that it may not revoke or alter, in any manner unfavorable to the recipient of an outstanding Award under the Plan, any Award made under the Plan, without the consent of the recipient of that Award.

    (11) EFFECTIVE DATE. This Plan shall become effective as of January 1, 1997, and shall be submitted to the stockholders of the Company for their approval. In the event that the Plan is not approved by stockholders within 12 months of its adoption by the Board of Directors, the Plan and any Awards granted hereunder on or after January 1, 1997 shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

    (12) FINAL ISSUANCE DATE. No Awards shall be made under this Plan after December 31, 2006.

                                                                      APPENDIX F

                        TERMS OF RESTRUCTURING AGREEMENT

TERMS:

1. Simultaneously with the Contribution Closing and/or the Partnership Contribution, or thereafter, Parent may transfer or cause to be transferred all or part of the Acquired Assets, the Assumed Liabilities and the Contributed Subsidiary Capital Stock to one or more direct Subsidiaries of Parent (each a "First-Tier Transferee Subsidiary") or to one or more direct Subsidiaries of a First-Tier Transferee Subsidiary.

2. The stock of one or more of the First-Tier Transferee Subsidiaries may be transferred to an entity that is a member of the CSC Group and that holds directly or indirectly the other cable properties of the CSC Group.

3. Notwithstanding anything to the contrary in the foregoing paragraphs, (a) the stock of each First-Tier Transferee Subsidiary shall continue to be held directly by Parent for a period of at least one year after the Closing Date and (b) CSC will not transfer or distribute to Parent substantially all of its assets outside the ordinary course of business and will not be merged into Parent or liquidated or wound-up for a period of at least one year after the Closing Date, unless in the case of (a) or (b) either (i) the Company has consented to the stock of such First-Tier Transferee Subsidiaries ceasing to be held directly by Parent, or to such transfer, distribution, merger, liquidation or winding-up of CSC, as applicable, or
    (ii) CSC or Parent has obtained a ruling from the Internal Revenue Service to the effect that a transaction pursuant to which the stock of such First-Tier Transferee Subsidiaries ceases to be held directly by Parent prior to the expiration of such one-year period, or pursuant to which CSC transfers or distributes substantially of its assets to Parent or is merged, liquidated or wound-up, as applicable, will not cause the Contribution and the Merger not to qualify as an exchange governed by Section 351 of the Code. As of the date of this Agreement, there is no plan or intention to undertake any transaction that would cause the Contribution and the Merger not to qualify as an exchange governed by Section 351 of the Code.

                                                                      APPENDIX G

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             CSC PARENT CORPORATION

    FIRST: The name of this corporation (hereinafter called the "corporation") is CSC Parent Corporation.

    SECOND: The name and address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is The Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle.

    THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The aggregate number of shares which the corporation shall have authority to issue shall be 290,000,000 shares: (a) 200,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), (b) 80,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and (c) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

    The following is a statement of (a) the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each of the Class A Common Stock and the Class B Common Stock and (b) the authority expressly vested in the Board of Directors hereunder with respect to the issuance of series of Preferred Stock:

    A. Class A Common Stock and Class B Common Stock:

        I. Priority of Preferred Stock.

        Each of the Class A Common Stock and Class B Common Stock is subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as are stated and expressed herein and as shall be stated and expressed in any Certificates of Designations filed with respect to any series of Preferred Stock pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of Paragraph B of this Article FOURTH.

        II. Dividends.

        Subject to (a) the rights of the holders of Series A Preferred Stock and Series B Preferred Stock, (b) any other provisions of the Certificate of Incorporation of the corporation, as amended from time to time, and (c) the provisions of any Certificates of Designations filed with respect to any series of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive equally on a per share basis such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor; provided that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether paid in cash or property (including, without limitation, shares of Class A Common Stock paid on or with respect to shares of Class A Common Stock or shares of Class B Common Stock paid on or with respect to shares of Class B Common Stock (collectively, "Stock Dividends")), unless, simultaneously, the same dividend (in the case of Stock Dividends, stock of the class on or with respect to which the dividend is paid in the same percentage, relative to the total number of shares of such class, issued and outstanding immediately prior to the payment of such dividend, as the Stock Dividend on or with respect to the other class bears to the number of shares of such class issued and outstanding immediately prior to the payment of such dividend) is paid with respect to each share of Class A Common Stock and Class B Common Stock. Stock Dividends with respect to Class A Common Stock may only be paid with shares of Class A Common Stock. Stock Dividends with respect to Class B Common Stock may only be paid with shares of Class B Common Stock.

        III. Voting.

        (a) Except as otherwise required (i) by statute, (ii) pursuant to the provisions of the Certificate of Incorporation of the corporation, as amended from time to time, or (iii) pursuant to the provisions of any Certificates of Designations filed with respect to any series of Preferred Stock, the Class A Common Stock and Class B Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. At every meeting of the stockholders, each holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the corporation and each holder of Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the corporation. Except in the election of directors of the corporation (voting in respect of which shall be governed by the terms set forth in subsections (b) and (c) of this Section III) and as may be otherwise required (i) by statute (ii) pursuant to the provisions of the Certificate of Incorporation of the corporation, as the same may be amended from time to time, or (iii) pursuant to the provisions of any Certificates of Designation filed with respect to any series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class; provided, however, that the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, shall be required for (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of the corporation which adversely affects the powers, preferences or rights of the Class B Common Stock.

        (b) With respect to the election of directors, holders of Class A Common Stock shall vote as a separate class and be entitled to be elect 25% of the total number of directors (the "Class A Directors") elected by the holders of Class A Common Stock and Class B Common Stock (the "Common Stock Directors") and, if such 25% is not a whole number, then the holders of Class A Common Stock shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of Common Stock Directors, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of common stock. Holders of Class B Common Stock, voting as a separate class, shall be entitled to elect the remaining Common Stock Directors. If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of common stock, however, the holders of the Class A Common Stock and the Class B Common Stock shall vote together as a single class with respect to the election of Common Stock Directors and the holders of Class A Common Stock shall not have the right to elect 25% of the number of such directors, but shall have one (1) vote per share for all Common Stock Directors and the holders of the Class B Common Stock shall have ten (10) votes per share for all Common Stock Directors. If, on the record date for any stockholder meeting at which Common Stock Directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, shall continue to elect a number of Class A Directors equal to 25% of the total number of Common Stock Directors and, in addition, shall vote together with the holders of Class B Common Stock to elect the remaining Common Stock Directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one (1) vote per share for all Common Stock Directors and the holders of Class B Common Stock entitled to ten (10) votes per share for all Common Stock Directors.

        (c) Any vacancy in the office of a Common Stock Director elected by the holders of Class A Common Stock voting as a separate class may be filled by a vote of such holders voting as a separate class and any vacancy in the office of a Common Stock Director elected by the holders of Class B Common Stock voting as a separate class may be filled by a vote of such holders voting as a separate class or, in the absence of a stockholder vote, in the case of a vacancy in the office of a Common Stock Director elected by either class, such vacancy may be filled by the remaining directors. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor has been elected and has qualified. If the Board of Directors increases the number of directors in accordance with Article FIFTH of the Certificate of Incorporation of the corporation, any vacancy so created may be filled by the Board of Directors; provided that, so long as the holders of Class A Common Stock have the rights provided in subsections (b) and (c) of this
    Section III in respect of the last preceding annual meeting of stockholders to elect 25% of the total number of Common Stock Directors, the Board of Directors may be so enlarged by the directors only to the extent that at least 25% of the enlarged board consists of Common Stock Directors elected by the holders of Class A Common Stock or of persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of Class A Common Stock.

        (d) Notwithstanding anything in this Section III to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters upon which, pursuant to the Certificate of Incorporation of the corporation or applicable laws, the holders of common stock are entitled to vote, at any time when no shares of Class B Common Stock are issued and outstanding.

        (e) Wherever any provision of the Certificate of Incorporation of the corporation sets forth a specific percentage of the shares outstanding and entitled to vote which is required for approval or ratification of any action upon which the vote of the stockholders is required or may be obtained, such provision shall mean such specified percentage of the votes entitled to be cast by holders of shares then outstanding and entitled to vote on such action.

        IV. Conversion Rights.

        (a) Subject to the terms and conditions of this Article FOURTH, each share of Class B Common Stock shall be convertible at any time or from time to time, at the option of the holder thereof, at the office of any transfer agent for such Class B Common Stock and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the corporation (attention of the Secretary of the corporation), into one (1) fully paid and non-assessable share of Class A Common Stock. Upon conversion, the corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Common Stock surrendered for conversion or on account of any dividends on the Class A Common Stock issuable on such conversion. Before any holder of Class B Common Stock shall be entitled to convert the same into Class A Common Stock, he or she shall surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the corporation shall so request, shall be duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the corporation, and shall give written notice to the corporation at said office that he or she elects so to convert said Class B Common Stock in accordance with the terms of this Section IV, and shall state in writing therein the name or names in which he or she wishes the certificate or certificates for Class A Common Stock to be registered. Every such notice of election to convert shall constitute a binding contract between the holder of such Class B Common Stock and the corporation, whereby the holder of such Class B Common shall be deemed to subscribe for the amount of Class A Common Stock which he or she shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Common Stock to be converted and to release the corporation from all liability thereunder, and thereby the corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Common Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of subsection
    (d) of this Section IV, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. Upon conversion of shares of Class B Common Stock, shares of Class B Common Stock so converted will be canceled and retired by the corporation, such shares shall not be reissued and the number of shares of Class B Common Stock which the corporation shall have authority to issue shall be decreased by the number of shares of Class B Common Stock so converted and the Board of Directors shall take such steps as are required to so retire such shares.

        (b) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid or that no such tax is due.

        (c) The Corporation shall not be required to convert Class B Common Stock, and no surrender of Class B Common Stock shall be effective for that purpose, while the stock transfer books of the corporation are closed for any purpose; but the surrender of Class B Common Stock for conversion during any period while such books are closed shall be deemed effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Common Stock was surrendered.

        (d) The corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and non-assessable and not entitled to any preemptive rights.

        V. Liquidation Rights.

        In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and after payment in full of the amounts to be paid to holders of Series A Preferred Stock and Series B Preferred Stock as set forth in Section (B) (II) and to holders of

    Preferred Stock as set forth in any Certificates of Designations filed with respect thereto, the remaining assets and funds of the corporation shall be divided among and paid ratably to the holders of Class A Common Stock and Class B Common Stock (including those persons who shall become holders of Class A Common Stock by reason of the conversion of their shares of Class B Common Stock) as a single class. For the purposes hereof, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the corporation shall be deemed a voluntary liquidation, dissolution or winding up of the corporation, but a consolidation or merger of the corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

        VI. Reclassifications, Etc.

        Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

        VII. Mergers, Consolidations, Etc.

        In any merger, consolidation or business combination of the corporation with or into another corporation, whether or not the corporation is the surviving corporation, the consideration per share to be received by holders of Class A Common Stock and Class B Common Stock in such merger, consolidation or business combination must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

        VIII. Rights and Warrants.

        In case the corporation shall issue rights or warrants to purchase shares of capital stock of the corporation, the terms of the rights and warrants, and the number of rights or warrants per share, to be received by holders of Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other classes of common stock, except that the shares of capital stock into which such rights or warrants are exercisable may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

    B. Preferred Stock.

        I. Issuance.

        Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a Certificate or Certificates of Designations providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided.

        II. Powers of the Board of Directors.

        Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and with respect to each series to set forth in a Certificate or Certificates of Designations provisions with respect to the issuance of such series:

        (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

        (b) Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

        (c) The dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

        (d) Whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

        (e) The rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the corporation;

        (f) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

        (g) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

        (h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of the Class A Common Stock, the Class B Common Stock or any other class or classes of stock of the corporation ranking junior to the shares of such series either as to dividends or upon liquidation;

        (i) The conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; and

        (j) Any other preference and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Article FOURTH.

        III. Ranking.

        All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section II hereof; and all shares of Preferred Stock shall rank senior to the common stock both as to dividends and upon liquidation.

        IV. Liquidation Rights.

        In the event of any liquidation, dissolution or winding up of the corporation, before any payment or distribution of the assets of the corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the corporation ranking junior to the Preferred Stock upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus (if dividends on shares of such series of Preferred Stock shall be cumulative) an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the corporation, the assets of the corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this Section IV, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all the property or assets of the corporation shall be deemed a voluntary liquidation, dissolution or winding up of the corporation, but a consolidation or merger of the corporation with one or more other corporations shall not be deemed to be liquidation, dissolution or winding up, voluntary or involuntary.

        V. Voting.

        Except as shall be otherwise stated and expressed herein or in the Certificate or Certificates of Designations adopted by the Board of Directors with respect to the issuance of any series of Preferred Stock and except as otherwise required by the laws of the State of Delaware, the holders of shares of Preferred Stock shall have, with respect to such shares, no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders.

    FIFTH: The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of directors of the corporation shall be fixed by the By-Laws of the corporation and may be altered from time to time as provided therein. A director shall be elected to hold office until the expiration of the term for which such person is elected, and until such person's successor shall be duly elected and qualified.

    SIXTH:  The name and mailing address of the incorporator are as follows:
Melissa L. Halbach-Merz, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

    SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

    EIGHTH: The original By-Laws of the corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors and the stockholders entitled to vote in the election of directors.

    NINTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

    No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this paragraph shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    TENTH: No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

        (A) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

        (B) The material facts as this relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

        (C) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

        Common or interested directors may be counted in the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

    IN WITNESS WHEREOF, CSC Parent Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this 14th day of January, 1998.

                                          CSC Parent Corporation

                                          /s/_ANDREW ROSENGARD
                                           Andrew Rosengard
                                           Executive Vice President, Financial
                                           Planning and Controller

Attest:

/s/_ ROBERT S. LEMLE
     Robert S. Lemle
  Secretary

                                                                      APPENDIX H

                                    BY-LAWS

                                       OF

                             CSC PARENT CORPORATION

                            (A DELAWARE CORPORATION)

                                   ARTICLE I

                                  STOCKHOLDERS

    1. CERTIFICATES REPRESENTING STOCK. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of, the corporation by the Chairman, the Chief Executive Officer or Vice Chairman, if any, or by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation certifying the number of shares owned by him in the corporation. If such certificate is countersigned by a transfer agent other than the corporation or its employee or by a registrar other than the corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

    Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

    The corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of any lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate.

    2. FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. In lieu thereof it shall either pay in cash the fair value of fractions of a share, as determined by the Board of Directors, to those entitled thereto or issue scrip or fractional warrants in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agent, exchangeable as therein provided for full shares, but such scrip or fractional warrants shall not entitle the holder to any rights of a stockholder except as therein provided. Such scrip or fractional warrants may be issued subject to the condition that the same shall become void if not exchanged for certificates representing full shares of stock before a specified date, or subject to the condition that the shares of stock for which such scrip or fractional warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of such scrip or fractional warrants, or subject to any other conditions which the Board of Directors may determine.

    3. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfer of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

    4. RECORD DATE FOR STOCKHOLDERS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to any corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the directors may fix, in advance, a date as the record date for any such determination of stockholders. Such date shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date for the determination of stockholders entitled (a) to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (b) to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. When a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

    5. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term 'share' or 'shares' or 'share of stock' or 'shares of stock' or 'stockholder' or 'stockholders' refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; PROVIDED, HOWEVER, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, including any Preferred Stock which is denied voting rights under the provisions of the resolution or resolutions adopted by the Board of Directors with respect to the issuance thereof.

    6. STOCKHOLDER MEETINGS.

    TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, PROVIDED, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

    PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

    CALL. Annual meetings and special meetings may be called by resolution of the Board of Directors only.

    NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting), state such other action or actions as are known at the time of such notice. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. If any action is proposed to be taken which would, if taken, entitle stockholders to receive payment for their shares of stock, the notice shall include a statement of that purpose and to that effect. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished for such purpose in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereof prepaid, in the United States mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice by him before or after the time stated therein. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

    STOCKHOLDER LIST. There shall be prepared and made, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

    CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order or seniority and if present and acting, the Chairman, if any, the Chief Executive Officer, if any, a Vice Chairman, if any, the President, a Vice President, a chairman for the meeting chosen by the Board of Directors, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman for the meeting shall appoint a secretary of the meeting. The presiding officer shall: call the meeting to order; determine when proxies must be filed with the secretary of the meeting; open the polls, establish the time period for which polls remain open and close the polls; decide who may address the meeting and generally determine the order of business and time for adjournment of the meeting. The presiding officer shall also maintain proper and orderly conduct, and shall take all means reasonably necessary to prevent or cease disruptions, personal attacks or inflammatory remarks at the meeting. In addition to the powers and duties specified herein, the presiding officer shall have the authority to make all other determinations necessary for the order and proper conduct of the meeting.

    PROXY REPRESENTATION. Every Stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

    INSPECTORS AND JUDGES. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. If an inspector or inspectors or judge or judges are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled by appointment made by the person presiding thereat. Each inspector or judge, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector or judge at such meeting with strict impartiality and according to the best of his ability. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

    QUORUM. Except as the General Corporation Law or these by-laws may otherwise provide, the holders of a majority of the votes represented by the outstanding shares of stock entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business; PROVIDED, HOWEVER, that if the certificate of incorporation or General Corporation Law provides that voting on a particular action is to be by class, a majority of the votes represented by the outstanding shares of stock of such class shall constitute a quorum at a meeting of stockholders for the authorization of such action. The stockholders present may adjourn the meeting despite the absence of a quorum. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

    VOTING. Except as otherwise provided in these by-laws, the certificate of incorporation or, with respect to Preferred Stock, the resolution or resolutions of the Board of Directors providing for the issuance thereof, and except as otherwise provided by the General Corporation Law, at every meeting of the stockholders, each stockholder entitled to vote at such meeting shall be entitled to the number of votes as specified, and to the extent provided for, in the certificate of incorporation or, with respect to Preferred Stock, the resolution or resolutions of the Board of Directors providing the issuance thereof, in person or by proxy, for each share of stock entitled to vote held by such stockholder. In the election of directors, a plurality of the votes cast by each class of stock, voting separately as a class, shall elect the directors for such class is authorized to elect as specified, and to the extent provided for, in the certificate of incorporation. Any other action shall be authorized by a majority of the votes cast except where the certificate of incorporation of the General Corporation Law prescribes a different percentage of votes and/ or a different exercise of voting power. Voting by ballot shall not be required for corporate action except as otherwise provided by the General Corporation Law.

    ADVANCE NOTICE OF STOCKHOLDER PROPOSALS. At any annual or special meeting of stockholders, proposals by stockholders and persons nominated for election as directors by stockholders shall be considered only if advance notice thereof has been timely given as provided herein. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Corporation at any meeting of stockholders shall be given to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the date of the meeting; PROVIDED, HOWEVER, that if the date if the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. No additional public announcement or disclosure of the date of any annual meeting of stockholders need be made if the Corporation shall have previously disclosed, in these by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board determines to hold the meeting on a different date. Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the number and class of all shares of each class of stock of the Corporation beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs
(d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), such person's signed consent to serve as a director of the Corporation if elected, such stockholder's name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by such stockholder. As used herein, shares 'beneficially owned' shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrant, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.

    7. STOCKHOLDER ACTION WITHOUT MEETINGS. Except as provided in the certificate of incorporation, any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholder, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or to take such action under the provisions of the General Corporation Law or the certificate of incorporation at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                   ARTICLE II
                                   DIRECTORS

    1. FUNCTIONS AND DEFINITIONS. The business of the corporation shall be managed by the Board of Directors of the corporation. The use of the phrase 'whole Board of Directors' herein refers to the total number of directors which the corporation would have if there were no vacancies.

    2. QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The initial Board of Directors shall consist of ten persons. Thereafter the number of directors constituting the whole Board of Directors shall be at least three. Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the directors only, or, if the number is not fixed, the number shall be ten.

    3. ELECTION AND TERM. The first Board of Directors shall be elected by the incorporator and shall hold office until the next election of the class for which such directors have been chosen and until their successors have been elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office for the term of the class for which such directors shall have been chosen and until their successors have been elected and qualified or until their earlier resignation or removal. Subject to the provisions of the certificate of incorporation, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause or without cause, any vacancy in the Board of Directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or the sole remaining director.

    4. MEETING.

    TIME. Meetings shall be held at such time as the Board of Directors shall fix.

    FIRST MEETING. The first meeting of each newly elected Board of Directors may be held immediately after each annual meeting of the stockholders at the same place at which the annual meeting of stockholders is held, and no notice of such meeting shall be necessary, provided a quorum shall be present. In the event such first meeting is not so held immediately after the annual meeting of the stockholders, it may be held at such time and place as shall be specified in the notice given as hereinafter provided for special meetings of the Board of Directors, or at such time and place as shall be fixed by the consent in writing of all of the directors.

    PLACE. Meetings, both regular and special, shall be held at such place within or without the State of Delaware as shall be fixed by the Board of Directors.

    CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman, if any, a Vice Chairman, if any, or the President, or of a majority of the directors in office.

    NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenience assembly of the directors thereat. The notice of any meeting need not specify the purpose of the meeting. Any requirement of furnishing a notice shall be waived by any director who signs a written waiver of such notice before or after the time stated therein.

    Attendance of a director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

    QUORUM AND ACTION. A majority of the whole Board of Directors shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided that such majority shall constitute at least one-third (1/3) of the whole

Board of Directors. Any director may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all directors participating in the meeting can hear each other, and such participation in a meeting of the Board of Directors shall constitute presence in person at such meeting. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law or the certificate of incorporation, the act of the Board of Directors shall be the act by vote of a majority of the directors present at a meeting, a quorum being present. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these by-laws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board of Directors.

    CHAIRMAN OF THE MEETING. The Chairman, if any and if present and acting, shall preside at all meetings; otherwise, any other director chosen by the Board of Directors shall preside.

    5. REMOVAL OF DIRECTORS. Any or all of the directors may be removed for cause or without cause by the Board of Directors or by the stockholders; PROVIDED, HOWEVER, that so long as the certificate of incorporation provides that each class of stock, voting separately as a class, shall elect a certain percentage of directors, a director may be removed without cause by stockholders only by the vote of class of stock, voting separately as a class, that either elected such director or elected the predecessor of such director whose position was filled by such director due to the predecessor director's death, resignation or removal.

    6. ACTION IN WRITING. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    7. EXECUTIVE COMMITTEE.

    POWERS. The Board of Directors may appoint an Executive Committee of the Board of Directors of the corporation of such number of members as shall be determined from time to time by the Board of Directors. The term of office of each member of the Executive Committee shall be co-extensive with the term of his office as director. Any member of the Executive Committee who shall cease to be a director of the corporation shall ipso facto cease to be a member of the Executive Committee. A majority of the members of the Executive Committee shall constitute a quorum for the valid transaction of business. The Executive Committee may meet at stated times or on two days' notice by any member of the Executive Committee to all other members, by delivered letter, by mail or by telegram. The provisions of Section 4 of this Article II with respect to waiver of notice of meetings of the Board of Directors and participation at meetings of the Board of Directors by means of a conference telephone or similar communications equipment shall apply to meetings of the Executive Committee. The provisions of Section 6 of this Article II with respect to action taken by a committee of the Board or Directors without a meeting shall to action taken by the Executive Committee. At all times whenever the Board of Directors is not in session, the Executive Committee shall apply to have and may exercise all of the powers of said Board of Directors in the management of the business and affairs of the corporation except as limited by the General Corporation Law, including, without limitation, (a) the powers of the Board of Directors referred to in the certificate of incorporation or in the resolution or resolutions providing for the issuance of preferred stock adopted by the Board of Directors as provided in the certificate of incorporation to effect, or which are related or incidental to, the redemption or conversion of the corporation's capital stock, (b) the authority to declare dividends, (c) the authority to issue capital stock of the corporation and (d) the adoption of a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law, and may also authorize the seal of the corporation to be affixed to all papers which may require it; PROVIDED, HOWEVER, that the Executive Committee may not approve any contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a material financial interest. The Executive Committee shall have power to make rules and regulations for the conduct of its business. Vacancies in the membership of the Executive Committee shall be filled by the Board of Directors from among the directors at a regular meeting, or at a special meeting, held for that purpose.

    CHAIRMAN AND SECRETARY. The Executive Committee shall elect from its own members a chairman who shall hold office during the term of his office as a member of the Executive Committee. When present he shall preside over all meetings of the Executive Committee. The Executive Committee shall also elect a secretary of the Executive Committee who shall attend all meetings of the Executive Committee and keep the minutes of its acts and proceedings. Such secretary shall be a member of the Board of Directors and may, but need not, be a member of the Executive Committee.

    MINUTES. The Executive Committee shall keep minutes of its acts and proceedings which shall be submitted at the next meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors.

    MEETINGS. The Executive Committee may hold meetings, both regular and special, either within or without the State of Delaware, as shall be set forth in the Notice of the Meeting or in a duly executed Waiver of Notice thereof.

    8. OTHER COMMITTEES. The Board of Directors may from time to time, by resolution adopted by affirmative vote of a majority of the whole Board of Directors, appoint other committees of the Board of Directors which shall have such powers and duties as the Board of Directors may properly determine. No such other committee of the Board of Directors shall be composed of fewer than two
(2) directors. Meetings of such committees of the Board of Directors may be held at any place, within or without the State of Delaware, from time to time designated by the Board of Directors, of the committee in question. Such committees may meet at stated times on two days' notice by any member of such committee to all other members, by delivered letter, by mail or by telegram. The provisions of Section 4 of this Article II with respect to waiver of notice of meetings of the Board of Directors and participation at meetings of the Board of Directors by means of a conference telephone or similar communications equipment shall apply to meetings of such other committees.

    9. APPROVAL OF TRANSACTION WITH DOLAN AFFILIATES. The corporation shall make any investment in or advance to a Dolan Affiliate (as defined below) only if such investment or advance shall be approved by the Special Committee as provided below; provided that approval of such Special Committee shall not be required for any investment or advance that constitutes compensation for services rendered to or on behalf of the corporation as determined by the Board of Directors. The Special Committee shall be comprised of two Independent Directors (as defined below) and such number, if any, of Investor Directors (as defined in the Stockholders Agreement (the 'Stockholders Agreement') to be entered into by the corporation pursuant to the Amended and Restated Contribution and Merger Agreement dated as of June 6, 1997 to which the corporation is a party, as may be amended from time to time) as is required under Section 11(b) of the Stockholders Agreement. Approval of the Special Committee shall require the affirmative vote of a majority of the committee members present and voting and, if only one Investor Director is on the Special Committee, the affirmative vote of such Investor Director, and the presence in person or as permitted by Section 8 of this Article II of one Independent Director and, as long as any Investor Director is on the Special Committee, one Investor Director shall be required to constitute a quorum. An 'Independent Director' of the Board of Directors is a director who is not an officer or director of the Dolan Affiliate which is a party to the transaction at issue and who is not an officer or employee of the corporation and is not an Investor Director. A 'Dolan Affiliate' is Charles F. Dolan or any other Class B Entity (as defined in the Stockholders Agreement) or any other corporation, partnership, association or other organization owned or controlled by Charles F. Dolan and shall include any Family Member (as defined in the Stockholders Agreement) of any Class B Entity, provided that a Dolan Affiliate shall not include any entity which is a subsidiary of the corporation.

                                  ARTICLE III
                                    OFFICERS

    1. EXECUTIVE OFFICERS. The directors may elect or appoint a Chairman, a Chief Executive Officer, one or more Vice Chairmen, a President, one or more Vice Presidents (one or more of whom may be denominated 'Executive Vice President' or 'Senior Vice President'), a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers and such other officers as they may determine. Any number of officers may be held by the same person.

    2. TERM OF OFFICE; REMOVAL. Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor has been elected and qualified. The Board of Directors may remove any officer for cause or without cause.

    3. AUTHORITY AND DUTIES. All officers, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided in these by-laws, or, to the extent not so provided, by the Board of Directors.

    4. THE CHAIRMAN. The Chairman, if any, and if present and acting, shall be involved in policy making and strategic planning. In addition, the Chairman shall preside at all meetings of the Board of Directors; otherwise, any other director chosen by the Board of Directors shall preside. The Chairman, if any, shall have such additional duties as the Board of Directors may prescribe.

    5. OTHER OFFICERS. The other officers of the corporation shall have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Chairman, the Chief Executive Officer, the President or the Board of Directors.

                                   ARTICLE IV
                      VOTING OF STOCKS IN OTHER COMPANIES

    Unless otherwise ordered by the Board of Directors, the Chairman, the Chief Executive Officer, a Vice Chairman, the President, a Vice President, the Secretary or the Treasurer shall have full power and authority on behalf of the corporation to attend and to act and vote at any meetings of stockholders of any corporation in which the corporation may hold stock and at any such meeting shall possess and exercise any and all of the rights and powers incident to the ownership of such stock which as the owner thereof the corporation might have possessed and exercised if present or the Chairman, the Vice Chairman, the President, or a Vice President may in his discretion give a proxy or proxies in the name of the corporation to any other person or persons, who may vote said stock and exercise any and all other rights in regard to it here accorded to the officers. The Board of Directors by resolution from time to time may limit or curtail such power.

                                   ARTICLE V

                                 CORPORATE SEAL
                                      AND
                                CORPORATE BOOKS

    The corporate seal shall be in such form as the Board of Directors shall prescribe.

    The books of the corporation may be kept within or without the State of Delaware, at such place or places as the Board of Directors may, from time to time, determine.

                                   ARTICLE VI
                                  FISCAL YEAR

    The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                                  ARTICLE VII
                              CONTROL OVER BY-LAWS

    The power to amend, alter, and repeal these by-laws and to adopt new by-laws shall be vested in both the Board of Directors and the stockholders entitled to vote in the election of directors.

                                  ARTICLE VIII
                                INDEMNIFICATION

    A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a 'proceeding'), by reason of the fact that he or she, or a person of who he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in official capacity as a director, officer, employee or gent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

    B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation form providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    C. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                             CSC PARENT CORPORTION
                                    BY-LAWS
                               TABLE OF CONTENTS

                                       ARTICLE I

STOCKHOLDERS...........................................................................          1

  1. CERTIFICATES REPRESENTING STOCK...................................................          1
  2. FRACTIONAL SHARE INTERESTS........................................................          1
  3. STOCK TRANSFERS...................................................................          2
  4. RECORD DATE FOR STOCKHOLDERS......................................................          2
  5. MEANING OF CERTAIN TERMS..........................................................          2
  6. STOCKHOLDER MEETINGS..............................................................          2
    TIME...............................................................................          2
    PLACE..............................................................................          2
    CALL...............................................................................          3
    NOTICE OR WAIVER OF NOTICE.........................................................          3
    STOCKHOLDER LIST...................................................................          3
    CONDUCT OF MEETING.................................................................          3
    PROXY REPRESENTATION...............................................................          4
    INSPECTORS AND JUDGES..............................................................          4
    QUORUM.............................................................................          4
    VOTING.............................................................................          4
    ADVANCE NOTICE OF STOCKHOLDER PROPOSALS............................................          5
  7. STOCKHOLDER ACTION WITHOUT MEETINGS...............................................          5

                                      ARTICLE II

DIRECTORS..............................................................................          5

  1. FUNCTIONS AND DEFINITIONS.........................................................          5
  2. QUALIFICATIONS AND NUMBER.........................................................          6
  3. ELECTION AND TERM.................................................................          6
  4. MEETING...........................................................................          6
    TIME...............................................................................          6
    FIRST MEETING......................................................................          6
    PLACE..............................................................................          6
    CALL...............................................................................          6
    NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER............................................          6
    QUORUM AND ACTION..................................................................          6
    CHAIRMAN OF THE MEETING............................................................          7
  5. REMOVAL OF DIRECTORS..............................................................          7
  6. ACTION IN WRITING.................................................................          7
  7. EXECUTIVE COMMITTEE...............................................................          7
    POWERS.............................................................................          7
    CHAIRMAN AND SECRETARY.............................................................          8
    MINUTES............................................................................          8
    MEETINGS...........................................................................          8
  8. OTHER COMMITTEES..................................................................          8
  9. APPROVAL OF TRANSACTION WITH DOLAN AFFILIATES.....................................          8

                                      ARTICLE III

OFFICERS...............................................................................          9

  1. EXECUTIVE OFFICERS................................................................          9
  2. TERM OF OFFICE; REMOVAL...........................................................          9

  3. AUTHORITY AND DUTIES..............................................................          9
  4. THE CHAIRMAN......................................................................          9
  5. OTHER OFFICERS....................................................................          9

                                      ARTICLE IV

VOTING OF STOCKS IN OTHER COMPANIES....................................................          9

                                       ARTICLE V

CORPORATE SEAL AND CORPORATE BOOKS.....................................................          9

                                      ARTICLE VI

FISCAL YEAR............................................................................         10

                                      ARTICLE VII

CONTROL OVER BY-LAWS...................................................................         10

                                     ARTICLE VIII

INDEMNIFICATION........................................................................         10

                                                                      APPENDIX I

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    The following is a reproduction of Section 262 of the General Corporation Law, as amended, of the State of Delaware:

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation not consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided , however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholder would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. "97, eff. 7-1-97.)

    Ch. 120, L. "97, eff. 7-1-97, added matter in italic.

    ED. NOTE: This section is effective only with respect to mergers or consolidation consummated pursuant to an agreement of merger or consolidation entered into after July 1, 1987.

                        CABLEVISION SYSTEMS CORPORATION
                                 COMMON STOCK
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE SPECIAL MEETING OF STOCKHOLDERS - FEBRUARY 16, 1998


          The undersigned hereby appoints William J. Bell, Robert S. Lemle, James L. Dolan, Marc A. Lustgarten and Andrew B. Rosengard, and each of them, proxies, with full power of substitution, to vote, as indicated on the reverse side of all the shares of Common Stock of Cablevision Systems Corporation, held of record by the undersigned on January 6, 1998, at the Special Meeting of Shareholders to be held at Cablevision Systems Corporation headquarters, One Media Crossways, Woodbury, New York 11797, on February 16, 1998, at 10:00 a.m., Eastern Standard Time, or any adjournment or postponement thereof.

      [CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE.]

This proxy when properly executed will be voted in the manner directed herein by the shareholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1, ITEM 2 AND
ITEM 3.

The Board of Directors Recommends a Vote FOR Item 1, Item 2 and Item 3.


Item 1. Approval and adoption of the Amended and Restated         FOR   AGAINST  ABSTAIN
        Contribution and Merger Agreement (the "Contribution      /  /   /  /     /  /
        and Merger Agreement") dated as of June 6, 1997 by
        and among Cablevision Systems Corporation
        ("Cablevision"), TCI Communications, Inc., CSC Parent
        Corporation ("Parent") and CSC Merger Sub and the
        transactions contemplated thereby, as fully described
        in the  Proxy Statement/Prospectus relating thereto.
        A vote FOR this Item 1 proposal will be deemed to be
        a vote FOR the approval of the issuance of 12,235,543
        shares of Parent Class A Common Stock in the Issuance
        (as described and defined in the Proxy
        Statement/Prospectus relating thereto) and also a
        vote FOR the approval of the proposals described in
        the following Items 2 and 3 with respect to the stock
        options, conjunctive rights, bonus award shares and
        incentive awards of Cablevision to be assumed by
        Parent in the transactions contemplated by, and
        pursuant to, the Contribution and Merger Agreement
        (as fully described in the Proxy Statement/Prospectus
        relating thereto).


Item 2. Approval and adoption of the Parent Employee Stock        FOR   AGAINST  ABSTAIN
        Plan, as fully described in the Proxy                     /  /   /  /     /  /
        Statement/Prospectus relating thereto.


Item 3. Approval and adoption of the Parent Long-Term             FOR   AGAINST  ABSTAIN
        Incentive Plan, as fully described in the Proxy           /  /   /  /     /  /
        Statement/Prospectus relating thereto.


In their discretion, the Proxies are authorized to vote upon such matters that are properly presented for action at the Special Meeting

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE

Sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

Receipt of the Notice of Special Meeting of Shareholders and the related Joint Proxy Statement/Prospectus is acknowledged.


(Signature) ______________________________

(Signature if held jointly) ______________________________

(Title or Authority) ___________________________

Dated: __________, 1998

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Article Ninth of Parent's Certificate of Incorporation provides:

        The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

        No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this paragraph shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    Article VIII of the By-Laws of Parent provides:

        A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

        B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

        C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    In the Merger, Parent will assume Cablevision's indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Pursuant to Section 6.13 of the Contribution and Merger Agreement, Parent has agreed to indemnify the directors and officers of Cablevision and its subsidiaries from all expenses, liabilities or other losses to the fullest extent permitted under applicable law. In connection with the Merger, Parent will assume Cablevision's agreement with Dolan pursuant to which he has agreed to guarantee Cablevision's obligation to indemnify its directors and officers to the fullest extent permitted under Delaware law. In addition, subject to certain limitations, Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Dolan or entities affiliated with Dolan to the extent indemnification is not provided by Parent. Any payment required to be made by Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. After the Merger, Parent will maintains directors' and officers' liability insurance.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Parent's Certificate of Incorporation provides for such limitation of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

      2.1  Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997, among TCI Communications, Inc., Cablevision, the Registrant and CSC Merger
           Corporation (included as Appendix A to the Proxy Statement/Prospectus of Cablevision
           and Parent that forms a part of this Registration Statement (the "Proxy
           Statement/Prospectus") and incorporated herein by reference thereto).

      3.1  Amended and Restated Certificate of Incorporation of the Registrant (included as
           Appendix G to the Proxy Statement/Prospectus and incorporated herein by reference thereto).

      3.2  Bylaws of the Registrant (included as Appendix H to the Proxy Statement/Prospectus and incorporated herein by reference thereto).

     4.1.  Amended and Restated Certificate of Incorporation of the Registrant (included in
           Exhibit 3.1).

      4.2  Certificate of Designations for the Cablevision Series L Redeemable Exchangeable
           Preferred Stock (incorporated herein by reference to Exhibit 3.1G of Cablevision's
           Annual Report on Form 10-K for the year ended December 31, 1995).

      4.3  Certificate of Designations for the Cablevision Series M Redeemable Exchangeable
           Preferred Stock (incorporated by reference to Exhibit 4.1(f) to Cablevision's
           Registration Statement on Form S-4, Registration No. 333-00527).

      4.4  Indenture dated as of December 1, 1997 relating to Cablevision's $500,000,000 7 7/8%
           Senior Notes due 2007.

      4.5  Indenture dated as of February 15, 1993 relating to Cablevision's $200,000,000
           9 7/8% Senior Subordinated Debentures due February 15, 2013 (incorporated herein by reference to Exhibit 4.3 to the 1992 10-K).

      4.6  Indenture dated as of April 1, 1993 relating to Cablevision's $150,000,000 9 7/8%
           Senior Subordinated Debentures due 2023 (incorporated by reference to Cablevision
           Registration Statement on Form S-4, Registration No. 33-61814).

      4.7  Supplemental Indenture dated as of November 1, 1995 between Cablevision and the Bank of New York, Trustee to the Indenture dated November 1, 1995 (incorporated by reference to Exhibit 99.6 to Cablevision's Current Report on Form 8-K (File No.
           1-9046), filed November 1, 1995).

      4.8  Indenture dated August 15, 1997 relating to Cablevision's $400,000,000 8 1/8% Senior
           Debentures due 2009 (incorporated herein by reference to Cablevision's Registration
           Statement on Form S-4, Registration No. 333-38013).

      4.9  Indenture dated as of November 1, 1995 relating to Cablevision's $150,000,000 9 7/8%
           Senior Subordinated Notes due 2006, $300,000,000 9 1/4% Senior Subordinated Notes
           due 2005 and $250,000,000 10 1/2% Senior Subordinated Debentures due 2016.

     4.10  Certificate of Designations for the Cablevision Series E Redeemable Exchangeable
           Convertible Preferred Stock (incorporated herein by reference to Cablevision's
           Annual Report on Form 10-K/ A for the year ended December 31, 1993, filed on April
           13, 1994).

     4.11  Certificate of Designations for the Cablevision Series F Redeemable Preferred Stock
           (incorporated herein by reference to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).

     4.12  Certificate of Designations for the Cablevision Series G Redeemable Exchangeable
           Preferred Stock (incorporated herein by reference to Exhibit 3.1D to Cablevision's
           Registration Statement on Form S-4, Registration No. 33-62717).

     4.13  Certificate of Designations for the Cablevision Series H Redeemable Exchangeable
           Preferred Stock (incorporated by reference to Exhibit 4.1E to Cablevision's
           Registration Statement on Form S-4, Registraion No. 33-63691).

     4.14  Certificate of Designations for the Cablevision Series I Cumulative Convertible
           Exchangeable Preferred Stock (incorporated by reference to Exhibit 99.3 to
           Cablevision's Current Report on Form 8-K (File No. 1-9046) dated November 7, 1995).

      5.1  Opinion of Robert S. Lemle, Executive Vice President, General Counsel and Secretary
           of Cablevision.

      8.1  Opinion of Sullivan & Cromwell, tax counsel to the Registrant of Cablevision.

      8.2  Opinion of Sherman & Howard LLC, tax counsel to TCI.

     10.1  Registration Rights Agreement between CSC Systems Company and Cablevision
           (incorporated herein by reference to Exhibit 10.1 of the Cablevision Registration
           Statement on Form S-1, Registration No. 033-01936 (the "Cablevision Form S-1")).

     10.2  Registration Rights Agreement between CSC Holdings Company and Cablevision Systems
           Corporation (incorporated herein by reference to Exhibit 10.2 to the Cablevision
           Form S-1).

     10.3  Form of Right of First Refusal Agreement between Dolan and Cablevision Systems
           Corporation (incorporated herein by reference to Exhibit 10.4 to the Cablevision
           Form S-1).

     10.4  Supplemental Benefit Plan of Cablevision (incorporated herein by reference to
           Exhibit 10.7 to the Cablevision Form S-1).

     10.5  Cablevision Money Purchase Pension Plan, and Trust Agreement dated as of December 1,
           1983 between Cablevision Systems Development Company and Dolan and Tatta, as
           Trustees (incorporated herein by reference to Exhibit 10.8 to the Cablevision Form
           S-1).

     10.6  Amendment to the Cablevision Money Purchase Pension Plan adopted November 6, 1992
           (incorporated herein by reference to Exhibit 10.6A to the 1992 10-K).

     10.7  Employment Agreement between Dolan and Cablevision dated January 27, 1986
           (incorporated herein by reference to Exhibit 10.9 to the Cablevision Form S-1).

     10.8  Amended and Restated Agreement dated as of June 1, 1983 between SportsChannel
           Associates and Cablevision Systems Holdings Company (incorporated herein by reference to Exhibit 10.11 to the Cablevision Form S-1).

     10.9  Lease Agreement dated as of October 9, 1978 between Cablevision Systems Development
           Company and Industrial and Research Associates Co. and amendment dated June 21, 1985 between Industrial and Research Associates Co. and Cablevision Company (incorporated herein by reference to Exhibit 10.18 to the Cablevision Form S-1).

    10.10  Lease Agreement dated May 1, 1982 between Industrial and Research Associates Co. and
           Cablevision Systems Development Company (incorporated herein by reference to Exhibit
           10.19 to the Cablevision Form S-1).

    10.11  Agreement of Sublease dated as of July 9, 1982 between Cablevision Systems
           Development Company and Ontel Corporation (incorporated herein by reference to
           Exhibit 10.20 to the Cablevision Form S-1).

    10.12  Agreement of Sublease dated as of June 21, 1985 between Grumman Data Systems
           Corporation and Cablevision Company (incorporated herein by reference to Exhibit
           10.21 to the Cablevision Form S-1).

    10.13  Agreement dated as of June 21, 1985 between Industrial and Research Associates Co.,
           Grumman Data Systems Corporation and Cablevision Company (incorporated herein by reference to Exhibit 10-22 to the Cablevision Form S-1).

    10.14  Lease Agreement dated as of June 21, 1985 between Industrial and Research Associates
           Co. and Cablevision Company (incorporated herein by reference to Exhibit 10-23 to the Cablevision Form S-1).

    10.15  Lease Agreement dated as of February 1, 1985 between Cablevision Company and County of Nassau (incorporated herein by reference to Exhibit 10.24 to the Cablevision Form
           S-1).

    10.16  Lease Agreement dated as of January 1, 1981 between Cablevision Systems Development
           Company and Precision Dynamics Corporation and amendment dated January 15, 1985 between Cablevision Company and Nineteen New York Properties Limited Partnership
           (incorporated herein by reference to Exhibit 10.25 to the Cablevision Form S-1).

    10.17  Option Certificate for 840,000 Shares Issued Pursuant to the 1986 Nonqualified Stock
           Option Plan of Cablevision (incorporated herein by reference to Exhibit 10.29 to the
           Cablevision Form S-1).

    10.18  Purchase and Reorganization Agreement dated as of December 20, 1991 between
           Cablevision and Dolan (incorporated herein by reference to Exhibit 2(c) to
           Cablevision Current Report on Form 8-K (File No. 1-9046) dated January 1, 1992).

    10.19  Amendment No. I dated as of March 28, 1992 to Purchase and Reorganization Agreement
           dated as of December 20, 1991 between Cablevision and Dolan (incorporated herein by reference to Exhibit 2(g) to Cablevision's Current Report on Form 8-K (File No.
           1-9046) dated March [31], 1992).

    10.20  Cablevision Amended and Restated Employee Stock Plan (incorporated herein by reference to Exhibit 10.46 to the 1992 10-K).

    10.21  Cablevision 401(K) Savings Plan (incorporated herein by reference to Exhibit 10.47 to the 1992 10-K).

    10.22  Master Agreement, dated as of October 26, 1993, between CSC MFR, Inc., Monmouth
           Cablevision Associates, Framingham Cablevision Associates and Riverview Cablevision
           Associates, L.P. (incorporated herein by reference to Exhibit 10.51 to Cablevison's
           Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993 (the
           "September 1993 10-Q")).

    10.23  Asset Purchase Agreement, dated as of October 26, 1993, between Monmouth Cablevision
           Associates and Cablevision MFR, Inc. (incorporated herein by reference to Exhibit
           10.52 to the September 1993 10-Q).

    10.24  Asset Purchase Agreement, dated as of October 26, 1993, between Framingham
           Cablevision Associates, Limited Partnership and Cablevision MFR, Inc. (incorporated herein by reference to Exhibit 10.53 to the September 1993 10-Q).

    10.25  Asset Purchase Agreement, dated as of October 26, 1993 between Riverview Cablevision
           Associates, L.P. and Cablevision MFR, Inc. (incorporated herein by reference to
           Exhibit 10.54 to the September 1993 10-Q).

    10.26  Loan Agreement, dated as of June 30, 1994 among Rainbow Programming Holdings, Inc., the Guarantors as defined therein, Toronto-Dominion Bank, the other banks party thereto and Toronto-Dominion (Texas), Inc., as Agent (incorporated herein by reference to Exhibit 10.58 to Cablevison's Quarterly Report on Form 10-Q for the
           fiscal quarter ended June 30, 1994 (the "June 1994 10-Q")).

    10.27  Acquisition Agreement and Plan of Merger and Reorganization, dated as of June 14,
           1994, among Cablevision of Boston Limited Partnership, Cablevision of Boston, Inc.,
           Charles F. Dolan, Cablevision Systems Boston Corporation, Cablevision, COB, Inc.,
           Cablevision Systems Services Corporation and Cablevision Finance Limited Partnership
           (incorporated herein by reference to Exhibit 10.59 to the June 1994 10-Q).

    10.28  Credit Agreement, dated as of June 15, 1994, among Cablevision of Framingham, Inc., the several lenders parties thereto, The Chase Manhattan Bank, N.A., as Agent and
           CIBC Inc., as Co-Agent (incorporated herein by reference to Exhibit 10.60 to the
           June 1994 10-Q).

    10.29  Amendment No. 1, dated as of August 8, 1994, to the Credit Agreement, dated as of
           June 15, 1994, among Cablevision of Framingham, Inc., the several lenders parties thereto, the Chase Manhattan Bank, N.A., as Agent and CIBC, Inc., as Co-Agent
           (incorporated herein by reference to Exhibit 10.61 to the June 1994 10-Q).

    10.30  Asset Purchase Agreement, dated as of October 26, 1993, between Monmouth Cablevision
           Associates and Cablevision MFR, Inc. as amended by Amendment No. I thereto, dated as of April 6, 1994 and Amendment No. 2 thereto, dated as of June 3, 1994 (restated)
           (incorporated herein by reference to Exhibit 10.62 to the June 1994 10-Q).

    10.31  Asset Purchase Agreement, dated as of October 26, 1993, between Riverview
           Cablevision Associates, Limited Partnership, and Cablevision MFR, Inc., as amended by Amendment No. I thereto, dated as of April 6, 1994 and Amendment No. 2 thereto, dated as of June 3, 1994 (restated) (incorporated herein by reference to Exhibit
           10.63 to the June 1994 10-Q).

    10.32  Asset Purchase Agreement, dated as of October 26, 1993, between Framingham
           Cablevision Associates, Limited Partnership, and Cablevision MFR, Inc., as amended and assigned to Cablevision Framingham Holdings, Inc. by Amendment No. I thereto, dated as of April 6, 1994, and as further amended by Amendment No. 2 thereto, dated as of June 3, 1994 (restated) (incorporated herein by reference to Exhibit 10.64 to the June 1994 10-Q).

    10.33  Amended and Restated Loan Agreement, dated as of January 27, 1995 among Rainbow
           Programming Holdings, Inc., the guarantors (as defined therein), Toronto Dominion
           (Texas) Inc. and Canadian Imperial Bank of Commerce, as co-agents and Toronto
           Dominion (Texas), Inc., as administrative agent (incorporated herein by reference to
           Exhibit 10.63 to the 1994 10-K).

    10.34  Agreement and undertaking, dated as of March 10, 1995 from MSG Holdings, LP, MSG
           Eden Corporation, the Registrant, Rainbow Programming Holdings, Inc., Rainbow Garden
           Corporation, Garden L.P. Holdings Corp., ITT Corporation, ITT Eden Corp. in favor of the National Basketball Association (the "NBA"), the member terms of the NBA, NBA
           Properties, Inc., the NBA Market Extension Partnership and Planet Insurance, Ltd.
           (incorporated herein by reference to Exhibit 10.66 to the 1994 10-K).

    10.35  Consent Agreement, dated as of March 10, 1995 by and among the National Hockey
           League, MSG Holdings, L.P., MSG Eden Corporation, ITT Eden Corporation, ITT MSG
           Inc., ITT Corporation, Garden L.P. Holdings Corp., Rainbow Garden Corporation,
           Rainbow Programming Holdings Inc. and the Registrant (incorporated herein by reference to Exhibit 10.67 to the 1994 10-K).

    10.36  Amendment to consulting agreement dated as of November 28, 1994 between Cablevison and John Tatta (incorporated herein by reference to Exhibit 10.68 to the 1994 10-K).

    10.37  Employment Agreement, dated as of November 30, 1994, between Cablevison and William
           J. Bell (incorporated herein by reference to Exhibit 10.69 to the 1994 10-K).

    10.38  Employment Agreement, dated as of November 30, 1994, between Cablevison and Marc A.
           Lustgarten (incorporated herein by reference to Exhibit 10.70 to the 1994 10-K).

    10.39  Employment Agreement, dated as of November 30, 1994, between Cablevison and Robert
           S. Lemle (incorporated herein by reference to Exhibit 10.71 to the 1994 10-K).

    10.40  Parent Employee Stock Plan (included as Appendix D to the Proxy Statement/Prospectus and incorporated herein by reference thereto).

    10.41  Parent Long-Term Incentive Plan (included as Appendix E to the Proxy
           Statement/Prospectus and incorporated herein by reference thereto).

    10.42  Cablevision Systems Corporation 1996 Non-Employee Directors Stock Option Plan
           (incorporated by reference to Cablevision's 1996 Definitive Proxy Statement).

    10.43  Credit Agreement, dated as of April 17, 1996, among Cablevision of Cleveland, L.P.,
           Telerama, Inc., Cablevision of the Midwest, Inc., the lenders from time to time party thereto, NationsBank of Texas, N.A., as Administrative Agent, Canadian
           Imperial Bank of Commerce as Documentation Agent, The Toronto Dominion Bank as
           Syndicate Agent, and The First National Bank of Boston, The Bank of Nova Scotia,
           CoreStates Bank, N.A., Credit Lyonnais Cayman Island Branch, PNC Bank, National
           Association and Royal Bank of Canada, as Co-Agents (incorporated herein by reference to Exhibit 10.71 to Cablevision's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996).

    10.44  Fifth Amended and Restated Credit Agreement, dated as of September 5, 1996, among
           Cablevision, the Restricted Subsidiaries (as defined herein), the banks party thereto, and Toronto Dominion (Texas), Inc., as Arranging Agent, The Bank of New
           York, The Bank of Nova Scotia, The Canadian Imperial Bank of Commerce, NationsBank
           of Texas, N.A., and The Chase Manhattan Bank, as Agents, Bank of Montreal, Chicago
           Branch, Fleet Bank, N.A., Mellon Bank, N.A., and Regal Bank of Canada, as Co-Agents,
           The Bank of Nova Scotia and The Canadian Imperial Bank of Commerce, as
           Co-Syndication Agents, and The Bank of New York, as Documentation Agent
           (incorporated herein by reference to Exhibit 10.72 to Cablevision's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the "September 1996
           10-Q")).

    10.45  Credit Agreement, dated as of September 5, 1996, among Cablevision MFR, Inc.,
           Cablevision, the Guarantors (as defined therein), the banks party thereto, and
           Toronto Dominion (Texas), Inc. as Arranging Agent, The Bank of New York, The Bank of
           Nova Scotia, The Canadian Imperial Bank of Commerce, NationsBank of Texas, N.A., and
           The Chase Manhattan Bank, as Agents, Bank of Montreal, Chicago Branch, Fleet Bank,
           N.A., Mellon Bank, N.A., and Regal Bank of Canada, as Co-Agents, The Bank of Nova
           Scotia and The Canadian Imperial Bank of Commerce, as Co-Syndication Agents, and The
           Bank of New York, as Documentation Agent (incorporated herein by reference to
           Exhibit 10.73 to the September 1996 10-Q).

    10.46  Agreement, dated February 4, 1996, among Cablevision, Rainbow Programming Holdings,
           Inc. and ITT Corporation (incorporated herein by reference to Exhibit 10.74 to the
           September 1996 10-Q).

    10.47  Master Stock Purchase Agreement, dated as of May 10, 1996, between Warburg Pincus
           Investors, L.P., a Delaware limited partnership, and Cablevision (incorporated by reference to Exhibit 99 to Cablevision's Current Report on Form 8-K (File No.
           1-9046) dated May 10, 1996).

    10.48  Letter, dated March 6, 1997, among ITT MSG Inc., ITT Eden Corp., Rainbow Garden
           Corp. and Garden L.P. Holding Corp. (incorporated by reference to Exhibit 99.2 of
           Cablevision's Current Report on Form 8-K (File No. 1-9046) dated March 6, 1997).

    10.49  Letter, dated November 25, 1997, from Cablevision to Dolan.

    10.50  Form of Guarantee and Indemnification Agreement among Dolan, the Registrant and officers and directors of the Registrant (incorporated herein by reference to
           Exhibit 28 to Cablevision's Form S-1).

    10.51  Partnership Interest Transfer Agreement, among ITT Corporation, ITT Eden
           Corporation, ITT MSG, Inc., Cablevision Systems Corporation, Rainbow Media Holdings,
           Inc., Rainbow Garden Corp., Garden L.P. Holding Corp., MSG Eden Corporation and
           Madison Square Garden, L.P., dated as of April 15, 1997. (incorporated by reference to Exhibit 2(a) of Cablevision's Current Report on Form 8-K (File No. 1-9046) dated
           April 18, 1997 (the "April 1997 8-K")).

    10.52  Amended and Restated Agreement of Limited Partnership of Madison Square Garden,
           L.P., among MSG Eden Corporation, ITT MSG Inc. and Garden L.P. Holding Corp., dated as of April 15, 1997. (incorporated by reference to Exhibit 2(b) of the April 1997
           8-K).

    10.53  SportsChannel Contribution Agreement, among Rainbow Media Holdings, Inc., Garden
           L.P. Holding Corp., Rainbow Garden Corp., SportsChannel New York Holding
           Partnership, SportsChannel Associates Holding Corporation, MSG Eden Corporation, ITT
           MSG Inc., ITT Eden Corporation, and Madison Square Garden, L.P., dated as of April
           15, 1997. (incorporated by reference to Exhibit 2(c) of the April 1997 8-K).

    10.54  Aircraft Contribution Agreement, among Garden L.P. Holding Corp., MSG Eden
           Corporation, ITT MSG Inc., ITT Flight Operations, Inc., and Madison Square Garden,
           L.P., dated as of April 15, 1997. (incorporated by reference to Exhibit 2(d) of the
           April 1997 8-K).

    10.55  Formation Agreement, dated as of June 22, 1997, among Rainbow Media Sports Holdings,
           Inc. and Fox Sports Net, LLC, attaching Partners) and Annex B (Partnership Agreement of National Sports Partners). (incorporated by reference to Exhibit 99.1 of the
           April 1997 8-K).

    10.56  Lease Agreement between Nassau Cable Business Trust, as Landlord and Cablevision, as
           Tenant, dated as of November 1, 1997.

    10.57  Letter Agreement and Term Sheet, dated October 2, 1997 among Cablevision, At Home
           Corporation ("At Home"), Comcast Corporation, Cox Enterprises, Inc., Kleiner,
           Perkins, Caufield & Byers and Tele-Communications, Inc., as amended October 10, 1997
           (incorporated by reference to Exhibit 10.01 of the Current Report on Form 8-K filed by At Home (File No. 000-22697) on October 22, 1997 (the "At Home October 8-K")).

    10.58  Warrant to purchase shares of Series A Common Stock of At Home issued to Cablevision
           (incorporated by reference to Exhibit 10.03 of the At Home October 8-K).

    10.59  Contingent Warrant to purchase shares of Series A Common Stock of At Home issued to
           Cablevision (incorporated by reference to Exhibit 10.04 of the At Home October 8-K).

    10.60  Warrant Purchase Agreement, dated October 10, 1997, between At Home and Cablevision
           (incorporated by reference to Exhibit 10.02 of the At Home October 8-K).

    10.61  Amended and Restated Stockholders Agreement, dated August 1, 1996, as amended in
           May, 1997 (incorporated by reference to Exhibit 4.04 of the Registration Statement on Form S-1 of At Home (File No. 333-27323) (the "At Home S-1")).

    10.62  Letter Agreement dated May 15, 1997 among At Home and the parties thereto, including as exhibits the Master Distribution Agreement Term Sheet and the Term Sheet for Form
           of LCO Agreement (incorporated by reference to Exhibit 10.20 of the At Home S-1).

    10.63  Credit Agreement, dated as of June 6, 1997, among Madison Square Garden, L.P., the several lenders from time to time parties thereto, the Chase Manhattan Bank, as
           Administrative Agent, Toronto Dominion (New York), Inc., as Documentation Agent, and
           The Bank of Nova Scotia, as Syndication Agent.

    10.64  Asset Purchase Agreement, dated as of August 29, 1997, by and among U.S. Cable
           Television Group, L.P., ECC Holding Corporation, Missouri Cable Partners, L.P.,
           Cablevision Systems Corporation and Mediacom LLC.

    10.65  Loan Agreement, dated as of April 2, 1997, among Rainbow Media Holdings, Inc., the
           Guarantors, Canadian Imperial Bank of Commerce, and Toronto Dominion (Texas), Inc.
           as Arranging Agents and Documentation Agents, Canadian Imperial Bank of Commerce, as
           Syndication Agent, Toronto Dominion (Texas), Inc., as Administrative Agent and the
           other Credit Parties thereto (incorporated by reference to Exhibit 10.77 of
           Cablevision Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
           1997).

    10.66  First Amendment, dated November 5, 1997 to the Credit Agreement, dated as of June 6,
           1997, among Madison Square Garden, L.P., the several lenders from time to time parties thereto, the Chase Manhattan Bank, as Administrative Agent, Toronto Dominion
           (New York), Inc., as Documentation Agent, and The Bank of Nova Scotia, as
           Syndication Agent.

    10.67  Second Amendment, dated December 10, 1997, to the Credit Agreement, dated as of June
           6, 1997, among Madison Square Garden, L.P., the several lenders from time to time parties thereto, the Chase Manhattan Bank, as Administrative Agent, Toronto Dominion
           (New York), Inc., as Documentation Agent, and The Bank of Nova Scotia, as
           Syndication Agent.

    10.68  Form of Stock Option Plan for Non-Employee Directors of the Registrant.

     21    Subsidiaries of the Registrant.

     23.1  Consents of Independent Auditors.

     23.2  Consent of Robert S. Lemle (included in the opinion filed as Exhibit 5.1 hereto).

     23.3  Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 hereto).

     23.4  Consent of Sherman & Howard L.L.C. (included in the opinion filed as Exhibit 8.2 here to)

     24    Power of Attorney (included in the signature page attached hereto).

     99.1  Proxy Card.

(B) FINANCIAL STATEMENT SCHEDULES

        All other schedules for which provisions is made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Proxy
    Statement/Prespectus.

(C) NOT APPLICABLE

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (3) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 12 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woodbury and the State of New York, on the 15th day of January, 1998.

                                CSC PARENT CORPORATION

                                By:  /s/ WILLIAM BELL
                                     ---------------------------------------
                                     Name: William Bell
                                     Title: Vice Chairman

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell, Robert S. Lemle and Barry J. O'Leary, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 15, 1998.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

      /s/ JAMES L. DOLAN        Chief Executive Officer and
------------------------------    Director (Principal
        James L. Dolan            Executive Officer)

     /s/ WILLIAM J. BELL        Vice Chairman and Director
------------------------------    (Principal Financial
       William J. Bell            Officer)

   /s/ ANDREW B. ROSENGARD      Executive Vice President,
------------------------------    Financial Planning and
     Andrew B. Rosengard          Controller

     /s/ CHARLES F. DOLAN       Chairman of the Board of
------------------------------    Directors
       Charles F. Dolan

    /s/ DANIEL T. SWEENEY       Director
------------------------------
      Daniel T. Sweeney

    /s/ MARC A. LUSTGARTEN      Vice Chairman and Director
------------------------------
      Marc A. Lustgarten

      /s/ ROBERT P. MAY         Chief Operating Officer and
------------------------------    Director
        Robert P. May

          SIGNATURE                        TITLE
------------------------------  ---------------------------

     /s/ ROBERT S. LEMLE        Executive Vice President,
------------------------------    General Counsel,
       Robert S. Lemle            Secretary and Director

     /s/ SHEILA A. MAHONY       Senior Vice President and
------------------------------    Director
       Sheila A. Mahony

        /s/ JOHN TATTA          Director and Chairman of
------------------------------    the Executive Committee
          John Tatta

    /s/ PATRICIA F. DOLAN       Director
------------------------------
      Patricia F. Dolan

 /s/ FRANCIS F. RANDOLPH, JR.   Director
------------------------------
   Francis F. Randolph, Jr.

    /s/ CHARLES D. FERRIS       Director
------------------------------
      Charles D. Ferris

    /s/ RICHARD H. HOCHMAN      Director
------------------------------
      Richard H. Hochman

     /s/ VICTOR ORISTANO        Director
------------------------------
       Victor Oristano

       /s/ VINCENT TESE         Director
------------------------------
         Vincent Tese

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                               DESCRIPTION                                              PAGE
----------  ----------------------------------------------------------------------------------------------  ---------

     2.1    Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997, among TCI
            Communications, Inc., Cablevision, the Registrant and CSC Merger Corporation.**

     3.1    Amended and Restated Certificate of Incorporation of the Registrant.**

     3.2    Bylaws of the Registrant.**

     4.1.   Amended and Restated Certificate of Incorporation of the Registrant (included in Exhibit 3.1).

     4.2    Certificate of Designations for the Cablevision Series L Redeemable Exchangeable Preferred
            Stock.*

     4.3    Certificate of Designations for the Cablevision Series M Redeemable Exchangeable Preferred
            Stock.*

     4.4    Indenture dated as of December 1, 1997 relating to Cablevision's $500,000,000 7 7/8% Senior
            Notes due 2007.

     4.5    Indenture dated as of February 15, 1993 relating to Cablevision's $200,000,000 9 7/8% Senior
            Subordinated Debentures due February 15, 2013.*

     4.6    Indenture dated as of April 1, 1993 relating to Cablevision's $150,000,000 9 7/8% Senior
            Subordinated Debentures due 2023.*

     4.7    Supplemental Indenture dated as of November 1, 1995 between Cablevision and the Bank of New
            York, Trustee to the Indenture dated November 1, 1995.*

     4.8    Indenture dated August 15, 1997 relating to Cablevision's $400,000,000 8 1/8% Senior
            Debentures due 2009.*

     4.9    Indenture dated as of November 1, 1995 relating to Cablevision's $150,000,000 9 7/8% Senior
            Subordinated Notes due 2006, $300,000,000 9 1/4% Senior Subordinated Notes due 2005 and
            $250,000,000 10 1/2% Senior Subordinated Debentures due 2016.

     4.10   Certificate of Designations for the Cablevision Series E Redeemable Exchangeable Convertible
            Preferred Stock.*

     4.11   Certificate of Designations for the Cablevision Series F Redeemable Preferred Stock.*

     4.12   Certificate of Designations for the Cablevision Series G Redeemable Exchangeable Preferred
            Stock.*

     4.13   Certificate of Designations for the Cablevision Series H Redeemable Exchangeable Preferred
            Stock.*

     4.14   Certificate of Designations for the Cablevision Series I Cumulative Convertible Exchangeable
            Preferred Stock.*

     5.1    Opinion of Robert S. Lemle, Executive Vice President, General Counsel and Secretary of
            Cablevision.

     8.1    Opinion of Sullivan & Cromwell, tax counsel to the Registrant of Cablevision.

     8.2    Opinion of Sherman & Howard LLC, tax counsel to TCI.

    10.1    Registration Rights Agreement between CSC Systems Company and Cablevision.*

    10.2    Registration Rights Agreement between CSC Holdings Company and Cablevision Systems
            Corporation.*

    10.3    Form of Right of First Refusal Agreement between Dolan and Cablevision Systems Corporation.*

    10.4    Supplemental Benefit Plan of Cablevision.*

 EXHIBIT
   NO.                                               DESCRIPTION                                              PAGE
----------  ----------------------------------------------------------------------------------------------  ---------
    10.5    Cablevision Money Purchase Pension Plan, and Trust Agreement dated as of December 1, 1983 between Cablevision Systems Development Company and Dolan and Tatta, as Trustees.*

    10.6    Amendment to the Cablevision Money Purchase Pension Plan adopted November 6, 1992.*

    10.7    Employment Agreement between Dolan and Cablevision dated January 27, 1986.*

    10.8    Amended and Restated Agreement dated as of June 1, 1983 between SportsChannel Associates and
            Cablevision Systems Holdings Company.*

    10.9    Lease Agreement dated as of October 9, 1978 between Cablevision Systems Development Company and Industrial and Research Associates Co. and amendment dated June 21, 1985 between
            Industrial and Research Associates Co. and Cablevision Company.*

    10.10   Lease Agreement dated May 1, 1982 between Industrial and Research Associates Co. and
            Cablevision Systems Development Company.*

    10.11   Agreement of Sublease dated as of July 9, 1982 between Cablevision Systems Development Company and Ontel Corporation.*

    10.12   Agreement of Sublease dated as of June 21, 1985 between Grumman Data Systems Corporation and
            Cablevision Company.*

    10.13   Agreement dated as of June 21, 1985 between Industrial and Research Associates Co., Grumman
            Data Systems Corporation and Cablevision Company.*

    10.14   Lease Agreement dated as of June 21, 1985 between Industrial and Research Associates Co. and
            Cablevision Company.*

    10.15   Lease Agreement dated as of February 1, 1985 between Cablevision Company and County of
            Nassau.*

    10.16   Lease Agreement dated as of January 1, 1981 between Cablevision Systems Development Company and Precision Dynamics Corporation and amendment dated January 15, 1985 between Cablevision
            Company and Nineteen New York Properties Limited Partnership.*

    10.17   Option Certificate for 840,000 Shares Issued Pursuant to the 1986 Nonqualified Stock Option
            Plan of Cablevision.*

    10.18   Purchase and Reorganization Agreement dated as of December 20, 1991 between Cablevision and
            Dolan.*

    10.19   Amendment No. I dated as of March 28, 1992 to Purchase and Reorganization Agreement dated as of December 20, 1991 between Cablevision and Dolan.*

    10.20   Cablevision Amended and Restated Employee Stock Plan.*

    10.21   Cablevision 401(K) Savings Plan.*

    10.22   Master Agreement, dated as of October 26, 1993, between CSC MFR, Inc., Monmouth Cablevision
            Associates, Framingham Cablevision Associates and Riverview Cablevision Associates, L.P.*

    10.23   Asset Purchase Agreement, dated as of October 26, 1993, between Monmouth Cablevision
            Associates and Cablevision MFR, Inc.*

    10.24   Asset Purchase Agreement, dated as of October 26, 1993, between Framingham Cablevision
            Associates, Limited Partnership and Cablevision MFR, Inc.*

    10.25   Asset Purchase Agreement, dated as of October 26, 1993 between Riverview Cablevision
            Associates, L.P. and Cablevision MFR, Inc.*

 EXHIBIT
   NO.                                               DESCRIPTION                                              PAGE
----------  ----------------------------------------------------------------------------------------------  ---------
    10.26   Loan Agreement, dated as of June 30, 1994 among Rainbow Programming Holdings, Inc., the
            Guarantors as defined therein, Toronto-Dominion Bank, the other banks party thereto and
            Toronto-Dominion (Texas), Inc., as Agent.*

    10.27   Acquisition Agreement and Plan of Merger and Reorganization, dated as of June 14, 1994, among
            Cablevision of Boston Limited Partnership, Cablevision of Boston, Inc., Charles F. Dolan,
            Cablevision Systems Boston Corporation, Cablevision, COB, Inc., Cablevision Systems Services
            Corporation and Cablevision Finance Limited Partnership.*

    10.28   Credit Agreement, dated as of June 15, 1994, among Cablevision of Framingham, Inc., the several lenders parties thereto, The Chase Manhattan Bank, N.A., as Agent and CIBC Inc., as
            Co-Agent.*

    10.29   Amendment No. 1, dated as of August 8, 1994, to the Credit Agreement, dated as of June 15,
            1994, among Cablevision of Framingham, Inc., the several lenders parties thereto, the Chase
            Manhattan Bank, N.A., as Agent and CIBC, Inc., as Co-Agent.*

    10.30   Asset Purchase Agreement, dated as of October 26, 1993, between Monmouth Cablevision
            Associates and Cablevision MFR, Inc. as amended by Amendment No. I thereto, dated as of April
            6, 1994 and Amendment No. 2 thereto, dated as of June 3, 1994 (restated).*

    10.31   Asset Purchase Agreement, dated as of October 26, 1993, between Riverview Cablevision
            Associates, Limited Partnership, and Cablevision MFR, Inc., as amended by Amendment No. I thereto, dated as of April 6, 1994 and Amendment No. 2 thereto, dated as of June 3, 1994
            (restated).*

    10.32   Asset Purchase Agreement, dated as of October 26, 1993, between Framingham Cablevision
            Associates, Limited Partnership, and Cablevision MFR, Inc., as amended and assigned to
            Cablevision Framingham Holdings, Inc. by Amendment No. I thereto, dated as of April 6, 1994, and as further amended by Amendment No. 2 thereto, dated as of June 3, 1994 (restated).*

    10.33   Amended and Restated Loan Agreement, dated as of January 27, 1995 among Rainbow Programming
            Holdings, Inc., the guarantors (as defined therein), Toronto Dominion (Texas) Inc. and
            Canadian Imperial Bank of Commerce, as co-agents and Toronto Dominion (Texas), Inc., as administrative agent.*

    10.34   Agreement and undertaking, dated as of March 10, 1995 from MSG Holdings, LP, MSG Eden
            Corporation, the Registrant, Rainbow Programming Holdings, Inc., Rainbow Garden Corporation,
            Garden L.P. Holdings Corp., ITT Corporation, ITT Eden Corp. in favor of the National
            Basketball Association (the "NBA"), the member terms of the NBA, NBA Properties, Inc., the NBA
            Market Extension Partnership and Planet Insurance, Ltd.*

    10.35   Consent Agreement, dated as of March 10, 1995 by and among the National Hockey League, MSG
            Holdings, L.P., MSG Eden Corporation, ITT Eden Corporation, ITT MSG Inc., ITT Corporation,
            Garden L.P. Holdings Corp., Rainbow Garden Corporation, Rainbow Programming Holdings Inc. and
            the Registrant.*

    10.36   Amendment to consulting agreement dated as of November 28, 1994 between Cablevison and John
            Tatta.*

    10.37   Employment Agreement, dated as of November 30, 1994, between Cablevison and William J. Bell.*

    10.38   Employment Agreement, dated as of November 30, 1994, between Cablevison and Marc A.
            Lustgarten.*

    10.39   Employment Agreement, dated as of November 30, 1994, between Cablevison and Robert S. Lemle.*

 EXHIBIT
   NO.                                               DESCRIPTION                                              PAGE
----------  ----------------------------------------------------------------------------------------------  ---------
    10.40   Parent Employee Stock Plan.**

    10.41   Parent Long-Term Incentive Plan.**

    10.42   Cablevision Systems Corporation 1996 Non-Employee Directors Stock Option Plan.*

    10.43   Credit Agreement, dated as of April 17, 1996, among Cablevision of Cleveland, L.P., Telerama,
            Inc., Cablevision of the Midwest, Inc., the lenders from time to time party thereto,
            NationsBank of Texas, N.A., as Administrative Agent, Canadian Imperial Bank of Commerce as
            Documentation Agent, The Toronto Dominion Bank as Syndicate Agent, and The First National Bank
            of Boston, The Bank of Nova Scotia, CoreStates Bank, N.A., Credit Lyonnais Cayman Island
            Branch, PNC Bank, National Association and Royal Bank of Canada, as Co-Agents.*

    10.44   Fifth Amended and Restated Credit Agreement, dated as of September 5, 1996, among Cablevision, the Restricted Subsidiaries (as defined herein), the banks party thereto, and Toronto Dominion
            (Texas), Inc., as Arranging Agent, The Bank of New York, The Bank of Nova Scotia, The Canadian
            Imperial Bank of Commerce, NationsBank of Texas, N.A., and The Chase Manhattan Bank, as
            Agents, Bank of Montreal, Chicago Branch, Fleet Bank, N.A., Mellon Bank, N.A., and Regal Bank
            of Canada, as Co-Agents, The Bank of Nova Scotia and The Canadian Imperial Bank of Commerce,
            as Co-Syndication Agents, and The Bank of New York, as Documentation Agent.*

    10.45   Credit Agreement, dated as of September 5, 1996, among Cablevision MFR, Inc., Cablevision, the
            Guarantors (as defined therein), the banks party thereto, and Toronto Dominion (Texas), Inc.
            as Arranging Agent, The Bank of New York, The Bank of Nova Scotia, The Canadian Imperial Bank
            of Commerce, NationsBank of Texas, N.A., and The Chase Manhattan Bank, as Agents, Bank of
            Montreal, Chicago Branch, Fleet Bank, N.A., Mellon Bank, N.A., and Regal Bank of Canada, as
            Co-Agents, The Bank of Nova Scotia and The Canadian Imperial Bank of Commerce, as
            Co-Syndication Agents, and The Bank of New York, as Documentation Agent.*

    10.46   Agreement, dated February 4, 1996, among Cablevision, Rainbow Programming Holdings, Inc. and
            ITT Corporation.*

    10.47   Master Stock Purchase Agreement, dated as of May 10, 1996, between Warburg Pincus Investors,
            L.P., a Delaware limited partnership, and Cablevision.*

    10.48   Letter, dated March 6, 1997, among ITT MSG Inc., ITT Eden Corp., Rainbow Garden Corp. and
            Garden L.P. Holding Corp.*

    10.49   Letter, dated November 25, 1997, from Cablevision to Dolan.

    10.50   Form of Guarantee and Indemnification Agreement among Dolan, the Registrant and officers and directors of the Registrant.*

    10.51   Partnership Interest Transfer Agreement, among ITT Corporation, ITT Eden Corporation, ITT MSG,
            Inc., Cablevision Systems Corporation, Rainbow Media Holdings, Inc., Rainbow Garden Corp.,
            Garden L.P. Holding Corp., MSG Eden Corporation and Madison Square Garden, L.P., dated as of
            April 15, 1997.*

    10.52   Amended and Restated Agreement of Limited Partnership of Madison Square Garden, L.P., among
            MSG Eden Corporation, ITT MSG Inc. and Garden L.P. Holding Corp., dated as of April 15, 1997.*

    10.53   SportsChannel Contribution Agreement, among Rainbow Media Holdings, Inc., Garden L.P. Holding
            Corp., Rainbow Garden Corp., SportsChannel New York Holding Partnership, SportsChannel
            Associates Holding Corporation, MSG Eden Corporation, ITT MSG Inc., ITT Eden Corporation, and
            Madison Square Garden, L.P., dated as of April 15, 1997.*

 EXHIBIT
   NO.                                               DESCRIPTION                                              PAGE
----------  ----------------------------------------------------------------------------------------------  ---------
    10.54   Aircraft Contribution Agreement, among Garden L.P. Holding Corp., MSG Eden Corporation, ITT
            MSG Inc., ITT Flight Operations, Inc., and Madison Square Garden, L.P., dated as of April 15,
            1997.*

    10.55   Formation Agreement, dated as of June 22, 1997, among Rainbow Media Sports Holdings, Inc. and
            Fox Sports Net, LLC, attaching Partners) and Annex B (Partnership Agreement of National Sports
            Partners).*

    10.56   Lease Agreement between Nassau Cable Business Trust, as Landlord and Cablevision, as Tenant,
            dated as of November 1, 1997.

    10.57   Letter Agreement and Term Sheet, dated October 2, 1997 among Cablevision, At Home Corporation
            ("At Home"), Comcast Corporation, Cox Enterprises, Inc., Kleiner, Perkins, Caufield & Byers
            and Tele-Communications, Inc., as amended October 10, 1997 (incorporated by reference to
            Exhibit 10.01 of the Current Report on Form 8-K filed by At Home (File No. 000-22697) on
            October 22, 1997.*

    10.58   Warrant to purchase shares of Series A Common Stock of At Home issued to Cablevision.*

    10.59   Contingent Warrant to purchase shares of Series A Common Stock of At Home issued to
            Cablevision.*

    10.60   Warrant Purchase Agreement, dated October 10, 1997, between At Home and Cablevision.*

    10.61   Amended and Restated Stockholders Agreement, dated August 1, 1996, as amended in May, 1997.*

    10.62   Letter Agreement dated May 15, 1997 among At Home and the parties thereto, including as exhibits the Master Distribution Agreement Term Sheet and the Term Sheet for Form of LCO
            Agreement.*

    10.63   Credit Agreement, dated as of June 6, 1997, among Madison Square Garden, L.P., the several lenders from time to time parties thereto, the Chase Manhattan Bank, as Administrative Agent,
            Toronto Dominion (New York), Inc., as Documentation Agent, and The Bank of Nova Scotia, as
            Syndication Agent.

    10.64   Asset Purchase Agreement, dated as of August 29, 1997, by and among U.S. Cable Television
            Group, L.P., ECC Holding Corporation, Missouri Cable Partners, L.P., Cablevision Systems
            Corporation and Mediacom LLC.

    10.65   Loan Agreement, dated as of April 2, 1997, among Rainbow Media Holdings, Inc., the Guarantors,
            Canadian Imperial Bank of Commerce, and Toronto Dominion (Texas), Inc. as Arranging Agents and
            Documentation Agents, Canadian Imperial Bank of Commerce, as Syndication Agent, Toronto
            Dominion (Texas), Inc., as Administrative Agent and the other Credit Parties thereto.*

    10.66   First Amendment, dated November 5, 1997 to the Credit Agreement, dated as of June 6, 1997, among Madison Square Garden, L.P., the several lenders from time to time parties thereto, the
            Chase Manhattan Bank, as Administrative Agent, Toronto Dominion (New York), Inc., as
            Documentation Agent, and The Bank of Nova Scotia, as Syndication Agent.

    10.67   Second Amendment, dated December 10, 1997, to the Credit Agreement, dated as of June 6, 1997, among Madison Square Garden, L.P., the several lenders from time to time parties thereto, the
            Chase Manhattan Bank, as Administrative Agent, Toronto Dominion (New York), Inc., as
            Documentation Agent, and The Bank of Nova Scotia, as Syndication Agent.

    10.68   Form of Stock Option Plan for Non-Employee Directors of the Registrant.

    21      Subsidiaries of the Registrant.

 EXHIBIT
   NO.                                               DESCRIPTION                                              PAGE
----------  ----------------------------------------------------------------------------------------------  ---------
    23.1    Consents of Independent Auditors.

    23.2    Consent of Robert S. Lemle (included in the opinion filed as Exhibit 5.1 hereto).

    23.3    Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 hereto).

    23.4    Consent of Sherman & Howard L.L.C. (included in the opinion filed as Exhibit 8.2 here to)

    24      Power of Attorney (included in the signature page attached hereto).

    99.1    Proxy Card.

------------------------

 * Incorporated by reference to a document previously filed with the Commission.

**  Incorporated by reference to a Proxy Statement exhibit.